As filed with the Securities and Exchange Commission on May 4, 2010

Registration No. 333-165525

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1

TO THE

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Peoples Federal Bancshares, Inc. and

Peoples Federal Savings Bank 401(k) Plan

(Exact Name of Registrant as Specified in Its Charter)

Maryland	6712	Being applied for
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

435 Market Street

Brighton, Massachusetts 02135

(617) 254-0707

(Address, Including Zip Code, and Telephone Number, Including Area Code, of

Registrant’s Principal Executive Offices)

Mr. Maurice H. Sullivan, Jr.

Chief Executive Officer

435 Market Street

Brighton, Massachusetts 02135

(617) 254-0707

(Address, Including Zip Code, and Telephone Number, Including Area Code, of

Agent for Service)

Copies to:

Lawrence M. F. Spaccasi, Esq.

Steven Lanter, Esq.

Luse Gorman Pomerenk & Schick, P.C.

5335 Wisconsin Avenue, N.W., Suite 780

Washington, D.C. 20015

(202) 274-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	7,141,500 shares	$10.00	$71,415,000(1)	$5,092(2)
Participation interests	338,880 interests(3)			(3)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Previously paid.
(3)

The securities of Peoples Federal Bancshares, Inc. to be purchased by the Peoples Federal Savings Bank 401(k) Plan are included in the amount shown for the common stock. Accordingly, no separate fee is required for the participation interests. In accordance with Rule 457(h) of the Securities Act of 1933, as amended, the registration fee has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of such Plan.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

PEOPLES FEDERAL BANCSHARES, INC.

(Proposed Holding Company for Peoples Federal Savings Bank)

Up to 5,750,000 Shares of Common Stock

Peoples Federal Bancshares, Inc., a Maryland corporation, is offering shares of common stock for sale in connection with the conversion of Peoples Federal MHC from the mutual to the stock form of organization. We expect that our common stock will be listed for trading on the Nasdaq Capital Market under the symbol “PEOP” upon conclusion of the stock offering. There is currently no public market for the shares of our common stock.

We are offering for sale up to 5,750,000 shares of common stock for sale on a best efforts basis. We may sell up to 6,612,500 shares of common stock because of demand for the shares in excess of 5,750,000 shares or changes in market conditions that would increase our pro forma market value in excess of $62.1 million (5,750,000 shares sold multiplied by the $10.00 purchase price per share plus $4.6 million worth of stock that we will contribute to a charitable foundation) without resoliciting subscribers. We must sell a minimum of 4,250,000 shares in order to complete the offering. In addition to the shares that we will sell in the offering, we will also contribute stock equal to 8% of the shares sold in the offering to a charitable foundation that we are establishing.

We are offering the shares of common stock in a “subscription offering.” Depositors of Peoples Federal Savings Bank with aggregate account balances of at least $50 as of the close of business on December 31, 2008 will have first priority rights to buy our shares of common stock. Shares of common stock not purchased in the subscription offering will be offered for sale to the general public in a “community offering.” We also may offer for sale shares of common stock not subscribed for in the subscription offering or community offering through a “syndicated community offering” managed by Sandler O’Neill & Partners, L.P.

The minimum number of shares of common stock that you may order is 25 shares. The maximum number of shares of common stock that can be ordered through a single qualifying account or by any person in the subscription offering is 25,000 shares, and no person by himself or with an associate or group of persons acting in concert may purchase more than 35,000 shares in the offering. The subscription and community offerings are expected to expire at 3:00 p.m., Eastern Time, on [expiration date]. We may extend the subscription offering and/or community offering expiration dates without notice to you until [extension date], unless the Office of Thrift Supervision approves a later date, which may not be beyond [final date]. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond [extension date], or the number of shares of common stock to be sold is increased to more than 6,612,500 shares or decreased to fewer than 4,250,000 shares. If the offering is extended beyond [extension date], or the number of shares of common stock to be sold is increased to more than 6,612,500 shares or decreased to fewer than 4,250,000 shares, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock will be returned promptly with interest. Funds received during the offering will be held in a segregated account at Peoples Federal Savings Bank, or, in our discretion, at another insured depository institution, and will earn interest at our passbook rate which is currently 0.50%.

Sandler O’Neill & Partners, L.P. will assist us in selling our shares of common stock on a best efforts basis. Sandler O’Neill & Partners, L.P. is not required to purchase any shares of the common stock that are being offered for sale.

This investment involves a degree of risk, including the possible loss of your investment. Please read “Risk Factors” beginning on page 16.

OFFERING SUMMARY

Price: $10.00 per Share

	Minimum	Maximum	Adjusted Maximum
Number of shares	4,250,000	5,750,000	6,612,500
Gross offering proceeds	$42,500,000	$57,500,000	$66,125,000
Estimated offering expenses (excluding selling agent fees and expenses)	$1,285,000	$1,285,000	$1,285,000
Estimated selling agent fees and expenses(1)	$363,280	$500,320	$579,118
Estimated net proceeds	$40,851,720	$55,714,680	$64,260,882
Estimated net proceeds per share	$9.61	$9.69	$9.72

(1)

The amounts shown assume that all shares are sold in the subscription and community offerings. If shares are sold in the syndicated community offering, compensation paid to Sandler O’Neill & Partners, L.P. will be higher and net proceeds and net proceeds per share will be lower. See “The Conversion—Marketing and Distribution; Compensation” for a discussion of Sandler O’Neill & Partners, L.P.’s compensation for this offering.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

For assistance, please call the Conversion Center, toll free, at [stock info #].

SANDLER O’NEILL + PARTNERS, L.P.

The date of this prospectus is [prospectus date].

i

SUMMARY

The following summary highlights material information in this prospectus. It may not contain all the information that is important to you. For additional information, you should read this entire prospectus carefully, including the Consolidated Financial Statements and the notes to the Consolidated Financial Statements.

In this prospectus, the terms “we, “our,” and “us” refer to Peoples Federal Bancshares, Inc. and Peoples Federal Savings Bank unless the context indicates another meaning.

Peoples Federal Savings Bank

Peoples Federal Savings Bank is a federally chartered savings bank headquartered in Brighton, Massachusetts. We were organized in 1888, and reorganized into the mutual holding company structure in 2005. Peoples Federal Savings Bank is currently the wholly owned subsidiary of Peoples Federal Bancorp, Inc., a federal corporation, which is the wholly owned subsidiary of Peoples Federal MHC, a federal mutual holding company. On a consolidated basis, as of December 31, 2009, Peoples Federal MHC had total assets of $482.8 million, total loans of $377.4 million, total deposits of $370.5 million and equity of $51.7 million. We provide financial services to individuals, families and businesses in the Boston metropolitan area through our six banking offices located in Brighton, Allston, West Roxbury and Jamaica Plain, in Suffolk County, Massachusetts, and Brookline and Norwood in Norfolk County, Massachusetts.

In September 2007, we completed an acquisition of Brookline Co-Operative Bank, a Massachusetts-chartered cooperative bank with $58.3 million in total assets, $7.9 million in capital and one full-service branch office located in Brookline, Massachusetts. This transaction was accounted for as a pooling of interests.

Peoples Federal Savings Bank’s business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in one- to four-family residential mortgage loans, including home equity loans and lines of credit, multi-family mortgage loans, commercial real estate loans and construction loans and lines of credit. To a much lesser extent, we also originate commercial loans and consumer loans and invest in mortgage-backed securities. Peoples Federal Savings Bank offers a variety of deposit accounts, including statement savings accounts, certificates of deposit, money market accounts, commercial and regular checking accounts and individual retirement accounts.

Peoples Federal Savings Bank’s executive offices are located at 435 Market Street, Brighton, Massachusetts 02135. Our telephone number at this address is (617) 254-0707. Our website address is www.pfsb.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Peoples Federal Bancshares, Inc.

Peoples Federal Bancshares, Inc. is a newly formed Maryland corporation that will own all of the outstanding shares of common stock of Peoples Federal Savings Bank upon completion of the mutual-to-stock conversion and the offering. Peoples Federal Bancshares, Inc. has not engaged in any business to date.

Our executive offices are located at 435 Market Street, Brighton, Massachusetts 02135. Our telephone number at this address is (617) 254-0707.

Our Organizational Structure

In 2005, Peoples Federal Savings Bank’s mutual predecessor reorganized into the mutual holding company form of organization by forming Peoples Federal MHC. Peoples Federal MHC owns 100% of the outstanding shares of common stock of Peoples Federal Bancorp, Inc., a federal corporation. Peoples Federal MHC is a mutual holding company that has no stockholders and is controlled by its members. Peoples Federal Bancorp, Inc. owns 100% of the outstanding shares of common stock of Peoples Federal Savings Bank. Peoples Federal Bancorp, Inc. has not issued shares of stock to the public.

Pursuant to the terms of Peoples Federal MHC’s plan of conversion and reorganization, Peoples Federal MHC will convert from a mutual holding company to the stock holding company corporate structure. Upon the completion of the conversion, Peoples Federal MHC and Peoples Federal Bancorp, Inc. will cease to exist, and Peoples Federal Savings Bank will be a wholly owned subsidiary of Peoples Federal Bancshares, Inc.

Business Strategy

Our primary objective is to remain a profitable, community-oriented financial institution offering deposit and loan products to retail customers and servicing the financial needs of small businesses in our market area. We intend to continue our origination and purchase of one- to four-family residential mortgage loans as well as continuing to offer our other loan products. We do not expect that the type of business that we conduct or the mix of our loan portfolio will change significantly in the years immediately following the completion of the conversion and stock offering. Our operations and strategy will include:

•	Increasing our multi-family and commercial real estate lending in our primary market area while maintaining high asset quality;

•	Emphasizing lower cost core deposits by attracting new customers and enhancing existing customer relationships;

•

Expanding our banking franchise by establishing or acquiring new branches, or by acquiring other financial institutions, or the deposits and assets of other institutions, including in FDIC-assisted transactions of failed institutions, or other financial services companies (although we currently have no understandings or agreements to acquire other banks, thrifts, branches thereof or other financial services companies.) We currently intend to open or acquire up to four new branch offices over the next five years; and

•	To a lesser extent, increasing our small business lending.

A full description of our products and services begins on page 77 of this prospectus under the heading “Business of Peoples Federal Savings Bank.”

These strategies are intended to guide our investment of the net proceeds of the offering. We intend to continue to pursue our business strategy after the conversion and the offering, subject to changes necessitated by future market conditions and other factors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy” for a further discussion of our business strategy.

Reasons for the Conversion

Our primary reasons for converting and raising additional capital through the offering are:

•	to improve our capital position during a period of significant economic uncertainty;

•	to support our internal growth through lending in the communities that we serve or may serve in the future;

•	to provide additional financial resources to pursue future expansion and acquisition opportunities, although we have no current arrangements or agreements with respect to any such acquisitions;

•	to provide better capital management tools, including the ability to pay dividends and to repurchase shares of our common stock, subject to market conditions; and

•	to retain and attract qualified personnel by establishing stock-based benefit plans.

We believe that the additional capital raised in the offering may enable us to take advantage of business opportunities that may not otherwise be available to us. As of December 31, 2009, Peoples Federal Savings Bank was considered “well capitalized” for regulatory purposes and is not subject to any directive or a recommendation from the Office of Thrift Supervision to raise capital.

For further information about our reasons for the conversion and stock offering, please see “The Conversion—Reasons for the Conversion.”

Terms of the Conversion and the Offering

Under Peoples Federal MHC’s plan of conversion and reorganization, our organization will convert to a fully public stock holding company structure. In connection with the conversion, we are offering between 4,250,000 and 5,750,000 shares of common stock to eligible depositors and borrowers of Peoples Federal Savings Bank, to our tax-qualified employee benefit plans and, to the extent shares remain available, to the general public. The number of shares of common stock to be sold may be increased to up to 6,612,500 as a result of demand for the shares or changes in the market for financial institution stocks. Unless the number of shares of common stock to be offered for sale is increased to more than 6,612,500 or decreased to less than 4,250,000, or the offering is extended beyond [extension date], subscribers will not have the opportunity to change or cancel their stock orders.

The purchase price of each share of common stock to be sold in the offering (other than shares we are contributing to our charitable foundation) is $10.00. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock in the offering. Sandler O’Neill & Partners, L.P., our marketing advisor in the offering, will use its best efforts to assist us in selling shares of our common stock. Sandler O’Neill & Partners, L.P. is not obligated to purchase any shares of common stock in the offering.

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock in a “subscription offering” in the following descending order of priority:

•	First, to depositors of Peoples Federal Savings Bank with aggregate account balances of at least $50 as of the close of business on December 31, 2008.

•

Second, to Peoples Federal Savings Bank’s tax-qualified employee benefit plans (including our employee stock ownership plan and 401(k) plan), which will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock issued in the offering (including shares contributed to our charitable foundation). We expect our employee stock ownership plan to purchase 8% of the shares of common stock issued in the offering.

•	Third, to depositors of Peoples Federal Savings Bank with aggregate account balances of at least $50 as of the close of business on [supplemental date].

•

Fourth, to depositors of Peoples Federal Savings Bank as of [other member date] and to borrowers of Peoples Federal Savings Bank as of January 19, 1983 whose borrowings as of that date remain outstanding as of [other member date].

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given to natural persons residing in the Massachusetts counties of Suffolk, Norfolk and Middlesex. The community offering is expected to begin concurrently with the subscription offering. If shares remain available for sale following the subscription offering or community offering, we also may offer for sale shares of common stock through a syndicated community offering managed by Sandler O’Neill & Partners, L.P. We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated community offering.

To ensure a proper allocation of stock, each subscriber eligible to purchase stock in the subscription offering must list on his or her stock order and certification form all deposit accounts in which he or she had an ownership interest at December 31, 2008, [supplemental date] or [other member date], as applicable. Failure to list all accounts, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation. Our interpretation of the terms and conditions of the plan of conversion and reorganization and of the acceptability of the order forms will be final.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares will be allocated first in the order of priority to subscribers in the subscription offering. For a detailed description of the offering, including share allocation procedures, please see “The Conversion; Plan of Distribution.”

How We Determined the Offering Range

The amount of common stock that we are offering is based on an independent appraisal of the estimated market value of Peoples Federal Bancshares, Inc., assuming the conversion and the offering are completed. RP Financial, LC., our independent appraiser, has estimated that, as of February 26, 2010, the market value of the shares to be issued in the offering (including shares to be contributed to the charitable foundation) ranged from $45.9 million to $62.1 million, with a midpoint of $54.0 million. Based on this valuation and a $10.00 per share price, the number of shares of common stock being offered for sale by us will range from 4,250,000 shares to 5,750,000 shares. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.

RP Financial, LC. advised the Board of Directors that the appraisal was prepared in conformance with the regulatory appraisal methodology. That methodology requires a valuation based on an analysis of the trading prices of comparable public companies whose stocks have traded for at least one year prior to the valuation date. RP Financial, LC selected a group of 10 comparable public companies for this analysis. RP Financial advised the Board of Directors that based on the recent stock market performance and pricing ratios of publicly-traded thrift institutions in general, as well as the appraisal peer group and recent mutual-to-stock conversions, the valuation conclusion took into consideration a slight downward valuation adjustment based on these factors.

RP Financial, Inc. also considered that we intend to contribute stock equal to 8% of the shares sold in the offering to a charitable foundation that we are establishing in connection with the conversion. The intended contribution of shares of common stock to the charitable foundation has the effect of reducing our estimated pro forma valuation. See “Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation.”

The appraisal peer group consists of the following companies:

Company Name	Ticker Symbol	Exchange	Headquarters	Total Assets
				(in millions)
Beacon Federal Bancorp	BFED	NASDAQ	East Syracuse, NY	1,070	(1)
ESSA Bancorp, Inc.	ESSA	NASDAQ	Stroudsburg, PA	1,034
Elmira Savings Bank	ESBK	NASDAQ	Elmira, NY	506	(1)
LSB Corporation	LSBX	NASDAQ	N. Andover, MA	807	(1)
Mayflower Bancorp, Inc.	MFLR	NASDAQ	Middleboro, MA	246
Newport Bancorp, Inc.	NFSB	NASDAQ	Newport, RI	459
Rome Bancorp, Inc.	ROME	NASDAQ	Rome, NY	330
TF Financial Corporation	THRD	NASDAQ	Newton, PA	714
WVS Financial Corporation	WVFC	NASDAQ	Pittsburgh, PA	392
Westfield Financial, Inc.	WFD	AMEX	Westfield, MA	1,191

(1)	As of September 30, 2009.

The following table presents a summary of selected pricing ratios for Peoples Federal Bancshares, Inc. and the peer group companies identified by RP Financial, LC. Ratios are based on earnings for the twelve months ended December 31, 2009 and book value as of December 31, 2009. Tangible book value is total equity, less intangible assets. Compared to the median pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 30.1% on a price-to-book value basis, a discount of 32.1% on a price-to-tangible book value basis and a premium of 156.6% on a price-to-earnings basis. The price ratios also reflect recent volatile market conditions, particularly for stock of financial institution holding companies, and the effect of such conditions on the trading market for recent mutual-to-stock conversions. Our Board of Directors, in reviewing and approving the valuation, considered our pro forma earnings and the range of price-to-book value ratios and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering. The appraisal did not consider one valuation approach to be more important than the other.

	Price-to-earnings multiple	Price-to-book value ratio	Price-to-tangible book value ratio
Peoples Federal Bancshares, Inc. (pro forma)
Maximum, as adjusted	36.61x	65.23%	65.23
Maximum	30.54	61.01	61.01
Midpoint	25.65	56.79	56.79
Minimum	21.09	51.95	51.95
Valuation of peer group companies using stock prices as of February 26, 2010
Averages	14.73x	84.34%	89.61%
Medians	11.90	87.23	89.87

Our Board of Directors carefully reviewed the information provided to it by RP Financial, LC. through the appraisal process, but did not make any determination regarding whether prior standard mutual-to-stock conversions have been undervalued, nor did the Board of Directors draw any conclusions regarding how the historical data reflected above may affect Peoples Federal Bancshares, Inc.’s appraisal. Instead, we engaged RP Financial, LC. to help us understand the regulatory process as it applies to the appraisal and to advise the Board of Directors as to how much capital Peoples Federal Bancshares, Inc. would be required to raise under the regulatory appraisal guidelines.

The independent appraisal does not indicate per share market value. Do not assume or expect that the valuation of Peoples Federal Bancshares, Inc. as indicated above means that, after the conversion and the offering, the shares of common stock will trade at or above the $10.00 offering price. Furthermore, the pricing ratios presented above were utilized by RP Financial, LC. to estimate our market value and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, including information with respect to the peer group selected by RP Financial, LC., as well a comparison of selected pro forma pricing ratios compared to pricing ratios of the peer group, see “The Conversion—Determination of Share Price and Number of Shares to be Issued.”

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25. Generally, no individual with one or more qualifying accounts, or individuals exercising subscription rights through a single qualifying account held jointly, may purchase more than 25,000 shares ($250,000) of common stock in the subscription offering. If any of the following persons purchases shares of common stock, their purchases, in all categories of the offering, when combined with your purchases, cannot exceed 35,000 shares ($350,000):

•	your spouse or relatives of you or your spouse living in your house;

•	companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior management position; or

•	other persons who may be your associates or persons acting in concert with you.

See the detailed descriptions of “acting in concert” and “associate” in “The Conversion—Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock

In the subscription offering and community offering, you may pay for your shares only by:

•	personal check, bank check or money order, made payable to Peoples Federal Bancshares, Inc.; or

•	authorizing us to withdraw funds from the types of Peoples Federal Savings Bank deposit accounts permitted on the stock order and certification form.

Peoples Federal Savings Bank is not permitted to knowingly lend funds to anyone for the purpose of purchasing shares of common stock in the offering. Additionally, you may not use a check drawn on a Peoples Federal Savings Bank line of credit or a third-party check to pay for shares of common stock.

You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order and certification form, together with full payment or authorization to withdraw from one or more of your Peoples Federal Savings Bank deposit accounts, so that it is received (not postmarked) before 3:00 p.m., Eastern Time, on [expiration date], which is the expiration of the offering period. You may submit your stock order and certification form by mail using the order reply envelope provided, by overnight courier to the indicated address on the order form, or by hand delivery to our Conversion Center, located at 435 Market Street, Brighton, Massachusetts 02135. We will not accept stock order forms at our branch offices.

You may be able to subscribe for shares of common stock using funds in your individual retirement account (IRA). If you wish to use some or all of the funds in your Peoples Federal Savings Bank IRA to purchase our common stock, the applicable funds must be transferred to a self-directed account maintained by an independent trustee, such as a brokerage firm, and the purchase must be made through that account. Because individual circumstances differ and processing of IRA fund orders takes additional time, we recommend that you contact our Conversion Center promptly, preferably at least two weeks before the [expiration date] expiration of the offering period, for assistance with purchases using funds from your Peoples Federal Savings Bank IRA or any other retirement account that you may have. Whether you may use such funds for the purchase of shares in the stock offering may depend on time constraints and, possibly, limitations imposed by the brokerage firm or institution where your funds are held.

See “The Conversion—Procedure for Purchasing Shares” for a complete description of how to purchase shares in the stock offering.

Deadline for Orders of Common Stock

The deadline for purchasing shares of common stock in the offering is 3:00 p.m., Eastern Time, on [expiration date]. A postmark prior to [expiration date] will not entitle you to purchase shares of common stock unless we receive the envelope by 3:00 p.m., Eastern Time on [expiration date].

Although we will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 3:00 p.m., Eastern Time, on [expiration date], whether or not we have been able to locate each person entitled to subscription rights.

See “The Conversion—Procedure for Purchasing Shares” for a complete description of how to purchase shares in the stock offering.

Delivery of Stock Certificates

Certificates representing shares of common stock sold in the offering will be mailed to the certificate registration address noted on the order form. We expect stock certificates to be sent to purchasers by first-class mail on the day the stock offering closes, and expect trading in the stock typically to begin the business day following the closing of the stock offering. The stock offering is expected to close as soon as practicable following satisfaction of the conditions described in “Conditions to Completion of the Conversion and the Offering.” It is possible that, until certificates for the common stock are delivered, purchasers might not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading. Your ability to sell the shares of common stock prior to your receipt of the stock certificate will depend on arrangements you may make with a brokerage firm, as you are generally required to deliver stock certificates within three business days of selling the underlying securities.

After-Market Stock Price Performance Provided by Independent Appraiser

The following table presents stock price appreciation information for all standard mutual-to-stock conversions completed between January 1, 2009 and February 26, 2010. None of these companies was included in the group of 10 comparable public companies utilized in RP Financial, LC.’s valuation analysis.

Mutual-to-Stock Conversion Offerings with Closing Dates

between January 1, 2009 and February 26, 2010

			Percentage Price Appreciation From Initial Trading Date
Company Name and Ticker Symbol	Conversion Date	Exchange	One Day	One Week	One Month	Through February 26, 2010
OBA Financial Services, Inc.	1/22/10	NASDAQ	3.9%	1.1%	3.0%	5.1%
OmniAmerican Bancorp, Inc.	1/21/10	NASDAQ	18.5	13.2	9.9	9.1
Versailles Financial Corp.(1)	1/13/10	OTC	—	—	—	—
Athens Bancshares, Inc.	1/7/10	NASDAQ	16.0	13.9	10.6	9.7
Territorial Bancorp, Inc.	7/13/09	NASDAQ	49.9	47.5	48.7	97.8
St. Joseph Bancorp, Inc.(1)	2/2/09	OTC	—	—	—	—
Hibernia Homestead Bancorp, Inc.	1/28/09	OTC	5.0	5.0	5.0	37.5
Average			13.3%	11.5%	11.0%	22.7%
Median			5.0%	5.0%	5.0%	9.1%

(1)	There were no reported trades in the common stock of either Versailles Financial Corp. or St. Joseph Bancorp, Inc. through February 26, 2010.

Stock price appreciation is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area. None of the companies listed in the table above are exactly the same as Peoples Federal Bancshares, Inc., the pricing ratios for their stock offerings were in some cases different from the pricing ratios for Peoples Federal Bancshares, Inc.’s common stock and the market conditions in which these offerings were completed were, in most cases, different from current market conditions. The performance of these stocks may not be indicative of how our stock will perform.

There can be no assurance that our stock price will not trade below $10.00 per share, as has been the case for some mutual-to-stock conversions. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 16.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 4,250,000 shares of common stock (not counting shares to be contributed to our charitable foundation), we may take the following steps to sell the minimum number of shares of common stock in the offering range:

•	increase the maximum purchase limitations; and/or

•

seek the approval of the Office of Thrift Supervision to extend the offering beyond [extension date], provided that any such extension beyond [extension date] will require that we resolicit subscriptions that we have previously received in the offering.

If one or more purchase limitations are increased, subscribers in the subscription offering who ordered the maximum amount will be, and, in our sole discretion, some other large subscribers may be, given the opportunity to increase their subscriptions up to the then-applicable limit.

Possible Change in the Offering Range

RP Financial, LC. will update its appraisal before we complete the offering. If, as a result of demand for the shares, or changes in market conditions, RP Financial, LC. determines that our pro forma market value has increased, we may sell up to 6,612,500 shares in the offering without further notice to you. If our pro forma market value at that time (which is the pro forma market value of the shares to be issued in the offering including the shares to be contributed to the charitable foundation) is either below $45.9 million or above $71.4 million, then, after consulting with the Office of Thrift Supervision, we may:

•	terminate the stock offering and promptly return all funds;

•	set a new offering range; or

•	take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.

If we set a new offering range, we will be required to resolicit subscribers and we will promptly return your subscription funds, with interest at our passbook rate, and cancel any authorization to withdraw funds from your deposit accounts for the purchase of shares of common stock.

Possible Termination of the Offering

We may terminate the offering at any time prior to the special meeting of members of Peoples Federal MHC that is being called to vote upon the conversion, and at any time after such member approval with the approval of the Office of Thrift Supervision. If we terminate the offering, we will promptly return your funds with interest at our passbook rate which is currently 0.50% and we will cancel any deposit account withdrawal authorizations.

How We Intend to Use the Proceeds From the Offering

We intend to invest 50% of the net proceeds from the offering in Peoples Federal Savings Bank, and to use approximately 8.9% of the net proceeds at the maximum of the offering range to fund the loan to our employee stock ownership plan to finance its purchase of our shares of common stock and retain the remainder of the net proceeds from the offering. Therefore, assuming we sell 6,612,500 shares of common stock in the stock offering, and we have net proceeds of $64.3 million, we intend to invest $32.1 million in Peoples Federal Savings Bank, loan or have a subsidiary that we capitalize loan $5.7 million to our employee stock ownership plan to fund its purchase of our shares of common stock loan and retain the remaining $26.4 million of the net proceeds.

We may use the funds we retain for investments in short-term debt securities, U.S. Government Agency securities and mortgage-backed securities, to pay cash dividends, to provide funding to Peoples Federal Savings Bank, to repurchase shares of common stock and for other general corporate purposes. We may also use the net proceeds to expand our banking franchise by establishing new branches or acquiring other financial institutions or their assets although we have no current plans or arrangements regarding such acquisitions. Our business plan also reflects the opening of up to four (4) branches over the next five years at an average estimated establishment cost of approximately $1.5 million for each purchased branch and approximately $500,000 for each leased branch.

Peoples Federal Savings Bank may use the net proceeds it receives from us to support increased lending and other products and services, and to repay and/or refinance short-term borrowings. It is expected that funds received by Peoples Federal Savings Bank will be invested in short-term U.S. Government agency securities until Peoples Federal Savings Bank can redeploy these funds into higher-yielding assets, including loans. See “How We Intend to Use the Proceeds from the Stock Offering.”

Our Issuance of Shares of Common Stock to Peoples Federal Savings Bank Charitable Foundation

To further our commitment to our local community, we intend to establish a charitable foundation as part of the conversion and stock offering. Assuming we receive approval from our members to fund the charitable foundation with shares of our common stock, we intend to issue shares of our common stock, ranging from 340,000 shares at the minimum of the valuation range to 460,000 shares at the maximum of the valuation range, which shares will have a value of $3.4 million at the minimum of the valuation range and $4.6 million at the maximum of the valuation range, based on the $10.00 per share offering price. As a result of the issuance of shares to the charitable foundation, we will record an after-tax expense of approximately $2.0 million at the minimum of the valuation range and of approximately $2.8 million at the maximum of the valuation range, during the quarter in which the stock offering is completed.

The charitable foundation will be dedicated exclusively to supporting charitable causes and community development activities in the communities in which we operate. The charitable foundation is expected to make contributions totaling approximately $200,000 in its first year of operation, assuming we sell our shares of common stock at the midpoint of the offering range.

Issuing shares of common stock to the charitable foundation will:

•	dilute the voting interests of purchasers of shares of our common stock in the stock offering; and

•

result in an expense, and a reduction in earnings, during the quarter in which the contribution is made, equal to the full amount of the contribution to the charitable foundation, offset in part by a corresponding tax benefit.

The establishment and funding of the charitable foundation has been approved by the Boards of Directors of Peoples Federal MHC, Peoples Federal Bancorp, Inc. and Peoples Federal Savings Bank and is subject to approval by members of Peoples Federal MHC. If the members do not approve the funding of the charitable foundation with shares of our common stock, we may, in our discretion, complete the conversion and stock offering without the inclusion of the charitable foundation and without resoliciting subscribers. We may also determine, in our discretion, not to complete the conversion and stock offering if the members do not approve the charitable foundation.

The amount of common stock that we would offer for sale would be greater if the offering were to be completed without the formation and funding of the Peoples Federal Savings Bank Charitable Foundation. For a further discussion of the financial impact of the charitable foundation, including its effect on those who purchase shares in the offering, see “Risk Factors—The contribution of shares to the charitable foundation will dilute your ownership interest and adversely affect net income in 2010,” “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Charitable Foundation” and “Peoples Federal Savings Bank Charitable Foundation.”

You May Not Sell or Transfer Your Subscription Rights

Office of Thrift Supervision regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe has sold or given away his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. When completing your stock order and certification form, you should not add the name(s) of persons who do not have subscription rights or who qualify only in a lower subscription priority than you do. In addition, the stock order and certification form requires that you list all deposit or loan accounts, giving all names on each account and the account number at the applicable eligibility record date. Your failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, if there is an oversubscription.

With the exception of stock purchased through IRA or Keogh accounts, shares purchased in the subscription offering must be registered in the names of all depositors on the qualifying account(s). Deleting names of depositors or adding non-depositors or otherwise altering the form of beneficial ownership of a qualifying account will result in the loss of your subscription rights.

Purchases by Officers and Directors

We expect our directors and executive officers, together with their associates, to subscribe for 217,500 shares ($2,175,000) of common stock in the offering, or 4.5% of the shares to be sold at the midpoint of the offering range. The purchase price paid by our directors and executive officers for their shares will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering.

See “Subscriptions by Our Directors and Executive Officers” for more information on the proposed purchases of our shares of common stock by our directors and executive officers.

Benefits to Management and Potential Dilution to Stockholders Following the Conversion

We expect our employee stock ownership plan, which is a tax-qualified retirement plan for the benefit of all of our eligible employees, to purchase 8% of the total number of shares of common stock that we issue in the offering (including shares contributed to our charitable foundation). If we receive orders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to a total of 8% of the total number of shares of common stock issued in the offering (including shares contributed to our charitable foundation). This would reduce the number of shares available for allocation to eligible account holders. Purchases by the employee stock ownership plan will be included in determining whether the required minimum number of shares has been sold in the offering.

We also intend to implement one or more stock-based benefit plans no earlier than six months after completion of the conversion. Stockholder approval of these plans will be required, and the stock-based benefit plans cannot be implemented until at least six months after the completion of the conversion pursuant to applicable Office of Thrift Supervision regulations. If they are adopted within 12 months following the completion of the conversion, the stock-based benefit plans will reserve a number of shares of common stock equal to not more than 4% of the shares issued in the offering (including shares contributed to our charitable foundation), for restricted stock awards to key employees and directors, at no cost to the recipients, and will also reserve a number of stock options equal to not more than 10% of the shares of common stock issued in the offering (including shares contributed to our charitable foundation) for key employees and directors. If the stock-based benefit plans are adopted after one year from the date of the completion of the conversion, the 4% and 10% limitations described above will no longer apply, and we may adopt stock-based benefit plans encompassing more than 14% of the shares of common stock that were issued in the offering. We have not yet determined whether we will present these plans for stockholder approval within 12 months following the completion of the conversion or more than 12 months after the completion of the conversion, and we have not yet determined the number of shares that would be reserved for issuance under these plans.

The following table summarizes the number of shares of common stock and aggregate dollar value of grants (valuing each share granted at the offering price of $10.00) that are available under one or more stock-based benefit plans if such plans reserve a number of shares of common stock equal to not more than 4% and 10% of the shares issued in the offering (including shares contributed to our charitable foundation) for restricted stock awards and stock options, respectively. The table shows the dilution to stockholders if all of these shares are issued from authorized but unissued shares, instead of shares purchased in the open market. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all eligible employees.

	Number of Shares to be Granted or Purchased			Dilution Resulting From Issuance of Shares for Stock Benefit Plans	Value of Grants(1)
	At Minimum of Offering Range	At Adjusted Maximum of Offering Range	As a Percentage of Common Stock to be Issued(2)		At Minimum of Offering Range	At Adjusted Maximum of Offering Range
					(Dollars in thousands)
Employee stock ownership plan	367,200	571,320	8.00%	N/A	$3,672,000	$5,713,200
Stock awards	183,600	285,660	4.00	3.85%	1,836,000	2,856,600
Stock options	459,000	714,150	10.00	9.09%	2,496,960	3,884,976

Total	1,009,800	1,571,130	22.00%	12.28%	$8,004,960	$12,454,776

(1)

The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $5.44 per option using the Black-Scholes option pricing model, based upon assumptions described in “Pro Forma Data.” The actual expense of stock options granted under a stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted, which may or may not be the Black-Scholes model.

(2)	The stock-based benefit plans may award a greater number of options and shares, respectively, if the plans are adopted more than 12 months after the completion of the conversion.

In addition to the stock-based benefit plans that we may adopt, we have entered into employment agreements with our Chief Executive Officer, our President and Chief Operating Officer, our Executive Vice President and two other executive officers. See “Management of Peoples Federal Bancshares, Inc.—Executive Officer Compensation” for a further discussion of these agreements, including their terms and potential costs, as well as a description of other benefits arrangements. In addition, for further information with respect to the expenses related to the stock-based benefit plans, see “Risk Factors—Our stock-based benefit plans will increase our costs, which will reduce our income” and “Management of Peoples Federal Bancshares, Inc.—Benefits to be Considered Following Completion of the Stock Offering.”

Market for Common Stock

We expect that our common stock will be listed for trading on the Nasdaq Capital Market under the symbol “PEOP.” Sandler O’Neill & Partners, L.P. currently intends to make a market in the shares of our common stock, but is under no obligation to do so. See “Market for the Common Stock.”

Our Policy Regarding Dividends

Following completion of the stock offering, our Board of Directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the amount, if any, and timing of any dividend payments. The payment and amount of any dividend payments will depend upon a number of factors.

For further information, see “Our Policy Regarding Dividends.”

Tax Consequences

As a general matter, the conversion will not be a taxable transaction for federal or state income tax purposes to Peoples Federal MHC, Peoples Federal Bancorp, Inc., Peoples Federal Savings Bank, Peoples Federal Bancshares, Inc., or persons eligible to subscribe in the subscription offering. See “Taxation” for additional information.

Conditions to Completion of the Conversion and the Offering

We cannot complete the conversion and the offering unless:

•

the plan of conversion and reorganization is approved by at least a majority of votes eligible to be cast by members of Peoples Federal MHC. A special meeting of members to consider and vote upon the plan of conversion and reorganization and to vote upon the establishment and funding of the charitable foundation has been set for             , 2010;

•	we have received and accepted orders to purchase at least the minimum number of shares of common stock offered for sale; and

•	we receive final approval of the Office of Thrift Supervision to complete the conversion and the offering.

How You Can Obtain Additional Information

Our branch office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or the offering, please call our Conversion Center, toll free, at [stock info #], Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time, or visit the Conversion Center located at 435 Market Street, Brighton, Massachusetts, Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time. The Conversion Center will be closed on weekends and bank holidays.

TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF [EXPIRATION DATE] IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED OR HAND-DELIVERED ANY LATER THAN FIVE DAYS OR TWO DAYS, RESPECTIVELY, PRIOR TO [EXPIRATION DATE].

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in our shares of common stock.

Risks Related to Our Business

Because we intend to continue to emphasize our commercial real estate and multi-family loan originations, our credit risk will increase, and continued downturns in the local real estate market or economy could adversely affect our earnings.

We intend to continue originating commercial real estate and multi-family loans. At December 31, 2009, $40.0 million, or 10.6%, of our total loan portfolio consisted of multi-family loans and $63.9 million, or 16.9%, of our total loan portfolio consisted of commercial real estate loans. Commercial real estate and multi-family loans generally have more risk than the one- to four-family residential real estate loans that we originate. Because the repayment of commercial real estate and multi-family loans depends on the successful management and operation of the borrower’s properties or related businesses, repayment of such loans can be affected by adverse conditions in the local real estate market or economy. Commercial real estate and multi-family loans may also involve relatively large loan balances to individual borrowers or groups of related borrowers. A downturn in the real estate market or the local economy could adversely affect the value of properties securing the loan or the revenues from the borrower’s business, thereby increasing the risk of nonperforming loans. As our commercial real estate and multi-family loan portfolios increase, the corresponding risks and potential for losses from these loans may also increase.

A portion of our one-to four-family residential mortgage loans is comprised of non-owner occupied properties which increases the credit risk on this portion of our loan portfolio.

Much of the housing stock in our primary lending market area is comprised of two-, three- and four-unit properties. At December 31, 2009, of the $249.1 million of one- to four-family residential mortgage loans in our portfolio, $105.8 million, or 42.5% of this amount, were comprised of non-owner occupied properties. We believe that there is a greater credit risk inherent in two-, three- and four-unit properties and especially in investor-owner and non-owner occupied properties, than in owner-occupied one-unit properties since, similar to commercial real estate and multi-family loans, the repayment of these loans may depend, in part, on the successful management of the property and/or the borrower’s ability to lease the units of the property. A downturn in the real estate market or the local economy could adversely affect the value of properties securing these loans or the revenues derived from these properties which could affect the borrower’s ability to repay the loan.

We make and hold in our portfolio construction loans which are considered to have greater credit risk than other types of residential loans made by financial institutions.

We originate construction loans for one- to four-family residential properties, multi-family properties and commercial properties, including commercial “mixed-use” buildings and homes built by developers on speculative, undeveloped property. At December 31, 2009, $17.3 million, or 4.6% of our total loan portfolio, consisted of construction loans, $7.1 million of which were secured by one- to four-family residential real estate, $4.0 million of which were secured by multi-family real estate, and $6.2 million of which were secured by commercial real estate. Construction loans are considered more risky than other types of residential mortgage loans. The primary credit risks associated with construction lending are underwriting, project risks and market risks. Project risks include cost overruns, borrower credit risk, project completion risk, general contractor credit risk, and environmental and other hazard risks. Market risks are risks associated with the sale of the completed residential units. They include affordability risk, which means the risk of affordability of financing by borrowers, product design risk, and risks posed by competing projects. While we believe we have established adequate reserves on our financial statements to cover the credit risk of our construction loan portfolio, there can be no assurance that losses will not exceed our reserves, which could adversely impact our future earnings.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings will decrease.

We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover probable incurred losses in our loan portfolio, resulting in additions to our allowance. Material additions to our allowance could materially decrease our net income.

In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our allowance for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities might have a material adverse effect on our financial condition and results of operations.

Future changes in interest rates could reduce our profits.

Our ability to make a profit largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:

•	the interest income we earn on our interest-earning assets, such as loans and securities; and

•	the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings.

A significant portion of our loans are fixed-rate one- to four-family residential mortgage loans, and like many savings institutions, our focus on deposit accounts as a source of funds, which have no stated maturity date or shorter contractual maturities, results in our liabilities having a shorter duration than our assets. For example, as of December 31, 2009, 22.5% of our loans had maturities of 15 years or longer, while 25.1% of our total deposits had maturities of one year or less. This imbalance can create significant earnings volatility, because market interest rates change over time. In a period of rising interest rates, the interest income earned on our assets, such as loans and investments, may not increase as rapidly as the interest paid on our liabilities, such as deposits. In a period of declining interest rates, the interest income earned on our assets may decrease more rapidly than the interest paid on our liabilities, as borrowers prepay mortgage loans, and mortgage-backed securities and callable investment securities are called or prepaid, thereby requiring us to reinvest these funds at lower interest rates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”

Changes in interest rates also create reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities in a declining interest rate environment.

Additionally, increases in interest rates may decrease loan demand and/or make it more difficult for borrowers to repay adjustable-rate loans. At December 31, 2009, $114.7 million, or 46.0% of our $249.1 million of our one- to four-family residential mortgage loans at such date had adjustable rates of interest. If interest rates increase, the rates on these loans will, in turn, increase, thereby increasing the risk that borrowers will not be able to repay these loans.

Changes in interest rates also affect the current fair value of our interest-earning securities portfolio. Generally, the value of securities moves inversely with changes in interest rates.

At December 31, 2009, the Office of Thrift Supervision “rate shock” analysis indicated that our net portfolio value (the difference between the present value of our assets and the present value of our liabilities) would decrease by $6.3 million, or 8.0%, if there was an instantaneous 200 basis point increase in market interest rates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”

Concentration of loans in our primary market area, which has recently experienced an economic downturn, may increase risk.

Our success depends primarily on the general economic conditions in the Boston metropolitan area, as nearly all of our loans are to customers in these markets. Accordingly, the local economic conditions in this market have a significant impact on the ability of borrowers to repay loans as well as our ability to originate new loans. As such, a continuation of the weakness in real estate values in this market would also lower the value of the collateral securing loans on properties in our market. In addition, a continued weakening in general economic conditions caused by inflation, recession, unemployment or other factors beyond our control could negatively affect our financial results.

Risks Related to Recent Economic Conditions and Governmental Response Efforts

Our business has been and may continue to be adversely affected by current conditions in the financial markets and economic conditions generally. The global, United States and Massachusetts economies are experiencing significantly reduced business activity and consumer spending as a result of, among other factors, disruptions in the capital and credit markets. Dramatic declines in the housing market, with falling home prices and increasing foreclosures and unemployment, have resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities and major commercial and investment banks. A sustained weakness or weakening in business and economic conditions generally or specifically in the principal markets in which we do business could have one or more of the following adverse effects on our business:

•	a decrease in the demand for loans or other products and services offered by us;

•	a decrease in the value of our loans or other assets secured by residential or commercial real estate;

•	a decrease in deposit balances due to overall reductions in the accounts of customers;

•	an impairment of our investment securities;

•

an increase in the number of borrowers who become delinquent, file for protection under bankruptcy laws or default on their loans or other obligations to us. An increase in the number of delinquencies, bankruptcies or defaults could result in a higher level of nonperforming assets, net charge-offs and provision for credit losses, which would reduce our earnings.

Loss of key personnel could adversely impact results.

Our success has been and will continue to be greatly influenced by our ability to retain the services of our existing senior management. We have benefited from consistency within our senior management team, with our top three executives averaging over 28 years of service with the Bank. Peoples Federal Bancshares, Inc. has entered into employment contracts with each of these top management officials. Nevertheless, the unexpected loss of the services of any of the key management personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse impact on our business and financial results.

Any future Federal Deposit Insurance Corporation insurance premium increases will adversely affect our earnings.

On May 22, 2009, the Federal Deposit Insurance Corporation adopted a final rule levying a five basis point special assessment on each insured depository institution’s assets minus Tier 1 capital as of June 30, 2009. We recorded an expense of $205,000 during the quarter ended June 30, 2009, to reflect the special assessment. Any further special assessments that the Federal Deposit Insurance Corporation levies will be recorded as an expense during the appropriate period. In addition, the Federal Deposit Insurance Corporation increased the general assessment rate and our prior credits for federal deposit insurance were fully utilized during the quarter ended June 30, 2009. Therefore, our Federal Deposit Insurance Corporation general insurance premium expense will increase compared to prior periods.

Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and our income.

In response to the developments described above, Congress has taken actions that are intended to strengthen confidence and encourage liquidity in financial institutions, and the Federal Deposit Insurance Corporation has taken actions to increase insurance coverage on deposit accounts.

The potential exists for additional federal or state laws and regulations, or changes in policy, regarding lending and funding practices and liquidity standards, and bank regulatory agencies have been active in responding to concerns and trends identified in examinations, and have issued many formal enforcement orders. Bank regulatory agencies, such as the Office of Thrift Supervision and the Federal Deposit Insurance Corporation, govern the activities in which we may engage, primarily for the protection of depositors, and not for the protection or benefit of potential investors. In addition, new laws, regulations, and other regulatory changes may increase our costs of regulatory compliance and of doing business, and otherwise affect our operations. New laws, regulations, and other regulatory changes may significantly affect the markets in which we do business, the markets for and value of our loans and investments, and our ongoing operations, costs and profitability. Proposals limiting our rights as a creditor could result in credit losses or increased expense in pursuing our remedies as a creditor.

Legislative proposals have been introduced that would eliminate the Office of Thrift Supervision and would require Peoples Federal Savings Bank and Peoples Federal Bancshares, Inc. to become regulated by other federal regulatory agencies.

Legislation has been proposed that would implement sweeping changes to the current bank regulatory structure. The most recent proposal would eliminate our current primary federal regulator, the Office of Thrift Supervision, and require both Peoples Federal Savings Bank and Peoples Federal Bancshares, Inc. to be regulated by the Office of the Comptroller of the Currency (the primary federal regulator for national banks). The proposed legislation provides that the Board of Governors of the Federal Reserve System would be responsible for promulgating regulations for holding companies (like Peoples Federal Bancshares, Inc.) with the Office of the Comptroller of the Currency being responsible for the application and enforcement of such regulations. Were the Board of Governors of the Federal Reserve System to apply its current regulations to savings and loan holding companies like Peoples Federal Bancshares, Inc., Peoples Federal Bancshares, Inc. would become subject to holding company capital requirements to which it is not currently subject. These capital requirements are substantially similar to the capital requirements currently applicable to Peoples Federal Savings Bank, as described in “Supervision and Regulation—Federal Banking Regulation—Capital Requirements.” In addition, compliance with new regulations and being supervised by one or more new regulatory agencies could increase our expenses.

Future legislative or regulatory actions responding to perceived financial and market problems could impair our ability to collect our loans and foreclose on collateral.

There have been proposals made by members of Congress and others that would reduce the amount distressed borrowers are otherwise contractually obligated to pay under their mortgage loans and limit an institution’s ability to foreclose on mortgage collateral. Were proposals such as these, or other proposals limiting our rights as a creditor, to be implemented, we could experience increased credit losses or increased expense in pursuing our remedies as a creditor. In addition, there have been legislative proposals to create a federal consumer protection agency that may, among other powers, have the ability to limit our rights as a creditor.

If our investment in the common stock of the Federal Home Loan Bank of Boston is classified as other-than-temporarily impaired or as permanently impaired, our earnings and stockholders’ equity could decrease.

We own common stock of the Federal Home Loan Bank of Boston. We hold this stock to qualify for membership in the Federal Home Loan Bank System and to be eligible to borrow funds under the Federal Home Loan Bank of Boston’s advance program. The aggregate cost and fair value of our Federal Home Loan Bank of Boston common stock as of December 31, 2009 was $4.3 million based on its par value. Federal Home Loan Bank common stock is not a marketable security and can only be redeemed by the Federal Home Loan Bank. However, the Federal Home Loan Bank of Boston is currently not repurchasing excess stock outstanding.

In addition, Federal Home Loan Banks may be subject to accounting rules and asset quality risks that could materially lower their regulatory capital. In an extreme situation, it is possible that the capitalization of a Federal Home Loan Bank, including the Federal Home Loan Bank of Boston, could be substantially diminished or reduced to zero. Consequently, we believe that there is a risk that our investment in Federal Home Loan Bank of Boston common stock could be deemed impaired at some time in the future, and if this occurs, it would cause our earnings and stockholders’ equity to decrease by the after-tax amount of the impairment charge.

Our earnings have been negatively affected by the suspension of dividends by the Federal Home Loan Bank of Boston since the fourth quarter of 2008 on its common stock.

The Federal Home Loan Bank of Boston has not paid a dividend since the fourth quarter of 2008, and we may not receive dividends from the Federal Home Loan Bank of Boston in the near future. We received $135,000 in total dividends from the Federal Home Loan Bank of Boston during fiscal 2008, and the failure of the Federal Home Loan Bank of Boston to pay dividends for any quarter will reduce our earnings during that quarter. In addition, the Federal Home Loan Bank of Boston is an important source of liquidity for us, and any restrictions on their operations may hinder our ability to use it as a liquidity source.

Our branch network expansion strategy may negatively affect our financial performance.

We intend to expand our branch network by establishing up to four new branch offices in the next five years. This strategy may not generate earnings, or may not generate earnings within a reasonable period of time. Numerous factors contribute to the performance of a new branch, such as a suitable location, qualified personnel, and an effective marketing strategy. Additionally, it takes time for a new branch to originate sufficient loans and generate sufficient deposits to produce enough income to offset expenses, some of which, like salaries and occupancy expense, are relatively fixed costs.

Strong competition within our market areas may limit our growth and profitability.

Competition in the banking and financial services industry is intense. In our market areas, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Some of our competitors have greater name recognition and market presence that benefit them in attracting business, and offer certain services that we do not or cannot provide. In addition, larger competitors may be able to price loans and deposits more aggressively than we do, which could affect our ability to grow and remain profitable on a long-term basis. Our profitability depends upon our continued ability to successfully compete in our market areas. If we must raise interest rates paid on deposits or lower interest rates charged on our loans, our net interest margin and profitability could be adversely affected. For additional information see “Business of Peoples Federal Savings Bank—Competition.”

We may face increasing deposit-pricing pressures, which may, among other things, reduce our profitability.

Checking and savings account balances and other forms of deposits can decrease when our deposit customers perceive alternative investments, such as the stock market or other non-depository investments, as providing superior expected returns or seek to spread their deposits over several banks to maximize FDIC insurance coverage. Furthermore, technology and other changes have made it more convenient for bank customers to transfer funds into alternative investments, including products offered by other financial institutions or non-bank service providers. Additional increases in short-term interest rates could increase transfers of deposits to higher yielding deposits. Efforts and initiatives we undertake to retain and increase deposits, including deposit pricing, can increase our costs. When bank customers move money out of bank deposits in favor of alternative investments or into higher yielding deposits, or spread their accounts over several banks, we can lose a relatively inexpensive source of funds, thus increasing our funding costs.

Technological advances impact our business.

The banking industry is undergoing technological changes with frequent introductions of new technology-driven products and services. In addition to improving customer services, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend, in part, on our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in operations. Many competitors have substantially greater resources to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services or successfully market such products and services to our customers.

Our information systems may experience an interruption or breach in security.

We rely heavily on communications and information systems to conduct our business. Any failure, interruption, or breach in security or operational integrity of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposit, loan, and other systems. While we have policies and procedures designed to prevent or limit the effect of the failure, interruption, or security breach of our information systems, we cannot assure you that any such failures, interruptions, or security breaches will not occur or, if they do occur, that they will be adequately addressed. The occurrence of any failures, interruptions, or security breaches of our information systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations.

Risks Related to this Stock Offering

The future price of the shares of common stock may be less than the purchase price in the stock offering.

If you purchase shares of common stock in the stock offering, you may not be able to sell them at or above the purchase price in the stock offering. The aggregate purchase price of the shares of common stock sold in the offering is determined by an independent, third-party appraisal, pursuant to federal banking regulations and subject to review and approval by the Office of Thrift Supervision. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. Following the completion of the stock offering, our aggregate pro forma market value will be based on the market trading price of the shares, and not the final, approved independent appraisal, which may result in our stock trading below the initial offering price of $10.00 per share.

Our return on equity will be low following the stock offering. This could negatively affect the trading price of our shares of common stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. Following the conversion, we expect our consolidated equity to be between $88.4 million at the minimum of the offering range and $109.5 million at the adjusted maximum of the offering range. Based upon our net income for the fiscal year ended September 30, 2009, and these pro forma equity levels, our return on equity would be 3.02% and 2.44% at the minimum and adjusted maximum of the offering range, respectively. We expect our return on equity to remain low until we are able to leverage the additional capital we receive from the stock offering. Although we will be able to increase net interest income using proceeds of the stock offering, our return on equity will be negatively affected by our increased capital resulting from the proceeds from the offering as well as higher expenses from the costs of being a public company and added expenses associated with our employee stock ownership plan and the stock-based benefit plan we intend to adopt. Until we can increase our net interest income and non-interest income and leverage the capital raised in the stock offering, we expect our return on equity to remain low, which may reduce the value of our shares of common stock.

The contribution of shares to the charitable foundation will dilute your ownership interest and adversely affect net income in 2010.

We intend to establish and fund a charitable foundation in connection with the conversion and stock offering. We will contribute stock equal to 8% of the shares sold in the offering to the charitable foundation. The contribution of shares of common stock will total $3.4 million at the minimum of the offering range, up to a contribution of $5.3 million at the maximum, as adjusted of the offering range. At the midpoint of the offering range, we will contribute $4.0 million (400,000 shares) of common stock to the charitable foundation. The aggregate contribution will also have an adverse effect on our net income for the quarter and year in which we make the issuance and contribution to the charitable foundation. The after-tax expense of the contribution will reduce net income in fiscal 2010 by approximately $2.4 million at the midpoint of the offering range. We had net income of $2.7 million for fiscal 2009. Persons purchasing shares in the stock offering will have their ownership and voting interests in Peoples Federal Bancshares, Inc. diluted by up to 7.4% due to the issuance of shares of common stock to the charitable foundation.

Our contribution to the charitable foundation may not be tax deductible, which could reduce our profits.

We believe that the contribution to the charitable foundation will be deductible for federal income tax purposes. However, the Internal Revenue Service may disagree with our determination and not grant tax-exempt status to the charitable foundation. If the contribution is not deductible, we would not receive any tax benefit from the contribution. The value of the contribution would be $5.3 million in shares of common stock at the maximum, as adjusted, of the offering range, which would result in after-tax expense of approximately $3.2 million during 2010. In the event that the Internal Revenue Service does not grant tax-exempt status to the charitable foundation or the contribution to the charitable foundation is otherwise not tax deductible, we would recognize as after-tax expense the value of the entire contribution, or $5.3 million at the maximum, as adjusted, of the offering range.

In addition, even if the contribution is tax deductible, we may not have sufficient profits to be able to use the deduction fully. Pursuant to the Internal Revenue Code, an entity is permitted to deduct up to 10% of its taxable income (income before income taxes) in any one year for charitable contributions. Any contribution in excess of the 10% limit may be deducted for federal income tax purposes over each of the five years following the year in which the charitable contribution is made. Accordingly, a charitable contribution could, if necessary, be deducted over a six-year period. Based on $4.4 million of income before income tax expense in fiscal 2009, and assuming that our income before income tax expense remained at that level in future years following our conversion and stock offering, we estimate that we would be able to deduct for federal income tax purposes only $2.64 million of the contribution to the charitable foundation. This would result in after-tax expense of $1.58 million at the midpoint of the offering range, and not $2.64 million as we currently estimate. In addition, we believe that if we issue stock at the adjusted maximum of the offering range, we will not be able to deduct for federal tax purposes approximately 16% of those contributions.

We will need to implement additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements.

Upon completion of the stock offering, we will become a public reporting company. The federal securities laws and regulations of the Securities and Exchange Commission require that we file annual, quarterly and current reports, and that we maintain effective disclosure controls and procedures and internal controls over financial reporting. We expect that the obligations of being a public company, including substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. These obligations will increase our operating expenses and could divert management’s attention from our banking operations.

Compliance with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission will require us to certify the adequacy of our internal controls and procedures, which could require us to upgrade our systems, and/or hire additional staff, which would increase our operating costs.

Our stock-based benefit plans will increase our costs, which will reduce our income.

We anticipate that our employee stock ownership plan will purchase 8% of the total shares of common stock issued in the stock offering (including shares contributed to the charitable foundation) with funds borrowed from Peoples Federal Bancshares, Inc. or a subsidiary. We will record annual employee stock ownership plan expense in an amount equal to the fair value of shares of common stock committed to be released to employees. Assuming the employee stock ownership plan purchases 571,320 shares in the offering at the adjusted maximum of the offering range, we will recognize additional pre-tax compensation expense of $5.7 million over a 20-year period, assuming the shares of common stock have a fair market value of $10.00 per share for the full 20-year period. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

We also intend to adopt a stock-based benefit plan after the stock offering that would award participants shares of our common stock (at no cost to them) and/or options to purchase shares of our common stock. The number of shares of restricted stock or stock options reserved for issuance under any initial stock-based benefit plan may not exceed 4% and 10%, respectively, of our total shares issued in the offering including shares contributed to the charitable foundation, if these plans are adopted within 12 months after the completion of the conversion. We may grant shares of common stock and stock options in excess of these amounts provided the stock-based benefit plan is adopted more than one year following the stock offering. Assuming a $10.00 per option exercise price and an estimated grant-date fair value of the options utilizing a Black-Scholes option pricing analysis of $5.44 per option granted, with the value amortized over a five-year vesting period, the corresponding annual pre-tax expense associated with the stock options would be $777,000 at the adjusted maximum of the offering range. In addition, assuming that all shares of restricted stock are awarded at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense associated with restricted stock awarded under the stock-based benefit plan would be $571,000 at the adjusted maximum of the offering range. However, if we grant shares of common stock or options in excess of these amounts, such grants would increase our costs further.

The shares of restricted stock granted under the stock-based benefit plan will be expensed by us over their vesting period at the fair market value of the shares on the date they are awarded. If the shares of restricted stock to be granted under the plan are repurchased in the open market (rather than issued directly from authorized but unissued shares by Peoples Federal Bancshares, Inc.) and cost the same as the purchase price in the stock offering, the reduction to stockholders’ equity due to the plan would be between $1.8 million at the minimum of the offering range and $2.9 million at the adjusted maximum of the offering range. To the extent we repurchase shares of common stock in the open market to fund the grants of shares under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to stockholders’ equity would exceed the range described above. Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to stockholders’ equity would be less than the range described above.

The implementation of stock-based benefit plans may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.

We intend to adopt one or more stock-based benefit plans, which will allow participants to be awarded shares of common stock (at no cost to them) or options to purchase shares of our common stock, following the stock offering. These stock-based benefit plans will be funded through either open market purchases of shares of common stock or from the issuance of authorized but unissued shares of common stock. Our ability to repurchase shares of common stock to fund these plans will be subject to many factors, including, but not limited to, applicable regulatory restrictions on stock repurchases, the availability of stock in the market, the trading price of the stock, our capital levels, alternative uses for our capital and our financial performance. Although our current intention is to fund these plans with stock repurchases, we may not be able to conduct such repurchases. If we do not repurchase shares of common stock to fund these plans, then stockholders would experience a reduction in their ownership interest, which would total 12.3% in the event newly issued shares are used to fund stock options and awards of shares of common stock under these plans in an amount equal to 10% or 4%, respectively, of the shares issued in the stock offering. We may grant shares of common stock and stock options in excess of these amounts provided the stock-based benefit plan is adopted more than one year following the completion of the stock offering.

Although the implementation of the stock-based benefit plan will be subject to stockholder approval, historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by stockholders.

We have not determined whether we will adopt stock-based benefit plans more than one year following the stock offering. Stock-based benefit plans adopted more than one year following the stock offering may exceed regulatory restrictions on the size of stock-based benefit plans adopted within one year, which would further increase our costs.

If we adopt stock-based benefit plans more than one year following the completion of the stock offering, then grants of shares of common stock or stock options under our stock-based benefit plans may exceed 4% and 10%, respectively, of the total shares issued in the offering, including shares contributed to our charitable foundation. Stock-based benefit plans that provide for awards in excess of these amounts would increase our costs beyond the amounts estimated in “—Our stock-based benefit plans will increase our costs, which will reduce our income.” Stock-based benefit plans that provide for awards in excess of these amounts could also result in dilution to stockholders in excess of that described in “—The implementation of stock-based benefit plans will dilute your ownership interest.” Although the implementation of the stock-based benefit plan will be subject to stockholder approval, the determination as to the timing of the implementation of such a plan will be at the discretion of our Board of Directors.

We have entered into employment agreements with certain of our officers which may increase our compensation costs or increase the cost of acquiring us.

We have entered into employment agreements with Maurice H. Sullivan, Jr., our Chairman and Chief Executive Officer, Thomas J. Leetch, Jr., our President and Chief Operating Officer, James J. Gavin, our Executive Vice President, and with two other executive officers. In the event of termination of employment of any of these individuals other than for cause, or in the event of certain types of termination following a change in control, as set forth in the employment agreements, and assuming the agreements were in effect, the employment agreements provide for cash severance benefits that would cost up to approximately $4.23 million in the aggregate based on information as of December 31, 2009. For additional information see “Management of Peoples Federal Bancshares, Inc.—Executive Officer Compensation.”

We have broad discretion in using the proceeds of the stock offering. Our failure to effectively use such proceeds could reduce our profits.

We will use a portion of the net proceeds to finance or to capitalize a subsidiary which will finance the purchase of shares of common stock in the stock offering by the employee stock ownership plan, and may use the remaining net proceeds to pay dividends to stockholders, repurchase shares of common stock, purchase investment securities, deposit funds in Peoples Federal Savings Bank, acquire other financial services companies or branch offices or for other general corporate purposes. Peoples Federal Savings Bank may use the proceeds it receives to fund new loans, establish or acquire new branches, purchase investment securities, reduce a portion of our borrowings, or for general corporate purposes. We have not identified specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could reduce our profitability. We have not established a timetable for the effective deployment of the proceeds and we cannot predict how long we will require to effectively deploy the proceeds.

Our stock value may be negatively affected by federal regulations that restrict takeovers.

For three years following the stock offering, Office of Thrift Supervision regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Office of Thrift Supervision. See “Restrictions on Acquisition of Peoples Federal

Bancshares, Inc.” for a discussion of applicable Office of Thrift Supervision regulations regarding acquisitions.

The corporate governance provisions in our articles of incorporation and bylaws, Peoples Federal Savings Bank’s federal stock charter and the corporate governance provisions under Maryland law, may prevent or impede the holders of our common stock from obtaining representation on our board of directors and may impede takeovers of the company.

Provisions in our articles of incorporation and bylaws, as well as the federal stock charter of Peoples Federal Savings Bank, may prevent or impede holders of our common stock from obtaining representation on our Board of Directors and may make takeovers of Peoples Federal Bancshares, Inc. more difficult. For example, our Board of Directors is divided into three staggered classes. A classified board makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. In addition, our articles of incorporation include a provision that no person will be entitled to vote any shares of our common stock in excess of 10% of our outstanding shares of common stock. This limitation does not apply to the purchase of shares by a tax-qualified employee stock benefit plan established by us. Peoples Federal Savings Bank’s federal stock charter will contain a provision that for a period of five years from the closing of the conversion, no person other than Peoples Federal Bancshares, Inc. may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of Peoples Federal Savings Bank. This limitation does not apply to the purchase of shares by a tax-qualified employee stock benefit plan established by us, as well as other acquisitions specified in the federal stock charter. In addition, our articles of incorporation and bylaws restrict who may call special meetings of stockholders and how directors may be removed from office. Additionally, in certain instances, the Maryland General Corporation Law requires a supermajority vote of our stockholders to approve a merger or other business combination with a large stockholder, if the proposed transaction is not approved by a majority of our directors.

The current bylaws of Peoples Federal Bancshares MHC and Peoples Federal Savings Bank contain residency and integrity qualifications for all of our board members. The current bylaws of Peoples Federal Bancshares, Inc. contain similar provisions but only require that a majority of the Board meet such residency requirements. After the Conversion, we intend to review our board qualification standards set forth in our bylaws and may adopt revised board qualification standards. These revised board qualification standards would include residency requirements for all board members, limitations on the ability of individuals affiliated with competing institutions to serve as board members of Peoples Federal Bancshares, Inc., and integrity provisions which limit individuals with past regulatory orders or sanctions from serving on the board. See “Restrictions on Acquisition of Peoples Federal Bancshares, Inc.”

Our stock value may be negatively affected by federal regulations that restrict stock repurchases.

Office of Thrift Supervision regulations restrict us from repurchasing our shares of common stock during the first year following the conversion unless extraordinary circumstances exist. Stock repurchases are a capital management tool that can enhance the value of a company’s stock, and our inability to repurchase our shares of common stock during the first year following the conversion may negatively affect our stock price.

We have never issued common stock and there is no guarantee that a liquid market will develop.

We have never issued capital stock and there is no established market for our common stock. We expect that our common stock will be listed for trading on the Nasdaq Capital Market under the symbol “PEOP,” subject to completion of the offering and compliance with certain conditions, including the presence of at least three registered and active market makers. Sandler O’Neill & Partners, L.P. has advised us that it intends to make a market in shares of our common stock following the offering, but it is under no obligation to do so or to continue to do so once it begins. While we will attempt before completion of the offering to obtain commitments from at least two other broker-dealers to make a market in shares of our common stock, we may not be able to obtain such commitments. This would result in our common stock not being listed for trading on the Nasdaq Capital Market, which could reduce the liquidity of our common stock.

We may take other actions to meet the minimum required sales of shares if we cannot find enough purchasers in the community. Such actions may reduce the net proceeds from the stock offering or concentrate ownership in fewer stockholders.

If we do not sell enough shares to reach the minimum of the offering range through the subscription and community offerings, shares may be offered for sale to the general public in a syndicated community offering to be managed by Sandler O’Neill & Partners, L.P., acting as our agent. The fee to be paid in connection with such a syndicated community offering would be higher than the fee paid in the subscription and community offerings, which would increase the expenses associated with the stock offering and reduce the net proceeds. Specifically, Sandler O’Neill & Partners, L.P. will receive a fee of 1.00% of the aggregate dollar amount of the common stock sold in the subscription offering and the community offering (less shares sold to the ESOP and to our insiders). If there is a syndicated community offering, Sandler O’Neill & Partners, L.P. will receive a fee not to exceed 6.00% of the aggregate dollar amount of the common stock sold in the syndicated community offering, which would be in addition to the fee earned by Sandler O’Neill & Partners, L.P. in the subscription and community offerings. In addition, we can increase the maximum purchase limitations and allow all maximum purchase subscribers to increase their orders to the new maximum purchase limitations. This could result in a small number of stockholders owning a larger percentage of our stock, which could provide these stockholders with greater influence over management or our board of directors in a manner that other stockholders may not agree is in their best interests.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables set forth selected consolidated historical financial and other data of Peoples Federal MHC and its subsidiary for the years and at the dates indicated. The information at September 30, 2009 and 2008 and for the fiscal years ended September 30, 2009 and 2008 is derived in part from, and should be read together with, the audited consolidated financial statements and notes thereto of Peoples Federal MHC beginning at page F-1 of this prospectus. The information at September 30, 2007 and 2006 and for the fiscal years ended September 30, 2007 and 2006 is derived in part from audited consolidated financial statements that are not included in this prospectus. The information at September 30, 2005 and for the fiscal year ended September 30, 2005 is derived in part from the audited financial statements of Peoples Federal MHC and from unaudited financial information for Brookline Co-Operative Bank. The information at and for the fiscal years ended September 30, 2006 and 2005 includes information for Brookline Co-Operative Bank which Peoples Federal Savings Bank acquired in September 2007.

The information at and for the three months ended December 31, 2009 and 2008 is unaudited. However, in the opinion of management of Peoples Federal MHC, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the three months ended December 31, 2009, are not necessarily indicative of the results that may be expected for the year ending September 30, 2010 or for future periods. The following information is only a summary, and should be read in conjunction with our financial statements and notes beginning on page F-1 of this prospectus. Financial ratios for interim periods have been annualized.

	At December 31, 2009	At September 30,
		2009	2008	2007	2006	2005(1)
	(unaudited)	(In thousands)
Selected Financial Condition Data:
Total assets	$482,758	$482,828	$437,623	$362,184	$372,665	$363,172
Total cash and cash equivalents	80,187	88,634	17,339	28,003	43,109	22,942
Investments in available-for-sale securities, at fair value	955	6,328	22,149	20,683	6,387	17,952
Investments in held-to-maturity securities	—	—	—	5,271	17,748	21,487
Loans held-for-sale	—	—	—	—	255	70
Loans, net	374,172	362,667	373,309	284,906	282,357	281,044
Cash surrender value of life insurance policies	11,349	11,249	10,858	10,439	10,026	6,215
Federal Home Loan Bank of Boston stock, at cost	4,339	4,339	4,339	2,760	2,882	2,682
Deposits	370,508	366,464	302,954	282,073	282,882	279,544
Federal Home Loan Bank of Boston advances	54,000	58,000	80,060	28,639	41,215	36,787
Total equity	51,652	50,943	48,274	46,305	44,478	41,405

	Three Months Ended December 31,		Years Ended September 30,
	2009	2008	2009	2008	2007	2006	2005(1)
	(unaudited)		(In thousands)
Selected Operating Data:
Interest and dividend income	$5,207	$5,981	$22,614	$22,096	$22,395	$21,516	$19,156
Interest expense	1,793	2,354	8,687	9,272	9,649	7,844	5,382

Net interest and dividend income	3,414	3,627	13,927	12,824	12,746	13,672	13,774
Provision for loan losses	—	—	127	—	20	245	60

Net interest and dividend income after provision for loan losses	3,414	3,627	13,800	12,824	12,726	13,427	13,714
Net gain on sales of mortgage loans	73	1	307	24	24	197	153
Net gain (loss) on sales of available-for-sale securities	210	—	208	43	10	(188)	312
Other noninterest income	368	353	1,301	1,342	1,258	1,118	1,106

Total noninterest income	651	354	1,816	1,409	1,292	1,127	1,571
Noninterest expense	2,651	2,445	11,263	10,866	11,036	9,606	9,384

Income before income taxes	1,414	1,536	4,353	3,367	2,982	4,948	5,901
Income taxes	556	602	1,681	1,294	1,178	2,009	2,375

Net income	$858	$934	$2,672	$2,073	$1,804	$2,939	$3,526

	At or For the Three Months Ended December 31,		At or For the Years Ended September 30,
	2009	2008	2009	2008	2007	2006	2005
			(unaudited)
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on assets (ratio of net income to average total assets)(2)	0.71%	0.86%	0.59%	0.53%	0.48%	0.80%	0.99%
Return on equity (ratio of net income to average equity)(2)	6.69%	7.64%	5.32%	4.38%	3.92%	6.85%	8.72%
Interest rate spread(2)(3)	2.79%	3.14%	2.97%	3.02%	3.20%	3.59%	3.84%
Net interest margin(2)(4)	3.02%	3.55%	3.31%	3.54%	3.66%	4.01%	4.14%
Efficiency ratio(5)	65.22%	61.42%	71.54%	76.34%	78.62%	64.91%	61.15%
Noninterest expense to average total assets(2)	2.18%	2.24%	2.50%	2.79%	2.94%	2.63%	2.64%
Average interest-earning assets to average interest-bearing liabilities	114.32%	117.91%	116.46%	120.20%	116.65%	118.23%	118.90%
Average equity to average total assets	10.57%	11.22%	11.16%	12.16%	12.28%	11.73%	11.40%
Asset Quality Ratios:
Non-performing assets to total assets	1.08%	0.67%	1.19%	0.81%	0.35%	0.16%	0.01%
Non-performing loans to total loans	1.39%	0.79%	1.56%	0.94%	0.43%	0.21%	0.01%
Allowance for loan losses to non-performing loans	60.15%	110.43%	55.97%	90.21%	263.85%	557.65%	10,679.30%
Allowance for loan losses to total loans	0.83%	0.87%	0.88%	0.85%	1.15%	1.16%	1.09%
Net charge-offs to average loans outstanding	0.01%	—%	0.04%	0.03%	0.01%	0.01%	0.02%
Capital Ratios:
Total capital (to risk-weighted assets)	17.27%	16.73%	16.93%	16.13%	18.48%	18.02%	16.97%
Tier 1 capital (to risk-weighted assets)	16.30%	15.70%	15.95%	15.11%	17.23%	16.79%	15.78%
Tier 1 capital (to average assets)	10.68%	11.21%	10.48%	10.89%	12.60%	11.86%	11.29%
Other Data:
Number of full service offices	6	6	6	6	6	6	6

(1)	Information at and for the fiscal year ended September 30, 2005 is unaudited.
(2)	Ratios for the three months ended December 31, 2009 and 2008 are annualized.
(3)	The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted- average cost of interest-bearing liabilities for the period.
(4)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(5)	The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

RECENT DEVELOPMENTS

The following tables set forth selected consolidated historical financial and other data of Peoples Federal MHC and its subsidiary for the periods and at the dates indicated. The information at September 30, 2009 is derived in part from, and should be read together with, the audited consolidated financial statements and notes thereto of Peoples Federal MHC beginning at page F-1 of this prospectus. The information at March 31, 2010 and for the three and six months ended March 31, 2010 and 2009 is unaudited, but reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the three and six months ended March 31, 2010 are not necessarily indicative of the results to be achieved for the remainder of fiscal year 2010.

	At March 31, 2010	At September 30, 2009
	(unaudited)
Selected Financial Condition Data:
Total assets	$487,747	$482,828
Total cash and cash equivalents	90,149	88,634
Investments in available-for-sale securities, at fair value	3,808	6,328
Investments in held-to-maturity securities	—	—
Loans held-for-sale	—	—
Loans, net	366,413	362,667
Cash surrender value of life insurance policies	11,465	11,249
Federal Home Loan Bank of Boston stock, at cost	4,339	4,339
Deposits	377,859	366,464
Federal Home Loan Bank of Boston advances	51,000	58,000
Total equity	52,508	50,943

	Three Months Ended March 31,		Six Months Ended March 31, 2010
	2010	2009	2010	2009
	(unaudited)
Selected Operating Data:
Interest and dividend income	$5,515	$5,643	$10,722	$11,624
Interest expense	1,568	2,131	3,361	4,485

Net interest and dividend income	3,947	3,512	7,361	7,139
Provision for loan losses	300	—	300	—

Net interest and dividend income after provision for loan losses	3,647	3,512	7,061	7,139
Net gain on sales of mortgage loans	7	44	80	45
Net gain on sales of available-for-sale securities	—	67	210	67
Other noninterest income	364	310	732	663

Total noninterest income	371	421	1,022	775
Noninterest expense	2,619	2,640	5,270	5,085

Income before income taxes	1,399	1,293	2,813	2,829
Income taxes	538	465	1,094	1,067

Net income	$861	$828	$1,719	$1,762

	At or For the Three Months Ended March 31,		At or For the Six Months Ended March 31,
	2010	2009	2010	2009
	(unaudited)
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on assets (ratio of net income to average total assets)(1)	0.72%	0.76%	0.71%	0.81%
Return on equity (ratio of net income to average equity)(1)	6.60%	6.62%	6.63%	7.13%
Interest rate spread(1)(2)	3.39%	3.04%	3.02%	3.10%
Net interest margin(1)(3)	3.57%	3.42%	3.24%	3.49%
Efficiency ratio(4)	60.64%	67.12%	62.87%	64.25%
Noninterest expense to average total assets (1)	2.18%	2.42%	2.18%	2.33%
Average interest-earning assets to average interest-bearing liabilities	112.42%	118.10%	115.18%	117.78%
Average equity to average total assets	10.85%	11.45%	10.72%	11.34%
Asset Quality Ratios:
Non-performing assets to total assets	0.32%	0.70%	0.32%	0.70%
Non-performing loans to total loans	0.42%	0.85%	0.42%	0.85%
Allowance for loan losses to non-performing loans	199.10%	101.11%	199.10%	101.11%
Allowance for loan losses to total loans	0.83%	0.86%	0.83%	0.86%
Net charge-offs to average loans outstanding	0.10%	0.01%	0.12%	0.01%
Capital Ratios:
Total capital (to risk-weighted assets)	17.97%	16.73%	17.97%	16.73%
Tier 1 capital (to risk-weighted assets)	16.97%	15.72%	16.97%	15.72%
Tier 1 capital (to average assets)	10.85%	11.38%	10.85%	11.38%
Other Data:
Number of full service offices	6	6	6	6

(1)	Ratios for the three and six months ended March 31, 2010 and 2009 are annualized.
(2)	The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted- average cost of interest-bearing liabilities for the period.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(4)	The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

Comparison of Financial Condition at March 31, 2010 and September 30, 2009

At March 31, 2010, our total assets were $487.7 million, an increase of $4.9 million, or 1.0%, from our total assets of $482.8 million at September 30, 2009. Loans, net increased $3.7 million, or 1.0%, to $366.4 million at March 31, 2010 from $362.7 million at September

30, 2009. Investments in available-for-sale securities declined to $3.8 million at March 31, 2010 from $6.3 million at September 30, 2009, due primarily to principal repayments and sales of these securities. At March 31, 2010, cash and due from banks totaled $90.1 million as compared to $88.6 million at September 30, 2009, representing a $1.5 million, or 1.7% increase.

Deposits increased by $11.4 million, or 3.1%, to $377.9 million at March 31, 2010 from $366.5 million at September 30, 2009. The increase resulted in part from an increase in money market accounts to $162.2 million at March 31, 2010, from $148.3 million at September 30, 2009, offset partially by a decrease in our certificates of deposit to $107.4 million at March 31, 2010 from $112.3 million at September 30, 2009.

Borrowings, consisting of FHLB advances, decreased $7.0 million to $51.0 million at March 31, 2010 from $58.0 million at September 30, 2009 as we used loan repayments to pay down these borrowings.

Total equity increased to $52.5 million at March 31, 2010 from $50.9 million at September 30, 2009. The increase resulted primarily from net income of $1.7 million for the six months ended March 31, 2010. Total equity was also impacted by $(154,000) in other comprehensive loss. Other comprehensive loss consisted of a decrease in net unrealized gains, net of tax, on available-for-sale securities. The change in net unrealized gains or losses on securities classified as available-for-sale is affected by market interest rates and other conditions and, therefore, can fluctuate daily. Other comprehensive income or loss does not include changes in fair value of other financial instruments reflected on the balance sheet.

Comparison of Operating Results for the Six Months Ended March 31, 2010 and March 31, 2009

General. We recorded net income of $1.7 million for the six months ended March 31, 2010 compared to net income of $1.8 million for the six months ended March 31, 2009 as net interest and dividend income increased period over period to $7.4 million from $7.1 million. Although non-interest income increased to $1.0 million for the 2010 six month period from $775,000 for the 2009 six month period, this increase was offset by a $185,000 increase in noninterest expense to $5.3 million for the six months ended March 31, 2010 from $5.1 million from the year earlier period.

Interest and Dividend Income. Interest and dividend income decreased $902,000 to $10.7 million for the six months ended March 31, 2010 from $11.6 million for the six months ended March 31, 2009. Average interest-earning assets increased to $454.4 million for the 2010 period compared to $409.2 million for the 2009 period; however the average yield on interest-earning assets decreased 96 basis points to 4.72% from 5.68% during the periods. The decrease in market interest rates contributed to the downward re-pricing of a portion of our existing assets and to lower rates for new assets.

Interest income on loans decreased to $10.6 million for the six months ended March 31, 2010 from $11.2 million for the six months ended March 31, 2009, as the average balance of our loans decreased to $366.2 million from $366.9 million, reflecting management’s decision to reduce our one-to four- family residential mortgage loan portfolio in the low interest rate environment, and the average yield on loans decreased to 5.80% from 6.09%. The decrease in average yield on our loan portfolio reflected the impact of decreases in interest rates on our adjustable-rate loan products, as well as decreased rates on newly originated loans based on lower market interest rates. Interest income on taxable investment securities decreased to $70,000 for the six months ended March 31, 2010 from

$413,000 for the six months ended March 31, 2009, reflecting the significant decrease in the average balance of such securities to $3.3 million from $19.1 million. The average yield on such securities declined slightly to 4.31% for the six months ended March 31, 2010 from 4.32% for the same period one year earlier.

Interest Expense. Interest expense decreased $1.1 million, or 25.1%, to $3.4 million for the six months ended March 31, 2010 from $4.5 million for the six months ended March 31, 2009. The decrease reflected an 88 basis points decrease in the average rate paid on deposits and borrowings in the 2010 period to 1.70% compared to an average rate paid of 2.58% in the 2009 period, which more than offset an increase of $47.0 million in the average balance of such deposits and borrowings to $394.5 million for the 2010 period versus $347.5 million during the 2009 period.

Interest expense on money market accounts increased to $1.1 million for the six months ended March 31, 2010 from $765,000 for the six months ended March 31, 2009, an increase of $373,000, or 48.7%, reflecting a $95.2 million increase in the average balance of these accounts during the 2010 period to $156.2 million, from an average balance of $61.0 million during the year earlier period, resulting from our competitive pricing of these accounts. The average cost of these accounts decreased to 1.46% for the six months ended March 31, 2010 from 2.51% for the 2009 period. Interest expense on certificates of deposit decreased to $1.1 million for the six months ended March 31, 2010 from $2.1 million for the six months ended March 31, 2009, as the average balance of such certificates decreased to $109.2 million from $136.7 million, and the average rate paid on these certificates decreased to 2.01% for the six months ended March 31, 2010 from 3.13% for the six months ended March 31, 2009. The decrease in average balances of our certificates of deposit resulted primarily from our customers seeking higher returns in our money market accounts which we competitively priced, while the decrease in the average cost of such certificates and other deposits reflected the re-pricing in response to interest rate cuts initiated by the Federal Reserve Board and the lower market interest rates resulting from such cuts.

Interest expense on borrowings, which were solely advances from the Federal Home Loan Bank of Boston, were $893,000 for the six months ended March 31, 2010 versus $1.3 million for the six months ended March 31, 2009 due to lower average balances and rates paid on such borrowings.

Net Interest and Dividend Income. Net interest and dividend income increased to $7.4 million for the six months ended March 31, 2010 from $7.1 million for the six months ended March 31, 2009. The increase was due to lower interest expense and, in part, to the increase in the average balance of our income-earning assets, including net loans, over the period, offset in part by the impact of lower market interest rates on our loan portfolio, greater than 60% of which has adjustable rates of interest. Our interest rate spread and net interest margin both decreased period to period. The interest rate spread and net interest margin were 3.02% and 3.24%, respectively, during the six months ended March 31, 2010, compared to 3.10% and 3.49% for the six months ended March 31, 2009. Additionally, the ratio of our average interest-earning assets to average interest-bearing liabilities decreased to 115.18% during the six ended March 31, 2010 from 117.78% during the six months ended March 31, 2009. The decreases in our interest rate spread, net interest margin and ratio of our average interest-earning assets to average interest-bearing liabilities all reflect our decision to reduce our exposure to fixed-rate loans during the low-interest rate environment and to increase the Bank’s liquidity through increased cash and cash equivalents.

Provision for Loan Losses. We establish a provision for loan losses, which is charged to operations, in order to maintain the allowance for loan losses at a level we consider necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. In determining the level of the allowance for loans losses, we consider past and current loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, adverse situations that may affect a borrower’s ability to repay a loan and the levels of nonperforming loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or economic conditions change. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as circumstances change or as more information becomes available. We assess the allowance for loan losses on a quarterly basis and make provisions for loan losses as required in order to maintain the allowance.

Based on the above factors, we recorded a $300,000 provision for loan losses for the six months ended March 31, 2010 as compared to no provision for the six months ended March 31, 2009. The allowance for loan losses was $3.1 million or 0.83% of total loans at March 31, 2010 compared to $3.2 million, or 0.86% of total loans at March 31, 2009. Total non-performing assets decreased substantially to $1.6 million at March 31, 2010 from $3.1 million at March 31, 2009. The significant decline in non-performing assets resulted from (i) two non-performing loans totaling $2.0 million being paid off and collected in full during the quarter ended March 31, 2010, and (ii) the Bank recognizing loan charge-offs totaling $371,000 during the quarter ending March 31, 2010.

While we used the same methodology in assessing the allowances for both periods, we increased the impact of qualitative factors in the first quarter of fiscal 2010 to reflect further deterioration in the economy. To the best of our knowledge, we have recorded all losses that are both probable and reasonably estimable for the six months ended March 31, 2010 and 2009.

Noninterest Income. Noninterest income increased to $1.0 million for the six months ended March 31, 2010 from $775,000 for the six months ended March 31, 2009. The increase in noninterest income was due to a gain of $210,000 on the sale of approximately $4.6 million of short-term, mortgage-backed securities and a gain of $80,000 on loan sales to Freddie Mac. These sales reflected management’s decision to reduce our interest rate risk profile in a low interest rate environment by reducing our securities portfolio and increasing our liquidity position.

Noninterest Expense. Noninterest expense increased $185,000, or 3.6%, to $5.3 million for the six month period ended March 31, 2010 from $5.1 million for the six month period ended March 31, 2009. The increase in noninterest expense was primarily attributable to increases in salaries and employee benefits (which increased to $3.40 million from $3.35 million), occupancy expense (which increased to $404,000 from $372,000), FDIC insurance premiums (which increased to $238,000 from $94,000) and other expenses (which increased to $464,000 from $395,000). These increases were partially offset by decreases in data processing expense (which decreased to $303,000 from $387,000), professional fees (which decreased to $184,000 from $202,000), advertising expense (which decreased to $74,000 from $107,000), and equipment expense (which decreased to $206,000 from $210,000).

Income Tax Expense. The provision for income taxes was $1.1 million for the six months ended March 31, 2010 compared to $1.1 million for the six months ended March 31, 2009, reflecting pre-tax income in the 2010 period of $2.8 million versus pre-tax income of $2.8 million for the 2009 period. Our effective tax rate was 38.9% for the six months ended March 31, 2010 compared to 37.7% for the six months ended March 31, 2009.

Comparison of Operating Results for the Three Months Ended March 31, 2010 and March 31, 2009

General. We recorded net income of $861,000 for the three months ended March 31, 2010 compared to net income of $828,000 for the three months ended March 31, 2009 as net interest and dividend income increased period over period to $4.0 million from $3.5 million and noninterest expense decreased to $2.6 million for the three months ended March 31, 2010 from $2.6 million for the year earlier period, offset partially by a decrease in non interest income to $421,000 for the 2010 quarter from $503,000 for the 2009 quarter.

Interest and Dividend Income. Interest and dividend income decreased to $5.5 million for the three months ended March 31, 2010 from $5.6 million for the three months ended March 31, 2009. Average interest-earning assets increased to $442.0 million for the 2010 period compared to $411.0 million for the 2009 period; however the average yield on interest-earning assets decreased to 4.99% from 5.49% during the periods. The decrease in market interest rates contributed to the downward re-pricing of a portion of our existing assets and to lower rates for new assets.

Interest income on loans remained unchanged at $5.4 million for both three month periods ended March 31, 2010 and March 31, 2009. The average balance of our loans increased to $370.1 million for the three month period ended March 31, 2010 from $363.7 million for the three month period ended March 31, 2009. The average yield on loans decreased to 5.93% from 5.99%. The decrease in average yield on our loan portfolio reflected the impact of decreases in interest rates on our adjustable-rate loan products, as well as decreased rates on newly originated loans based on lower market interest rates. Interest income on taxable investment securities decreased to $11,000 for the three months ended March 31, 2010 from $183,000 for the three months ended March 31, 2009, reflecting the significant decrease in the average balance of such securities to $1.1 million from $16.7 million. The average yield on such securities decreased to 4.15% for the quarter ended March 31, 2010 from 4.38% for the quarter ended March 31, 2009.

Interest Expense. Interest expense decreased $563,000, or 26.4%, to $1.6 million for the three months ended March 31, 2010 from $2.1 million for the three months ended March 31, 2009. The decrease reflected a decrease in the average rate paid on deposits and borrowings in the 2010 period to 1.60% compared to an average rate paid of 2.45% in the 2009 period, which more than offset an increase of $45.1 million in the average balance of such deposits and borrowings to $393.2 million for the 2010 quarter versus $348.0 million during the 2009 quarter.

Interest expense on money market accounts increased to $536,000 for the quarter ended March 31, 2010 from $385,000 for the quarter ended March 31, 2009, an increase of $151,000, or 39.2%, reflecting a $91.2 million increase in the average balance of these accounts during the March 31, 2010 quarter to $157.6 million, from an average balance of $66.4 million during the quarter ended March 31, 2009. The average cost of these accounts decreased to 1.36% for the quarter ended March 31, 2010 from 2.32% for the 2009 quarter. Interest expense on the average balance of certificates of deposit decreased to $506,000 for the three months ended March 31, 2010 from $972,000 for the three months ended March 31, 2009, as the average balance of such certificates decreased to $108.0 million from $132.6 million, and the average rate paid on these certificates decreased to 1.87% for the quarter ended March 31, 2010 from 2.93% for the quarter ended March 31, 2009. The decrease in average balances of our certificates of deposit resulted primarily from our customers seeking higher returns in our money market accounts which we competitively priced, while the decrease in the average cost of such certificates and other deposits reflected the re-pricing in response to interest rate cuts initiated by the Federal Reserve Board and the lower market interest rates resulting from such cuts.

Interest expense on borrowings, which were solely advances from the Federal Home Loan Bank of Boston, were $419,000 for the quarter ended March 31, 2010 versus $645,000 for the year earlier period, reflecting a lower average balance of borrowings during the 2010 period.

Net Interest and Dividend Income. Net interest and dividend income increased to $4.0 million for the three months ended March 31, 2010 from $3.5 million for the three months ended March 31, 2009. The increase in net interest income in quarter ended March 31, 2010 was positively impacted by the recovery of $335,000 of delinquent interest on two nonperforming loans, as well as the impact of lower market interest rates on our deposit portfolio; offset by the impact of lower market interest rates on our loan portfolio, greater than 60% of which have adjustable rates of interest, and the change in the overall mix of our interest-earning assets. Our interest rate spread and net interest margin both increased period to period. The interest rate spread and net interest margin were 3.39% and 3.57%, respectively, during the quarter ended March 31, 2010, compared to 3.04% and 3.42% for the 2009 quarter. Additionally, the ratio of our average interest-earning assets to average interest-bearing liabilities decreased to 112.42% during the quarter ended March 31, 2010 from 118.10% during the quarter ended March 31, 2009. The decreases in our average interest-earning assets to average interest-bearing liabilities reflects our decision to reduce our exposure to fixed-rate loans during the low-interest rate environment and to increase the Bank’s liquidity through increased cash and cash equivalents.

Provision for Loan Losses. We establish a provision for loan losses, which is charged to operations, in order to maintain the allowance for loan losses at a level we consider necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. In determining the level of the allowance for loans losses, we consider past and current loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, adverse situations that may affect a borrower’s ability to repay a loan and the levels of nonperforming loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or economic conditions change. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as circumstances change or as more information becomes available. We assess the allowance for loan losses on a quarterly basis and make provisions for loan losses as required in order to maintain the allowance.

Based on the above factors, we recorded a provision for loan losses of $300,000 for the three months ended March 31, 2010 as compared to no recorded provision for loan losses for the three months ended March 31, 2009. The allowance for loan losses was $3.1 million or 0.83% of total loans at March 31, 2010 compared to $3.2 million, or 0.86% of total loans at March 31, 2009. Total non-performing assets were $1.6 million at March 31, 2010 compared to $3.1 million at March 31, 2009, reflecting the payoff and collection in full of two non-performing loans totaling $2.0 million and the Bank recognizing loan charge-offs totaling $371,000 during the quarter ending March 31, 2010. While we used the same methodology in assessing the allowances for both periods, we increased the impact of qualitative factors in the first quarter of fiscal 2010 to reflect further deterioration in the economy. To the best of our knowledge, we have recorded all losses that are both probable and reasonably estimable for the three months ended March 31, 2010 and 2009.

Noninterest Income. Noninterest income decreased to $371,000 for the three months ended March 31, 2010 from $421,000 for the three months ended March 31, 2009. The decrease in noninterest income was due to a reduction in the gain on the sale on securities to $0 for the three months ended March 31, 2010 from $67,000 for the three months ended March 31, 2009. Also contributing to the decline was a decrease in the gain from the sales of mortgage loans to $7,000 for the three months ended March 31, 2010 from $44,000 for the three months ended March 31, 2009.

Noninterest Expense. Noninterest expense decreased $81,000, or 3.0%, to $2.6 million for the three month period ended March 31, 2010 from $2.6 million for the three month period ended March 31, 2009. The decrease in noninterest expense was primarily attributable to decreases in salaries and employee benefits (which decreased to $1.6 million from $1.7 million), professional fees expense (which decreased to $59,000 from $99,000), data processing fees (which decreased to $185,000 from $231,000), and equipment expense (which decreased to $100,000 from $103,000). These decreases were partially offset by increases in FDIC insurance premiums (which increased to $123,000 from $47,000), occupancy expense (which increased to $212,000 from $199,000), other expense (which increased to $256,000 from $217,000) and advertising expense (which increased slightly to $32,000 from $31,000).

Income Tax Expense. The provision for income taxes was $538,000 for the three months ended March 31, 2010 compared to $465,000 for the three months ended March 31, 2009, reflecting slightly higher pre-tax income in the 2010 quarter of $1.4 million versus pre-tax income of $1.3 million for the 2009 quarter. Our effective tax rate was 38.4% for the three months ended March 31, 2010 compared to 36.0% for the three months ended March 31, 2009.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this prospectus.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities, if any;

•	changes in consumer spending, borrowing and savings habits;

•

changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

•	changes in our organization, compensation and benefit plans;

•	changes in our financial condition or results of operations that reduce capital available to pay dividends; and

•	changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 16.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $40.9 million and $55.7 million, or $64.3 million if the offering range is increased by 15%.

We intend to distribute the net proceeds from the stock offering as follows:

	Based Upon the Sale at $10.00 Per Share of
	4,250,000 Shares		5,000,000 Shares		5,750,000 Shares		6,612,500 Shares(1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)
Stock offering proceeds	$42,500		$50,000		$57,500		$66,125
Less offering expenses	(1,648)		(1,717)		(1,785)		(1,864)

Net offering proceeds(2)	$40,852	100.0%	$48,283	100.0%	$55,715	100.0%	$64,261	100.0%

Use of net proceeds:
To Peoples Federal Savings Bank	$20,426	50.0%	$24,142	50.0%	$27,858	50.0%	$32,131	50.0%
To fund loan to employee stock ownership plan(3)	$3,672	9.0%	$4,320	8.9%	$4,968	8.9%	$5,713	8.9%
Retained by Peoples Federal Bancshares, Inc.	$16,754	41.0%	$19,821	41.1%	$22,889	41.1%	$26,417	41.1%

(1)

As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)	Assumes all shares of common stock are sold in the subscription offering and/or the community offering.
(3)	We may capitalize a subsidiary that will loan the funds to the employee stock ownership plan.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Peoples Federal Savings Bank’s deposits. The net proceeds may vary because the total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription and community offerings.

Peoples Federal Bancshares, Inc. may use the proceeds it retains from the stock offering:

•	to invest in mortgage-backed securities and debt securities issued by the United States Government and United States Government-sponsored agencies or entities;

•

to finance the acquisition of financial institutions or other financial service companies or the deposits and assets of other institutions, including in FDIC-assisted transactions of failed institutions;

•	to pay cash dividends to stockholders;

•	to repurchase shares of our common stock; and

•	for other general corporate purposes, including depositing such funds with, or making additional capital contributions to, Peoples Federal Savings Bank.

With the exception of the funding of the loan to the employee stock ownership plan (or funding a subsidiary which will make this loan), Peoples Federal Bancshares, Inc. has not quantified its plans for use of the offering proceeds for each of the foregoing purposes. Initially, we intend to invest a substantial portion of the net proceeds in short-term investments, U.S. Government Agency securities and mortgage-backed securities.

Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the conversion, except to fund equity benefit plans other than stock options or except when extraordinary circumstances exist and with prior regulatory approval.

Peoples Federal Savings Bank intends to invest the remaining proceeds it receives from the offering initially in short-term investments, U.S. Government Agency securities and mortgage-backed securities. Over time, Peoples Federal Savings Bank may use the proceeds that it receives from the stock offering as follows:

•	to fund new loans;

•	to invest in mortgage-backed securities and debt securities issued by the United States Government and United States Government-sponsored agencies or entities;

•

to expand its banking franchise by establishing or acquiring new branches, or by acquiring other financial institutions, or the deposits and assets of other institutions, including in FDIC-assisted transactions of failed institutions, or other financial services companies; and

•	for other general corporate purposes.

Peoples Federal Savings Bank has not quantified its plans or determined specific amounts for use of the offering proceeds for each of the foregoing purposes. The use of proceeds outlined above are based on many factors including but not limited to changes in market interest rates, our relative position in the financial services industry in our market and the attractiveness of potential acquisition of other financial institutions or their assets. Our short-term and long-term growth plans anticipate that, upon completion of the offering, we will experience growth through increased lending and investment activities and, possibly, acquisitions. We currently have no understandings or agreements to acquire other banks, thrifts, branches thereof or other financial services companies. There can be no assurance that we would be able to consummate any acquisition. Our current business plan reflects that we may open up to four (4) branch offices over the next five years. Although we have no specific plans nor have we identified locations for such branches, we have estimated for business planning purposes that each branch office we purchase would cost approximately $1.5 million to establish, and each branch office we lease would cost approximately $500,000 to establish.

OUR POLICY REGARDING DIVIDENDS

Following completion of the stock offering, our Board of Directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the payment of dividends. In determining whether to pay a cash dividend and the amount of such cash dividend, the Board of Directors is expected to take into account a number of factors, including capital requirements, our consolidated financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by Office of Thrift Supervision policy and regulations, may be paid in addition to, or in lieu of, regular cash dividends. We will file a consolidated tax return with Peoples Federal Savings Bank. Accordingly, it is anticipated that any cash distributions made by us to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes. Additionally, pursuant to Office of Thrift Supervision regulations, during the three-year period following the stock offering, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

Pursuant to our Articles of Incorporation, we are authorized to issue preferred stock. If we issue preferred stock, the holders thereof may have a priority over the holders of our shares of common stock with respect to the payment of dividends. For a further discussion concerning the payment of dividends on our shares of common stock, see “Description of Capital Stock—Common Stock.” Initially, dividends we can declare and pay will depend upon the proceeds retained from the stock offering and the earnings received from the investment of those proceeds. In the future, dividends will depend in large part upon receipt of dividends from Peoples Federal Savings Bank, because we expect to have limited sources of income other than dividends from Peoples Federal Savings Bank and interest payments received in connection with the loan to the employee stock ownership plan (which will be funded through a subsidiary formed solely for the purpose of making the loan to the employee stock ownership plan).

A regulation of the Office of Thrift Supervision imposes limitations on capital distributions by savings institutions. See “Supervision and Regulation—Federal Banking Regulation—Capital Distributions.”

Any payment of dividends by Peoples Federal Savings Bank to us that would be deemed to be drawn out of Peoples Federal Savings Bank’s bad debt reserves, if any, would require a payment of taxes at the then-current tax rate by Peoples Federal Savings Bank on the amount of earnings deemed to be removed from the reserves for such distribution. See “Supervision and Regulation—Federal Banking Regulation—Capital Distributions.” Peoples Federal Savings Bank does not intend to make any distribution to us that would create such a federal tax liability. See “Taxation—Federal Taxation” and “—State Taxation.”

MARKET FOR THE COMMON STOCK

We have never issued capital stock and there is no established market for our shares of common stock. We expect that our shares of common stock will be listed for trading on the Nasdaq Capital Market under the symbol “PEOP,” subject to completion of the offering and compliance with certain conditions, including the presence of at least three registered and active market makers. Sandler O’Neill & Partners,

L.P. has advised us that it intends to make a market in shares of our common stock following the offering, but it is under no obligation to do so or to continue to do so once it begins. While we will attempt before completion of the offering to obtain commitments from at least two other broker-dealers to make a market in shares of our common stock, there can be no assurance that we will be successful in obtaining such commitments.

The development and maintenance of a public market, having the desirable characteristics of depth, liquidity and orderliness, depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of shares of our common stock at any particular time may be limited, which may have an adverse effect on the price at which shares of our common stock can be sold. There can be no assurance that persons purchasing the shares of common stock will be able to sell their shares at or above the $10.00 offering purchase price per share. You should have a long-term investment intent if you purchase shares of our common stock and you should recognize that there may be a limited trading market in the shares of common stock.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At December 31, 2009, Peoples Federal Savings Bank exceeded all of the applicable regulatory capital requirements. The table below sets forth the historical equity capital and regulatory capital of Peoples Federal Savings Bank at December 31, 2009, and the pro forma regulatory capital of Peoples Federal Savings Bank, after giving effect to the sale of shares of common stock at a $10.00 per share purchase price. The table assumes the receipt by Peoples Federal Savings Bank of 50% of the net offering proceeds. See “How We Intend to Use the Proceeds from the Offering.”

	Peoples Federal Savings Bank Historical at December 31, 2009		Pro Forma at December 31, 2009, Based Upon the Sale in the Offering of(5)
			4,250,000 Shares		5,000,000 Shares		5,750,000 Shares		6,612,500 Shares(1)
	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)
	(Dollars in thousands)
Equity	$51,551	10.68%	$66,468	13.22%	$69,212	13.66%	$71,956	14.10%	$75,111	14.60%
Tangible capital(3)(4)	$51,510	10.68%	$66,428	13.21%	$69,172	13.65%	$71,916	14.09%	$75,071	14.59%
Tangible requirement	7,237	1.50	7,543	1.50	7,599	1.50	7,655	1.50	7,719	1.50

Excess	$44,273	9.18%	$58,885	11.71%	$61,573	12.15%	$64,261	12.59%	$67,352	13.09%

Core capital(3)(4)	$51,510	10.68%	$66,428	13.21%	$69,172	13.65%	$71,916	14.09%	$75,071	14.59%
Core requirement	14,474	3.00	15,087	3.00	15,198	3.00	15,310	3.00	15,438	3.00

Excess	$37,036	7.68%	$51,341	10.21%	$53,974	10.65%	$56,606	11.09%	$59,633	11.59%

Tier 1 risk-based capital	$51,510	16.30%	$66,428	20.36%	$69,172	21.08%	$71,916	21.79%	$75,071	22.60%
Risk-based requirement	12,642	4.00	13,051	4.00	13,125	4.00	13,200	4.00	13,285	4.00

Excess	$38,868	12.30%	$53,377	16.36%	$56,047	17.08%	$58,716	17.79%	$61,786	18.60%

Total risk-based capital(3)	$54,570	17.27%	$69,488	21.30%	$72,232	22.01%	$74,976	22.72%	$78,131	23.52%
Risk-based requirement	25,285	8.00	26,102	8.00	26,251	8.00	26,399	8.00	26,570	8.00

Excess	$29,285	9.27%	$43,386	13.30%	$45,981	14.01%	$48,577	14.72%	$51,561	15.52%

Reconciliation of capital infused into Peoples Federal Savings Bank:
Net proceeds			$20,426		$24,142		$27,858		$32,131
Less: Common stock acquired by employee stock ownership plan			(3,672)		(4,320)		(4,968)		(5,713)
After-tax contribution of shares to charitable foundation			(1,836)		(2,160)		(2,484)		(2,857)

Pro forma increase			$14,918		$17,662		$20,406		$23,561

(1)

As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)

The current Office of Thrift Supervision core capital requirement for financial institutions is 3% of total adjusted assets for financial institutions that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other financial institutions.

(3)	Tangible and core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(4)

Pro forma capital levels assume that the employee stock ownership plan purchases 8% of the shares of common stock to be outstanding immediately following the stock offering (including shares contributed to the charitable foundation) with funds borrowed from Peoples Federal Bancshares, Inc. or a subsidiary. Pro forma generally accepted accounting principles (“GAAP”) and regulatory capital have been reduced by the amount required to fund this plan. See “Management of Peoples Federal Bancshares, Inc.” for a discussion of the employee stock ownership plan.
(5)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 50% risk weighting.

CAPITALIZATION

The following table presents the historical consolidated capitalization of Peoples Federal MHC at December 31, 2009 and the pro forma consolidated capitalization of Peoples Federal Bancshares, Inc., after giving effect to the conversion and the offering, based upon the assumptions set forth in the “Pro Forma Data” section.

	Peoples Federal MHC Historical at December 31, 2009	Peoples Federal Bancshares, Inc. Pro Forma, Based Upon the Sale in the Offering at $10.00 per Share of
		4,250,000 Shares	5,000,000 Shares	5,750,000 Shares	6,612,500 Shares(1)
	(Dollars in thousands)
Deposits(2)	$370,508	$370,508	$370,508	$370,508	$370,508
Borrowings	54,000	54,000	54,000	54,000	54,000

Total deposits and borrowed funds	$424,508	$424,508	$424,508	$424,508	$424,508

Stockholders’ equity:
Preferred stock $0.01 par value, 50,000,000 shares authorized; none issued or outstanding	$—	$—	$—	$—	$—
Common stock $0.01 par value, 100,000,000 shares authorized; assuming shares outstanding as shown(3)(4)	—	46	54	62	71
Additional paid-in capital(4)	—	44,206	52,229	60,253	69,480
Retained earnings(5)	51,628	51,628	51,628	51,628	51,628
Less: Expense of stock contribution to charitable foundation	—	(3,400)	(4,000)	(4,600)	(5,290)
Plus:
Tax benefit of shares contributed to charitable foundation	—	1,363	1,604	1,845	2,121
Accumulated other comprehensive income	24	24	24	24	24
Common stock to be acquired by employee stock ownership plan(6)	—	(3,672)	(4,320)	(4,968)	(5,713)
Common stock to be acquired by stock-based benefit plans(7)	—	(1,836)	(2,160)	(2,484)	(2,857)

Total stockholders’ equity	$51,652	$88,359	$95,059	$101,760	$109,464

Pro forma shares outstanding:
Shares issued to charitable foundation	—	340,000	400,000	460,000	529,000
Shares offered for sale in offering		4,250,000	5,000,000	5,750,000	6,612,500

Total shares outstanding		4,590,000	5,400,000	6,210,000	7,141,500

Total stockholders’ equity as a percentage of total assets(2)	10.70%	17.01%	18.07%	19.10%	20.25%

(1)

As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for shares or changes in market conditions following the commencement of the subscription and community offerings.

(2)

Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.

(3)

No effect has been given to the issuance of additional shares of Peoples Federal Bancshares, Inc. common stock pursuant to one or more stock-based benefit plans. If these plans are implemented within 12 months following the completion of the stock offering, an amount up to 10% and 4% of the shares of Peoples Federal Bancshares, Inc. common stock issued in the offering, including shares contributed to the charitable foundation, will be reserved for issuance upon the exercise of stock options and for issuance as restricted stock awards, respectively. See “Management of Peoples Federal Bancshares, Inc.”

(4)	The sum of the par value of the total shares outstanding and additional paid-in capital equals the net stock offering proceeds at the offering price of $10.00 per share.

(5)

The retained earnings of Peoples Federal Savings Bank will be substantially restricted after the conversion. See “Our Policy Regarding Dividends,” “The Conversion—Liquidation Rights” and “Supervision and Regulation.”

(6)

Assumes that 8% of the shares issued in the offering, including shares contributed to the charitable foundation, will be acquired by the employee stock ownership plan financed by a loan from Peoples Federal Bancshares, Inc. or a subsidiary. The loan will be repaid principally from Peoples Federal Savings Bank’s contributions to the employee stock ownership plan. Since Peoples Federal Bancshares, Inc. or a subsidiary will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no asset or liability will be reflected on Peoples Federal Bancshares, Inc.’s consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.

(7)

Assumes a number of shares of common stock equal to 4% of the shares of common stock to be issued in the offering, including shares contributed to the charitable foundation, will be purchased for grant by one or more stock-based benefit plans in open market purchases. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. As Peoples Federal Bancshares, Inc. accrues compensation expense to reflect the vesting of shares pursuant to the stock-based benefit plans, the credit to equity will be offset by a charge to noninterest expense. Implementation of the stock stock-based benefit plans will require stockholder approval. The funds to be used by the stock-based benefit plans will be provided by Peoples Federal Bancshares, Inc.

PRO FORMA DATA

The following tables summarize historical data of Peoples Federal MHC and pro forma data of Peoples Federal Bancshares, Inc. at and for the three months ended December 31, 2009 and at and for the fiscal year ended September 30, 2009. This information is based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering.

The net proceeds in the tables are based upon the following assumptions:

•	all shares of common stock will be sold in the subscription and/or community offerings;

•	250,000 shares of common stock will be purchased by our executive officers and directors, and their associates;

•

our employee stock ownership plan will purchase 8% of the shares of common stock issued in the stock offering including shares contributed to the charitable foundation with a loan from Peoples Federal Bancshares, Inc. or a subsidiary that will adjust with the prime interest rate. The loan will be repaid in substantially equal payments of principal and interest over a period of 20 years, and interest income that Peoples Federal Bancshares, Inc. will earn on the loan will offset the interest paid on the loan by Peoples Federal Savings Bank;

•

Sandler O’Neill & Partners, L.P. will receive a fee equal to 1.00% of the dollar amount of the shares of common stock sold in the subscription and community offerings. Shares purchased by our employee benefit plans or by our officers, directors and employees, and their immediate families and shares contributed to our charitable foundation will not be included in calculating the shares of common stock sold for this purpose; and

•	expenses of the stock offering, other than fees and expenses to be paid to Sandler O’Neill & Partners, L.P., will be $1.3 million.

We calculated pro forma consolidated net income for the three months ended December 31, 2009 and for the fiscal year ended September 30, 2009 as if the estimated net proceeds we received had been invested at an assumed interest rate of 1.70% (1.02% on an after-tax basis) and 1.45% (0.87% on an after-tax basis), respectively. This represents the three-year United States Treasury Note as of December 31, 2009 and September 30, 2009, respectively, which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate generally required by Office of Thrift Supervision regulations.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the shares of common stock were outstanding at the beginning of each period, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma tables give effect to the implementation of stock-based benefit plans. Subject to the receipt of stockholder approval, we have assumed that the stock-based benefit plans will acquire for restricted stock awards a number of shares of common stock equal to 4% of our outstanding shares of common stock (including shares contributed to the charitable foundation) at the same price for which they were sold in the stock offering. We assume that shares of common stock are granted under the plans in awards that vest over a five-year period.

We have also assumed that the stock-based benefit plans will grant options to acquire shares of common stock equal to 10% of our outstanding shares of common stock, including shares contributed to the charitable foundation. In preparing the tables below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $5.44 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 36.45% for the shares of common stock, a dividend yield of 0%, an expected option life of 10 years and a risk-free interest rate of 3.85%. Because there is currently no market for our shares of common stock, the assumed expected volatility is based on the SNL Securities index for all publicly-traded thrift institutions and their holding companies.

We may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 10% and 4%, respectively, of our total outstanding shares, including shares contributed to the charitable foundation, if the stock-based benefit plans are adopted more than one year following the stock offering. In addition, we may grant options and award shares that vest sooner than over a five-year period if the stock-based benefit plans are adopted more than one year following the stock offering.

As discussed under “How We Intend to Use the Proceeds from the Stock Offering,” we intend to contribute at least 50% of the net proceeds from the stock offering to Peoples Federal Savings Bank, and we will retain the remainder of the net proceeds from the stock offering. We will use a portion of the proceeds for the purpose of making a loan to the employee stock ownership plan and retain the rest of the proceeds for future use.

The pro forma table does not give effect to:

•	withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the stock offering;

•	our results of operations after the stock offering; or

•	changes in the market price of the shares of common stock after the stock offering.

The following pro forma information may not represent the financial effects of the stock offering at the date on which the stock offering actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of our assets and liabilities, computed in accordance with GAAP. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholders’ equity does not give effect to the impact of intangible assets, the liquidation account we will establish in the conversion or tax bad debt reserves in the unlikely event we are liquidated.

	At or For the three months ended December 31, 2009 Based Upon the Sale at $10.00 Per Share of
	4,250,000 Shares	5,000,000 Shares	5,750,000 Shares	6,612,500 Shares(1)
	(Dollars in thousands, except per share amounts)
Gross Proceeds of Offering	$42,500	$50,000	$57,500	$66,125
Plus: Market value of shares issued to the Foundation	3,400	4,000	4,600	5,290

Pro form market capitalization	45,900	54,000	62,100	71,415
Gross proceeds of offering	42,500	50,000	57,500	66,125
Less: expenses	(1,648)	(1,717)	(1,785)	(1,864)

Estimated net proceeds	40,852	48,283	55,715	64,261
Less: Common stock purchased by ESOP(2)	(3,672)	(4,320)	(4,968)	(5,713)
Less: Common stock awarded under stock-based benefit plans(3)	(1,836)	(2,160)	(2,484)	(2,857)

Estimated net cash proceeds	$35,344	$41,803	$48,263	$55,691

For the three months ended December 31, 2009
Consolidated net income:
Historical	$858	$858	$858	$858
Pro forma income on net proceeds	90	106	123	142
Pro forma ESOP adjustment(2)	(27)	(32)	(37)	(43)
Pro forma stock award adjustment(3)	(55)	(65)	(74)	(86)
Pro forma stock option adjustment(4)	(125)	(147)	(169)	(194)

Pro forma net income	$741	$720	$701	$677

Per share net income (reflects SOP 93-6):
Historical	$0.20	$0.17	$0.15	$0.13
Pro forma income on net proceeds	0.02	0.02	0.02	0.02
Pro forma ESOP adjustment(2)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma stock award adjustment(3)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma stock option adjustment(4)	(0.03)	(0.03)	(0.03)	(0.03)

Pro forma net income per share(5)	$0.17	$0.14	$0.12	$0.10

Offering price as a multiple of pro forma net income per share	15.63	19.23	22.73	27.78
Number of shares outstanding for pro forma net income per share calculations(5)	4,227,390	4,973,400	5,719,410	6,577,322
At December 31, 2009
Stockholders’ equity:
Historical	$51,652	$51,652	$51,652	$51,652
Estimated net proceeds	40,852	48,283	55,715	64,261
Plus: shares issued to Foundation	3,400	4,000	4,600	5,290
Less: shares issued to Foundation	(3,400)	(4,000)	(4,600)	(5,290)
Plus: tax benefit of the contribution to the Foundation	1,363	1,604	1,845	2,121
Less: Common stock acquired by ESOP(2)	(3,672)	(4,320)	(4,968)	(5,713)
Less: Common stock awarded under stock-based benefit plans(3)(4)	(1,836)	(2,160)	(2,484)	(2,857)

Pro forma stockholders’ equity	$88,359	$95,059	$101,760	$109,464

Stockholders’ equity per share:
Historical	$11.25	$9.57	$8.32	$7.23
Estimated net proceeds	8.90	8.94	8.97	9.00
Plus: shares issued to Foundation	0.74	0.74	0.74	0.74
Less: shares contribution to Foundation	(0.74)	(0.74)	(0.74)	(0.74)
Plus: tax benefit of the contribution to the Foundation	0.30	0.30	0.30	0.30
Less: Common stock acquired by ESOP(2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: Common stock awarded under stock-based benefit plans(3)(4)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders’ equity per share(6)	$19.25	$17.61	$16.39	$15.33

Offering price as percentage of pro forma stockholders’ equity per share	51.95%	56.79%	61.01%	65.23%
Number of shares outstanding for pro forma book value per share calculations	4,590,000	5,400,000	6,210,000	7,141,500

(footnotes begin on following page)

(Footnotes from previous page)

(1)

As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)

Assumes that 8% of shares of common stock issued in the offering (including shares contributed to the charitable foundation) will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Peoples Federal Bancshares, Inc. or a subsidiary. Peoples Federal Savings Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Peoples Federal Savings Bank’s total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans” (“SOP 93-6”), requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Peoples Federal Savings Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 40.2%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 4,590, 5,400, 6,210 and 7,142 shares were committed to be released during the period at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with SOP 93-6, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of income per share calculations.

(3)

If approved by Peoples Federal Bancshares, Inc.’s stockholders, one or more stock-based benefit plans plan may purchase an aggregate number of shares of common stock equal to 4% of the shares to be issued in the offering (including shares contributed to the charitable foundation) (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Peoples Federal Bancshares, Inc. or through open market purchases. The funds to be used by the stock-based benefit plans to purchase the shares will be provided by Peoples Federal Bancshares, Inc. The table assumes that (i) the stock-based benefit plans acquire the shares through open market purchases at $10.00 per share, (ii) 5% of the amount contributed to the stock-based benefit plans is amortized as an expense during the period and (iii) the stock-based benefit plans expense reflects an effective combined federal and state tax rate of 40.2%. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock (equal to 4% of the shares issued in the offering (including shares contributed to the charitable foundation)) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.85%.

(4)

If approved by Peoples Federal Bancshares, Inc.’s stockholders, one or more stock-based benefit plans may grant options to acquire an aggregate number of shares of common stock equal to 10% of the shares to be issued in the offering (including shares contributed to the charitable foundation) (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock options to be granted under stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $5.44 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options. The actual expense of the stock options to be granted under the stock-based benefit plans will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based benefit plans is obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. Assuming shares of common stock used to fund stock options (equal to 10% of the shares issued in the offering (including shares contributed to the charitable foundation) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 9.09%.

(5)

Income per share computations are determined by taking the number of shares assumed to be issued in the offering (including shares contributed to the charitable foundation) and, in accordance with SOP 93-6, subtracting the employee stock ownership plan shares that have not been committed for release during the period and subtracting non-vested stock awards granted under one or more stock-based benefit plans. See note 2, above.

(6)

The retained earnings of Peoples Federal Savings Bank will be substantially restricted after the conversion. See “Our Policy Regarding Dividends,” “The Conversion—Liquidation Rights” and “Supervision and Regulation.” The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

	At or for the Fiscal Year Ended September 30, 2009 Based Upon the Sale at $10.00 Per Share of
	4,250,000 Shares	5,000,000 Shares	5,750,000 Shares	6,612,500 Shares(1)
	(Dollars in thousands, except per share amounts)
Gross Proceeds of Offering	$42,500	$50,000	$57,500	$66,125
Plus: Market value of shares issued to the Foundation	3,400	4,000	4,600	5,290

Pro form market capitalization	45,900	54,000	62,100	71,415
Gross proceeds of offering	42,500	50,000	57,500	66,125
Less: expenses	(1,648)	(1,717)	(1,785)	(1,864)

Estimated net proceeds	40,852	48,283	55,715	64,261
Less: Common stock purchased by ESOP(2)	(3,672)	(4,320)	(4,968)	(5,713)
Less: Common stock awarded under stock-based benefit plans(3)	(1,836)	(2,160)	(2,484)	(2,857)

Estimated net cash proceeds	$35,344	$41,803	$48,263	$55,691

For the fiscal year ended September 30, 2009
Consolidated net income:
Historical	$2,672	$2,672	$2,672	$2,672
Pro forma income on net proceeds	307	364	420	485
Pro forma ESOP adjustment(2)	(110)	(130)	(149)	(171)
Pro forma stock award adjustment(3)	(220)	(259)	(298)	(343)
Pro forma stock option adjustment(4)	(499)	(588)	(676)	(777)

Pro forma net income	$2,150	$2,059	$1,969	$1,866

Per share net income (reflects SOP 93-6):
Historical	$0.63	$0.54	$0.47	$0.40
Pro forma income on net proceeds	0.07	0.07	0.07	0.07
Pro forma ESOP adjustment(2)	(0.03)	(0.03)	(0.03)	(0.03)
Pro forma stock award adjustment(3)	(0.05)	(0.05)	(0.05)	(0.05)
Pro forma stock option adjustment(4)	(0.11)	(0.12)	(0.12)	(0.11)

Pro forma net income per share(5)	$0.51	$0.41	$0.34	$0.28

Offering price as a multiple of pro forma net income per share	19.61	24.39	29.41	35.71
Number of shares outstanding for pro forma net income per share calculations(5)	4,241,160	4,989,600	5,738,040	6,598,746
At September 30, 2009
Stockholders’ equity:
Historical	$50,943	$50,943	$50,943	$50,943
Estimated net proceeds	40,852	48,283	55,715	64,261
Plus: shares issued to Foundation	3,400	4,000	4,600	5,290
Less: shares issued to Foundation	(3,400)	(4,000)	(4,600)	(5,290)
Plus: tax benefit of the contribution to the Foundation	1,363	1,604	1,845	2,121
Less: Common stock acquired by ESOP(2)	(3,672)	(4,320)	(4,968)	(5,713)
Less: Common stock awarded under stock-based benefit plans(3)(4)	(1,836)	(2,160)	(2,484)	(2,857)

Pro forma stockholders’ equity	$87,650	$94,350	$101,051	$108,755

Stockholders’ equity per share:
Historical	$11.10	$9.43	$8.20	$7.13
Estimated net proceeds	8.90	8.94	8.97	9.00
Plus: shares issued to Foundation	0.74	0.74	0.74	0.74
Less: shares contribution to Foundation	(0.74)	(0.74)	(0.74)	(0.74)
Plus: tax benefit of the contribution to the Foundation	0.30	0.30	0.30	0.30
Less: Common stock acquired by ESOP(2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: Common stock awarded under stock-based benefit plans(3)(4)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders’ equity per share(6)	$19.10	$17.47	$16.27	$15.23

Offering price as percentage of pro forma stockholders’ equity per share	52.36%	57.24%	61.46%	65.66%
Number of shares outstanding for pro forma book value per share calculations	4,590,000	5,400,000	6,210,000	7,141,500

(footnotes begin on following page)

(Footnotes from previous page)

(1)

As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)

Assumes that 8% of shares of common stock issued in the offering (including shares contributed to the charitable foundation) will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Peoples Federal Bancshares, Inc. or a subsidiary. Peoples Federal Savings Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Peoples Federal Savings Bank’s total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans” (“SOP 93-6”), requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Peoples Federal Savings Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 40.1%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 18,360, 21,600, 24,840 and 28,566 shares were committed to be released during the period at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with SOP 93-6, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of income per share calculations.

(3)

If approved by Peoples Federal Bancshares, Inc.’s stockholders, one or more stock-based benefit plans plan may purchase an aggregate number of shares of common stock equal to 4% of the shares to be issued in the offering (including shares contributed to the charitable foundation) (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Peoples Federal Bancshares, Inc. or through open market purchases. The funds to be used by the stock-based benefit plans to purchase the shares will be provided by Peoples Federal Bancshares, Inc. The table assumes that (i) the stock-based benefit plans acquire the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock-based benefit plans is amortized as an expense during the period and (iii) the stock-based benefit plans expense reflects an effective combined federal and state tax rate of 40.1%. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock (equal to 4% of the shares issued sold in the offering (including shares contributed to the charitable foundation)) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.85%.

(4)

If approved by Peoples Federal Bancshares, Inc.’s stockholders, one or more stock-based benefit plans may grant options to acquire an aggregate number of shares of common stock equal to 10% of the shares to be issued in the offering (including shares contributed to the charitable foundation) (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock options to be granted under stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $5.44 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options. The actual expense of the stock options to be granted under the stock-based benefit plans will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based benefit plans is obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. Assuming shares of common stock used to fund stock options (equal to 10% of the shares issued in the offering (including shares contributed to the charitable foundation)) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 9.09%.

(5)

Income per share computations are determined by taking the number of shares assumed to be issued in the offering (including shares contributed to the charitable foundation) and, in accordance with SOP 93-6, subtracting the employee stock ownership plan shares that have not been committed for release during the period and subtracting non-vested stock awards granted under one or more stock-based benefit plans. See note 2, above.

(6)

The retained earnings of Peoples Federal Savings Bank will be substantially restricted after the conversion. See “Our Policy Regarding Dividends,” “The Conversion—Liquidation Rights” and “Supervision and Regulation.” The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

COMPARISON OF VALUATION AND PRO FORMA INFORMATION

WITH AND WITHOUT THE CHARITABLE FOUNDATION

As reflected in the table below, if the charitable foundation is not established and funded as part of the stock offering, RP Financial, LC. estimates that our pro forma valuation would be greater and, as a result, a greater number of shares of common stock would be issued in the stock offering. At the minimum, midpoint, maximum and adjusted maximum of the valuation range, our pro forma valuation is $45.9 million, $54.0 million, $62.1 million and $71.4 million with the charitable foundation, as compared to $48.0 million, $56.5 million, $65.0 million and $74.7 million, respectively, without the charitable foundation. There is no assurance that in the event the charitable foundation were not formed, the appraisal prepared at that time would conclude that our pro forma market value would be the same as that estimated in the table below. Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios at and for the three months ended December 31, 2009 at the minimum, midpoint, maximum and adjusted maximum of the offering range, assuming the stock offering was completed at the beginning of the three-month period, with and without the charitable foundation.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		Adjusted Maximum of Offering Range
	With Foundation	Without Foundation	With Foundation	Without Foundation	With Foundation	Without Foundation	With Foundation	Without Foundation
	(Dollars in thousands, except per share amounts)
Estimated stock offering amount	$42,500	$48,025	$50,000	$56,500	$57,500	$64,975	$66,125	$74,721
Estimated full value	45,900	48,025	54,000	56,500	62,100	64,975	71,415	74,721
Total assets	519,465	523,321	526,165	530,702	532,866	538,082	540,570	546,570
Total liabilities	431,106	431,106	431,106	431,106	431,106	431,106	431,106	431,106
Pro forma stockholders’ equity	88,359	92,215	95,059	99,596	101,760	106,976	109,464	115,464
Pro forma net income	741	744	720	724	701	705	677	683
Pro forma stockholders’ equity per share	19.25	19.20	17.61	17.63	16.39	16.46	15.33	15.45
Pro forma net income per share	0.16	0.17	0.13	0.14	0.11	0.12	0.09	0.10
Pro forma pricing ratios:
Offering price as a percentage of pro forma stockholders’ equity per share	51.95%	52.08%	56.79%	56.72%	61.01%	60.75%	65.23%	64.72%
Offering price to pro forma net income per share	15.63x	14.71x	19.23x	17.86x	22.73x	20.83x	27.78x	25.00x
Offering price to assets	8.84%	9.18%	10.26%	10.65%	11.65%	12.08%	13.21%	13.67%
Pro forma financial ratios:
Return on assets (annualized)	0.57%	0.57%	0.55%	0.55%	0.53%	0.52%	0.50%	0.50%
Return on equity (annualized)	3.35	3.23	3.03	2.91	2.76	2.64	2.47	2.37
Equity to assets	17.01	17.62	18.07	18.77	19.10	19.88	20.25	21.13
Total shares issued	4,590,000	4,802,500	5,400,000	5,650,000	6,210,000	6,497,500	7,141,500	7,472,125

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This section is intended to help potential investors understand our financial performance through a discussion of the factors affecting our financial condition at December 31, 2009 and our results of operations for quarters ended December 31, 2009 and 2008 and the fiscal years ended September 30, 2009 and 2008. This section should be read in conjunction with the consolidated financial statements and notes to the consolidated financial statements that appear elsewhere in this prospectus. Peoples Federal Bancshares, Inc. had not engaged in any activities at December 31, 2009; therefore, the information reflected in this section reflects the financial performance of Peoples Federal MHC and its subsidiary.

We have prepared this Prospectus in accordance with Securities and Exchange Commission regulations applicable to “smaller reporting companies.”

Overview

We have historically operated as a traditional thrift institution. A significant majority of our assets consist of long-term, fixed-rate and adjustable rate one- to four-family residential mortgage loans, which we have funded primarily with retail deposit accounts and Federal Home Loan Bank of Boston advances. Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, investment securities (including securities issued by U.S. government agencies and residential mortgage-backed securities issued by government-sponsored entities) and other interest-earning assets, primarily interest-earning deposits at other financial institutions, and the interest we pay on our interest-bearing liabilities, consisting primarily of money market accounts, savings accounts, certificates of deposit, and Federal Home Loan Bank of Boston advances. Our results of operations also are affected by our provisions for loan losses, non-interest income and non-interest expense. Non-interest income currently consists primarily of service charges on deposit accounts, income derived from insurance policies we hold on certain of our executive officers which serve as a funding source for our benefit obligations, loan servicing fees and other income and gains or losses on the sale of loans and on the sale of available-for-sale securities. Non-interest expense currently consists primarily of salaries and employee benefits, occupancy and equipment expenses, data processing, legal, accounting and exam fees, FDIC insurance premiums and other operating expenses. Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

All of our residential mortgage-backed securities have been issued or guaranteed by Freddie Mac, Fannie Mae or Ginnie Mae, all of which are U.S. government-sponsored entities. These agencies guarantee the payment of principal and interest on our residential mortgage-backed securities. We do not own any trust preferred securities or collateralized debt obligations (CDOs).

Since September 30, 2007, we have increased our total assets by 33.3% from $362.2 million at September 30, 2007 to $482.8 million at December 31, 2009. In September 2007, we acquired Brookline Co-Operative Bank, a Massachusetts-chartered cooperative bank with $58.3 million in assets. During fiscal 2008 and 2009, we purchased approximately $78.0 million of one- to four-family residential mortgage loans, substantially all of which are higher-yielding, jumbo mortgage loans, collateralized by single-family properties in our market area. Additionally, during the quarter ended December 31, 2009, we purchased $20.6 million of one- to four-family residential mortgage loans, substantially all of which are collateralized by single-family, owner-occupied properties in our market area.

Our operations in recent years have also been affected by our efforts to manage our interest rate risk position by reducing our exposure to long-term, fixed-rate assets and replacing a portion of these assets with adjustable-rate loans. Specifically, since September 30, 2008 we have sold $15.2 million of 10-, 15-, 20- and 30-year fixed-rate, lower-yielding, conforming one- to four-family residential mortgage loans and $13.3 million of securities classified as available-for-sale, and we have used the net proceeds of these sales to repay short-term borrowings and to fund loan originations and purchases. Our net gain during fiscal 2009 on the sale of investment securities was $208,000. See “Management of Market Risk” for a discussion of all of the actions we took in fiscal 2008 and 2009 in managing interest rate risk.

The low-interest rate environment during fiscal 2008 and 2009 generated a substantial amount of loan pre-payments in our one-to four- family residential mortgage loan portfolio. Management made the determination to re-pay FHLB advances rather than re-deploy these funds back in to lower-yielding fixed-rate loans. Accordingly during fiscal 2009, our FHLB advances decreased to $58.0 million at September 30, 2009 from $80.1 million at September 30, 2008. During fiscal 2009, we also increased our emphasis on the origination of commercial real estate loans which generally have adjustable-rates, and these loans increased $9.8 million, or 18.1%, to $63.9 million at September 30, 2009 from $54.1 million at September 30, 2008.

We have traditionally focused on the origination of one- to four-family residential mortgage loans, and on the origination or participation in multi-family mortgage loans and commercial real estate loans, and at December 31, 2009, 93.5% of our loan portfolio was comprised of these types of loans. We intend to continue to emphasize the origination of these types of loans following the completion of the conversion and the offering.

Our emphasis on conservative loan underwriting has resulted in historical low levels of non-performing assets at a time when many financial institutions are experiencing significant asset quality issues. Our non-performing assets totaled $5.2 million or 1.1% of total assets, at December 31, 2009, compared to $5.7 million, or 1.2% of total assets at September 30, 2009, and $3.6 million or 0.81% of total assets, at September 30, 2008. Total loan delinquencies as of December 31, 2009 were $9.2 million. Our non-performing loans and loss experience has enabled us to maintain a relatively low allowance for loan losses in relation to other peer institutions and correspondingly resulted in low levels of provisions for loan losses. Our provision for loan losses was $127,000, $0 and $20,000 for the fiscal years ended September 30, 2009, 2008 and 2007, respectively.

We do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on his or her loan, resulting in an increased principal balance during the life of the loan. We generally do not offer “subprime loans” (loans that are made with low down-payments to borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments and bankruptcies, or borrowers with questionable repayment capacity as evidenced by low credit scores or high debt-burden ratios) or Alt-A loans (generally defined as loans having less than full documentation). We do offer “interest only” loans (where the borrower pays only interest for an initial period, after which the loan converts to a fully amortizing loan) for the construction of one- to four-family residential properties, multi-family properties (which we define as five or more units) and commercial properties. Although we participate in Fannie Mae’s Expanded Approval Program and Freddie Mac’s A Minus program, which previously did not require income verification, we still verified income for these, as well as all types, of mortgage loans.

Business Strategy

Our primary objective is to remain a profitable, community-oriented financial institution offering deposit and loan products to retail customers and servicing the financial needs of small businesses in our market area. We were established in 1888 and have operated continuously in the Boston metropolitan area since that date. We are committed to meeting the financial needs of the communities in which we operate, and we are dedicated to providing quality personal service to our customers. We provide a broad range of consumer and business financial services from our six banking offices. We have sought to accomplish these business objectives through the adoption of a business strategy designed to maintain a strong capital position and high asset quality. This business strategy includes the following elements:

•

Continuing to emphasize the origination of multi-family mortgage loans and commercial real estate loans while maintaining high asset quality. At December 31, 2009, multi-family mortgage loans and commercial real estate loans comprised 27.5% of our total loan portfolio. These loans generally are higher-yielding than one- to four-family residential mortgage loans, and also, generally, have adjustable-rates of interest which helps in our interest rate risk management. We underwrite all of our loans in our main office in order to ensure uniformity and consistency on underwriting decisions. We intend to continue to make these types of loans a significant part of our total loan portfolio.

•

Continuing to emphasize the origination and purchase of one-to four-family residential mortgage loans. We have been and will continue to be primarily a one- to four- family residential mortgage lender for borrowers in our market areas. At December 31, 2009, $249.1 million, or 66.0% of our total loan portfolio, consisted of one- to four- family residential mortgage loans (including home equity loans and lines of credit). We intend to continue our focus on this type of lending after completion of the conversion and stock offering.

•

Emphasizing lower cost core deposits by attracting new customers and enhancing existing customer relationships. In an effort to grow our banking franchise, we have enhanced our direct marketing efforts to local businesses and established a stronger culture of cross-selling our products to our existing customers. In addition, we attract and retain deposits by offering enhanced technology, such as mobile banking and on-line banking, with a continued emphasis on quality customer service.

•

Expanding our branch network. We currently operate from six banking offices. We intend to evaluate additional branch expansion opportunities, through acquisitions and de novo branching. In addition, we intend to evaluate acquisitions of other financial institutions, as opportunities present themselves. We would like to expand our branch office network by up to four de novo or purchased branch offices over the next five years with a focus on communities contiguous to our current offices that we do not currently serve.

Anticipated Increase in Noninterest Expense

Following the completion of the conversion and offering, we anticipate that our noninterest expense will increase as a result of the increased costs associated with managing a public company, increased compensation expenses associated with the purchases of shares of common stock by our employee stock ownership plan, and the adoption of one or more stock-based benefit plans, if approved by Peoples Federal Bancshares, Inc.’s stockholders.

Assuming that the adjusted maximum number of shares are issued in the offering (including shares contributed to the charitable foundation) (7,141,500 shares):

•

our employee stock ownership plan would acquire 571,320 shares of common stock with an $5,713,200 million loan that is expected to be repaid over 20 years, resulting in an annual pre-tax expense of approximately $285,660 (assuming that the common stock maintains a value of $10.00 per share);

•

our stock-based benefit plans would award a number of shares equal to 4% of the shares issued in the offering (including shares contributed to our charitable foundation), or 285,660 shares at the maximum, as adjusted, of the offering range, to eligible participants, which would be expensed as the awards vest. Assuming that all shares are awarded under the stock-based benefit plans at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense associated with shares awarded under the stock-based benefit plans would be approximately $571,320; and

•

our stock-based benefit plans would grant stock options to purchase shares equal to 10% of the total shares issued in the offering (including shares contributed to our charitable foundation), or 714,150 shares at the maximum, as adjusted, of the offering range, to eligible participants, which would result in compensation expense over the vesting period of the options. Assuming the market price of the common stock is $10.00 per share; all stock options are granted with an exercise price of $10.00 per share and have a term of 10 years; the dividend yield on the stock is 0%; the risk free interest rate is 3.85%; and the volatility rate on the common stock is 36.45%, the estimated grant-date fair value of the stock options utilizing a Black-Scholes option pricing analysis is $5.44 per option granted. Assuming this value is amortized over the five-year vesting period, the corresponding annual pre-tax expense associated with stock options granted under the stock-based benefit plans would be approximately $777,000.

The actual expense that will be recorded for the employee stock ownership plan will be determined by the market value of the shares of common stock as they are allocated to employees over the term of the loan, and whether the loan is repaid faster than its contractual term. Accordingly, increases in the stock price above $10.00 per share will increase the total employee stock ownership plan expense, and any accelerated repayment of the loan would increase the annual employee stock ownership plan expense. Additionally, the actual expense of shares awarded under one or more stock-based benefit plans will be determined by the fair market value of the stock on the grant date, which might be greater than $10.00 per share. Further, the actual expense of stock options granted under one or more stock-based benefit plans would be determined by the grant-date fair value of the options, which would depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately used.

We may award shares of common stock and grant options in excess of 4% and 10%, respectively, of our shares of issued sold in the stock offering (including shares contributed to our charitable foundation) if our stock-based benefit plans are adopted more than one year following the stock offering. This would further increase our expenses associated with stock-based benefit plans.

Critical Accounting Policy

We consider accounting policies that require management to exercise significant judgment or discretion or make significant assumptions that have, or could have, a material impact on the carrying value of certain assets or on income, to be critical accounting policies. We consider the following to be our critical accounting policy:

Allowance for Loan Losses. The allowance for loan losses is the amount estimated by management as necessary to cover losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses, which is charged to income. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Among the material estimates required to establish the allowance are the following: loss exposure at default; the amount and timing of future cash flows on impacted loans; value of collateral; and determination of loss factors to be applied to the various elements of the portfolio. All of these estimates are susceptible to significant change. Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, the Office of Thrift Supervision (“OTS”), as an integral part of its examination process, periodically reviews our allowance for loan losses. The OTS may require us to recognize adjustments to the allowance based on its judgments about information available to it at the time of its examination. The allowance for loan losses is maintained at a level that management considers adequate to provide for estimated losses and impairment based upon an evaluation of known and inherent risk in the loan portfolio. Loan impairment is evaluated based on the fair value of collateral or estimated net realizable value. A provision for loan losses is charged to operations based on management’s evaluation of the estimated losses that have been incurred in our loan portfolio. It is the policy of management to provide for losses on unidentified loans in its portfolio in addition to classified loans.

Management monitors its allowance for loan losses at least quarterly and makes adjustments to the allowance through the provision for loan losses as economic conditions and other pertinent factors indicate. The quarterly review and adjustment of the qualitative factors employed in the allowance methodology and the updating of historic loss experience allow for timely reaction to emerging conditions and trends. In this context, a series of qualitative factors are used in a methodology as a measurement of how current circumstances are affecting the loan portfolio. Included in these qualitative factors are:

•	Levels of past due, classified and non-accrual loans, troubled debt restructurings and modifications;

•	Nature and volume of loans;

•	Changes in lending policies and procedures, underwriting standards, collections and charge-offs and recoveries, and for commercial loans, the level of loans being approved with exceptions to policy;

•	National and local economic and business conditions, including various market segments;

•	Quality of our loan review system and degree of Board oversight;

•	Concentrations of credit by industry, geography and collateral type, with a specific emphasis on real estate, and changes in levels of such concentrations; and

•	Effect of external factors, including the deterioration of collateral values, on the level of estimated credit losses in the current portfolio.

In determining the allowance for loan losses, management has established both specific allowances and general pooled allowances. The general pooled allowances are determined by assigning certain qualitative factors and quantitative factors developed from historic loss experience which provide a dynamic basis for the calculation of reserve factors for both pass-rated loans (general pooled allowance) and those criticized and classified loans under ASC 310-10-35, “Receivables—Loans and Debt Securities Acquired with Deteriorated Credit Quality—Subsequent Measurement.” The amount of the specific allowance is determined through a loan-by-loan analysis of certain large dollar loans. Loans not individually reviewed are evaluated as a group using reserve factor percentages based on historic loss experience and the qualitative factors described above. In determining the appropriate level of the general pooled allowance, management makes estimates based on internal risk ratings, which take into account such factors as debt service coverage, loan-to-value ratios, and external factors. Estimates are periodically measured against actual loss experience.

As changes in our operating environment occur and as recent loss experience fluctuates, the factors for each category of loan based on type and risk rating will change to reflect current circumstances and the quality of the loan portfolio. Given that the components of the allowance are based partially on historical losses and on risk rating changes in response to recent events, required reserves may trail the emergence of any unforeseen deterioration in credit quality.

Although we maintain our allowance for loan losses at levels considered adequate to provide for the inherent risk of loss in our loan portfolio, if economic conditions differ substantially from the assumptions used in making the evaluations there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods. Accordingly, the current decline in the national economy and the local economies of the areas in which the loans are concentrated could result in an increase in loan delinquencies, foreclosures or repossessions resulting in increased charge-off amounts and the need for additional loan loss allowances in future periods. In addition, our determination as to the amount of our allowance for loan losses is subject to review by the OTS, our primary regulator, as part of its examination process, which may result in the establishment of an additional allowance based upon the judgment of the OTS after a review of the information available at the time of the OTS examination. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would negatively affect earnings.

Comparison of Financial Condition at December 31, 2009 and September 30, 2009

At December 31, 2009, our total assets were $482.8 million, unchanged from our total assets of $482.8 million at September 30, 2009. Loans, net increased $11.5 million, or 3.2%, to $374.2 million at December 31, 2009 from $362.7 million at September 30, 2009 primarily from the purchase of $20.6 million of one- to four- family residential mortgage loans, all of which were collateralized by properties in our market area, partially offset by a $5.4 million decrease in securities available-for-sale to $955,000 at December 31, 2009 from $6.3 million at September 30, 2009 resulting from principal repayments and sales of these securities. During the three months ended December 31, 2009, one- to four-family residential mortgage loans increased by $11.7 million, or 4.9%, and all other loan categories remained relatively unchanged during the quarter.

Deposits increased slightly to $370.5 million at December 31, 2009 from $366.5 million at September 30, 2009. The increase resulted in part from an increase in money market accounts to $155.8 million at December 31, 2009 from $148.3 million at September 30, 2009, offset partially by a decrease in our certificates of deposit to $109.3 million at December 31, 2009 from $112.3 million at September 30, 2009.

Borrowings, consisting of FHLB advances, decreased $4.0 million to $54.0 million at December 31, 2009 from $58.0 million at September 30, 2009.

Total equity increased to $51.7 million at December 31, 2009 from $50.9 million at September 30, 2009. The increase resulted primarily from net income of $858,000 for the three months ended December 31, 2009. Total equity was also impacted by other comprehensive income of $24,000.

Comparison of Financial Condition at September 30, 2009 and September 30, 2008

Our total assets increased to $482.8 million at September 30, 2009 from $437.6 million at September 30, 2008. The increase was due primarily to an increase in cash and cash equivalents of $71.3 million, or 412.0%, to $88.6 million at September 30, 2009 from $17.3 million at September 30, 2008 reflecting our strategic decision not to compete for the refinancing of one-to four-family residential mortgage loans that were pre-paid during the low interest rate environment during the fiscal year, but rather, to add liquidity to our balance sheet by increasing cash and cash equivalents. The increase in cash and cash equivalents also reflected a decrease of $15.8 million in securities available-for-sale to $6.3 million at September 30, 2009 from $22.1 million at September 30, 2008 and the redeployment of these funds into liquid assets.

Net loans decreased $10.6 million, or 2.8%, to $362.7 million at September 30, 2009 from $373.3 million at September 30, 2008. The largest growth in our loan portfolio during the fiscal year ended September 30, 2009 was in commercial real estate loans, which increased 18.1% to $63.9 million at September 30, 2009 from $54.1 million at September 30, 2008, reflecting steady demand for commercial real estate loans in our market area in a relatively low interest rate environment. During fiscal 2009, we experienced an increase in prepayments of one- to four-family residential mortgage loans in a low interest rate environment, and management determined to deploy these funds into the repayment of borrowings, cash and the origination of commercial real estate loans, rather than the origination or refinancing of one- to four-family residential mortgage loans.

Bank-owned life insurance increased modestly to $11.2 million at September 30, 2009 from $10.9 million at September 30, 2008 due to an increase in cash value.

Deposits increased $63.5 million, or 21.0%, to $366.5 million at September 30, 2009 from $303.0 million at September 30, 2008. The increase in deposits was due to an increase in money market accounts of $91.2 million, or 159.6%, as we attracted both existing and new customers to these accounts by offering above-market rates. Correspondingly, customers shifted funds to these higher-rate deposit products from certificates of deposits, which decreased $26.3 million, or 19.0%, to $112.3 million at September 30, 2009 from $138.6 million at September 30, 2008. The increase in total deposits was also offset by a decrease in demand accounts of $2.6 million, or 7.9%, to $30.5 million at September 30, 2009 from $33.1 million at September 30, 2008 due to the weak economic environment.

We utilize borrowings from the Federal Home Loan Bank of Boston (“FHLB-Boston”), and although we expect FHLB-Boston advances to remain an integral part of our funding strategy, our borrowings from the FHLB-Boston decreased to $58.0 million at September 30, 2009 from $80.1 million at September 30, 2008. This decrease reflected management’s concern about the adequate capitalization and viability during fiscal 2009 of the FHLB-Boston. We continue to utilize borrowings as an alternative funding source, and our borrowings from the FHLB-Boston generally consist of advances with laddered terms of up to five years.

Total equity was $50.9 million at September 30, 2009 compared to $48.3 million at September 30, 2008. The increase resulted primarily from net income of $2.7 million and an increase of approximately $265,000 in accumulated other comprehensive income for the year ended September 30, 2009.

Comparison of Operating Results for the Three Months Ended December 31, 2009 and December 31, 2008

General. We recorded net income of $858,000 for the three months ended December 31, 2009 compared to net income of $934,000 for the three months ended December 31, 2008 as net interest and dividend income decreased slightly period over period to $3.4 million from $3.6 million. Although non-interest income increased to $651,000 for the 2009 quarter from $354,000 for the 2008 quarter, this increase was offset by an increase in noninterest expense to $2.7 million for the three months ended December 31, 2009 from $2.4 million for the year earlier period.

Interest and Dividend Income. Interest and dividend income decreased to $5.2 million for the three months ended December 31, 2009 from $6.0 million for the three months ended December 31, 2008. Average interest-earning assets increased to $432.7 million for the 2009 period compared to $409.0 million for the 2008 period; however the average yield on interest-earning assets decreased to 4.81% from 5.85% during the periods. The decrease in market interest rates contributed to the downward re-pricing of a portion of our existing assets and to lower rates for new assets.

Interest income on loans decreased to $5.1 million for the three months ended December 31, 2009 from $5.7 million for the three months ended December 31, 2008, as the average balance of our loans decreased to $362.3 million from $370.0 million, reflecting management’s decision to reduce our one-to four- family residential mortgage loan portfolio in the low interest rate environment, and the average yield on loans decreased to 5.66% from 6.17%. The decrease in average yield on our loan portfolio reflected the impact of decreases in interest rates on our adjustable-rate loan products, as well as decreased rates on newly originated loans based on lower market interest rates. Interest income on taxable investment securities decreased to $59,000 for the three months ended December 31, 2009 from $230,000 for the three months ended December 31, 2008, reflecting the significant decrease in the average balance of such securities to $5.4 million from $21.5 million, offset partially by an increase in the average yield on such securities to 4.38% from 4.29%.

Interest Expense. Interest expense decreased $561,000, or 23.8%, to $1.8 million for the three months ended December 31, 2009 from $2.4 million for the three months ended December 31, 2008. The decrease reflected a decrease in the average rate paid on deposits and borrowings in the 2009 period of 1.81% compared to an average rate paid of 2.71% in the 2008 period, which more than offset an increase of $49.0 million in the average balance of such deposits and borrowings to $395.9 million for the 2009 quarter versus $346.9 million during the 2008 quarter.

Interest expense on money market accounts increased to $603,000 for the quarter ended December 31, 2009 from $380,000 for the quarter ended December 31, 2008, an increase of $223,000, or

58.7%, reflecting a $99.1 million increase in the average balance of these accounts during the 2009 quarter to $154.9 million from an average balance of $55.8 million during the year earlier period. The average cost of these accounts decreased to 1.56% for the quarter ended December 31, 2009 from 2.73% for the 2008 quarter. Interest expense on the average balance of certificates of deposit decreased to $592,000 for the three months ended December 31, 2009 from $1.2 million for the three months ended December 31, 2008, as the average balance of such certificates decreased to $110.5 million from $140.8 million, and the average rate paid on these certificates decreased to 2.14% for the quarter ended December 31, 2009 from 3.32% for the quarter ended December 31, 2008. The decrease in average balances of our certificates of deposit resulted primarily from our customers seeking higher returns in our money market accounts which we competitively priced, while the decrease in the average cost of such certificates reflected the re-pricing in response to interest rate cuts initiated by the Federal Reserve Board and the lower market interest rates resulting from such cuts.

Interest expense on borrowings, which were solely advances from the Federal Home Loan Bank of Boston, were $473,000 for the quarter ended December 31, 2009.

Net Interest and Dividend Income. Net interest and dividend income decreased to $3.4 million for the three months ended December 31, 2009 from $3.6 million for the three months ended December 31, 2008. The decrease was due, in part, to the impact of lower market interest rates on our loan portfolio, greater than 60% of which have adjustable rates of interest, and the change in the overall mix of our interest-earning assets. Our interest rate spread and net interest margin both decreased period to period. The interest rate spread and net interest margin were 2.79% and 3.02%, respectively, during the quarter ended December 31, 2009, compared to 3.14% and 3.55% for the 2008 quarter. Additionally, the ratio of our average interest-earning assets to average interest-bearing liabilities decreased to 114.32% during the quarter ended December 31, 2009 from 117.91% during the quarter ended December 31, 2008. The decreases in our interest rate spread, net interest margin and ratio of our average interest-earning assets to average interest-bearing liabilities all reflect our decision to reduce our exposure to fixed-rate loans during the low-interest rate environment and to increase the Bank’s liquidity through increased cash and cash equivalents.

Provision for Loan Losses. We establish a provision for loan losses, which is charged to operations, in order to maintain the allowance for loan losses at a level we consider necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. In determining the level of the allowance for loans losses, we consider past and current loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, adverse situations that may affect a borrower’s ability to repay a loan and the levels of nonperforming loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or economic conditions change. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as circumstances change or as more information becomes available. We assess the allowance for loan losses on a quarterly basis and make provisions for loan losses as required in order to maintain the allowance.

Based on the above factors, we recorded no provision for loan losses for either the three months ended December 31, 2009 or the three months ended December 31, 2008. The allowance for loan losses was $3.2 million or 0.83% of total loans at December 31, 2009 compared to $3.2 million, or 0.87% of total loans at December 31, 2008. Total non-performing assets were $5.2 million at December 31, 2009 compared to $2.9 million at December 31, 2008. While we used the same methodology in assessing the allowances for both periods, we increased the impact of qualitative factors in the first quarter of fiscal 2009 to reflect further deterioration in the economy. To the best of our knowledge, we have recorded all losses that are both probable and reasonably estimable for the three months ended December 31, 2009 and 2008.

Noninterest Income. Noninterest income increased to $651,000 for the three months ended December 31, 2009 from $354,000 for the three months ended December 31, 2008. The increase in noninterest income was due to a gain of $210,000 on the sale of approximately $4.6 million of short-term, mortgage-backed securities and a gain of $73,000 on loan sales to Freddie Mac. These sales reflected management’s decision to reduce our interest rate risk profile in a low interest rate environment by reducing our securities portfolio and increasing our liquidity position.

Noninterest Expense. Noninterest expense increased $206,000, or 8.4%, to $2.7 million for the three month period ended December 31, 2009 from $2.4 million for the three month period ended December 31, 2008. The increase in noninterest expense was primarily attributable to increases in salaries and employee benefits (which increased to $1.7 million from $1.6 million), occupancy and equipment expense (which increased to $192,000 from $173,000), professional fees (which increased to $125,000 from $103,000), and FDIC insurance premiums (which increased to $115,000 from $46,000). These increases were partially offset by decreases in data processing expense (which decreased to $118,000 from $156,000) and advertising expense (which decreased to $42,000 from $76,000).

Income Tax Expense. The provision for income taxes was $556,000 for the three months ended December 31, 2009 compared to $602,000 for the three months ended December 31, 2008, reflecting slightly lower pre-tax income in the 2009 quarter of $1.4 million versus pre-tax income of $1.5 million for the 2008 quarter. Our effective tax rate was 39.3% for the three months ended December 31, 2009 compared to 39.2% for the three months ended December 31, 2008.

Comparison of Operating Results for the Years Ended September 30, 2009 and September 30, 2008

General. Net income increased to $2.7 million for the year ended September 30, 2009 from $2.1 million for the year ended September 30, 2008. The increase reflected higher net interest and dividend income as well as higher noninterest income, offset partially by higher noninterest expense and an increase in our provision for loan losses during fiscal 2009.

Interest and Dividend Income. Interest and dividend income increased $518,000, or 2.3%, to $22.6 million for the year ended September 30, 2009 from $22.1 million for the year ended September 30, 2008. The increase reflected an increase in average interest-earning assets to $420.8 million for fiscal 2009 compared to $362.4 million for fiscal 2008, offset by a reduction in the average yield on interest-earning assets to 5.37% in fiscal 2009 from 6.10% in fiscal 2008.

Interest income and fees on loans increased $1.9 million or 9.5%, to $22.0 million for the year ended September 30, 2009 from $20.1 million for the year ended September 30, 2008, reflecting the growth in our loan portfolio, discussed above. The lower yields reflected primarily lower market interest rates. Interest income on taxable investment securities decreased to $599,000 for the year ended September 30, 2009 from $1.1 million for the year ended September 30, 2008, reflecting a significant decrease in the average balance of such securities to $13.7 million during the year ended September 30, 2009 from $24.9 million in fiscal 2008, as well as a decrease in the average yield on such securities to 4.36% from 4.47%.

Interest Expense. Interest expense decreased $585,000, or 6.3%, to $8.7 million for the year ended September 30, 2009 from $9.3 million for the year ended September 30, 2008. The decrease reflected a decrease in the average rate paid on deposits and borrowings in fiscal 2009 to 2.40% compared to 3.08% during fiscal 2008, which more than offset the increase in the average balance of such deposits and borrowings to $361.3 million during the year ended September 30, 2009 from $301.5 million during the year ended September 30, 2008.

Interest expense on money market funds increased $1.4 million, or 204.3%, to $2.1 million during fiscal 2009 from $677,000 during the year earlier period, reflecting the substantial increase in the average balance of these accounts in 2009 to $89.5 million from $47.8 million during the year ended September 30, 2008. During fiscal 2008 we determined to reduce our borrowings from the FHLB of Boston and increases money market accounts by offering above-market rates on these products. The average balance of our certificates of deposits also decreased to $126.8 million for the year ended September 30, 2009 from $137.1 million for the year ended September 30, 2008, as some certificate customers moved their funds to these higher-yielding, variable-rate products. As a result, interest expense on certificates of deposits decreased significantly to $3.6 million for fiscal 2009 from $6.4 million for fiscal 2008, reflecting the lower average balances as well as a reduction in the average cost of these certificates to 2.85% in fiscal 2009 from 4.67% in fiscal 2008.

Interest expense on borrowings, which were solely advances from the Federal Home Loan Bank of Boston, increased $837,000, or 50.7%, to $2.5 million for the year ended September 30, 2009 from $1.7 million for the year ended September 30, 2008. The increase resulted from the increase in the average balance of these borrowings during the 2009 period to $70.7 million as compared to $40.3 million during fiscal 2008, partially offset by a lower average rate paid on such borrowings to 3.52% from 4.09%.

Net Interest and Dividend Income. Net interest and dividend income increased $1.1 million, or 8.6%, to $13.9 million for the year ended September 30, 2009 from $12.8 million for the year ended September 30, 2008. The increase resulted from the increase in the balance of our average interest-earnings assets year over year, partially offset by the reduction in our net interest rate spread to 2.97% for the year ended September 30, 2009 from 3.02% for the year ended September 30, 2008, as well as a decrease in the ratio of our average interest-earning assets to average interest-bearing liabilities to 116.5% from 120.2%. Our net interest margin also decreased to 3.31% from 3.54% during the periods. The decreases in our net interest rate spread and net interest margin reflected significant pre-payment activity during the period, a declining interest rate environment, low loan volume for new originations in a challenging economy and our decision to temporarily place some of these funds in lower-interest rate cash and cash equivalents. The decrease in our ratio of our average interest-earning assets to average interest-bearing liabilities reflected, in part, an increase in our non-performing assets from $3.6 million at September 30, 2008 to $5.7 million at September 30, 2009.

Provision for Loan Losses. We recorded a provision for loan losses of $127,000 for the year ended September 30, 2009, and recorded no provision for loan losses for the year ended September 30, 2008. The provision for loan losses in 2009 reflected net charge offs of $131,000 for the year ended September 30, 2009 compared to $106,000 for the year ended September 30, 2008. The allowance for loan losses was $3.2 million, or 0.88% of total loans at September 30, 2009 compared to $3.2 million, or 0.85% of total loans at September 30, 2008. Total nonperforming assets were $5.7 million at September 30, 2009 compared to $3.6 million at September 30, 2008. We used the same methodology in assessing the allowances for both periods. Of the $5.7 million of nonperforming loans at September 30, 2009, $3.4 million reflected two construction loan relationships which, based on appraisals of the underlying real estate, management believes are well-collateralized and will not expose us to a risk of loss of principal loan amount.

Noninterest Income. Noninterest income increased $407,000, or 28.9%, to $1.8 million for the year ended September 30, 2009 from $1.4 million for the year ended September 30, 2008. The increase in noninterest income was attributable to increased customer service charges to $813,000 from $796,000, reflecting higher balances of deposits; an increase in net gain on sales of mortgage loans to $307,000 from $24,000, reflecting the sale of approximately $8.5 million in mortgage loans during fiscal 2009; and an increase in net gain in sales of available-for-sale securities to $208,000 from $43,000. These sales reflected management’s decision to reduce our interest rate risk profile in a low interest rate environment by reducing our securities portfolio and increasing our liquidity position. These gains were offset partially by a decrease in the income in the cash surrender value of our bank-owned life insurance to $391,000 from $419,000 and a decrease in other income to $69,000 from $96,000.

Noninterest Expense. Noninterest expense increased $397,000, or 3.7%, to $11.3 million for the year ended September 30, 2009 from $10.9 million for the year ended September 30, 2008. The increase was due to increased salaries and employee benefits expense to $7.1 million for the year ended September 30, 2009 from $6.8 million for the year ended September 30, 2008, reflecting normal annual salary increases and payouts under our benefit plans. The number of full time equivalent employees increased to 67 at September 30, 2009 from 61 at September 30, 2008. Additionally, professional fees increased $57,000, or 14.0%, to $465,000 from $408,000, reflecting increased legal fees, and federal deposit insurance premiums increased 278.7% to $587,000 from $155,000 resulting from an increase in the rate the FDIC charged insured institutions on deposits as well as a one-time additional fee imposed by the FDIC on all insured depository institutions.

Income Tax Expense. The provision for income taxes was $1.7 million for the fiscal year ended September 30, 2009 compared to $1.3 million for the fiscal year ended September 30, 2008, reflecting an increase in pretax income. Our effective tax rate was 38.6% for the year ended September 30, 2009 compared to 38.4% for the year ended September 30, 2008.

Average Balances and Yields

The following tables set forth average balance sheets, average yields and costs, and certain other information for the periods indicated. No tax-equivalent yield adjustments were made, as the effect thereof was not material. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

	At December 31, 2009	For the Three Months Ended December 31,
		2009			2008
	Yield/Rate	Average Outstanding Balance	Interest	Yield/ Rate(1)	Average Outstanding Balance	Interest	Yield/ Rate(1)
Interest-earning assets:
Loans	5.64%	$362,299	$5,131	5.66%	$369,946	$5,721	6.19%
Taxable securities	5.17%	5,393	59	4.38%	21,465	230	4.29%
Tax-exempt securities	—%	—	—	—%	—	—	—%

Other interest-earning assets	0.10%	80,530	17	0.08%	13,287	7	0.21%
FHLB of Boston stock	—%	4,339	—	—%	4,339	23	2.12%

Total interest-earning assets	4.87%	452,561	5,207	4.60%	409,037	5,981	5.85%
Noninterest-earning assets		33,125			26,742

Total assets		$485,686			$435,779

Interest-bearing liabilities:
Savings deposits	0.91%	$44,374	113	1.02%	$42,728	114	1.07%
Money market	1.38%	154,850	603	1.56%	55,767	380	2.73%
NOW accounts	0.15%	30,257	14	0.19%	31,134	15	0.19%
Certificates of deposit	1.99%	110,468	590	2.14%	140,776	1,170	3.32%

Total deposits	1.40%	339,949	1,320	1.55%	270,405	1,679	2.48%
Federal Home Loan Bank advances	3.36%	55,935	473	3.38%	76,493	675	3.53%

Total interest-bearing liabilities	1.67%	395,884	1,793	1.81%	346,898	2,354	2.71%
Demand deposits		31,890			33,515
Noninterest-bearing liabilities		6,579			6,451

Total liabilities		434,353			386,864
Equity		51,333			48,915

Total liabilities and equity		$485,686			$435,779

Net interest income			$3,414			$3,627

Net interest rate spread(2)	3.20%			2.79%			3.14%
Net interest-earning assets(3)		$56,677			$62,139

Net interest margin(4)	3.35%			3.02%			3.55%
Average interest-earning assets to interest-bearing liabilities		114.32%			117.91%

(footnotes on following page)

	For the Years Ended September 30,
	2009			2008			2007
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$367,936	$21,962	5.97%	$308,995	$20,060	6.49%	$285,225	$19,316	6.77%
Taxable securities	13,725	599	4.36%	24,930	1,114	4.47%	27,825	1,306	4.69%
Tax-exempt securities	—	—	—	153	7	4.58%	200	8	4.00%
Other interest-earning assets	34,759	30	0.09%	25,342	780	3.08%	31,734	1,594	5.02%
FHLB of Boston stock	4,339	23	0.53%	3,003	135	4.50%	2,822	171	6.06%

Total interest-earning assets	420,759	22,614	5.37%	362,423	22,096	6.10%	347,806	22,395	6.44%
Noninterest-earning assets	29,275			26,720			26,955

Total assets	$450,034			$389,143			$374,761

Interest-bearing liabilities:
Savings deposits	$43,058	459	1.07%	$43,802	462	1.05%	$46,319	297	0.64%
Money market	89,519	2,060	2.30%	47,791	677	1.42%	39,530	1,410	3.57%
NOW accounts	31,210	69	0.22%	32,496	74	0.23%	37,885	186	0.49%
Certificates of deposit	126,822	3,612	2.85%	137,099	6,409	4.67%	139,477	6,075	4.36%

Total deposits	290,609	6,200	2.13%	261,188	7,622	2.92%	263,211	7,968	3.03%
FHLB of Boston advances	70,687	2,487	3.52%	40,318	1,650	4.09%	34,959	1,681	4.81%

Total interest-bearing liabilities	361,296	8,687	2.40%	301,506	9,272	3.08%	298,170	9,649	3.24%
Demand deposits	32,150			34,757			25,914
Noninterest-bearing liabilities	6,352			5,541			4,665

Total liabilities	399,798			341,804			328,749
Equity	50,236			47,339			46,012

Total liabilities and equity	$450,034			$389,143			$374,761

Net interest income		$13,927			$12,824			$12,746

Net interest rate spread(2)			2.97%			3.02%			3.20%
Net interest-earning assets(3)	$59,463			$60,917			$49,636

Net interest margin(4)			3.31%			3.54%			3.66%
Average of interest-earning assets to interest-bearing liabilities	116.46%			120.20%			116.65%

(1)	Yields and rates for the three months ended December 31, 2009 and 2008 are annualized.
(2)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately, based on the changes due to rate and the changes due to volume.

	Three Months Ended December 31, 2009 vs. 2008			Years Ended September 30, 2009 vs. 2008			Years Ended September 30, 2008 vs. 2007
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate		Volume	Rate		Volume	Rate
	(In thousands)
Interest-earning assets:
Loans	$(116)	$(474)	$(590)	$3,293	$(1,391)	$1,902	$1,477	$(733)	$744
Taxable securities	(176)	5	(171)	(490)	(25)	(515)	(131)	(61)	(192)
Tax-exempt securities	—	—	—	(7)	—	(7)	(3)	2	(1)
Other interest-earning assets	11	(1)	10	464	(1,214)	(750)	(279)	(535)	(814)
FHLB of Boston stock	—	(23)	(23)	114	(226)	(112)	12	(48)	(36)

Total interest-earning assets	(281)	(493)	(774)	3,374	(2,856)	518	1,076	(1,375)	(299)

Interest-bearing liabilities:
Savings deposits	5	(6)	(1)	(8)	5	(3)	(15)	180	165
Money market	294	(71)	223	806	577	1,383	389	(1,122)	(733)
NOW accounts	—	(1)	(1)	(3)	(2)	(5)	(23)	(89)	(112)
Certificates of deposit	(218)	(362)	(580)	(450)	(2,347)	(2,797)	(101)	435	334

Total deposits	81	(440)	(359)	345	(1,767)	(1,422)	250	(596)	(346)
FHLB of Boston advances	(175)	(27)	(202)	1,029	(192)	837	(1,084)	1,053	(31)

Total interest-bearing liabilities	(94)	(467)	(561)	1,374	(1,959)	(585)	(834)	457	(377)

Change in net interest income	$(187)	$(26)	$(213)	$2,000	$(897)	$1,103	$1,910	$(1,832)	$78

Management of Market Risk

General. Our most significant form of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of our net interest income to changes in market interest rates. Our Board of Directors has established an Asset/Liability Management Committee, which is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the Board of Directors.

Historically, we have operated as a traditional thrift institution. A significant portion of our assets consist of longer-term, fixed- and adjustable-rate residential mortgage loans and mortgage-backed securities, which we funded primarily with checking and savings accounts and short-term borrowings. In recent years, in an effort to improve our earnings and to decrease our exposure to interest rate risk, we generally have sold long-term (primarily 20- and 30-year), fixed-rate, conforming one- to four-family residential mortgage loans and we have shifted our focus to originating and purchasing more higher-yielding, fixed-rate jumbo loans and adjustable-rate jumbo loans (generally with rates that adjust after the initial 5 years) and more commercial real estate loans, which generally have shorter maturities than one- to four-family residential mortgage loans, and are usually originated with adjustable interest rates. Additionally, to increase our liquidity and further reduce our exposure to interest rate risk, in recent years we have sold a substantial amount of our short-term, mortgage-backed securities in the relatively low interest rate environment.

In addition to the above strategies with respect to our lending activities, we have used the following strategies to reduce our interest rate risk:

•	increasing our money market accounts, which are less rate-sensitive than certificates of deposit and which provide us with a stable, low-cost source of funds;

•	repaying short-term borrowings; and

•	maintaining relatively high levels of capital.

We have not conducted hedging activities, such as engaging in futures, options or swap transactions, or investing in high-risk mortgage derivatives, such as collateralized mortgage obligations, residual interests, real estate mortgage investment conduit residual interests or stripped mortgage backed securities.

In addition, changes in interest rates can affect the fair values of our financial instruments. During the fiscal year ended September 30, 2009, decreases in market interest rates were the primary factor in the increases in the fair values of our loans, deposits and Federal Home Loan Bank advances when compared to the carrying values on our financial statements. For additional information, see Note 11 to the Notes to our Consolidated Financial Statements.

Net Portfolio Value. The Office of Thrift Supervision requires the computation of amounts by which the difference between the present value of an institution’s assets and liabilities (the institution’s net portfolio value or “NPV”) would change in the event of a range of assumed changes in market interest rates. The Office of Thrift Supervision provides all institutions that file a Consolidated Maturity/Rate Schedule as a part of their quarterly Thrift Financial Report with a report that measures the sensitivity of net portfolio value. The Office of Thrift Supervision simulation model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value. Historically, the Office of Thrift Supervision model estimated the economic value of each type of asset, liability and off-balance sheet contract using the current interest rate yield curve with instantaneous increases or decreases of 100 to 300 basis points in 100 basis point increments. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below. Given the current relatively low level of market interest rates, an NPV calculation for an interest rate decrease of greater than 100 basis points has not been prepared. The Office of Thrift Supervision provides us the results of the interest rate sensitivity model, which is based on information we provide to the Office of Thrift Supervision to estimate the sensitivity of our NPV.

The table below sets forth, as of December 31, 2009, the Office of Thrift Supervision’s calculation of the estimated changes in our net portfolio value that would result from the designated instantaneous changes in the interest rate yield curve. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

Change in Interest Rates (basis points)(1)	Estimated NPV(2)	Estimated Increase (Decrease) in NPV		NPV as a Percentage of Present Value of Assets(3)
				NPV Ratio(4)	Increase (Decrease) (basis points)
		Amount	Percent
	(Dollars in thousands)
+300	$62,986	$(12,339)	(16)%	12.78%	(202)
+200	69,018	(6,307)	(8)%	13.80	(100)
+100	73,169	(2,156)	(3)%	14.48	(33)
0	75,325	—	—	14.80	—
-100	74,555	(770)	(1)%	14.64	(16)

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	NPV Ratio represents NPV divided by the present value of assets.

The table above indicates that at December 31, 2009, in the event of a 200 basis point increase in interest rates, we would experience an 8.0% decrease in net portfolio value. In the event of a 100 basis point decrease in interest rates, we would experience a 1.0% decrease in net portfolio value.

Certain shortcomings are inherent in the methodologies used in determining interest rate risk through changes in net portfolio value. Modeling changes in net portfolio value require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net portfolio value tables presented assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assume that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net portfolio value tables provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations. Our primary sources of funds consist of deposit inflows, loan repayments, advances from the Federal Home Loan Bank of Boston, principal repayments and loan sales and the sale of available-for-sale securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. Our Asset/Liability Management Committee, under the direction of our Chief Financial Officer, is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs and deposit withdrawals of our customers as well as unanticipated contingencies. We believe that we have enough sources of liquidity to satisfy our short- and long-term liquidity needs as of December 31, 2009.

We regularly monitor and adjust our investments in liquid assets based upon our assessment of:

(i)	expected loan demand;

(ii)	expected deposit flows and borrowing maturities;

(iii)	yields available on interest-earning deposits and securities; and

(iv)	the objectives of our asset/liability management program.

Excess liquid assets are invested generally in interest-earning deposits and short-term securities and are also used to pay off short-term borrowings.

Our most liquid assets are cash and cash equivalents. The level of these assets is dependent on our operating, financing, lending and investing activities during any given period. At December 31, 2009, cash and cash equivalents totaled $80.2 million.

Our cash flows are derived from operating activities, investing activities and financing activities as reported in our Consolidated Statements of Cash Flows included in our Consolidated Financial Statements.

At December 31, 2009, we had $2.7 million in loan commitments outstanding, $139,000 of which were for fixed-rate loans and $2.6 million of which were for adjustable-rate loans. In addition to commitments to originate loans, we had $35.9 million in unused lines of credit to borrowers. Certificates of deposit due within one year of December 31, 2009 totaled $89.2 million, or 24.1% of total deposits. If these deposits do not remain with us, we may be required to seek other sources of funds, including loan sales, brokered deposits, repurchase agreements and Federal Home Loan Bank advances. However, recently, we have had cash in excess of our funding needs because of increased loan and investment securities sales and prepayments on longer-term, one- to four-family residential real estate loans, resulting from refinancings with other financial institutions. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before December 31, 2010, or on our money market accounts. We believe, however, based on historical experience and current market interest rates, that we will retain upon maturity a large portion of our certificates of deposit with maturities of one year or less as of December 31, 2009.

Our primary investing activity is originating loans. During the fiscal years ended September 30, 2009 and 2008, we originated $74.8 million and $59.7 million of loans, respectively. Additionally, during the fiscal year ended September 30, 2008 we purchased $78.0 million of loans, and during the quarter ended December 31, 2009 we purchased $20.6 million of loans.

Financing activities consist primarily of activity in deposit accounts and Federal Home Loan Bank advances. We experienced a net increase in deposits of $63.5 million for the year ended September 30, 2009. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors, and by other factors.

Liquidity management is both a daily and long-term function of business management. If we require funds beyond our ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of Boston, which provide an additional source of funds. Although we have historically relied on Federal Home Loan Bank advances as a funding source and expect that we will continue to utilize these as a source of funding, Federal Home Loan Bank advances decreased by $22.1 million at

September 30, 2009 to $58.0 million, from $80.1 million at September 30, 2008. At December 31, 2009, we had the ability to borrow up to an additional $45.5 million from the Federal Home Loan Bank of Boston.

Peoples Federal Savings Bank is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2009, Peoples Federal Savings Bank exceeded all regulatory capital requirements. Peoples Federal Savings Bank is considered “well capitalized” under regulatory guidelines. See “Supervision and Regulation—Federal Banking Regulation—Capital Requirements” and Note 13 of the Notes to the Consolidated Financial Statements.

The net proceeds from the stock offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of loans. Our financial condition and results of operations will be enhanced by the net proceeds from the stock offering, resulting in increased net interest-earning assets and net interest income. However, due to the increase in equity resulting from the net proceeds raised in the stock offering, our return on equity will be adversely affected following the stock offering.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our potential future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we make. In addition, we enter into commitments to sell mortgage loans. For additional information, see Note 10 of the Notes to our Consolidated Financial Statements.

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include operating leases for premises and equipment, agreements with respect to borrowed funds and deposit liabilities and agreements with respect to investments.

Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued an update to Accounting Standard Codification 105-10, “Generally Accepted Accounting Principles.” This standard establishes the FASB Accounting Standard Codification (“Codification” or “ASC”) as the source of authoritative U.S. GAAP recognized by the FASB for nongovernmental entities. The Codification is effective for interim and annual periods ending after September 15, 2009. The Codification is a reorganization of existing U.S. GAAP and does not change existing U.S. GAAP. We adopted this standard during the third quarter of 2009, and its adoption had no impact on our financial position or results of operations.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets”, and SFAS No. 167, “Amendments to FASB Interpretation No. 46(R).” These standards are effective for the first interim reporting period of 2010. SFAS No. 166 amends the guidance in ASC 860 to eliminate the concept of a qualifying special-purpose entity (“QSPE”) and changes some of the requirements for derecognizing financial assets. SFAS No. 167 amends the consolidation guidance in ASC 810-10. Specifically, the amendments will (a) eliminate the exemption for QSPEs from the new guidance, (b) shift the determination of which enterprise should consolidate a variable interest entity (“VIE”) to a current control approach, such that an entity that has both the power to make decisions and right to receive benefits or absorb losses that could potentially be significant, will consolidate a VIE, and (c) change when it is necessary to reassess who should consolidate a VIE. We are evaluating the impact that these standards will have on our financial statements.

In August 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-05, “Measuring Liabilities at Fair Value”, which updates ASC 820-10, “Fair Value Measurements and Disclosures.” The updated guidance clarifies that the fair value of a liability can be measured in relation to the quoted price of the liability when it trades as an asset in an active market, without adjusting the price for restrictions that prevent the sale of the liability. This guidance is effective beginning October 1, 2009. The adoption of this guidance did not change our valuation techniques for measuring liabilities at fair value.

In May 2009, the FASB updated ASC 855, “Subsequent Events.” ASC 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. We adopted this guidance during 2009. In accordance with the update, we evaluate subsequent events through the date our financial statements are issued. The adoption of this guidance did not have an impact on our financial position or results of operations.

In April 2009, the FASB updated ASC 320-10, “Investments – Debt and Equity Securities.” The guidance amends the other-than-temporary impairment (“OTTI”) guidance for debt securities. If the fair value of a debt security is less than its amortized cost basis at the measurement date, the updated guidance requires us to determine whether we have the intent to sell the debt security or whether it is more likely than not we will be required to sell the debt security before the recovery of its amortized cost basis. If either condition is met, an entity must recognize full impairment. For all other debt securities that are considered other-than-temporarily impaired and do not meet either condition, the guidance requires that the credit loss portion of impairment be recognized in earnings and the total impairment related to all other factors be recorded in other comprehensive income. In addition, the guidance requires additional disclosures regarding impairments on debt and equity securities. We adopted this guidance effective April 1, 2009. The adoption of this guidance did not have an impact on our financial position or results of operations.

In April 2009, the FASB updated ASC 820-10, “Fair Value Measurements and Disclosures” to provide guidance on determining fair value when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly. This issuance provides guidance on estimating fair value when there has been a significant decrease in the volume and level of activity for the asset or liability and for identifying transactions that may not be orderly. The guidance requires entities to disclose the inputs and valuation techniques used to measure fair value and to discuss changes in valuation techniques and related inputs, if any, in both interim and annual periods. We adopted this guidance during 2009 and the adoption did not have a material impact on our financial position and results of operations. The enhanced disclosures related to this guidance are included in Note 11, “Fair Value Measurements,” to the Consolidated Financial Statements.

In April 2009, the FASB updated ASC 825-10 “Financial Instruments.” This update amends the fair value disclosure guidance in ASC 825-10-50 and requires an entity to disclose the fair value of its financial instruments in interim reporting periods as well as in annual financial statements. The methods and significant assumptions used to estimate the fair value of financial instruments and any changes in methods and assumptions used during the reporting period are also required to be disclosed both on an interim and annual basis. We adopted this guidance during 2009. The required disclosures have been included in Note 11, “Fair Value Measurements,” to the Consolidated Financial Statements.

In March 2008, the FASB updated ASC 815, “Derivatives and Hedging.” This guidance changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under ASC 815 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The guidance in ASC 815 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This guidance encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The adoption of this guidance did not have a material impact on our financial condition and results of operations.

In February 2008, the FASB updated ASC 860, “Transfers and Servicing.” This guidance clarifies how the transferor and transferee should separately account for a transfer of a financial asset and a related repurchase financing if certain criteria are met. This guidance will be effective October 1, 2009. The adoption of this guidance did not have a material effect on our results of operations or financial position.

In December 2007, the FASB updated ASC 805, “Business Combinations.” The updated guidance will significantly change the accounting for business combinations. Under ASC 805, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. It also amends the accounting treatment for certain specific items including acquisition costs and non controlling minority interests and includes a substantial number of new disclosure requirements. ASC 805 applies prospectively to business combinations for which the acquisition date is on or after October 1, 2009. The adoption of this statement did not have a material impact on our financial condition and results of operations.

Impact of Inflation and Changing Prices

Our consolidated financial statements and related notes have been prepared in accordance with U.S. GAAP. U.S. GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration of changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

BUSINESS OF PEOPLES FEDERAL BANCSHARES, INC.

Peoples Federal Bancshares, Inc. is incorporated in the State of Maryland. We have not engaged in any business to date. Upon completion of the conversion, we will own all of the issued and outstanding stock of Peoples Federal Savings Bank. We will retain up to 50% of the net proceeds from the offering and initially invest the remaining net proceeds in Peoples Federal Savings Bank as additional capital of Peoples Federal Savings Bank. Peoples Federal Bancshares, Inc. will use a portion of the net proceeds to make a loan to the employee stock ownership plan or to capitalize a subsidiary that will make a loan to the employee stock ownership plan. At a later date, we may use the net proceeds to pay dividends to stockholders and may repurchase shares of common stock, subject to regulatory limitations. We will invest our initial capital as discussed in “How We Intend to Use the Proceeds from the Offering.”

In the future, Peoples Federal Bancshares, Inc., as the holding company of Peoples Federal Savings Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations, which may include the acquisition of banking and financial services companies. See “Supervision and Regulation—Holding Company Regulation” for a discussion of the activities that are permitted for savings and loan holding companies. We currently have no understandings or agreements to acquire other financial institutions. We may also borrow funds for reinvestment in Peoples Federal Savings Bank.

Following the offering, our cash flow will primarily depend on earnings from the investment of the net proceeds from the offering that we retain and any dividends we receive from Peoples Federal Savings Bank. Initially, Peoples Federal Bancshares, Inc. will neither own nor lease any property, but will instead pay a fee to Peoples Federal Savings Bank for the use of its premises, equipment and furniture. At the present time, we intend to employ only persons who are officers of Peoples Federal Savings Bank to serve as officers of Peoples Federal Bancshares, Inc. We will, however, use the support staff of Peoples Federal Savings Bank from time to time. We will pay a fee to Peoples Federal Savings Bank for the time devoted to Peoples Federal Bancshares, Inc. by employees of Peoples Federal Savings Bank. However, these persons will not be separately compensated by Peoples Federal Bancshares, Inc. Peoples Federal Bancshares, Inc. may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF PEOPLES FEDERAL SAVINGS BANK

General

Peoples Federal Savings Bank’s business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in one- to four-family residential mortgage loans, multi-family mortgage loans, commercial real estate loans and construction loans and investment securities. To a much lesser extent, we also originate consumer loans and commercial business loans. Peoples Federal Savings Bank offers a variety of deposit accounts, including passbook and statement savings accounts, certificates of deposit, money market accounts, commercial and regular checking accounts and IRAs.

We offer extended hours at all of our branches, and we are dedicated to offering alternative banking delivery systems utilizing state-of-the-art technology, including ATMs, online banking, remote deposit capture and telephone banking delivery systems.

Our website address is www.pfsb.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Market Area

Our lending activities are concentrated primarily in the Boston metropolitan area and eastern Massachusetts. The Boston metropolitan area benefits from the presence of numerous institutions of higher learning, medical care and research centers and the corporate headquarters of several significant mutual fund investment companies. Eastern Massachusetts also has many high technology companies employing personnel with specialized skills. These factors affect the demand for residential homes, multi-family apartments, office buildings, shopping centers, industrial warehouses and other commercial properties.

Our lending area is primarily an urban market area with a substantial amount of two-, three- and four-unit properties, some of which are non-owner occupied, as well as apartment buildings, condominiums and office buildings. As a result, compared to many thrift institutions, our loan portfolio contains a significant amount of multi-family loans and commercial real estate loans, and at December 31, 2009, $103.9 million, or 27.5% of our total loan portfolio was comprised of these types of loans. Additionally, at December 31, 2009, $105.8 million, or 42.5% of the $249.1 million of one-to four-family residential mortgage loans were collateralized by non-owner occupied properties.

We conduct our operations from our six full-service branch offices located in Brighton, Allston, West Roxbury and Jamaica Plain, in Suffolk County, Massachusetts, and Brookline and Norwood, in Norfolk County, Massachusetts. We consider Suffolk County, Norfolk County and portions of Middlesex County, Massachusetts as our primary market area for deposits and lending.

The Boston metropolitan area is the 11th largest metropolitan area in the United States. Located adjacent to major transportation corridors, the Boston metropolitan area provides a highly diversified economic base, with major employment sectors ranging from services, manufacturing and wholesale retail trade, to finance, technology and medical care. According to the United States Department of Labor, in December 2009, the Boston-Cambridge-Quincy, Massachusetts/New Hampshire Metropolitan Statistical Area had an unemployment rate of 8.2% compared to the national unemployment rate of 10.0% for December 2009.

Based on census estimates, from 2000 to 2008, the population of Suffolk, Norfolk and Middlesex Counties increased 6.2%, 1.5% and 1.1%, respectively. This compares to population increases of 2.3% for Massachusetts and 8.0% for the United States for the comparable period. In addition, 2008 median household income was $51,000, $81,000 and $78,000 for Suffolk, Norfolk and Middlesex, respectively, compared to median household income for Massachusetts of $65,000 and $52,000 for the United States for 2008.

Competition

We face intense competition in our market area both in making loans and attracting deposits. We compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies and investment banking firms. Some of our competitors have greater name recognition and market presence that benefit them in attracting business, and offer certain services that we do not or cannot provide.

Our deposit sources are primarily concentrated in the communities surrounding our banking offices, located in Suffolk County and Norfolk Counties, Massachusetts. As of June 30, 2009 (the latest date for which information is publicly available from the Federal Deposit Insurance Corporation), there were 41 banks and thrift institutions with offices in Suffolk County, Massachusetts and 46 banks and thrift institutions with offices in Norfolk County, Massachusetts. At June 30, 2009 we had less than a 1.0% market share in all of the communities in which we operate.

Lending Activities

Our primary lending activity is the origination of one- to four-family residential mortgage loans, multi-family mortgage loans, commercial real estate loans and construction loans. To a much lesser extent, we also originate consumer loans and commercial business loans.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio, excluding loans held-for-sale, by type of loan at the dates indicated.

	At December 31, 2009		At September 30,
			2009		2008		2007		2006		2005
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Mortgage loans:
One- to four-family residential(1) (2)	$249,114	66.0%	$237,429	64.9%	$249,833	66.3%	$170,050	58.8%	$172,514	60.2%	$179,055	62.8%
Multi-family	40,018	10.6	40,966	11.2	46,659	12.4	44,830	15.5	39,898	13.9	30,716	10.8
Commercial real estate	63,850	16.9	63,861	17.4	54,062	14.4	53,691	18.6	43,773	15.3	36,368	12.7
Construction	17,312	4.6	16,536	4.5	18,890	5.0	13,777	4.8	23,771	8.3	34,116	11.9
Consumer loans	2,532	0.7	2,523	0.7	2,239	0.6	2,418	0.8	3,056	1.0	3,302	1.2
Commercial loans	4,536	1.2	4,830	1.3	4,998	1.3	4,293	1.5	3,621	1.3	1,687	0.6

Total loans	377,362	100.0%	366,145	100.0%	376,681	100.0%	289,059	100.0%	286,633	100.0%	285,244	100.0%

Other items:
Deferred loan origination fees, net	(40)		(274)		(164)		(839)		(958)		(1,103)
Allowance for loan losses	(3,150)		(3,204)		(3,208)		(3,314)		(3,318)		(3,097)

Total loans, net	$374,172		$362,667		$373,309		$284,906		$282,357		$281,044

(1)

Includes $19.1 million; $19.8 million; $19.8 million; $18.8 million; $21.9 million; and $18.7 million of home equity loans and lines of credit at December 31, 2009, September 30, 2009, 2008, 2007, 2006 and 2005, respectively.

(2)

At December 31, 2009, September 30, 2009 and September 30, 2008, included $105.8 million, $108.2 million and $111.5 million of loans collateralized by non-owner occupied properties, all of which were located in our market area, respectively.

Loan Portfolio Maturities and Yields. The following table summarizes the scheduled repayments of our loan portfolio at September 30, 2009. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less.

	One- to four-family residential		Multi-family		Commercial real estate		Construction loans
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Due During the Years Ending September 30,
2010	$616	4.61%	$—	—%	$1,219	5.47%	$10,851	5.42%
2011	2,432	6.00	—	—	49	6.70	5,685	5.35
2012	835	5.10	92	7.60	2,183	6.34	—	—
2013 to 2014	3,815	5.72	319	6.87	3,373	5.76	—	—
2015 to 2019	20,979	5.73	7,906	6.08	2,041	5.79	—	—
2020 to 2024	28,585	5.44	3,835	4.75	10,847	6.06	—	—
2025 and beyond	180,167	5.70	28,814	5.78	44,149	6.15	—	—

Total	$237,429	5.67%	$40,966	5.75%	$63,861	6.10%	$16,536	5.40%

	Consumer loans		Commercial loans		Total
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Due During the Years Ending September 30,
2010	$147	9.27%	$793	4.82%	$13,626	5.39%
2011	318	7.88	208	7.66	8,692	5.69
2012	630	9.80	216	7.41	3,956	6.72
2013 to 2014	730	7.04	1,823	6.69	10,060	6.04
2015 to 2019	369	5.36	1,611	6.56	32,906	5.85
2020 to 2024	—	—	93	8.50	43,360	5.54
2025 and beyond	329	15.98	86	17.46	253,545	5.80

Total	$2,523	8.88%	$4,830	6.64%	$366,145	5.78%

The following table sets forth the scheduled repayments of fixed- and adjustable-rate loans at September 30, 2009 that are contractually due after September 30, 2010.

	Due After September 30, 2010
	Fixed	Adjustable	Total
	(In thousands)
Mortgage loans:
One- to four-family residential	$110,186	$126,627	$236,813
Multi-family	6,618	34,348	40,966
Commercial real estate	7,972	54,670	62,642
Construction	—	5,685	5,685
Consumer loans	1,966	410	2,376
Commercial loans	2,532	1,505	4,037

Total loans	$129,274	$223,245	$352,519

One- to Four-Family Residential Mortgage Loans. At December 31, 2009, $249.1 million, or 66.0% of our total loan portfolio, consisted of one- to four-family residential mortgage loans. We offer fixed-rate and adjustable-rate residential mortgage loans with maturities of up to 30 years.

Much of the housing stock in our primary lending market area is comprised of two-, three- and four-unit properties, all of which are classified as one- to four-family residential mortgage loans. At December 31, 2009, of the $249.1 million of one- to four-family residential mortgage loans in our portfolio, $105.8 million, or 42.5% of this amount, were comprised of non-owner occupied properties.

One- to four-family residential mortgage loans are generally underwritten according to Fannie Mae and Freddie Mac guidelines, and we refer to loans that conform to such guidelines as “conforming loans.” We generally originate both fixed- and adjustable-rate mortgage loans in amounts up to the maximum conforming loan limits as established by the Federal Housing Finance Agency, which is generally $417,000, but is $523,750 for single-family homes located in the Boston metropolitan area. We also originate loans above this amount, which are referred to as “jumbo loans.” Our maximum loan amount for these loans is generally $3.5 million. We generally underwrite jumbo loans in a manner similar to conforming loans. Jumbo loans are common in our market area.

We originate our adjustable-rate one- to four-family residential mortgage loans with initial interest rate adjustment periods of one, three and five years, based on changes in a designated market index. These loans are limited to a 2.00% increase on their interest rate annually, with a maximum upward adjustment of 5.00% over the life of the loan. We determine whether a borrower qualifies for an adjustable-rate mortgage loan based on secondary market guidelines.

We will originate one- to four-family residential mortgage loans with loan-to-value ratios up to 90% without private mortgage insurance. We will originate loans with loan-to-value ratios of up to 95% with private mortgage insurance and where the borrower’s debt ratio does not exceed 44% of the borrower’s monthly cash-flow. During the year ended September 30, 2009, we originated no one- to four-family residential mortgage loans with loan-to-value ratios in excess of 90%.

Generally, we sell into the secondary market most of the conforming fixed-rate loans with maturities of 20 years or greater that we originate. We retain the servicing on all such loans that we sell to Fannie Mae or Freddie Mac, and we release the servicing on all such loans that are sold to other mortgage investors. For the year ended September 30, 2009, we received servicing fees of $28,000 on loans that we previously sold. At December 31, 2009, the principal balance of loans serviced for others totaled $56.1 million.

We do not offer “interest only” mortgage loans on one- to four-family residential properties nor do we offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on their loan, resulting in an increased principal balance during the life of the loan. Additionally, we generally do not offer “subprime loans” (loans that are made with low down-payments to borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies, or borrowers with questionable repayment capacity as evidenced by low credit scores or high debt-burden ratios) or Alt-A loans (traditionally defined as loans having less than full documentation). Although we participate in Fannie Mae’s Expanded Approval program and Freddie Mac’s A Minus program, which previously did not require income verification, we still verified income for these types of loans, as well as for all mortgage loans that we make.

In addition to traditional one- to four-family residential mortgage loans, we offer home equity loans and home equity lines of credit that are secured by the borrower’s primary residence, secondary residence or one- to four-family investment properties. Home equity lines of credit have a maximum term of 20 years and are originated with adjustable rates of interest that are based, generally, upon the Prime Rate. The borrower is permitted to draw against the line during the initial 10 years of the line. Our home equity loans are originated with fixed rates of interest with terms of up to 15 years.

Home equity loans and lines of credit are generally underwritten with the same criteria that we use to underwrite one- to four-family residential mortgage loans. For a borrower’s primary residence, home equity loans may be originated with loan-to-value ratios of up to 75% when combined with the principal balance of the existing mortgage loan, while the maximum loan-to-value ratio on secondary residences and investment properties is 70%, when combined with the principal balance of the existing mortgage loan. We require appraisals on home equity loans and lines of credit when the aggregate loan amount exceeds 75% of the property’s tax assessed value or when the home equity loan or line of credit is $250,000 or greater. At the time we close a home equity loan or line of credit, we record a mortgage to perfect our security interest in the underlying collateral. We generally impose a limitation of $250,000 on a home equity line of credit and may exceed such limitation on a case by case basis. At December 31, 2009 our largest home equity line of credit was for $2.2 million and had an outstanding balance of $2.1 million. At December 31, 2009 this loan was performing in accordance with its repayment terms.

Multi-Family Real Estate Loans. At December 31, 2009, $40.0 million, or 10.6% of our total loan portfolio, consisted of multi-family (which we consider to be five or more units) real estate loans.

We will originate multi-family real estate loans with either fixed rates (up to 15 years) or adjustable rates (up to 30 years) with initial principal balances of up to $4.0 million and with a maximum loan to value ratio of 75%. Additionally, in evaluating a proposed multi-family real estate loan, we emphasize the ratio of the property’s projected net cash flow to the loan’s debt service requirement (generally requiring a minimum ratio of 125%), computed after deduction for a vacancy factor and property expenses we deem appropriate. Personal guarantees are usually obtained from multi-family real estate borrowers.

Appraisals on properties securing multi-family real estate loans are performed by an outside independent appraiser designated by us or internal evaluations, where permitted by regulation. All appraisals on multi-family real estate loans are reviewed by our management. Our underwriting procedures include considering the borrower’s expertise and require verification of the borrower’s credit history, income and financial statements, banking relationships, references and income projections for the property. We generally obtain personal guarantees on these loans.

The borrower’s financial information on multi-family loans is monitored on an ongoing basis by requiring periodic financial statement updates, payment history reviews and periodic face-to-face meetings with the borrower. We require such borrowers to provide annually updated financial statements and federal tax returns. These requirements also apply to the principals of our corporate borrowers.

Multi-family real estate loans generally present a higher level of risk than our loans which are secured by one- to four-family residences. This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income-producing properties and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multi-family residential real estate is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed), the borrower’s ability to repay the loan may be impaired.

At December 31, 2009, our largest multi-family real estate loan had a balance of $2.8 million and was secured by a real estate mortgage on a 34-unit apartment building in our primary market area. At December 31, 2009, this loan was performing in accordance with its repayment terms. At December 31, 2009, we had one multi-family loan that was between 30-89 days delinquent with a balance of $222,000 and one multi-family loan that was 90 days or more delinquent with a balance of $258,000.

Commercial Real Estate Loans. At December 31, 2009, $63.9 million, or 16.9% of our total loan portfolio, consisted of commercial real estate loans, which we define as loans that are secured by properties that are occupied primarily (50% or more) by commercial entities. Similar to our multi-family lending, we will originate commercial real estate loans with either fixed rates (up to 15 years) or adjustable rates (up to 30 years) with initial principal balances of up to $4.0 million or less with a maximum loan to value ratio of 75%.

In the underwriting of commercial real estate loans, we generally lend up to the lesser of 75% of the property’s appraised value or purchase price. We base our decision to lend primarily on the economic viability of the property and the creditworthiness of the borrower. In evaluating a proposed commercial real estate loan, we emphasize the ratio of the property’s projected net cash flow to the loan’s debt service requirement (generally requiring a minimum ratio of 125%), computed after deduction for a vacancy factor and property expenses we deem appropriate. Personal guarantees are usually obtained from commercial real estate borrowers. We require title insurance, fire and extended coverage casualty insurance, and, if appropriate, flood insurance, in order to protect our security interest in the underlying property.

Commercial real estate loans generally carry higher interest rates and have shorter terms than one- to four-family residential mortgage loans. Commercial real estate loans, however, entail greater credit risks compared to one- to four-family residential mortgage loans, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment of loans secured by income-producing properties typically depends on the successful operation of the property, as repayment of the loan generally is dependent, in large part, on sufficient income from the property to cover operating expenses and debt service. Changes in economic conditions that are not in the control of the borrower or lender could affect the value of the collateral for the loan or the future cash flow of the property. Additionally, any decline in real estate values may be more pronounced for commercial real estate than residential properties.

Repayment of commercial real estate loans is normally expected from the property’s eventual rental income, income from the borrower’s operating entity, the personal resources of the guarantor, or the sale of the subject property.

At December 31, 2009, our largest commercial real estate loan was for $3.4 million, was collateralized by a retail store and apartment building in our market area, and was performing in accordance with its repayment terms.

Construction Loans. We also originate construction loans for one- to four-family residential properties, multi-family properties and commercial properties. At December 31, 2009, $17.3 million, or 4.6% of our total loan portfolio, consisted of construction loans, $7.1 million of which were secured by one- to four-family residential real estate, $4.0 million of which were secured by multi-family real estate, and $6.2 million of which were secured by commercial real estate.

Construction loans for commercial real estate are originated with initial principal balances of up to $4.5 million with a maximum loan to value ratio of 75%. At December 31, 2009, our largest construction loan had a principal balance of $3.4 million and was secured by a hotel. This loan was performing in accordance with its terms at December 31, 2009.

Construction loans to individuals are “interest-only” loans during the construction period which typically does not exceed 12 months and convert to permanent, amortizing financing following the completion of construction. Depending on the complexity of the construction project, the term of an “interest-only” construction loan may be extended to up to 24 months. At December 31, 2009, the additional unadvanced portion of these construction loans totaled $6.6 million.

We make construction loans for commercial properties, including commercial “mixed-use” buildings and homes built by developers on speculative, undeveloped property. Advances on construction loans are made in accordance with a schedule reflecting the cost of construction, but are generally limited to 75% loan-to-completed-appraised-value ratio. Repayment of construction loans on residential properties is normally expected from the property’s eventual rental income, income from the borrower’s operating entity, the personal resources of the guarantor, or the sale of the subject property. In the case of income-producing property, repayment is usually expected from permanent financing upon completion of construction. We typically provide the permanent mortgage financing on our construction loans on income-producing property.

Generally, before making a commitment to fund a construction loan, we require an appraisal of the property by a state-certified or state-licensed appraiser. We review and inspect properties before disbursement of funds during the term of the construction loan.

Construction financing generally involves greater credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost is inaccurate, we may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property. Moreover, if the estimated value of the completed project is inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment of the construction loan upon the sale of the property. In the event we make a land acquisition loan on property that is not yet approved for the planned development, there is the risk that approvals will not be granted or will be delayed. Construction loans also expose us to the risk that improvements will not be completed on time in accordance with specifications and projected costs. In addition, the ultimate sale or rental of the property may not occur as anticipated.

Consumer Loans. To date, our consumer lending has been quite limited. At December 31, 2009, we had $2.5 million of consumer loans outstanding, representing 0.7% of the total loan portfolio. Consumer loans consist of loans secured by deposits, auto loans, overdraft lines of credit and various personal installment loans. We offer a reduced interest rate on certain consumer loans for those customers who direct us to make automatic withdrawals from their Peoples Federal accounts for the monthly payments on their consumer loans.

Consumer loans may entail greater credit risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or are secured by rapidly depreciable assets, such as automobiles. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. At December 31, 2009, we had $7,000 of consumer loans that were non-performing.

In recent years we have added capability for customers to access information pertaining to, and to apply for, consumer loans through our online banking. We expect our customers’ utilization of our online banking to continue to grow.

Commercial Loans. We originate commercial term loans and variable lines of credit to small- and medium-sized companies in our primary market area. Our commercial loans are generally used for working capital purposes or for acquiring equipment, inventory or furniture. These loans are secured by business assets other than real estate, such as business equipment and inventory or accounts receivable. The commercial business loans that we offer are floating-rate loans indexed to the prime rate as published in The Wall Street Journal and fixed-rate loans with terms ranging from one to seven years. Our commercial business loan portfolio consists primarily of secured loans.

At December 31, 2009, we had $4.5 million of commercial business loans outstanding, representing 1.2% of the total loan portfolio.

When making commercial business loans, we consider the financial statements of the borrower, the lending history of the borrower, the debt service capabilities of the borrower, the projected cash flows of the business and the value of the collateral, if any. Virtually all of our loans are guaranteed by the principals of the borrower.

Commercial business loans generally have a greater credit risk than residential mortgage loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment and other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself. Further, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business. We seek to minimize these risks through our underwriting standards.

At December 31, 2009, our largest commercial business loan outstanding was a $507,000 line of credit secured by a construction crane. At December 31, 2009, this loan was performing in accordance with its terms.

Loan Originations, Purchases, Sales, Participations and Servicing. Loans that we originate are generally underwritten pursuant to our policies and procedures, which incorporate standard underwriting guidelines, including those of Freddie Mac and Fannie Mae, to the extent applicable. We originate both adjustable-rate and fixed-rate loans. Our loan origination and sales activity may be adversely affected by a rising interest rate environment that typically results in decreased loan demand. Most of our one- to four-family residential mortgage loan originations are generated by our branch managers and employees located in our banking offices and our additional commissioned loan officers located in our corporate headquarters. We also advertise throughout our market area.

During fiscal 2008 and 2009 and through December 31, 2009, we purchased approximately $98.6 million of one- to four-family residential mortgage loans from other local financial institutions and other lenders. All of these loans were underwritten pursuant to our origination policies and were all collateralized by properties in our market area. This purchase strategy was a component of our decision to grow the Bank in a conservative and cost-efficient method. Of these loans, $72.0 million were jumbo, fixed-rate loans and $32.0 million were jumbo, adjustable-rate loans. We expect to continue to purchase loans up to approximately $12.0 million per year on a going-forward basis, consistent with our growth strategy and underwriting standards as opportunities present themselves.

In recent years, in an effort to manage interest rate risk in what has been a relatively low interest rate environment, we have sold the overwhelming majority of the conforming, fixed-rate one- to four-family residential mortgage loans with maturities of 20 years or greater that we have originated. We retain the servicing on all such loans that we sell to Fannie Mae or Freddie Mac, and we release the servicing on all such loans that are sold to other mortgage investors. We intend to continue this practice in the future, subject to the pricing of retaining such servicing rights. For the year ended September 30, 2009, we received net servicing income of $28,000 on loans that we sold. At December 31, 2009, the principal balance of loans serviced for others totaled $56.1 million.

We sell our loans without recourse, except for normal representations and warranties provided in sales transactions. Loan servicing includes collecting and remitting loan payments, accounting for principal and interest, contacting delinquent borrowers, supervising foreclosures and property dispositions in the event of unremedied defaults, making certain insurance and tax payments on behalf of the borrowers and generally administering the loans. We retain a portion of the interest paid by the borrower on the loans we service as consideration for our servicing activities.

From time to time, we will purchase participations or whole loans from other banks. In these circumstances, we will generally follow our customary loan underwriting and approval policies. We will also, on occasion, sell participations in loans to other banks. At December 31, 2009, we held $12.1 million of multi-family and commercial real estate loans in our portfolio which were participations loans from other lenders.

The following table shows our loan originations, loan purchases and principal repayment activity for loans originated for our portfolio during the periods indicated. Loans are presented net of loans in process. The following table does not reflect loans that are originated for sale to Freddie Mac.

	Three Months Ended December 31,		Years Ended September 30,
	2009	2008	2009	2008	2007	2006	2005
	(In thousands)
Total loans at beginning of period	$366,145	$376,681	$376,681	$289,059	$286,633	$285,244	$265,361
Loans originated:
Mortgage loans:
One- to four-family residential	8,303	4,268	32,696	23,385	21,209	40,140	50,317
Multi-family	—	2,543	4,411	4,076	10,790	10,794	13,063
Commercial real estate	1,593	1,679	14,522	5,858	18,681	16,931	10,353
Land	—	—	—	—	450	262	562
Construction	1,950	2,875	11,785	12,775	9,853	10,038	39,628

Total mortgage loans	11,846	11,365	63,414	46,094	60,983	78,165	113,923
Consumer loans	317	563	1,417	1,166	1,276	2,064	2,394
Home equity loans and lines of credit	2,159	1,640	9,349	9,680	7,669	—	—
Commercial loans	382	245	610	2,777	2,066	2,064	603

Total loans originated	14,704	13,813	74,790	59,717	71,994	82,293	116,920
Purchases
One- to four-family residential	20,587	—	—	78,034	7,849	—	4,610

Total loans originated and purchased	35,291	13,813	74,790	137,751	79,843	82,293	121,530
Deduct:
Principal repayments	(24,074)	(22,460)	(85,326)	(50,129)	(77,417)	(80,904)	(101,647)

Net loan activity	11,217	(8,647)	(10,536)	87,622	2,426	1,389	19,883

Total loans at end of period	$377,362	$368,034	$366,145	$376,681	$289,059	$286,633	$285,244

Loan Approval Procedures and Authority. Our lending activities follow written, non-discriminatory underwriting standards and loan origination procedures established by our board of directors. The loan approval process is intended to assess the borrower’s ability to repay the loan and to value of the property that will secure the loan. To assess the borrower’s ability to repay, we review the borrower’s employment and credit history and information on the historical and projected income and expenses of the borrower. We require “full documentation” on all of our loan applications.

Our policies and loan approval limits are established by the board of directors. Aggregate lending relationships in amounts up to $1.0 million can be approved by designated individual officers or officers acting together with specific lending approval authority. Relationships in excess of $1.0 million require the approval of the President and the Chief Executive Officer and are then ratified by the Investment Committee and the Board of Directors.

We require appraisals of all real property securing one- to four-family residential mortgage loans, multi-family loans and commercial real estate loans. In limited circumstances, the use of a detailed appraisal may be waived by the Chief Lending Officer or the President of the Bank for loans where new money borrowed is less than $250,000. All appraisers are independent, state-licensed or state-certified appraisers and are approved by the board of directors annually.

Non-Performing and Problem Assets

When a residential mortgage loan or home equity line of credit is 15 days past due, a late payment notice is generated and mailed to the borrower. For those borrowers who are seldom or never late in payment and for new customers of the Bank, we will attempt personal, direct contact with the borrower to determine when payment will be made. On the first day of the following month, we mail a letter reminding the borrower of the delinquency and will attempt to contact the borrower by telephone. If no contact is made, a property inspection is made to determine the condition of the property. Thereafter we will send an additional letter when a loan is 60 days or more past due, and thereafter approximately every 30 days during such delinquency. By the 60th day of delinquency, unless the borrower has made arrangements to bring the loan current on its payments, we will refer the loan to legal counsel to commence foreclosure proceedings. Upon the recommendation of Chief Lending Officer or the President we may shorten these time frames. Upon Board approval, foreclosure activity is initiated by our counsel once a loan is 90 days delinquent. If necessary, subsequent late charges are issued and the account will be monitored on a regular basis thereafter.

Commercial business loans, commercial real estate loans and consumer loans are generally handled in the same manner as residential mortgage loans or home equity lines of credit. All commercial business loans that are 15 days past due are immediately referred to our senior lending officer. Because of the nature of the collateral securing consumer loans, we may commence collection procedures faster for consumer loans than for residential mortgage loans or home equity lines of credit.

Loans are placed on non-accrual status when payment of principal or interest is more than 90 days delinquent. Loans are also placed on non-accrual status if collection of principal or interest in full is in doubt. When loans are placed on a non-accrual status, unpaid accrued interest is fully reversed, and further income is recognized only to the extent received. The loan may be returned to accrual status if both principal and interest payments are brought current and full payment of principal and interest is expected.

Non-Performing Assets. The table below sets forth the amounts and categories of our non-performing assets at the dates indicated.

	At December 31, 2009	At September 30,
		2009	2008	2007	2006	2005
	(Dollars in thousands)
Non-accrual loans:
Mortgage loans:
One- to four-family residential	$1,570	$1,632	$2,009	$1,020	$586	$—
Multi-family	258	258	—	—	—	—
Commercial real estate	1,842	1,911	—	—	—	—
Construction	1,541	1,540	1,500	206	—	—
Consumer loans	7	—	—	13	8	29
Commercial loans	19	—	47	16	—	—

Total non-performing loans	5,237	5,341	3,556	1,255	594	29

Loans delinquent 90 days or greater and still accruing:
Mortgage loans:
One- to four-family residential	—	384	—	—	—	—
Multi-family	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Consumer loans	—	—	—	—	—	—
Commercial loans	—	—	—	1	1	—

Total loans delinquent 90 days or greater and still accruing	—	384	—	1	1	—

Total non-performing loans	5,237	5,725	3,556	1,256	595	29

Other real estate owned:	—	—	—	—	—	—

Total non-performing assets	$5,237	$5,725	$3,556	$1,256	$595	$29

Ratios:
Non-performing loans to total loans	1.39%	1.56%	0.94%	0.43%	0.21%	0.01%
Non-performing assets to total assets	1.08%	1.19%	0.81%	0.35%	0.16%	0.01%

For the three months ended December 31, 2009 and for the fiscal year ended September 30, 2009, gross interest income that would have been recorded had our non-accruing loans been current in accordance with their original terms was $81,000 and $376,000, respectively. Interest income recognized on such loans for the three months ended December 31, 2009 and for the fiscal year ended September 30, 2009 was $38,000 and $91,000, respectively.

Troubled Debt Restructurings. We periodically modify loans to extend the term or make other concessions to help a borrower stay current on their loan and to avoid foreclosure. We do not forgive principal or interest on loans or modify the interest rates on loans to rates that are below market rates. At December 31, 2009 we had $2.1 million of troubled debt restructurings related to a commercial real estate loan collateralized by a property in our market area that management believes is more than adequately collateralized at December 31, 2009.

.

Delinquent Loans. The following table sets forth our loan delinquencies by type and by amount at the dates indicated.

	Loans Delinquent For				Total
	30-89 Days		90 Days and Over
	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
At December 31, 2009
Mortgage loans:
One- to four-family residential	11	$2,223	6	$1,570	17	$3,793
Multi-family	1	222	1	258	2	480
Commercial real estate	4	1,371	2	1,842	6	3,213
Construction	1	42	1	1,541	2	1,583
Consumer loans	9	54	3	7	12	61
Commercial loans	1	9	2	19	3	28

Total loans	27	$3,921	15	$5,237	42	$9,158

At September 30, 2009
Mortgage loans:
One- to four-family residential	10	$1,720	8	$2,016	18	$3,736
Multi-family	1	226	1	258	2	484
Commercial real estate	1	642	2	1,911	3	2,553
Construction	—	—	1	1,540	1	1,540
Consumer loans	6	31	—	—	6	31
Commercial loans	1	1	—	—	1	1

Total loans	19	$2,620	12	$5,725	31	$8,345

At September 30, 2008
Mortgage loans:
One- to four-family residential	5	$456	11	$2,009	16	$2,465
Multi-family	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
Construction	—	—	1	1,500	1	1,500
Consumer loans	5	14	—	—	5	14
Commercial loans	1	2	1	47	2	49

Total loans	11	$472	13	$3,556	24	$4,028

At September 30, 2007
Mortgage loans:
One- to four-family residential	15	$2,174	5	$1,020	20	$3,194
Multi-family	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
Construction	—	—	1	206	1	206
Consumer loans	11	25	3	13	14	38
Commercial loans	1	50	3	17	4	67

Total loans	27	$2,249	12	$1,256	39	$3,505

At September 30, 2006
Mortgage loans:
One- to four-family residential	12	$1,700	2	$586	14	$2,286
Multi-family	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
Construction	1	207	—	—	1	207
Consumer loans	8	20	5	8	13	28
Commercial loans	1	1	1	1	2	2

Total loans	22	$1,928	8	$595	30	$2,523

At September 30, 2005
Mortgage loans:
One- to four-family residential	10	$1,062	—	$—	10	$1,062
Multi-family	—	—	—	—	—	—
Commercial real estate	1	87	—	—	1	87
Construction	—	—	—	—	—	—
Consumer loans	16	46	8	29	24	75
Commercial loans	1	8	—	—	1	8

Total loans	28	$1,203	8	$29	36	$1,232

Other Real Estate Owned. Real estate acquired by us as a result of foreclosure or by deed in lieu of foreclosure is classified as other real estate owned. When property is acquired it is recorded at estimated fair market value at the date of foreclosure less the cost to sell, establishing a new cost basis. Estimated fair value generally represents the sales price a buyer would be willing to pay on the basis of current market conditions, including normal terms from other financial institutions. Holding costs and declines in estimated fair market value result in charges to expense after acquisition. We had no other real estate owned at December 31, 2009, or at September 30, 2009, 2008, 2007, 2006 and 2005.

Classification of Assets. Our policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those assets characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets (or portions of assets) classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets that do not expose us to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve our close attention, are required to be designated as special mention. As of December 31, 2009, we had $3.6 million of assets designated as special mention.

We maintain an allowance for loan losses at an amount estimated to equal all credit losses incurred in our loan portfolio that are both probable and reasonable to estimate at a balance sheet date. Our determination as to the classification of our assets and the amount of our loss allowances is subject to review by our principal federal regulator, the Office of Thrift Supervision, which can require that we establish additional loss allowances. We regularly review our asset portfolio to determine whether any assets require classification in accordance with applicable regulations.

The following table sets forth our amounts of classified assets, assets designated as special mention and criticized assets (classified assets and loans designated as special mention) as of December 31, 2009 and September 30, 2009, 2008, 2007, 2006 and 2005. The classified assets total at December 31, 2009 includes $4.6 million of nonperforming loans.

	At December 31, 2009	At September 30,
		2009	2008	2007	2006	2005
	(In thousands)
Classified assets:
Substandard	$6,242	$6,223	$3,150	$1,745	$2,748	$169
Doubtful	—	—	—	—	—	—
Loss	—	—	—	—	—	—

Total classified assets	6,242	6,223	3,150	1,745	2,748	169
Special mention	3,612	4,754	2,735	1,788	1,385	2,054

Total criticized assets	$9,854	$10,977	$5,885	$3,533	$4,133	$2,223

At December 31, 2009, we had $6.2 million of substandard assets, of which $1.9 million were one- to four-family residential mortgage loans; $2.5 million were commercial real estate loans; $1.5 million was a construction loan for a multi-family project; and $227,000 were multi-family mortgage loans. At December 31, 2009, special mention assets consisted of $559,000 of one-to four –family residential mortgage loans; $2.8 million of commercial real estate loans and $222,000 of multi-family mortgage loans.

Allowance for Loan Losses

We provide for loan losses based upon the consistent application of our documented allowance for loan loss methodology. All loan losses are charged to the allowance for loan losses and all recoveries are credited to it. Additions to the allowance for loan losses are provided by charges to income based on various factors which, in our judgment, deserve current recognition in estimating probable losses. We regularly review the loan portfolio and make provisions for loan losses in order to maintain the allowance for loan losses in accordance with GAAP. The allowance for loan losses consists primarily of two components:

(1)

specific allowances established for impaired loans (as defined by GAAP). The amount of impairment provided for as a specific allowance is represented by the deficiency, if any, between the estimated fair value of the loan, or the loan’s observable market price, if any, or the fair value of the underlying collateral, if the loan is collateral dependent, and the carrying value of the loan. Impaired loans for which the estimated fair value of the loan, or the loan’s observable market price or the fair value of the underlying collateral if the loan is collateral dependent, exceeds the carrying value of the loan are not considered in establishing specific allowances for loan losses; and

(2)

general allowances established for loan losses on a portfolio basis for loans that do not meet the definition of impaired loans. The portfolio is grouped into similar risk characteristics, primarily loan type and regulatory classification. We apply an estimated loss rate to each loan group. The loss rates applied are based upon our loss experience adjusted, as appropriate, for the environmental factors discussed below. This evaluation is inherently subjective, as it requires material estimates that may be susceptible to significant revisions based upon changes in economic and real estate market conditions.

Actual loan losses may be significantly more than the allowance for loan losses we have established, which could have a material negative effect on our financial results.

The adjustments to historical loss experience are based on our evaluation of several qualitative and environmental factors, including:

•	changes in any concentration of credit (including, but not limited to, concentrations by geography, industry or collateral type);

•	changes in the number and amount of non-accrual loans, watch list loans and past due loans;

•	changes in national, state and local economic trends;

•	changes in the types of loans in the loan portfolio;

•	changes in the experience and ability of personnel and management in the mortgage loan origination and loan servicing departments;

•	changes in the value of underlying collateral for collateral dependent loans;

•	changes in lending strategies; and

•	changes in lending policies and procedures.

In addition, we may establish an unallocated allowance to provide for probable losses that have been incurred as of the reporting date but are not reflected in the allocated allowance.

Historically, we have experienced limited loan losses and, therefore, have relied on industry data to determine loss factors for calculating our allowance for loan losses. More recently, as we have experienced increased loan losses, we have utilized our own historical loss experience in determining applicable portions of the allowance for loan losses. During the fiscal year ended September 30, 2009, we adjusted our historical loss experience to reflect worsening economic conditions which increased our calculation of the required allowance for loan losses. See “—Comparison of Operating Results for the Fiscal Years Ended September 30, 2009 and 2008—Provision for Loan Losses.”

We evaluate the allowance for loan losses based upon the combined total of the specific and general components. Generally when the loan portfolio increases, absent other factors, the allowance for loan loss methodology results in a higher dollar amount of estimated probable losses than would be the case without the increase. Generally when the loan portfolio decreases, absent other factors, the allowance for loan loss methodology results in a lower dollar amount of estimated probable losses than would be the case without the decrease.

We evaluate the loan portfolio on a quarterly basis and the allowance is adjusted accordingly. While we use the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the information used in making the evaluations. In addition, as an integral part of their examination process, the Office of Thrift Supervision will periodically review the allowance for loan losses. The Office of Thrift Supervision may require us to recognize additions to the allowance based on their analysis of information available to them at the time of their examination.

The following table sets forth activity in our allowance for loan losses at and for the periods indicated.

	At or For the Three Months Ended December 31,		At or For the Years Ended September 30,
	2009	2008	2009	2008	2007	2006	2005
	(Dollars in thousands)
Balance at beginning of period	$3,204	$3,208	$3,208	$3,314	$3,318	$3,097	$3,085

Charge-offs:
Mortgage loans:
One- to four-family residential	(54)	—	(127)	(17)	—	—	—
Multi-family	—	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—	—
Construction	—	—	—	—	—	—	—
Consumer loans	—	—	(9)	(79)	(2)	(62)	(67)
Commercial loans	—	—	—	(77)	(25)	—	—

Total charge-offs	(54)	—	(136)	(173)	(27)	(62)	(67)
Recoveries:
Mortgage loans:
One- to four-family residential	—	—	—	—	—	—	—
Multi-family	—	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—	—
Construction	—	—	—	—	—	—	—
Consumer loans	—	—	5	67	2	38	19
Commercial loans	—	—	—	—	1	—	—

Total recoveries	—	—	5	67	3	38	19
Net charge-offs	(54)	—	(131)	(106)	(24)	(24)	(48)
Provision for loan losses	—	—	127	—	20	245	60

Balance at end of year	$3,150	$3,208	$3,204	$3,208	$3,314	$3,318	$3,097

Ratios:
Net charge-offs to average loans outstanding	0.01%	—%	0.04%	0.03%	0.01%	0.01%	0.02%
Allowance for loan losses to non-performing loans at end of period	60.15%	110.43%	55.97%	90.21%	263.85%	557.65%	10,679.31%
Allowance for loan losses to total loans at end of period	0.83%	0.87%	0.88%	0.85%	1.15%	1.16%	1.09%

Allocation of Allowance for Loan Losses. The following tables set forth the allowance for loan losses allocated by loan category and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At December 31, 2009		At September 30,
			2009		2008
	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Mortgage loans:
One- to four-family residential	$1,692	66.0%	$1,726	64.9%	$1,738	66.3%
Multi-family	349	10.6	356	11.2	332	12.4
Commercial real estate	430	16.9	438	17.4	415	14.4
Construction	295	4.6	219	4.5	282	5.0
Consumer loans	39	0.7	38	0.7	35	0.6
Commercial loans	115	1.2	127	1.3	127	1.3
Unallocated	239	—	299	—	279	—

Total	$3,159	100.0%	$3,203	100.0%	$3,208	100.0%

	At September 30,
	2007		2006		2005
	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Mortgage loans:
One- to four-family residential	$1,775	58.8%	$1,764	60.2%	$1,766	62.8%
Multi-family	366	15.5	364	13.9	364	10.8
Commercial real estate	451	18.6	448	15.3	448	12.7
Construction	226	4.8	224	8.3	225	11.9
Consumer loans	37	0.8	47	1.0	51	1.2
Commercial loans	107	1.5	92	1.3	43	0.6
Unallocated	352	—	379	—	200	—

Total	$3,314	100.0%	$3,318	100.0%	$3,097	100.0%

Investments

Our Asset/Liability (“ALCO”) Committee, which is comprised of our President and Chief Operating Officer, Executive Vice President and Chief Financial Officer, has primary responsibility for establishing and overseeing our investment policy. The general investment strategies are developed and authorized by the ALCO Committee. Our Chief Financial Officer is responsible for the execution of specific investment actions, and is authorized to execute investment transactions of up to $3.0 million per transaction without the ALCO Committee’s prior approval provided the transactions are within the scope of the established investment policy. The investment policy is reviewed annually by the ALCO Committee, and any changes to the policy are subject to approval by the full board of directors. The overall objectives of the Investment Policy are to maintain a portfolio of high quality and diversified investments to maximize interest income over the long term and to minimize risk, to provide collateral for borrowings, to provide additional earnings when loan production is low, to manage liquidity and to reduce our tax liability. The policy dictates that investment decisions give consideration to the safety of principal, liquidity requirements and potential returns. All gains and losses on securities transactions are reported to the Board of Directors on a monthly basis.

Our current investment policy permits investments in securities issued by the United States Government and federal government agencies; municipal bonds; mortgage-backed securities issued by Fannie Mae, Freddie Mac and Ginnie Mae; asset-backed securities (collateralized by assets other than conforming residential first mortgages); repurchase agreements; and federal funds sold. The investment policy also permits, with certain limitations, investments in certificates of deposit, including the Certificate of Deposit Account Registry Service (“CDARS”), collateralized mortgage obligations, auction rate/money market preferred securities, mutual funds (limited to adjustable rate mortgage funds) and equities (limited to agency and FHLB stock).

Our current investment policy does not permit investment in stripped mortgage-backed securities, complex securities and derivatives as defined in federal banking regulations and other high-risk securities. As of December 31, 2009, we held no asset-backed securities other than mortgage-backed securities.

Our investment policy expressly prohibits the use of our investment portfolio for market-oriented trading activities or speculative purposes unless otherwise approved by our Board of Directors. Although we maintain a trading account, it is not our intention to profit in our investment account from short-term securities price movements.

ASC 320, “Investments—Debt and Equity Securities” requires that, at the time of purchase, we designate a security as either held to maturity, available-for-sale, or trading, based upon our ability and intent. Securities available-for-sale and trading securities are reported at market value and securities held to maturity are reported at amortized cost. We do not maintain a trading portfolio. A periodic review and evaluation of the available-for-sale and held-to-maturity securities portfolios is conducted to determine if the fair value of any security has declined below its carrying value and whether such decline is other-than-temporary. For securities classified as available-for-sale, unrealized gains and losses are excluded from earnings and are reported as an increase or decrease to earnings through other comprehensive income/(loss). If such decline is deemed to be other-than-temporary, the security is written down to a new cost basis and the resulting loss is charged against earnings.

Generally, mortgage-backed securities are more liquid than individual mortgage loans since there is an active trading market for such securities. In addition, mortgage-backed securities may be used to collateralize our borrowings. Investments in mortgage-backed securities involve a risk that actual payments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or accretion of any discount relating to such interests, thereby affecting the net yield on our securities. Current prepayment speeds determine whether prepayment estimates require modification that could cause amortization or accretion adjustments.

Securities. At December 31, 2009, our securities portfolio consisted entirely of mortgage-backed securities issued by Fannie Mae, Freddie Mac or Ginnie Mae and had a fair market value of $955,000, or 0.2% of assets and an amortized cost of $914,000. At December 31, 2009, none of the underlying collateral consisted of subprime or Alt-A (traditionally defined as loans having less than full documentation) loans. At December 31, 2009, we held no common or preferred stock of Fannie Mae or Freddie Mac. See “Management’s Discussion of Financial Condition and Results of Operations—Balance Sheet Analysis—Securities” for a discussion of the recent performance of our securities portfolio.

The following table sets forth the amortized cost and estimated fair value of our securities portfolios (excluding Federal Home Loan Bank of Boston stock) at the dates indicated.

	At December 31, 2009		At September 30,
			2009		2008		2007
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Securities held-to-maturity:
Mortgage-backed securities	$—	$—	$—	$—	$—	$—	$5,271	$5,154

Total securities held-to-maturity	$—	$—	$—	$—	$—	$—	$5,271	$5,154

	At December 31, 2009		At September 30,
			2009		2008		2007
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Securities available-for-sale:
United States Government and agency debt securities	$—	$—	$—	$—	$6,000	$5,956	$18,001	$18,033
State and state agency debt securities	—	—	—	—	—	—	200	202
Mortgage-backed securities	914	955	6,037	6,328	16,303	16,193	2,462	2,448

Total securities available-for-sale	$914	$955	$6,037	$6,328	$22,303	$22,149	$20,663	$20,683

At December 31, 2009, we had no investments in a single company or entity that had an aggregate book value in excess of 10% of our consolidated equity.

Bank Owned Life Insurance. We invest in bank owned life insurance to provide us with a funding source for our benefit plan obligations. Bank owned life insurance also generally provides us non-interest income that is non-taxable. Federal regulations generally limit our investment in bank owned life insurance to 25% of our Tier 1 capital plus our allowance for loan losses. At December 31, 2009, this limit was $12.9 million, and we had invested $11.3 million in bank owned life insurance at that date.

Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at December 31, 2009 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur. No tax-equivalent adjustments have been made, as we did not hold any tax-free investment securities at December 31, 2009.

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Securities available-for-sale:
Mortgage-backed securities	$345	4.00%	$78	4.80%	$—	—%	$491	6.06%	$914	$955	5.17%

Total securities available-for-sale	$345	4.00%	$78	4.80%	$—	—	$491	6.06%	$914	$955	5.17%

Sources of Funds

General. Deposits traditionally have been our primary source of funds for our investment and lending activities. We also borrow from the Federal Home Loan Bank of Boston (the “FHLB of Boston”) to supplement cash flow needs, to lengthen the maturities of liabilities for interest rate risk management purposes and to manage our cost of funds. Our additional sources of funds are scheduled payments and prepayments of principal and interest on loans and investment securities and fee income and proceeds from the sales of loans and securities.

Deposits. We accept deposits primarily from the areas in which our offices are located. We rely on our competitive pricing and products, convenient locations and quality customer service to attract and retain deposits. We offer a variety of deposit accounts with a range of interest rates and terms. Our deposit accounts consist of passbook and statement savings accounts, certificates of deposit, NOW accounts and regular checking accounts. Deposit rates and terms are based primarily on current operating strategies and market interest rates, liquidity requirements and our deposit growth goals. Historically, other than deposits that we have accepted through the CDARS program, which are classified as brokered deposits for regulatory purposes, we have not accepted brokered deposits. At December 31, 2009, CDARS deposits totaled $1.8 million.

Beginning in 2008, to support the growth of the Bank that resulted, in part, from the purchase of approximately $98.6 million in one- to four-family loans, the Bank significantly increased its money market accounts, primarily through competitive pricing in a low interest rate environment where many customers did not want a longer-term, fixed-rate certificate of deposit account. Money market accounts increased $91.2 million, or 159.7%, from $57.1 million at September 30, 2008 to $148.3 million at September 30, 2009. We chose to fund this growth through these accounts rather than increase our borrowings due in part to our concern about the adequate capitalization, viability and dividend-paying capacity during fiscal 2009 of the FHLB-Boston, although we expect to continue to rely on FHLB advances as a funding source.

At December 31, 2009, we had a total of $109.3 million in certificates of deposit, of which $89.2 million had remaining maturities of one year or less. Based on historical experience and our current pricing strategy, we believe we will retain a large portion of these accounts upon maturity.

The following tables set forth the distribution of our average total deposit accounts (including interest-bearing and non-interest bearing deposits), by account type, for the periods indicated.

	For the Three Months Ended December 31, 2009			For the Year Ended September 30, 2009
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Deposit type:
Demand deposits	$31,890	8.6%	—%	$32,150	10.0%	—%
NOW deposits	30,257	8.1	0.19	31,210	9.7	0.22
Money market deposits	154,850	41.7	1.56	89,519	27.7	2.30
Savings	44,374	11.9	1.02	43,058	13.3	1.07
Certificates of deposit	110,468	29.7	2.14	126,822	39.3	2.85

Total deposits	$371,839	100.0%	1.42%	$322,759	100.0%	1.92%

	For the Years Ended September 30,
	2008			2007
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Deposit type:
Demand deposits	$34,757	11.7%	—%	$25,914	9.0%	—%
NOW deposits	32,496	11.0	0.23	37,885	13.1	0.49
Money market deposits	47,791	16.2	1.42	39,530	13.7	3.57
Savings	43,802	14.8	1.05	46,319	16.0	0.64
Certificates of deposit	137,099	46.3	4.67	139,477	48.2	4.36

Total deposits	$295,945	100.0%	2.57%	$289,125	100.0%	2.76%

The following table sets forth certificates of deposit classified by interest rate as of the dates indicated.

	At December 31, 2009	At September 30,
		2009	2008	2007
		(In thousands)
Interest Rate
Less than 2.00%	$70,353	$54,767	$965	$707
2.00% -2.99%	20,886	34,545	64,321	1,582
3.00% -3.99%	13,733	16,857	39,828	13,669
4.00% -4.99%	4,287	6,151	27,444	82,656
5.00% -5.99%	27	26	6,069	38,053

Total	$109,286	$112,346	$138,627	$136,667

The following table sets forth, by interest rate ranges, information concerning our certificates of deposit.

	At September 30, 2009
	Period to Maturity
	Less Than or Equal to One Year	More Than One to Two Years	More Than Two to Three Years	More Than Three Years	Total	Percent of Total
	(Dollars in thousands)
Interest Rate Range:
Less than 2.00%	$51,263	$3,476	$28	$—	$54,767	48.75%
2.00% to 2.99%	26,194	5,888	1,336	1,127	34,545	30.75
3.00% to 3.99%	10,952	2,706	1,608	1,591	16,857	15.00
4.00% to 4.99%	4,383	1,684	76	8	6,151	5.48
5.00% to 5.99%	26	—	—	—	26	0.02

Total	$92,818	$13,754	$3,048	$2,726	$112,346	100.00%

As of December 31, 2009, the aggregate amount of outstanding certificates of deposit in amounts greater than or equal to $100,000 was approximately $37.5 million. The following table sets forth the maturity of those certificates as of December 31, 2009.

At December 31, 2009
(In thousands)
Three months or less	$11,016
Over three months through six months	7,589
Over six months through one year	11,646
Over one year to three years	5,795
Over three years	1,484

Total	$37,530

Borrowings. Our borrowings consist of advances from the Federal Home Loan Bank of Boston. At December 31, 2009, we had access to additional Federal Home Loan Bank advances of up to $45.5 million. The following table sets forth information concerning balances and interest rates on our Federal Home Loan Bank advances at the dates and for the periods indicated. Advances from the Federal Home Loan Bank of Boston are secured by our investment in the common stock of the Federal Home Loan Bank of Boston as well as by a blanket pledge on our assets not otherwise pledged.

During the year ended September 30, 2009, our borrowings decreased $22.1 million, or 27.6%. The decrease was the result of the Bank’s strategy to emphasize the growth of its money market accounts as a funding source and to de-emphasize FHLB borrowing reflecting our concern about the adequate capitalization, viability and dividend-paying capacity during fiscal 2009 of the FHLB-Boston. FHLB advances, however, remain an important funding source of our ongoing asset/liability management strategy.

The following table sets forth information concerning balances and interest rates on our FHLB advances at the dates and for the periods indicated.

	At or For the Three Months Ended December 31,		At or For the Years Ended September 30,
	2009	2008	2009	2008	2007
	(Dollars in thousands)
Balance at end of period	$54,000	$76,039	$58,000	$80,060	$28,639
Average balance during period	$55,935	$76,493	$70,687	$40,318	$34,951
Maximum outstanding at any month end	$58,000	$76,053	$76,053	$80,060	$41,209
Weighted average interest rate at end of period	3.35%	3.46%	3.43%	3.54%	4.84%
Average interest rate during period	3.38%	3.53%	3.52%	4.09%	4.81%

Properties

We operate from our main office and five full-service branches located in the Brighton, Allston, West Roxbury, Jamaica Plain, Brookline and Norwood, Massachusetts. The net book value of our premises, land and equipment was $3.4 million at December 31, 2009. The following table sets forth information with respect to our full-service banking offices, including the expiration date of leases with respect to leased facilities.

Address	Leased or Owned		Year Acquired or Leased
Main Office:
435 Market Street Brighton, Massachusetts 02135	Owned		1977

Full Service Branches:
ALLSTON 229 North Harvard Street Allston, Massachusetts 02134	Owned		1996

BROOKLINE 264 Washington Street Brookline, Massachusetts 02445	Owned		1955

JAMAICA PLAIN 725 Centre Street Jamaica Plain, Massachusetts 02130	Leased	(1)	2001

NORWOOD 61 Lenox Street Norwood, Massachusetts 02062	Owned		2005

WEST ROXBURY 1905 Centre Street West Roxbury, Massachusetts 02132	Owned		1997

(1)	Lease expires in 2011, with an additional five-year option.

Legal Proceedings

We are not involved in any pending legal proceedings as a plaintiff or a defendant other than routine legal proceedings occurring in the ordinary course of business. At December 31, 2009, we were not involved in any legal proceedings the outcome of which we believe would be material to our financial condition or results of operations.

Expense and Tax Allocation

Peoples Federal Savings Bank will enter into an agreement with Peoples Federal Bancshares, Inc. to provide it with certain administrative support services, whereby Peoples Federal Savings Bank will be compensated at not less than the fair market value of the services provided. In addition, Peoples Federal Savings Bank and Peoples Federal Bancshares, Inc. will enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Personnel

As of December 31, 2009, we had 62 full-time employees and 12 part-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have a good working relationship with our employees.

Subsidiary Activity

Upon completion of the Conversion, Peoples Federal Savings Bank will become the wholly owned subsidiary of Peoples Federal Bancshares, Inc. Additionally, it is expected that Peoples Federal Bancshares, Inc. will form another subsidiary, the sole purpose of which will be to fund the loan to Peoples Federal Savings Bank’s employee stock ownership plan.

People Federal Savings Bank has no subsidiaries.

SUPERVISION AND REGULATION

General

Peoples Federal Savings Bank is supervised and examined by the Office of Thrift Supervision and is subject to examination by the Federal Deposit Insurance Corporation. This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the Federal Deposit Insurance Corporation’s deposit insurance fund and depositors, and not for the protection of security holders. Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. Peoples Federal Savings Bank also is a member of and owns stock in the Federal Home Loan Bank of Boston, which is one of the twelve regional banks in the Federal Home Loan Bank System. Peoples Federal Savings Bank also is regulated to a lesser extent by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), governing reserves to be maintained against deposits and other matters. The Office of Thrift Supervision examines Peoples Federal Savings Bank and prepares reports for the consideration of its Board of Directors on any operating deficiencies. Peoples Federal Savings Bank’s relationship with its depositors and borrowers also is regulated to a great extent by federal law and, to a much lesser extent, state law, especially in matters concerning the ownership of deposit accounts and the form and content of Peoples Federal Savings Bank’s loan documents.

Any change in these laws or regulations, whether by the Federal Deposit Insurance Corporation, the Office of Thrift Supervision or Congress, could have a material adverse impact on Peoples Federal Bancshares, Inc., Peoples Federal Savings Bank and their operations.

As a savings and loan holding company following the conversion, Peoples Federal Bancshares, Inc. will be required to file certain reports with, will be subject to examination by, and otherwise must comply with the rules and regulations of the Office of Thrift Supervision. Peoples Federal Bancshares, Inc. will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Certain of the regulatory requirements that are or will be applicable to Peoples Federal Savings Bank and Peoples Federal Bancshares, Inc. are described below. This description of statutes and regulations is not intended to be a complete description of such statutes and regulations and their effects on Peoples Federal Savings Bank and Peoples Federal Bancshares, Inc., and is qualified in its entirety by reference to the actual statutes and regulations.

Federal Banking Regulation

Business Activities. A federal savings bank derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and the regulations of the Office of Thrift Supervision. Under these laws and regulations, Peoples Federal Savings Bank may invest in mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, certain types of debt securities and certain other assets, subject to applicable limits. Peoples Federal Savings Bank also may establish subsidiaries that may engage in activities not otherwise permissible for Peoples Federal Savings Bank, including real estate investment and securities and insurance brokerage.

Capital Requirements. Office of Thrift Supervision regulations require savings banks to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% leverage ratio (3% for savings banks receiving the highest rating on the CAMELS rating system) and an 8% risk-based capital ratio.

The risk-based capital standard for savings banks requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision, based on the risks believed inherent in the type of asset. Core capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital. Additionally, a savings bank that retains credit risk in connection with an asset sale may be required to maintain additional regulatory capital because of the purchaser’s recourse against the savings bank. In assessing an institution’s capital adequacy, the Office of Thrift Supervision takes into consideration not only these numeric factors but also qualitative factors as well, and has the authority to establish higher capital requirements for individual associations where necessary.

At December 31, 2009, Peoples Federal Savings Bank’s capital exceeded all applicable requirements. See “Historical and Pro Forma Regulatory Capital Compliance.”

Loans-to-One Borrower. Generally, a federal savings bank may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of December 31, 2009,

Peoples Federal Savings Bank’s largest lending relationship with a single or related group of borrowers totaled $6.8 million, which represented 12.4% of unimpaired capital and surplus. Therefore, Peoples Federal Savings Bank was in compliance with the loans-to-one borrower limitations.

Qualified Thrift Lender Test. As a federal savings bank, Peoples Federal Savings Bank must satisfy the qualified thrift lender, or “QTL,” test. Under the QTL test, Peoples Federal Savings Bank must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” (primarily residential mortgages and related investments, including mortgage-backed securities) in at least nine months of the most recent 12-month period. “Portfolio assets” generally means total assets of a savings bank, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings bank’s business.

Peoples Federal Savings Bank also may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code.

A savings bank that fails the qualified thrift lender test must either convert to a commercial bank charter or operate under specified restrictions set forth in the Home Owners’ Loan Act. At December 31, 2009, Peoples Federal Savings Bank maintained approximately 84.5% of its portfolio assets in qualified thrift investments and, therefore, satisfied the QTL test.

Capital Distributions. Office of Thrift Supervision regulations govern capital distributions by a federal savings bank, which include cash dividends, stock repurchases and other transactions charged to the savings bank’s capital account. A savings bank must file an application for approval of a capital distribution if:

•

the total capital distributions for the applicable calendar year exceed the sum of the savings bank’s net income for that year to date plus the savings bank’s retained net income for the preceding two years;

•	the savings bank would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

•	the savings bank is not eligible for expedited treatment of its filings.

Even if an application is not otherwise required, every savings bank that is a subsidiary of a holding company must still file a notice with the Office of Thrift Supervision at least 30 days before the Board of Directors declares a dividend or approves a capital distribution.

The Office of Thrift Supervision may disapprove a notice or application if:

•	the savings bank would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, the Federal Deposit Insurance Act provides that an insured depository institution shall not make any capital distribution, if after making such distribution the institution would be undercapitalized. Also, a federal savings bank may not make a capital distribution that would reduce its regulatory capital below the amount required for the liquidation account that is established in the savings bank in connection with its conversion to stock form.

Liquidity. A federal savings bank is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation. We anticipate that our liquidity levels will increase following the completion of the stock offering.

Community Reinvestment Act and Fair Lending Laws. All federal savings banks have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income borrowers. In connection with its examination of a federal savings bank, the Office of Thrift Supervision is required to assess the savings bank’s record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. A savings bank’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice. Peoples Federal Savings Bank received an “outstanding” Community Reinvestment Act rating in its most recent federal examination. The Community Reinvestment Act requires all Federal Deposit Insurance-insured institutions to publicly disclose their rating.

Transactions with Related Parties. A federal savings bank’s authority to engage in transactions with its affiliates is limited by Office of Thrift Supervision regulations and by Sections 23A and 23B of the Federal Reserve Act and its implementing Regulation W promulgated by the Board of Governors of the Federal Reserve System. An affiliate is generally a company that controls, is controlled by, or is under common control with an insured depository institution such as Peoples Federal Savings Bank. Peoples Federal Bancshares, Inc. is an affiliate of Peoples Federal Savings Bank. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative and collateral requirements. In addition, Office of Thrift Supervision regulations prohibit a savings bank from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates. The Office of Thrift Supervision requires savings banks to maintain detailed records of all transactions with affiliates.

Peoples Federal Savings Bank’s authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders:

(i)

be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

(ii)

not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Peoples Federal Savings Bank’s capital.

In addition, extensions of credit in excess of certain limits must be approved by Peoples Federal Savings Bank’s Board of Directors.

Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings banks and has the authority to bring enforcement action against all “institution-affiliated parties,” including directors, officers, stockholders, and attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on a federal savings bank. Formal enforcement action by the Office of Thrift Supervision may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution, and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range from up to $25,000 per day, to circumstances involving a finding of reckless disregard, in which case penalties may be as high as $1 million per day. The Federal Deposit Insurance Corporation also has the authority to terminate deposit insurance or to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take action under specified circumstances.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to implement an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Prompt Corrective Action Regulations. Under prompt corrective action regulations, the Office of Thrift Supervision is authorized and, under certain circumstances, required to take supervisory actions against undercapitalized savings banks. For this purpose, a savings bank is placed in one of the following five categories based on the savings bank’s capital:

•

well-capitalized (at least 5% leverage capital, 6% Tier 1 risk-based capital and 10% total risk-based capital and is not subject to any written agreement, order, capital directive or prompt corrective action directive issued by the Office of Thrift Supervision);

•	adequately capitalized (at least 4% leverage capital or 3% in certain circumstances and is not “well capitalized”, 4% Tier 1 risk-based capital and 8% total risk-based capital);

•	undercapitalized (less than 4% leverage capital or less than 3% leverage capital in certain circumstances, or 4% Tier 1 risk-based capital or 8% total risk-based capital);

•	significantly undercapitalized (less than 3% leverage capital, 3% Tier 1 risk-based capital or 6% total risk-based capital); and

•	critically undercapitalized (less than 2% tangible capital total equity).

Generally, the Office of Thrift Supervision is required to appoint a receiver or conservator for a savings bank that is “critically undercapitalized” within specific time frames. The regulations also provide that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a savings bank receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Any holding company of the savings bank that is required to submit a capital restoration plan must guarantee the lesser of an amount equal to 5% of the savings bank’s assets at the time it was notified or deemed to be undercapitalized by the Office of Thrift Supervision, or the amount necessary to restore the savings bank to adequately capitalized status. This guarantee remains in place until the Office of Thrift Supervision notifies the savings bank that it has maintained adequately capitalized status for each of four consecutive calendar quarters, and the Office of Thrift Supervision has the authority to require payment and collect payment under the guarantee. Failure by a holding company to provide the required guarantee will result in certain operating restrictions on the savings bank, such as restrictions on the ability to declare and pay dividends, pay executive compensation and management fees, and increase assets or expand operations. The Office of Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized savings banks, including the issuance of a capital directive and the replacement of senior executive officers and directors.

At December 31, 2009, Peoples Federal Savings Bank met the criteria for being considered “well-capitalized.”

Insurance of Deposit Accounts. Peoples Federal Savings Bank is a member of the Deposit Insurance Fund, which is administered by the Federal Deposit Insurance Corporation (“FDIC”). Deposit accounts at Peoples Federal Savings Bank are insured by the FDIC, generally up to a maximum of $100,000 for each separately insured depositor and up to a maximum of $250,000 for self-directed retirement accounts. However, the FDIC increased the deposit insurance available on all deposit accounts to $250,000, effective until December 31, 2013. In addition, certain noninterest-bearing transaction accounts maintained with financial institutions participating in the FDIC’s Temporary Liquidity Guarantee Program , Transaction Account Guarantee Program were fully insured regardless of the dollar amount until December 31, 2010. We opted to participate in this part of the FDIC’s Temporary Liquidity Guarantee Program. See “—Temporary Liquidity Guarantee Program.”

The FDIC imposes an assessment against all depository institutions for deposit insurance. This assessment is based on the risk category of the institution and, prior to 2009, ranged from five to 43 basis points of the institution’s deposits. On February 27, 2009, the FDIC published a final rule raising the current deposit insurance assessment rates to a range from 12 to 45 basis points beginning April 1, 2009.

On May 22, 2009, the FDIC adopted a final rule imposing a 5 basis point special assessment on each insured depository institution’s assets minus Tier 1 capital as of June 30, 2009. The amount of the special assessment for any institution will not exceed 10 basis points times the institution’s assessment base for the second quarter 2009. Our total expense for the special assessment was $205,000.

The deposit insurance assessment rates are in addition to the assessments for payments on the bonds issued in the late 1980s by the Financing Corporation, or FICO, to recapitalize the now defunct Federal Savings and Loan Insurance Corporation. The FICO payments will continue until the FICO bonds mature in 2017 through 2019. Excluding the special assessment noted above, our expense for the assessment of deposit insurance and the FICO payments was $382,000 for the fiscal year ended September 30, 2009 and $155,000 for the fiscal year ended September 30, 2008. The FDIC also established 1.25% of estimated insured deposits as the designated reserve ratio of the DIF. The FDIC is authorized to change the assessment rates as necessary, subject to the previously discussed limitations, to maintain the required reserve ratio of 1.25%.

The FDIC also approved a One-Time Assessment Credit to institutions that were in existence on December 31, 1996 and paid deposit insurance assessments prior to that date, or are a successor to such an institution. Peoples Federal Savings Bank received a $116,000 One-Time Assessment Credit, all of which was used to offset substantially all of our deposit insurance assessment, excluding the FICO payments, for the period from January 1, 2007 through March 31, 2008.

The Company is participating in the FDIC’s Temporary Account Guarantee (“TAG”) program, which is a part of the FDIC’s TLG program. The purpose of the TLG is to strengthen confidence and encourage liquidity in the banking system. Under the TAG, funds in non-interest-bearing accounts, in interest-bearing transaction accounts with interest rate of 0.50% or less and in Interest on Lawyers Trust Accounts will have a temporary unlimited guarantee from the FDIC until June 30, 2010. The coverage of the TAG is in addition to and separate from coverage available under the FDIC’s general deposit insurance rules, which insure accounts up to $250,000.

Temporary Liquidity Guarantee Program. On October 14, 2008, the FDIC announced a new program – the Temporary Liquidity Guarantee Program. The Debt Guarantee component of this program guarantees newly issued senior unsecured debt of a participating organization, up to certain limits established for each institution, issued between October 14, 2008 and December 31, 2009, subsequently extended until April 30, 2010. The FDIC will pay the unpaid principal and interest on FDIC-guaranteed debt instruments upon the uncured failure of the participating entity to make timely payments of principal or interest in accordance with the terms of the instrument. The guarantee will remain in effect until December 31, 2012. In return for the FDIC’s guarantee, participating institutions will pay the FDIC a fee based on the amount and maturity of the debt. We opted not to participate in this part of the Temporary Liquidity Guarantee Program.

The other component of the Temporary Liquidity Guarantee Program, the Transaction Account Guarantee Program, provides full federal deposit insurance coverage for non-interest bearing transaction deposit accounts, regardless of dollar amount, until December 31, 2010. A fee ranging from an annualized 15 to 25 basis points depending upon an institution’s risk profile, is assessed quarterly on balances in noninterest-bearing transaction accounts that exceed the existing deposit insurance limit of $250,000 insured depository institutions that have not opted out of this component of the Temporary Liquidity Guarantee Program. We opted to participate in this component of the Temporary Liquidity Guarantee Program.

Prohibitions Against Tying Arrangements. Federal savings banks are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Federal Home Loan Bank System. Peoples Federal Savings Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions as well as other entities involved in home mortgage lending. As a member of the Federal Home Loan Bank of Boston, Peoples Federal Savings Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank. As of December 31, 2009, Peoples Federal Savings Bank was in compliance with this requirement.

Other Regulations

Interest and other charges collected or contracted for by Peoples Federal Savings Bank are subject to state usury laws and federal laws concerning interest rates. Peoples Federal Savings Bank’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•

Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•	Truth in Savings Act; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of Peoples Federal Savings Bank also are subject to the:

•

Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•

Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•

Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•

The USA PATRIOT Act, which requires savings banks to, among other things, establish broadened anti-money laundering compliance programs, and due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement and extend existing compliance requirements that also apply to financial institutions under the Bank Secrecy Act and the Office of Foreign Assets Control regulations; and

•

The Gramm-Leach-Bliley Act, which places limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties.

Holding Company Regulation

General. Upon completion of the conversion, Peoples Federal Bancshares, Inc. will be a non-diversified savings and loan holding company within the meaning of the Home Owners’ Loan Act. As such, Peoples Federal Bancshares, Inc. will be registered with the Office of Thrift Supervision and will be subject to Office of Thrift Supervision regulations, examinations, supervision and reporting requirements. In addition, the Office of Thrift Supervision will have enforcement authority over Peoples Federal Bancshares, Inc. and its subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. Unlike bank holding companies, federal savings and loan holding companies are not subject to any regulatory capital requirements or to supervision by the Federal Reserve Board.

Permissible Activities. Under present law, the business activities of Peoples Federal Bancshares, Inc. will be generally limited to those activities permissible for financial holding companies under Section 4(k) of the Bank Holding Company Act of 1956, as amended, or for multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance as well as activities that are incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain additional activities authorized by Office of Thrift Supervision regulations.

Federal law prohibits a savings and loan holding company, including Peoples Federal Bancshares, Inc., directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a nonsubsidiary company engaged in activities that are not closely related to banking or financial in nature, or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors.

The Office of Thrift Supervision is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions:

(i)	the approval of interstate supervisory acquisitions by savings and loan holding companies; and

(ii)	the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisition.

The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Federal Securities Laws

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the shares of common stock to be issued pursuant to the stock offering. Upon completion of the stock offering, our common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. We will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock to be issued in the stock offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not our affiliates may be resold without registration. Shares purchased by our affiliates will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If we meet the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of ours that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, we may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act, our Chief Executive Officer and Chief Financial Officer will be required to certify that our quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal control over financial reporting; they have made certain disclosures to our auditors and the audit committee of the Board of Directors about our internal control over financial reporting; and they have included information in our quarterly and annual reports about their evaluation and whether there have been changes in our internal control over financial reporting or in other factors that could materially affect internal control over financial reporting. We will be subject to further reporting and audit requirements beginning with the fiscal year ending September 30, 2011 under the requirements of the Sarbanes-Oxley Act. We will prepare policies, procedures and systems designed to ensure compliance with these regulations.

TAXATION

Federal Taxation

General. Peoples Federal Bancshares, Inc. and Peoples Federal Savings Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to Peoples Federal Bancshares, Inc. and Peoples Federal Savings Bank.

Method of Accounting. For federal income tax purposes, Peoples Federal Savings Bank will file a consolidated tax return with Peoples Federal Bancshares, Inc. and will report its income and expenses on the accrual method of accounting and use a tax year ending September 30th for filing their consolidated federal income tax returns. The Small Business Protection Act of 1996 eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995.

Minimum Tax. The Internal Revenue Code of 1986, as amended, imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, referred to as “alternative minimum taxable income.” The alternative minimum tax is payable to the extent alternative minimum taxable income is in excess of an exemption amount. Net operating losses can, in general, offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Peoples Federal MHC, Peoples Federal Bancorp, Inc. and Peoples Federal Savings Bank have not been subject to the alternative minimum tax and have no such amounts available for credits against regular future tax liabilities.

Net Operating Loss Carryovers. A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At December 31, 2009, Peoples Federal MHC, Peoples Federal Bancorp, Inc. and Peoples Federal Savings Bank had no net operating loss carryforward for federal income tax purposes.

Corporate Dividends. Peoples Federal Bancshares, Inc. will be able to exclude from its income 100% of dividends received from Peoples Federal Savings Bank as a member of the same affiliated group of corporations.

Audit of Tax Returns. Peoples Federal MHC, Peoples Federal Bancorp, Inc., and Peoples Federal Savings Bank’s federal income tax returns, as applicable, have not been audited in the most recent five-year period.

State Taxation

For tax years beginning on or after January 1, 2009, Massachusetts generally requires corporations engaged in a unitary business to calculate their income on a combined basis with corporations which are under common control. Accordingly, Peoples Federal MHC, Peoples Federal Bancorp, Inc. and Peoples Federal Savings Bank currently file combined annual income tax returns. Upon consummation of the conversion, Peoples Federal Bancshares, Inc. would be required to file a combined annual Massachusetts income tax return with Peoples Federal Savings Bank unless an exemption from such a combined filing applies. A corporation that qualifies, and elects to be treated for purposes of Massachusetts taxation, as a Massachusetts Security Corporation will be excluded from such a combined group.

A financial institution or business corporation is generally entitled to special tax treatment as a “security corporation” under Massachusetts law provided that: (a) its activities are limited to buying, selling, dealing in or holding securities on its own behalf and not as a broker; and (b) it has applied for, and received, classification as a “security corporation” by the Commissioner of the Massachusetts Department of Revenue. A security corporation that is not a bank holding company under the Internal Revenue Code must pay a tax equal to 1.32% of its gross income. An election to be treated as a security corporation would have the effect of reducing Peoples Federal Bancshares, Inc.’s Massachusetts tax liability to 0.33% of its net income.

Peoples Federal Bancshares, Inc. is considering whether to seek to qualify as a security corporation. To do so, it would need to (a) apply for, and receive, security corporation classification by the Massachusetts Department of Revenue; and (b) not conduct any activities deemed impermissible under the governing statutes and the various regulations, directives, letter rulings and administrative pronouncements issued by the Massachusetts Department of Revenue. In order to qualify as a security corporation, it would need to establish a subsidiary for the purpose of making the loan to the employee stock ownership plan, since making such a loan directly could disqualify it from classification as a security corporation.

Peoples Federal Savings Bank files Massachusetts financial institution income tax returns and is subject to an annual Massachusetts tax at a rate of 10.5% of its net income, adjusted for certain items. Massachusetts net income is defined as gross income, other than 95% of dividends received in any taxable year beginning on or after January 1, 1999 from or on account of the ownership of any class of stock if the institution owns 15% or more of the voting stock of the institution paying the dividend, less the deductions, but not the credits allowable under the provisions of the Internal Revenue Code, as amended and in effect for the taxable year. The dividends must meet the qualifications under Massachusetts law. Deductions with respect to the following items, however, shall not be allowed except as otherwise provided: (a) dividends received, except as otherwise provided; (b) losses sustained in other taxable years; (c) taxes on or measured by income, franchise taxes measured by net income, franchise taxes for the privilege of doing business and capital stock taxes imposed by any state; or (d) the deduction allowed by section 168(k) of the Code.

None of the state tax returns of Peoples Federal MHC, Peoples Federal Bancorp, Inc, or Peoples Federal Savings Bank is currently under audit, nor have any of these tax returns been audited during the past five years.

As a Maryland business corporation, Peoples Federal Bancshares, Inc. will be required to file annual returns and pay annual fees to the State of Maryland.

MANAGEMENT OF PEOPLES FEDERAL BANCSHARES, INC.

Shared Management Structure

The directors of Peoples Federal Bancshares, Inc. are the same persons who are the directors of Peoples Federal Savings Bank. In addition, each executive officer of Peoples Federal Bancshares, Inc. is also an executive officer of Peoples Federal Savings Bank. We expect that Peoples Federal Bancshares, Inc. and Peoples Federal Savings Bank will continue to have common executive officers until there is a business reason to establish separate management structures.

Executive Officers of Peoples Federal Bancshares, Inc. and Peoples Federal Savings Bank

The following table sets forth information regarding the executive officers of Peoples Federal Bancshares, Inc. and Peoples Federal Savings Bank as of December 31, 2009.

		Position with
Name	Age	Peoples Federal Bancshares, Inc.	Peoples Federal Savings Bank
Maurice H. Sullivan, Jr.	64	Chairman and Chief Executive Officer	Chairman

Thomas J. Leetch, Jr.	61	President and Chief Operating Officer	President and Chief Executive Officer

James J. Gavin	46	Executive Vice President	Executive Vice President; Chief Lending Officer and Chief Operations Officer

Christopher Lake	46	Senior Vice President and Chief Financial Officer	Senior Vice President and Chief Financial Officer

Lee Ann Coté	35	Vice President	Senior Vice President-Retail Banking and Human Resources

The executive officers of Peoples Federal Bancshares, Inc. and Peoples Federal Savings Bank are elected annually.

Directors of Peoples Federal Bancshares, Inc. and Peoples Federal Savings Bank

Peoples Federal Bancshares, Inc. has eleven directors. Directors serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. Directors of Peoples Federal Savings Bank will be elected by Peoples Federal Bancshares, Inc. as its sole stockholder.

The following table states our directors’ names, their ages as of December 31, 2009, the years when they began serving as directors of Peoples Federal Savings Bank and when their current term expires:

Name	Position(s) Held With Peoples Federal Bancshares, Inc.	Age	Director Since	Current Term Expires
Maurice H. Sullivan, Jr.	Chairman of the Board, Chief Executive Officer and Director	64	1971	2013
Thomas J. Leetch, Jr.	President and Director	61	1980	2011
D. Randolph Berry	Director	62	2007	2012
Myron Fox	Director	65	2007	2013
Hugh Gallagher	Director	80	1988	2012
William Giudice	Director	55	2009	2013
Vincent Mannering	Director	58	2003	2011
Norman Posner	Director	63	2007	2011
John F. Reen, Jr.	Director	68	2003	2013
Frederick Taw	Director	59	2007	2012
Maurice H. Sullivan, III	Director	38	1999	2011

Director Qualifications

In considering and identifying individual candidates for Director, our Nominating Committee and our Board of Directors takes into account several factors which they believe are important to the operations of the Company as a community banking institution. With respect to specific candidates, the Board and Committee assess the specific qualities and experience that such individuals possess, including: 1) overall familiarity and experience with the market area served by the Company and the community groups located in such communities; 2) knowledge of the local real estate markets and real estate professionals; 3) contacts with and knowledge of local businesses operating in the Company’s market area; 4) professional and educational experience, with particular emphasis on real estate, legal, accounting or financial services; 5) experience with the local governments and agencies and political activities; 6) any adverse regulatory or legal actions involving the individual or entity controlled by the individual; 7) the integrity, honesty and reputation of the individual; 8) experience or involvement with other local financial services companies and potential conflicts that may develop; 9) the past service with the Company or its subsidiaries and contributions to their operations; and 10) the independence of the individual. While the Board of Directors and the Committee do not maintain a written policy on diversity which specifies the qualities or factors the Board or Committee must consider when assessing Board members individually or in connection with assessing the overall composition of the Board, the Board and Committee take into account: 1) the effectiveness of the existing Board of Directors or additional qualifications that may be required when selecting new Board members; 2) the requisite expertise and sufficiently diverse backgrounds of the Board of Directors’ overall membership composition; and 3) the number of independent outside Directors and other possible conflicts of interest of existing and potential members of the Board of Directors. Additionally, the charter of the Nominating Committee includes a statement that it and the Board of Directors believe that diversity is an important component of a board of directors, including such factors as background, skills, experience, expertise, gender, race and culture.

Our directors have historically had long tenures with the Company or its subsidiaries and all directors have been long-term residents of, or maintained business operating in, a community located within the market area of Peoples Federal Savings Bank. The current Bylaws of Peoples Federal Savings Bank and Peoples Federal MHC contain provisions which require that all of their directors meet certain residency and integrity requirements. The current Bylaws of Peoples Bancshares, Inc. also contain a provision that at least a majority of our Board members must be residents of Massachusetts. Subsequent to the conversion, the Board of Directors of Peoples Federal Bancshares, Inc. will be reviewing the standards for director qualifications contained in its Bylaws and expects to amend such provisions whereby the Bylaws will require that: 1) all directors meet a local residency requirement; 2) directors may not be affiliated with competing financial institutions; and 3) directors must meet strict integrity provisions.

Board Independence

The Board of Directors has determined that each of our directors, with the exception of Messrs. Sullivan, Jr., Sullivan, III and Leetch, is “independent” as defined in the listing standards of the Nasdaq Stock Market. Messrs. Sullivan, Jr. and Leetch are not independent because they are each one of our executive officers. Director Maurice H. Sullivan, III is not considered independent under the Nasdaq listing standards because he is the son of Maurice H. Sullivan, Jr., our Chairman and Chief Executive Officer.

In determining the independence of the directors listed above, the Board of Directors reviewed the following transactions, none of which are required to be reported under “—Transactions With Certain Related Persons,” below. During the fiscal year ended September 30, 2009, Peoples Federal Savings Bank paid approximately $50,000 in legal fees to the law firm of Rollins, Rollins & Fox of which director Myron Fox is the proprietor. In addition, all of Peoples Federal Savings Bank’s directors have deposit accounts at Peoples Federal Savings Bank.

The Business Background of Our Directors and Executive Officers

Directors:

The business experience for the past five years of each of our directors and executive officers is set forth below. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

Maurice H. Sullivan, Jr. is our Chairman and Chief Executive Officer. Mr. Sullivan has served as a board member of Peoples Federal Savings Bank since 1971, has served as Chairman of the Board since 1987 and has served as the Chairman and Chief Executive Officer of Peoples Federal MHC and Peoples Federal Bancorp, Inc. since their formation in 2005. Mr. Sullivan was a practicing attorney from 1971 until his retirement from legal practice in 2007. Mr. Sullivan is the father of board member Maurice H. Sullivan, III. As a practicing attorney in the local market, Mr. Sullivan represented local businesses and individuals and handled real estate, litigation and business transaction matters for Peoples Federal Savings Bank. Mr. Sullivan’s legal experience, local contacts with customers and businesses and institutional knowledge of the development of Peoples Federal Savings Bank provides the Board with valuable perspective as to the operations of the Company and with respect to business generation and product offerings.

Thomas J. Leetch, Jr. is our President and Chief Operating Officer and is the President and Chief Executive Officer of Peoples Federal Savings Bank, positions he has held at the Bank since his initial hire in 1980. Prior to joining Peoples Federal Savings Bank in 1980, Mr. Leetch worked as a senior manager in the Audit Banking Division of a certified public accounting firm as well as serving as Executive Vice President and Treasurer of a Massachusetts-based savings bank. Mr. Leetch has over 35 years of experience in banking. Mr. Leetch’s significant local banking experience, auditing background and continued participation in the financial industry trade associations provides the Board with a perspective on the day to day operations of Peoples Federal Savings Bank and assists the Board in assessing the trends and developments in the financial institutions industry on a local and national basis.

D. Randolph Berry is a private investor and consulting engineer. He has been associated with Foster-Miller, Inc, (a subsidiary of QinetiQ, a world-wide technology development firm) since 1970. Mr. Berry’s significant investing experience assists the Board in analyzing financial transactions and assessing securities investment and asset management strategies. Additionally, his experience with technology matters assists the Board in assessing the technology needs of the Company with respect to its operations and the delivery of its products and services to its customers.

Myron Fox is a practicing attorney and is the proprietor of the law firm Rollins, Rollins & Fox, Wellesley, Massachusetts. Mr. Fox joined Rollins, Rollins & Fox one year after his graduation from Boston College Law School in 1969 and became the firm’s proprietor in 1975. As a practicing attorney in the local market, Mr. Fox represents local businesses and individuals and handles a variety of real estate transaction matters. Mr. Fox’s legal experience provides the Board with insight on legal matters involving the Company and his local contacts with customers and businesses assists the Company with business generation and product offerings.

Hugh Gallagher is the owner of Center Realty, Inc., a real estate development firm located in Brighton, Massachusetts. Mr. Gallagher’s experience as a local real estate developer provides the Board with assistance in assessing local real estate values, trends and developments and in identifying potential new lending customers and assessing the relative risk of projects and properties securing loans made by the Company and its subsidiaries.

William Giudice is President and Chief Executive Officer of Xikota Devices, Inc., a semiconductor company that develops high performance components for wireless applications, located in Waltham, Massachusetts. From 2003 until 2007, Mr. Giudice was Vice President and General Manager of Analog Devices. Mr. Giudice has more than 30 years of technology-industry experience. Mr. Giudice’s general experience in managing the operations of a technology company provides the Board with general business acumen and his specific experience in the area of technology assists the Board in assessing technological matters related to the operations of the Company and the delivery of its services and products to its customers.

Vincent Mannering is an Executive Director of the Boston Water & Sewer Commission, a position he has held since 1995. From 1992 until 1995, Mr. Mannering was a State Representative for the Commonwealth of Massachusetts. Mr. Mannering practiced law in private practice from 1985 until 1995, and prior to this, Mr. Mannering was an Assistant District Attorney for the Commonwealth of Massachusetts from 1978 until 1985. Mr. Mannering’s former experience as a State Representative and current position with the Boston Water & Sewer Commission, his knowledge of the local municipalities and contacts with local community leaders and politicians provides the Board with insight into dealing with such municipalities and assists the Board in assessing local government actions which may affect the Company or its subsidiaries.

Norman Posner is a certified public accountant and is the managing partner of Samet & Company, PC, a certified public accounting firm, located in Chestnut Hill, Massachusetts. Mr. Posner has been a certified public accountant since 1972. Mr. Posner has significant expertise and background with regard to accounting matters, the application of generally accepted accounting principles and matters of business finance and business transactions. Mr. Posner’s professional and business experience provides the Board with valuable insight into the accounting and public reporting issues faced by the Company and in assessing strategic transactions involving the Company.

John F. Reen, Jr. is the Owner of Lehman & Reen Funeral Home, a funeral home located in Brighton, Massachusetts which Mr. Reen has owned since its establishment in 1974. Mr. Reen’s experience as a local business owner and operator provides the board with insight into product offerings aimed at local small businesses. Additionally, through Mr. Reen’s active participation in local community service organizations, Mr. Reen provides the Board with assistance in the areas of potential business generation and community outreach efforts.

Frederick Taw is an owner of Golden Temple restaurant in Brookline, Massachusetts. As an active member of the local Asian community and participant in Asian community service organizations, Mr. Taw provides the Board with insight into the banking and service needs of the various Asian communities served by the Company and assistance in the areas of potential business generation and community outreach efforts.

Maurice H. Sullivan, III is a partner in the Boston, Massachusetts office of Bingham McCutchen, LLP, an international law firm. Mr. Sullivan’s primary practice area is commercial real estate. Mr. Sullivan is the son of Maurice H. Sullivan, Jr., our Chairman and Chief Executive Officer. Mr. Sullivan’s legal experience assists the Board in assessing legal and regulatory matters involving the Company and his specific expertise in the area of commercial real estate provides the Board insight into the local real estate market in general and, more specifically, insight into the values, trends and developments in the Boston metropolitan area commercial real estate market.

Executive Officers Who Are Not Also Directors:

James J. Gavin is our Executive Vice President and is the Executive Vice President/Chief Operating Officer and Chief Lending Officer of Peoples Federal Savings Bank. He has been employed at Peoples Federal Savings Bank since 1994. Prior to his employment at Peoples Federal Savings Bank, from 1986 until 1994, Mr. Gavin was an Examiner-in-Charge at the Federal Home Loan Bank Board which became the Office of Thrift Supervision in 1989.

Christopher Lake is the Senior Vice President and Chief Financial Officer of Peoples Federal Bancshares, Inc. and Peoples Federal Savings Bank. He has been employed at Peoples Federal Savings Bank since 2000. Prior to his employment with Peoples Federal Savings Bank, from 1988 until 1994 Mr. Lake was an Examiner-in-Charge at the Federal Home Loan Bank Board which became the Office of Thrift Supervision in 1989. Thereafter, Mr. Lake was employed with another community banking institution as well as KPMG, where he served from 1997 until 2000 as a senior consultant.

Lee Ann Coté is our Senior Vice President—Retail Banking and Human Resources. She has been employed at Peoples Federal Savings Bank since 1994 when she began her employment at Peoples Federal Savings Bank as a part-time teller. Ms. Coté began her full-time employment with Peoples Federal Savings Bank upon being graduated from Emmanuel College in 1996. Additionally, Ms. Coté holds a Masters of Science from Boston College which she received in 1998.

Meetings and Committees of the Board of Directors

We conduct business through meetings of our Board of Directors and its committees. During the fiscal year ended September 30, 2009, the Board of Directors of Peoples Federal Savings Bank met 12 times. The Board of Directors of Peoples Federal Bancshares, Inc. has established standing committees, including a Compensation Committee, a Nominating and Corporate Governance Committee and an Audit Committee. Each of these committees operates under a written charter, which governs its composition, responsibilities and operations.

The table below sets forth the directors of each of the listed standing committees, and the number of meetings held by the comparable committee of Peoples Federal Savings Bank. Director Posner will be designated as an “Audit Committee Financial Expert” for the Audit Committee, as that term is defined by the rules and regulations of the Securities and Exchange Commission. Pursuant to Nasdaq and SEC rules which require certain board committees of listed companies to be comprised entirely of independent directors, Messrs. Sullivan, Jr. and Sullivan, III will not serve on either of the Compensation Committee or the Audit Committee of Peoples Federal Bancshares, Inc.

	Nominating and Corporate Governance	Compensation	Audit
	Hugh Gallagher	Hugh Gallagher*	Norman Posner*
	Norman Posner	William Giudice	Vincent Mannering
	D. Randolph Berry	John Reen	Maurice H. Sullivan, Jr
		Frederick Taw	Frederick Taw.
Maurice H. Sullivan, III
Number of Meetings in Fiscal 2009:	1	2	4

*	Denotes committee chair.

Directors’ Compensation

The following table sets forth the compensation paid to our directors who are not also employees during the year ended September 30, 2009. Information with respect to director fees and other director compensation paid to Messrs. Sullivan, Jr. and Leetch is included below in “Executive Officer Compensation—Summary Compensation Table.” Each of our directors served on the boards of Peoples Federal MHC, Peoples Federal Bancorp, Inc. and Peoples Federal Savings Bank.

Director Compensation For the Year Ended September 30, 2009
Name	Fees earned or paid in cash[4] ($)		All other compensation ($)	Total ($)
D. Randolph Berry	24,000		3,906	27,906
Bernard Burke[1]	5,501		4,251	9,752
John Fallon[2]	6,000		3,750	9,750
Myron Fox	19,500		3,855	23,355
Hugh Gallagher	31,000		3,777	34,777
William Giudice[3]	2,500		—	2,500
Vincent Mannering	20,000	[5]	3,906	23,906
Norman Posner	23,750		3,906	27,656
John F. Reen, Jr.	25,000		3,855	28,855
Maurice H. Sullivan, III	23,000		3,906	26,906
Frederick Taw	19,000		3,906	22,906

[1]	Retired as of December 31, 2008 and appointed to our advisory board.
[2]	Mr. Fallon served on the boards until his death in December 2008.
[3]	Mr. Giudice was appointed to the boards of directors in August 2009.
[4]	See table below for breakdown of fees earned in the fiscal year ended September 30, 2009.
[5]	Mr. Mannering, deferred $15,000 of his board fees to the Voluntary Deferred Compensation Plan for Directors.

	Fees Earned or Paid in Cash
Name	Bank Board Fee ($)		MHC Board Fee ($)	Bancorp Board Fee ($)	Investment Committee ($)	Audit Committee ($)	Building Committee ($)	Compensation Committee ($)
D. Randolph Berry	15,000		1,500	1,500	6,000	—	—	—
Bernard Burke[1]	4,251		375	375	—	500	—	—
John Fallon[2]	3,750		375	375	1,500	—	—	—
Myron Fox	16,500		1,500	1,500	—	—	—	—
Hugh Gallagher	15,000		1,500	1,500	6,000	—	6,000	1,000
William Giudice	2,500		—	—	—	—	—	—
Vincent Mannering	15,000	[3]	1,500	1,500	—	2,000	—	—
Norman Posner	15,000		1,500	1,500	—	2,000	—	—
John F. Reen, Jr.	15,000		1,500	1,500	6,000	—	—	1,000
Maurice H. Sullivan, III	15,000		1,500	1,500	4,000	—	—	1,000
Frederick Taw	15,000		1,500	1,500	—	—	—	1,000

[1]	Retired as of December 31, 2008 and appointed to our advisory board.
[2]	Mr. Fallon served on the boards until his death in December 2008.
[3]	Mr. Mannering, deferred $15,000 of his board fees to the Voluntary Deferred Compensation Plan for Directors.

Fees. In the fiscal year ended September 30, 2009, Peoples Federal Savings Bank paid each director a fee of $1,250 for each board meeting attended, provided that a director could miss one board meeting per year and receive fees for such meeting. The chairman of the board and board secretary of Peoples Federal Savings Bank earn $2,083 and $1,417, respectively, per meeting attended. Our directors received $500 for each committee meeting attended. Each of Peoples Federal Bancorp, Inc. and Peoples Federal MHC pays $375 quarterly to each director, or $1,500 annually.

Voluntary Deferred Compensation Plan for Directors. Peoples Federal Savings Bank adopted a Voluntary Deferred Compensation Plan for Directors, effective January 1, 2006. A director may elect to become a participant by submitting to the Compensation Committee a written election to defer a percentage or a specified dollar amount that would otherwise be earned by the individual in the following calendar year. Amounts deferred by a director will be deemed invested in investments designated as available by the Compensation Committee. The director may direct that the amounts credited to his account be applied in the proportions he may designate in each deemed investment made available by the Compensation Committee and may elect to change his investment direction. Each director’s account will be deemed credited at the end of each calendar quarter, or other dates designated by the Compensation Committee, with the earnings or losses the account would have experienced had the account actually been invested in the deemed investment. Directors are vested in all amounts in their accounts at all times. Payments under the plan will commence upon a fixed date selected by the director at the time of the deferral, which may be either the last day of a calendar quarter ending at least two years from the end of the calendar year in which the deferred compensation would otherwise become payable, but no later than the end of the calendar quarter in which the director attains age 75, or the last day of any calendar quarter ending after the director’s separation of service. The director will select the form of payment at the time the director elects to defer compensation from the forms of payment available under the plan. To the extent permitted by the Compensation Committee, a director may request a distribution in the event of an unforeseeable emergency. In the event the director dies before payments have commenced, the amount allocated to the director’s account will be paid to the director’s beneficiary. If payments of a deferred amount have already commenced in the form of installments at the time of the director’s death, the payments will continue to be made in the same form to the director’s beneficiary.

Director Retirement Agreements. In 2004, Peoples Federal Savings Bank entered into Director Retirement Agreements with Messrs. Vincent Mannering, John F. Reen, Maurice H. Sullivan, III and Maurice H. Sullivan, Jr. The agreements provide that upon termination of service on or after normal retirement age (age 70 for Messrs. Mannering, Reen and Sullivan, III, and age 65 for Mr. Sullivan, Jr.) for reasons other than death, the director will receive annual benefits of $14,609 (for Mr. Mannering), $9,869 (for Mr. Reen), $32,011 (for Mr. Sullivan, III) and $73,390 (for Mr. Sullivan, Jr.) payable in monthly installments commencing on the first day of the month following the director’s normal retirement date. If a director terminates service before attaining his normal retirement age for reasons other than death, disability, termination for cause or following a change in control, the director will receive annual benefits of $5,816, $7,192, $9,265, and $73,390 for Messrs. Mannering, Reen, Sullivan, III and Sullivan, Jr., respectively, assuming such termination had occurred as of September 30, 2009, payable in monthly installments commencing on the first day of the month following the director’s attainment of normal retirement age. Upon a change in control followed by the director’s termination of service within 12 months, the director will receive annual benefits of $14,609, $9,869, $32,011 and $73,390 for Messrs. Mannering, Reen, Sullivan, III and Sullivan, Jr., respectively, payable in monthly installments commencing on the first day of the month following the director’s termination of service. The annual retirement benefit will be paid to each of Messrs. Mannering, Reen and Sullivan, III over a period of 10 years and to Mr. Sullivan, Jr., over a period of 20 years. The agreements include a 12-month non-compete provision, provided that the non-compete provision is not applicable following a change in control. In the event any benefit under the agreements would create an excise tax under Section 280G of the Internal Revenue Code, the benefit will be reduced to the maximum benefit that would not result in any such excise tax.

Executive Officer Compensation

Summary Compensation Table. The following table sets forth the total compensation paid to or earned by our Chief Executive Officer and Chairman of the Board, Maurice H. Sullivan, Jr., our President and Chief Operating Officer, Thomas J. Leetch, Jr. (Mr. Leetch is also President and Chief Executive Officer of Peoples Federal Savings Bank) and James J. Gavin, our Executive Vice President (Mr. Gavin is also Executive Vice President, Chief Operating Officer and Chief Lending Officer of Peoples Federal Savings Bank) for the fiscal year ended September 30, 2009. We refer to these individuals as “Named Executive Officers.”

Name and principal position with Peoples Federal Savings Bank	Fiscal Year Ended	Salary ($)	Bonus ($)		All other compensation(2) ($)	Total ($)
Maurice H. Sullivan, Jr., Chairman	2009	321,800	89,176		42,846	453,822
Thomas J. Leetch, Jr. President and Chief Executive Officer	2009	321,800	82,926		15,644	420,370
James J. Gavin, Executive Vice President, Chief Operating Officer and Chief Lending Officer	2009	191,200	49,271	(1)	8,065	248,536

(1)	Mr. Gavin deferred $1,000 of his bonus to the Peoples Federal Savings Bank Voluntary Deferred Compensation Plan for Executives.
(2)

The amounts in this column reflect what we have paid for, or reimbursed, the applicable Named Executive Officer for various benefits and perquisites that we provide. A break-down of the various elements of compensation in this column is set forth in the table immediately following.

	All Other Compensation
	Mr. Sullivan, Jr.	Mr. Leetch, Jr.	Mr. Gavin
Employer 401(k) Matching Contribution	$—	$6,436	$5,743
Director Fees	27,400	3,000	—
Personal Use of Auto	448	503	—
STD, LTD & Group Life	2,149	2,149	2,112
Split Dollar Life Insurance	1,362	978	210
In lieu of 401(k) match	6,611	—	—
Tax Gross-ups:	4,876	2,578	—

Total	$42,846	$15,644	$8,065

Employment Agreements. Peoples Federal Savings Bank has entered into separate employment agreements with Messrs. Thomas J. Leetch, Jr. and James J. Gavin as well as with two other senior executives. In addition, Peoples Federal MHC has entered into an employment agreement with Maurice H. Sullivan, Jr. (Messrs. Leetch, Gavin and Sullivan are referred to below as the “executives” or “executive”). Upon completion of the conversion, Peoples Federal Bancshares, Inc. will enter into separate employment agreements with each executive (the employment agreement between Mr. Sullivan and Peoples Federal MHC will be replaced by an agreement with Peoples Federal Bancshares, Inc.). The employment agreements with Peoples Federal Bancshares, Inc. will have essentially identical provisions as the Peoples Federal Savings Bank agreements, except that the employment agreements with Peoples Federal Bancshares, Inc. will provide that Peoples Federal Bancshares, Inc. will provide for daily, rather than annual renewal, will make any payments not made by Peoples Federal Savings Bank under its agreements with the executives (provided that the executives will not receive any duplicate payments) and will not require an automatic cut-back of severance benefits on a termination of employment in connection with a change in control in order to avoid an excess parachute payment. Our continued success depends to a significant degree on the skills and competence of these officers, and the employment agreements are intended to ensure that we maintain a stable management base following the offering. The discussion below addresses the employment agreement for each executive with Peoples Federal Savings Bank or Peoples Federal MHC and those to be implemented by Peoples Federal Bancshares, Inc.

The Peoples Federal MHC employment agreement with Mr. Sullivan and the Peoples Federal Saving Bank employment agreements with Messrs. Leetch and Gavin each provide for three-year terms, subject to annual renewal by the board of directors for an additional year beyond the then-current expiration date. The current base salaries under the employment agreements are $386,160 for Mr. Sullivan and $386,160 for Mr. Leetch and $237,100 for Mr. Gavin. The agreements also provide for participation in incentive compensation programs, employee benefit plans and programs, regular vacation and paid legal holidays, and certain fringe benefits as described in the agreements. The employment agreement for Mr. Leetch provides for the use of an automobile owned by Peoples Federal Savings Bank and a cellular phone the business use of which will be paid or reimbursed by Peoples Federal Savings Bank. In addition, the employment agreements for each of Mr. Leetch and Sullivan provide that, in the event the executive terminates employment on or after age 65, he and his wife will be entitled to participation in a supplemental medical retiree insurance plan and a prescription drug benefit plan for the remainder of their lives, at no cost to either of them.

Upon termination of an executive’s employment for cause, as defined in each of the agreements, the executive will receive no further compensation or benefits under the agreement. If we terminate the executive without cause or if the executive terminates voluntarily under specified circumstances that constitute good reason (as defined in the agreement), the executive will be entitled to the base salary and incentive compensation and the value of all employee benefits that would have been provided for the remaining term of the agreement had the executive’s employment not terminated. Such amounts would be paid in a lump sum payment. In addition, the executive will be entitled to participate in any life insurance, non-taxable medical, health, or dental arrangement, subject to the same premium contribution until the earlier of his death, his employment by another employer other than one in which he is the majority owner, or the remaining term of the agreement. In the event of a change in control, followed by the executive’s dismissal or resignation following a demotion, loss of title, office or significant authority, or relocation by more than 25-miles, the executive will be entitled to the greater of the payments set forth above or three times his average annual compensation over the last five years, payable in a lump sum, plus, continued welfare benefits either provided under the Peoples Federal Savings Bank plans for a period of up to 36 months or by payment of a cash lump sum payment equal to the cost of providing such benefits for 36 months. In addition, any memberships or automobile use shall be continued during the remaining unexpired term of the agreement. The payments required under the Peoples Federal Savings Bank employment agreements but not under the Peoples Federal Bancshares, Inc. employment agreements in connection with a change in control will be reduced to the extent necessary to avoid an excess parachute payment.

Upon any termination of employment that would entitle a severance payment (other than a termination in connection with a change in control), each executive will be required to adhere to a one-year non-competition provision. The executive will be required to release us from any and all claims in order to receive any payments and benefits under their agreements. We will agree to pay all reasonable costs and legal fees of the executives in relation to the enforcement of the employment agreements, provided the executives succeed on the merits in a legal judgment, arbitration proceeding or settlement. The employment agreements also provide for indemnification of the executives to the fullest extent legally permissible.

Salary Continuation Agreements. Peoples Federal Savings Bank entered into Salary Continuation Agreements with Mr. Thomas J. Leetch, Jr., effective in May 2006, and with Mr. James J. Gavin, effective in December 2004. In addition, Peoples Federal MHC entered into a Salary Continuation Agreement with Mr. Maurice H. Sullivan, Jr. in May 2006. The Salary Continuation Agreements are substantially similar.

The agreements for each executive provide that upon normal retirement (e.g., age 65 and completion of 15 years of service), the executive will receive an annual benefit, payable in monthly installments over a period of 20 years. The annual benefits will be $150,890 for Mr. Leetch, $77,500 for Mr. Sullivan and $91,638 for Mr. Gavin. In the event of early termination before age 65 (but after completion of at least 15 years of service in the case of Messrs. Leetch and Gavin), for reasons other than death, disability, termination for cause or within 12 months following a change in control, the executive will be entitled to an annual benefit based on his age at the time of termination, payable in monthly installments over a period of 20 years. If such termination had occurred on September 30, 2009, the annual benefit payable to Messrs. Leetch, Sullivan, Jr. and Gavin, would have been $83,215, $62,515 and $30,584, respectively. Such benefit would commence at the executive’s normal retirement age of 65. In the event of a change in control followed within 12 months by the executive’s separation from service, the executive will receive an annual benefit payable in monthly installments commencing on the first day of the month following separation from service, over a period of 20 years. The benefit payable on a change in control will be $150,890 for Mr. Leetch, $77,500 for Mr. Sullivan, Jr. and $91,638 for Mr. Gavin. The executives (or their beneficiaries) will also be entitled to certain benefits in the event of the executive’s disability or death. The agreements also include a one-year noncompetition obligation in the event of the executive’s separation from service (except in the event of separation from service following a change in control).

Split Dollar Plans. Peoples Federal Savings Bank entered into endorsement split dollar life insurance plans for the benefit of several senior executives, including Messrs. Sullivan, Jr., Leetch and Gavin, effective December 1, 2004, as amended in 2006. The split dollar plans divide the death proceeds payable under certain life insurance policies owned by Peoples Federal Savings Bank that insure the lives of the participating employees between Peoples Federal Savings Bank and the designated beneficiary of each insured participating employee. The amounts of death proceeds available for the beneficiaries of the participating employees range from $50,000 to $150,000. The death benefit payable to the beneficiaries of each of Messrs. Sullivan, Jr., Leetch and Gavin, is $150,000, provided that such benefit cannot exceed the net death proceeds under the applicable policy (e.g., the total death proceeds reduced by the greater of (i) the cash surrender value or (ii) the aggregate premiums paid by Peoples Federal Savings Bank). Peoples Federal Savings Bank will pay the premiums due on all the policies and will gross-up the income of Messrs. Sullivan, Jr. and Leetch (but not Gavin) to reimburse the executives for the taxes paid on the additional term insurance protection received for such year. A participant’s rights under the split dollar plan will automatically cease upon the participant’s termination for cause. In the event Peoples Federal Savings Bank decides to maintain the policy after the participant’s termination of participation in the plan, Peoples Federal Savings Bank will be the direct beneficiary of the entire death proceeds of the policy.

Voluntary Deferred Compensation Plan for Executives. Peoples Federal Savings Bank adopted a Voluntary Deferred Compensation Plan for Executives, effective January 1, 2006. An executive designated as eligible to participate in the plan may elect to become a participant by submitting to the Compensation Committee a written election to defer a percentage or a specified dollar amount that would otherwise be earned in the following calendar year. Amounts deferred by the executive will be deemed invested in investments designated as available by the Compensation Committee. The executive may direct that the amounts credited to his account be applied in the proportions he may designate in each deemed investment and may elect to change his investment direction. Each executive’s account will be deemed credited at the end of each calendar quarter, or other dates designated by the Compensation Committee, with the earnings or losses the account would have experienced had the account actually been invested in the deemed investment. Executives are vested in all amounts in their accounts at all times.

Payments under the plan will commence upon a fixed date selected by the executive at the time of the deferral, which may be either the last day of a calendar quarter ending at least two years from the end of the calendar year in which the deferred compensation would otherwise become payable, but no later than the end of the calendar quarter in which the executive attains age 75, or the last day of any calendar quarter ending after the executive’s separation of service. The executive will select the form of payment at the time the executive elects to defer compensation from the forms of payment available under the plan. To the extent permitted by the Compensation Committee, an executive may request a distribution in the event of an unforeseeable emergency. In the event the executive dies before payments have commenced, the amount allocated to the executive’s account will be paid to the executive’s beneficiary. If payments of a deferred amount have already commenced in the form of installments at the time of the executive’s death, the payments will continue to be made in the same form to the executive’s beneficiary.

In connection with the conversion and stock offering, Peoples Federal Savings Bank intends to amend and restate the Voluntary Deferred Compensation Plan for Executives to include a supplemental employee stock ownership feature (referred to herein as the “supplemental ESOP” portion of the plan). The supplemental ESOP portion of the plan will provide additional cash benefits at retirement or other termination of employment to participants whose benefits under the tax-qualified employee stock ownership plan, described below, are limited by tax law limitations applicable to tax-qualified plans. Messrs. Sullivan III, Leetch and Gavin are expected to be the initial participants in this portion of the plan. The supplemental ESOP will credit each participant who also participates in the tax-qualified employee stock ownership plan with an annual amount equal to the sum of the difference (expressed in dollars) between “(a)” and “(b)” where “(a)” is the number of shares of common stock of Peoples Federal Bancshares, Inc. that would have been allocated to the participant’s account in the tax-qualified employee stock ownership plan, but for the tax law limitations, and “(b)” is the actual number of shares allocated to the participant’s account in the tax-qualified employee stock ownership plan. In each case, the number of shares will be multiplied by the fair market value of the shares on the allocation date to determine the annual allocation amount. Each participant will be permitted to invest the annual amount credited to his or her account among an investment selected by the Compensation Committee of the board of directors, which has been selected to administer the plan. Each participant’s account value will be based on the value of the investments in which the participant invests, or is deemed to invest, his account.

Tax Qualified Plans

401(k) Plan. Until May 1, 2010, Peoples Federal Savings Bank participated in the Pentegra Defined Contribution Plan for Financial Institutions, a multiple employer tax-qualified 401(k) plan, for the benefit of employees of Peoples Federal Savings Bank who have satisfied the 401(k) plan’s eligibility requirements. In connection with the conversion, effective May 1, 2010, Peoples Federal Saving Bank transferred the assets attributable to Peoples Federal Savings Bank’s employees from the Pentegra multiple employer plan to a single employer plan and will add the Peoples Federal Bancshares, Inc. Stock Fund as an investment alternative. This change will permit Peoples Federal Savings Bank 401(k) Plan participants to invest their account balances in the Peoples Federal Bancshares, Inc. Stock Fund, both in the offering and afterwards. An independent trustee will purchase the common stock in the offering on behalf of plan participants, to the extent that shares are available. A participant will have the right to direct the trustee regarding the voting of shares purchased for his or her plan account.

Each participant has an individual account under the 401(k) plan and may direct the investment of his or her account among a variety of investment options available under the plan. All eligible employees can begin participation in the 401(k) plan on the earliest date that coincides with or next follows the date the employee completes one year of employment and attains age 21. A participant may contribute from

1% to 15% of his or her salary, which includes basic salary, plus overtime and bonus, to the 401(k) plan on a pre-tax basis, subject to the limitations imposed by the Internal Revenue Code. For 2010, the salary deferral contribution limit is $16,500, provided, however, that a participant over age 50 may contribute an additional $5,500 to the 401(k) plan as a “catch-up” contribution. A participant is always 100% vested in his or her salary deferral and catch-up contributions. In addition, the 401(k) plan provides that Peoples Federal Savings Bank will make matching contributions to the account of a participant in an amount equal to 50% of the participant’s contributions on the first six percent of the participant’s compensation for the year. A participant will become fully vested in his or her matching contributions upon completion of the participant’s third year of credited service. A participant also becomes 100% vested in his or her matching contributions upon the participant’s death, disability or attainment of age 65 while employed with Peoples Federal Savings Bank. Failure to complete three years of employment will result in a forfeiture of the participant’s matching contributions and earnings thereon credited to the participant’s account. Unless elected otherwise by the participant, the benefits under the 401(k) plan are generally distributed in the form of a lump sum payment following the participant’s termination of employment.

Defined Benefit Plan. Peoples Federal Savings Bank participates in the Pentegra Defined Benefit Plan for Financial Institutions, a multiple employer plan. Employees who are hired prior to July 1, 2010 by Peoples Federal Savings Bank and who have completed one year of employment and have attained age 21 are eligible to participate in the plan, except for employees compensated on an hourly basis. Employees of Brookline Co-operative Bank on September 10, 2007, the date we acquired Brookline Co-operative, received credit under the plan for their service with Brookline Co-operative for purposes of meeting the eligibility requirements of the plan and for purposes of vesting. No employees hired on or after July 1, 2010 are eligible to participate in the plan. A participant becomes vested in his or her retirement benefit upon completion of five years of employment, provided that a participant who has reached age 65 becomes 100% vested, regardless of the number of completed years of employment.

Upon termination of employment at or after age 65, a participant will be entitled to an annual normal retirement benefit equal to 2% of the participant’s average annual salary for the five highest paid consecutive years of benefit service multiplied by the number of years of benefit service. A participant who terminates employment prior to age 65 who has become vested in a benefit will be entitled to an annual early retirement benefit, which may commence at age 45. The early retirement benefit is equal to the vested amount of the normal retirement benefit accrued at the participant’s termination date. Payment of the early retirement benefit can begin as early as 45, in which case the accrued benefit will be reduced by applying an early retirement factor of 3% per year for each year that payments begin prior to age 65. Normal and early retirement benefits are generally payable over the lifetime of the participant, or the participant and a beneficiary, and include a death benefit upon the participant’s death. Other optional forms of distribution under the plan include various annuities, including a higher lifetime benefit with no death benefit or a joint and 50% survivor annuity, among other things. In the event a participant dies while in active service, the participant’s beneficiary will be entitled to a death benefit equal to 100% of the participant’s last 12 months’ salary, plus an additional 10% of such salary for each year of benefit service until a maximum of 300% of such salary is reached for 20 or more years, plus a refund of your own contributions, if any, plus interest. Messrs. Leetch and Gavin have approximately 33 and 16 years, respectively, of credited service under the plan.

Stock-Based Benefit Plans

Employee Stock Ownership Plan. In connection with the conversion and offering, Peoples Federal Savings Bank plans to adopt an employee stock ownership plan for eligible employees. An employee stock ownership plan is a tax-qualified retirement plan that primarily invests in the common stock of Peoples Federal Bancshares, Inc. Eligible employees who have attained age 21 and who are employed for one year will begin participation in the employee stock ownership plan on the later of the effective date of the employee stock ownership plan or upon the first entry date commencing on or after the eligible employee’s completion of 1,000 hours of service during a continuous 12-month period.

The employee stock ownership plan trustee is expected to purchase, on behalf of the employee stock ownership plan, 8% of the total number of shares of Peoples Federal Bancshares, Inc. common stock issued in the offering, including shares contributed to the charitable foundation. We anticipate that the employee stock ownership plan will fund its stock purchase with a loan from Peoples Federal Bancshares, Inc. or a subsidiary of Peoples Federal Bancshares, Inc. equal to the aggregate purchase price of the common stock. The loan will be repaid principally through Peoples Federal Saving Bank’s contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 20-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be an adjustable rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering. Thereafter the interest rate will adjust annually and will be the prime rate on the first business day of the calendar year, retroactive to January 1 of such year. See “Pro Forma Data.”

The trustee will hold the shares purchased by the employee stock ownership plan in an unallocated suspense account, and shares will be released from the suspense account on a pro-rata basis as Peoples Federal Savings Bank repays the loan. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation relative to all participants. A participant becomes vested in his or her account balance at the rate of 20% per year over a 5-year period. Participants who were employed by Peoples Federal Savings Bank immediately prior to the offering will receive credit for vesting purposes for years of service prior to adoption of the employee stock ownership plan. Participants also will become fully vested automatically upon normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan. Generally, participants will receive distributions from the employee stock ownership plan upon separation from service. The employee stock ownership plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

The employee stock ownership plan permits participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee votes unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, Peoples Federal Savings Bank will record a compensation expense for the employee stock ownership plan at the fair market value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts. The compensation expense resulting from the release of the common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in Peoples Federal Bancshares, Inc.’s earnings.

Employee Severance Compensation Plan

Employee Severance Compensation Plan. In connection with the conversion and stock offering, Peoples Federal Savings Bank expects to adopt the Peoples Federal Savings Bank Employee Severance Compensation Plan to provide severance benefits to eligible full-time employees whose employment terminates in connection with a change in control of Peoples Federal Savings Bank or Peoples Federal Bancshares, Inc. Employees become eligible for severance benefits under the plan if they have a minimum of one year of service with Peoples Federal Savings Bank and are deemed full-time employees. Individuals who enter into employment or change in control-related severance agreements with Peoples Federal Savings Bank or Peoples Federal Bancshares, Inc. will not participate in the severance plan. Under the severance plan, if, within 12 months of a change in control, Peoples Federal Savings Bank or Peoples Federal Bancshares, Inc. or their successors terminate an employee’s employment or if the individual voluntarily terminates employment upon the occurrence of events specified in the severance plan, then that individual will receive a severance payment equal to one month of base compensation for each year of credited service with Peoples Federal Savings Bank, up to a maximum payment of twenty-four month’s of the employee’s base compensation. The plan provides that all Vice Presidents and above who are not covered by an employment or change in control agreement will be eligible for a minimum severance benefit of one-year of base compensation as well as one year of health insurance coverage.

Benefits to be Considered Following Completion of the Stock Offering

Following the stock offering, Peoples Federal Bancshares, Inc. intends to adopt a new stock-based incentive plan that will provide for grants of stock options and restricted common stock awards. Applicable regulations require that if we were to adopt such a plan within one year after the Conversion, the amount of stock options and a number of shares of restricted stock, may not exceed 10% and 4%, respectively, of the shares issued in the offering, including shares contributed to the charitable foundation. These 10% and 4% limitations will not apply if the plan is implemented more than one year after the conversion.

The stock-based incentive plan will not be established sooner than six months after the stock offering and, if adopted within one year after the stock offering, would require the approval by stockholders owning a majority of the outstanding shares of Peoples Federal Bancshares, Inc. common stock eligible to be cast. If the stock-based incentive plan is established after one year after the stock offering, it would require the approval of our stockholders by a majority of votes cast.

The following additional restrictions would apply to our stock-based incentive plan only if the plan is adopted within one year of the consummation of the conversion and stock offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

•	any non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plan;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plan;

•	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Peoples Federal Savings Bank or Peoples Federal Bancshares, Inc.

These restrictions do not apply to plans adopted after one year following the completion of the stock offering.

We have not yet determined whether we will present the stock-based incentive plan for stockholder approval within one year following the completion of the conversion or whether we will present this plan for stockholder approval more than one year after the completion of the conversion. In the event of changes in applicable regulations or policies regarding stock-based incentive plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

The actual value of restricted stock grants will be determined based on their fair value (the closing market price of shares of common stock of Peoples Federal Bancshares, Inc.) as of the date grants are made. The following table presents the total value of all shares to be available for awards of restricted stock under the stock-based benefit plan, assuming the shares for the plan are purchased or issued in a range of market prices from $8.00 per share to $14.00 per share at the time of the grant.

Share Price	183,600 Shares Awarded at Minimum of Offering Range	216,000 Shares Awarded at Midpoint of Offering Range	248,400 Shares Awarded at Maximum of Offering Range	285,660 Shares Awarded at Maximum of Offering Range, As Adjusted
(In thousands, except share price information)
$8.00	$1,469	$1,728	$1,987	$2,285
10.00	1,836	2,160	2,484	2,857
12.00	2,203	2,592	2,981	3,428
14.00	2,570	3,024	3,478	3,999

The grant-date fair value of the stock options granted under the stock-based benefit plans will be based, in part, on the closing price of shares of common stock of Peoples Federal Bancshares, Inc. on the date the options are granted. The fair value will also depend on the various assumptions utilized in the option-pricing model ultimately adopted.

The following table presents the total estimated value of the stock options to be available for grant under the stock-based benefit plans, assuming the range of market prices for the shares are $8.00 per share to $14.00 per share at the time of the grant.

Exercise Price	Grant-Date Fair Value Per Option	459,000 Options at Minimum of Range	540,000 Options at Midpoint of Range	621,000 Options at Maximum of Range	714,150 Options at Maximum of Range, As Adjusted
(In thousands, except exercise price and fair value information)
$8.00	$4.35	$1,997	$2,349	$2,701	$3,107
10.00	5.44	2,497	2,938	3,378	3,885
12.00	6.53	2,997	3,526	4,055	4,663
14.00	7.62	3,498	4,115	4,732	5,442

The tables presented above are provided for informational purposes only. There can be no assurance that our stock price will not trade below $10.00 per share. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 16.

Transactions with Certain Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption from such prohibition for loans made by Peoples Federal Savings Bank to our executive officers and directors in compliance with federal banking regulations.

At December 31, 2009, all of our loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Peoples Federal Savings Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms at December 31, 2009, and were made in compliance with federal banking regulations.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each of the directors and executive officers of Peoples Federal Savings Bank and their associates, and by all directors and executive officers as a group. However, there can be no assurance that any individual director or executive officer, or the directors and executive officers as a group, will purchase any specific number of shares of our common stock. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and executive officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering. The directors and officers have indicated their intention to subscribe in the offering for an aggregate of $2,175,000 of shares of common stock, equal to 5.1% of the number of shares of common stock to be sold in the offering at the minimum of the offering range, assuming shares are available. Purchases by directors, executive officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. Subscriptions by management through our 401(k) plan will be counted as part of the maximum number of shares such individuals’ may subscribe for in the stock offering.

Name and Title	Number of Shares	Aggregate Purchase Price	Percent at Minimum of Offering Range
Maurice H. Sullivan, Jr.	27,500	$275,000	*	%
Thomas J. Leetch, Jr.	25,000	250,000	*
D. Randolph Berry	30,000	300,000	*
Myron J. Fox	30,000	300,000	*
Hugh Gallagher	5,000	50,000	*
William Giudice	10,000	100,000	*
Vincent G. Mannering	10,000	100,000	*
Norman Posner	25,000	250,000	*
John F. Reen, Jr.	5,000	50,000	*
Maurice H. Sullivan, III	5,000	50,000	*
Frederick Taw	11,000	110,000	*
James J. Gavin	22,500	225,000	*
Christopher Lake	8,000	80,000	*
Lee Ann Coté	3,500	35,000	*

All directors and executive officers as a group (14 persons)	217,500	$2,175,000	5.1%

*	Less than 1%.

THE CONVERSION; PLAN OF DISTRIBUTION

The Board of Directors of Peoples Federal MHC has approved the plan of conversion and reorganization. The plan of conversion and reorganization must also be approved by Peoples Federal MHC’s members. A special meeting of members has been called for this purpose. The Office of Thrift Supervision has conditionally approved the plan of conversion and reorganization; however, such approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization by that agency.

General

The Board of Directors of Peoples Federal MHC adopted the plan of conversion and reorganization on February 16, 2010, as amended on March 11, 2010 and May 3, 2010. Pursuant to the plan of conversion and reorganization, Peoples Federal MHC will convert from the mutual form of organization to the fully stock form and we will sell shares of common stock to the public in our offering. In the conversion, we will organize a new Maryland stock holding company named Peoples Federal Bancshares, Inc. Specifically, the conversion and reorganization will be effected as follows: 1) Peoples Federal Bancorp, Inc. will establish Peoples Federal Bancshares, Inc; 2) Peoples Federal MHC will merge with and into Peoples Federal Bancorp, Inc, and 3) Peoples Federal Bancorp, Inc. will merge with and into Peoples Federal Bancshares, Inc, with Peoples Federal Bancshares, Inc. being the surviving entity. Peoples Federal Bancshares, Inc. will contribute at least 50% of the net proceeds of the offering to Peoples Federal Savings Bank in constructive exchange for additional shares of common stock of Peoples Federal Savings Bank and in exchange for the liquidation account. When the conversion is completed, all of the capital stock of Peoples Federal Savings Bank will be owned by Peoples Federal Bancshares, Inc., and all of the common stock of Peoples Federal Bancshares, Inc. will be owned by public stockholders including our employee stock ownership plan and our new charitable foundation.

We intend to retain between $16.8 million and $22.9 million of the net proceeds of the offering, or $26.4 million if the offering range is increased by 15%, and to contribute the balance of the net proceeds to Peoples Federal Savings Bank. The conversion will be consummated only upon the sale of at least 4,250,000 shares of our common stock offered (not including shares that we will contribute to our charitable foundation) pursuant to the plan of conversion and reorganization.

The plan of conversion and reorganization provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our tax-qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan, supplemental eligible account holders and other members. If all shares are not subscribed for in the subscription offering, we may, in our discretion, offer common stock for sale in a community offering to members of the general public, with a preference given to natural persons residing in the Massachusetts counties of Norfolk, Suffolk and Middlesex.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering, if any, may begin at the same time as, during, or after the subscription offering, and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us with the approval of the Office of Thrift Supervision. See “—Community Offering.”

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated consolidated pro forma market value of Peoples Federal Bancshares, Inc. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Determination of Share Price and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion. We recommend reading the plan of conversion and reorganization in its entirety for more information. A copy of the plan of conversion and reorganization is available for inspection at each branch office of Peoples Federal Savings Bank and at the Northeast Regional Office, the Washington, D.C. Office of the Office of Thrift Supervision and at the public reference facilities of the Securities and Exchange Commission. The plan of conversion and reorganization is also filed as an exhibit to Peoples Federal MHC’s application to convert from mutual to stock form of which this prospectus is a part, copies of which may be obtained from the Office of Thrift Supervision. The plan of conversion and reorganization is also filed as an exhibit to the registration statement we have filed with the Securities and Exchange Commission, of which this prospectus is a part, copies of which may be obtained from the Securities and Exchange Commission or online at the Securities and Exchange Commission’s website. See “Where You Can Find Additional Information.”

Reasons for the Conversion

Our primary reasons for converting and raising additional capital through the offering are:

•

to improve our capital position during a period of significant economic uncertainty, especially for the financial industry (although, as of December 31, 2009, Peoples Federal Savings Bank was considered “well capitalized” for regulatory purposes and is not subject to a directive or a recommendation from the Office of Thrift Supervision to raise capital);

•	to support our internal growth through lending in communities we serve or may serve in the future and through the establishment of de novo branch offices;

•	to assist us in managing interest rate risk;

•

to provide additional financial resources to pursue future acquisitions of banks, thrifts and other financial services companies, and branch offices, although we have no current arrangements or agreements with respect to any such acquisitions;

•	to provide better capital management tools, including the ability to pay dividends and to repurchase shares of our common stock, subject to market conditions; and

•	to retain and attract qualified personnel by establishing stock-based benefit plans for management and employees.

In the stock holding company structure, we will have greater flexibility in structuring mergers and acquisitions. Our current mutual structure prevents us from offering shares of our common stock as consideration for a merger or acquisition. Potential sellers often want stock for at least part of the acquisition consideration. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination thereof, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise.

We have no current arrangements or agreements to acquire other banks, thrifts, credit unions, financial service companies or branch offices. However, we have had, and intend to continue to have, discussions with local financial institutions to determine whether they would be interested in exploring the possibility of future acquisitions.

We believe that the additional capital raised in the offering may enable us to take advantage of business opportunities that may not otherwise be available to us. We are not subject to a directive or a recommendation from the Office of Thrift Supervision to raise capital.

Approvals Required

The affirmative vote of a majority of the total eligible votes of members of Peoples Federal MHC at the special meeting of members is required to approve the plan of conversion and reorganization and to approve the formation and funding of the charitable foundation. The plan of conversion and reorganization also must be approved by the Office of Thrift Supervision, which has given its conditional approval to the plan of conversion and reorganization. The charitable foundation will only be established and funded if both the plan of conversion and the establishment and funding of the charitable foundation are approved by the members. If the charitable foundation is not approved, the Board of Directors will retain the ability to complete the conversion and stock offering without the establishment and funding of the charitable foundation, or it may determine to terminate the conversion and stock offering.

A special meeting of members to consider and vote upon the plan of conversion and reorganization has been set for June     , 2010.

Effects of Conversion on Depositors, Borrowers and Members

Continuity. While the conversion is being accomplished, our normal business of accepting deposits and making loans will continue without interruption. We will continue to be a federally chartered savings bank and will continue to be regulated by the Office of Thrift Supervision. After the conversion, we will continue to offer existing services to depositors, borrowers and other customers. The directors serving Peoples Federal Savings Bank at the time of the conversion will be the directors of Peoples Federal Savings Bank and of Peoples Federal Bancshares, Inc. after the conversion.

Effect on Deposit Accounts. Pursuant to the plan of conversion and reorganization, each depositor of Peoples Federal Savings Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates and other evidences of their accounts.

Effect on Loans. No loan outstanding from Peoples Federal Savings Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Members. At present, all of our depositors and certain of our borrowers are members of, and have voting rights in, Peoples Federal MHC as to all matters requiring membership action. Upon completion of the conversion, depositors and borrowers will cease to be members of Peoples Federal MHC and will no longer have voting rights. Upon completion of the conversion, all voting rights in Peoples Federal Savings Bank will be vested in Peoples Federal Bancshares, Inc. as the sole stockholder of Peoples Federal Savings Bank. The stockholders of Peoples Federal Bancshares, Inc. will possess exclusive voting rights with respect to Peoples Federal Bancshares, Inc. common stock.

Tax Effects. We will receive an opinion of counsel or tax advisor with regard to federal and state income tax consequences of the conversion to the effect that the conversion will not be taxable for federal or state income tax purposes to Peoples Federal Savings Bank, Peoples Federal Bancorp, Inc., Peoples Federal Bancshares, Inc. and Peoples Federal MHC or its members. See “—Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor in Peoples Federal Savings Bank has both a deposit account in Peoples Federal Savings Bank and a corresponding pro rata ownership interest in the net worth of Peoples Federal MHC based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This ownership interest may only be realized in the event of a complete liquidation of Peoples Federal MHC and Peoples Federal Savings Bank. Any depositor who opens a deposit account at Peoples Federal Savings Bank obtains such pro rata ownership interest in Peoples Federal MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her deposit account receives deposited funds but nothing for his or her ownership interest in the net worth of Peoples Federal MHC, which is lost to the extent that the balance in the account is reduced or closed. Consequently, depositors in a stock subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which is realizable only in the unlikely event that Peoples Federal MHC and Peoples Federal Savings Bank are liquidated. If this were to occur, the Peoples Federal Savings Bank depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Peoples Federal MHC after other claims, including claims of depositors to the amounts of their deposits, are paid.

Under the plan of conversion, however, the depositors of Peoples Federal Savings Bank will receive rights in a liquidation account established by Peoples Federal Bancshares, Inc. (and in a parallel liquidation account established in Peoples Federal Savings Bank) which will represent the amount of (i) Peoples Federal MHC’s ownership interest in the total stockholders equity of People Federal Bancorp, Inc. as of the date of the latest statement of financial condition used in this prospectus plus (ii) the value of the net assets of Peoples Federal MHC as of the date of the latest statement of financial condition of Peoples Federal MHC prior to the consummation of the conversion (excluding its ownership interest in Peoples Federal Bancorp, Inc.). Peoples Federal Bancshares, Inc. and Peoples Federal Savings Bank shall hold the liquidation account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain deposits in Peoples Federal Savings Bank after the conversion. The liquidation account is designed to provide payments to depositors of their liquidation interests, if any, in the event of a liquidation of Peoples Federal Bancshares, Inc. and Peoples Federal Savings Bank.

For further information, see “—Liquidation Rights.”

Determination of Share Price and Number of Shares to be Issued

The plan of conversion and reorganization and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained RP Financial, LC. to prepare an independent valuation appraisal. For its services in preparing the initial valuation, RP Financial, LC. will receive a fee of $45,000, and will be reimbursed for its expenses. RP Financial, LC.

will receive an additional fee of $5,000 for each update to the valuation appraisal. We have agreed to indemnify RP Financial, LC. and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

The independent valuation appraisal considered the pro forma impact of the offering. Consistent with the Office of Thrift Supervision appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies identified by RP Financial, LC., subject to valuation adjustments applied by RP Financial, LC. to account for differences between us and our peer group.

The independent valuation was prepared by RP Financial, LC. in reliance upon the information contained in this prospectus, including our consolidated financial statements. RP Financial, LC. also considered the following factors, among others:

•	our present and projected results and financial condition;

•	the economic and demographic conditions in our existing market area;

•	certain historical, financial and other information relating to us;

•	a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly traded savings institutions;

•	the impact of the conversion and the offering on our equity and earnings potential;

•	our potential to pay cash dividends;

•	the trading market for securities of comparable institutions and general conditions in the market for such securities; and

•	the contribution of shares to the charitable foundation.

Included in the independent valuation were certain assumptions as to our pro forma earnings after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering including shares contributed to the charitable foundation proceeds and purchases in the open market of 4% of the common stock issued in the offering (including shares contributed to the charitable foundation) by the stock-based benefit plan at the $10.00 purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

The independent valuation states that as of February 26, 2010, the estimated pro forma market value of Peoples Federal Bancshares, Inc. ranged from $45.9 million to $62.1 million, with a midpoint of $54.0 million. Our Board of Directors decided to offer the shares of common stock for a price of $10.00 per share primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The number of shares offered for sale will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range and the $10.00 price per share, the minimum of the offering range will be 4,250,000 shares, the midpoint of the offering range will be 5,000,000 shares and the maximum of the offering range will be 5,750,000 shares, or 6,612,500 shares if the maximum amount is adjusted because of demand for shares or changes in market conditions.

The appraisal is based in part on our financial condition and results of operations, the effect of the additional capital raised by the sale of shares of common stock in the offering and an analysis of a peer group of 10 publicly traded savings bank and thrift holding companies that RP Financial, LC. considered comparable to us.

The appraisal peer group consists of the following companies.

Company Name	Ticker Symbol	Exchange	Headquarters	Total Assets
				(in millions)
Beacon Federal Bancorp	BFED	NASDAQ	East Syracuse, NY	$1,070	(1)
ESSA Bancorp, Inc.	ESSA	NASDAQ	Stroudsburg, PA	1,034
Elmira Savings Bank	ESBK	NASDAQ	Elmira, NY	506	(1)
LSB Corporation	LSBX	NASDAQ	N. Andover, MA	807	(1)
Mayflower Bancorp, Inc.	MFLR	NASDAQ	Middleboro, MA	246
Newport Bancorp, Inc.	NFSB	NASDAQ	Newport, RI	459
Rome Bancorp, Inc.	ROME	NASDAQ	Rome, NY	330
TF Financial Corporation	WVFC	NASDAQ	Pittsburgh, PA	392
Westfield Financial, Inc.	WFD	AMEX	Westfield, MA	1,191

(1)	As of September 30, 2009.

The following table presents a summary of selected pricing ratios for Peoples Federal Bancshares, Inc. and the peer group companies identified by RP Financial, LC. Ratios are based on earnings for the twelve months ended December 31, 2009 and book value as of December 31, 2009. Tangible book value is total equity, less intangible assets. Compared to the median pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 30.1% on a price-to-book value basis, a discount of 32.1% on a price-to-tangible book value basis and a premium of 156.6% on a price-to- earnings basis. The price ratios also reflect recent volatile market conditions, particularly for stock of financial institution holding companies, and the effect of such conditions on the trading market for recent mutual-to-stock conversions. Our Board of Directors, in reviewing and approving the valuation, considered our pro forma earnings and the range of price-to-book value ratios and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering. The appraisal did not consider one valuation approach to be more important than the other.

	Price-to-earnings multiple		Price-to-book value ratio	Price-to-tangible book value ratio
Peoples Federal Bancshares, Inc. (pro forma)
Maximum, as adjusted	36.61	x	65.23%	65.23
Maximum	30.54		61.01	61.01
Midpoint	25.65		56.79	56.79
Minimum	21.09		51.95	51.95
Valuation of peer group companies using stock prices as of February 26, 2010
Averages	14.73	x	84.34%	89.61%
Medians	11.90		87.23	89.87

RP Financial advised the Board of Directors that based on the recent stock market performance and pricing ratios of publicly-traded thrift institutions in general, as well as the appraisal peer group and recent mutual-to-stock conversions, the valuation conclusion took into consideration a slight downward valuation adjustment based on these factors. Since December 31, 2007, the stock pricing of the peer group upon which the appraisal is based has declined. The median price to tangible book value was 112.34% at December 31, 2007 compared to 89.87% at February 26, 2010. The median price-to-earnings per share was 20.00x at December 31, 2007 compared to 11.90x at February 26, 2010. In the absence of other factors, these changes would result in the appraisal for our offering being lower than if the appraisal were prepared as of December 31, 2007. December 31, 2007 information excludes the peer group company that has since converted from a publicly traded mutual holding company to a fully converted stock holding company.

Our Board of Directors reviewed the independent valuation and, in particular, considered the following:

•	our financial condition and results of operations;

•	comparison of our financial performance ratios to those of other financial institutions of similar size; and

•	market conditions generally and, in particular, for financial institutions.

All of these factors are set forth in the independent valuation. Our Board of Directors also reviewed the methodology and the assumptions used by RP Financial, LC. in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the Office of Thrift Supervision, if required, as a result of subsequent developments in our financial condition or market conditions generally. In the event the independent valuation is updated to amend our pro forma market value to less than $45.9 million or more than $71.4 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to our registration statement.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. RP Financial, LC. did not independently verify our consolidated financial statements and other information that we provided to them, nor did RP Financial, LC. independently value our assets or liabilities. The independent valuation considers Peoples Federal Savings Bank as a going concern and should not be considered as an indication of the liquidation value of Peoples Federal Savings Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 offering price per share.

Following commencement of the subscription offering, the maximum of the valuation range, including shares to be contributed to the charitable foundation, may be increased by up to 15%, or up to $71.4 million, without resoliciting subscribers, which would result in a corresponding increase of up to 15% in the maximum of the offering range of shares to be sold in the offering to up to 6,612,500 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “—Limitations on Common Stock Purchases” as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the offering.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $71.4 million and a corresponding increase in the offering of shares to be sold to more than 6,612,500 shares, or a decrease in the minimum of the valuation range to less than $45.9 million and a corresponding decrease in the offering range of shares to be sold to fewer than 4,250,000 shares, in each not including shares that will be contributed to the charitable foundation, then we will promptly return with interest at our current statement savings rate of interest all funds previously delivered to us to purchase shares of common stock and cancel deposit account withdrawal authorizations, and, after consulting with the Office of Thrift Supervision, we may terminate the plan of conversion and reorganization. Alternatively, we may hold a new offering, establish a new offering range, extend the offering period and commence a resolicitation of subscribers or take other actions as permitted by the Office of Thrift Supervision in order to complete the conversion and the offering. In the event that a resolicitation is commenced, we will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the Office of Thrift Supervision for periods of up to 90 days.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis, while decreasing pro forma earnings and stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”

Copies of the independent valuation appraisal report of RP Financial, LC. and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at our main office and as specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion and reorganization, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum, minimum and overall purchase limitations set forth in the plan of conversion and reorganization and as described below under “—Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) on December 31, 2008 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of 25,000 shares of our common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Eligible Account Holders, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of shares of our common stock, each Eligible Account Holder must list on his or her stock order and certification form all deposit accounts in which he or she has an ownership interest on December 31, 2008. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also our directors or executive officers or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits during the year preceding December 31, 2008.

Priority 2: Tax-Qualified Plans. Our tax-qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock issued in the offering including shares contributed to the charitable foundation. We expect our employee stock ownership plan to purchase 8% of the shares of common stock issued in the offering including shares contributed to the charitable foundation. The amount of the subscription requests by the 401(k) plan will be determined by its participants, who will have the right to invest all or a portion of their 401(k) plan accounts in our common stock.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee benefit plans, each depositor with a Qualifying Deposit on March 31, 2010 who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 25,000 shares of common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Supplemental Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Supplemental Eligible Account Holders, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order and certification form all deposit accounts in which he or she has an ownership interest at March 31, 2010. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee benefit plans and Supplemental Eligible Account Holders, each depositor on the voting record date of [other member date] who is not an Eligible Account Holder or Supplemental Eligible Account Holder, and each borrower as of January 19, 1983 whose borrowings as of that date remain outstanding as of [other member date] who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 25,000 shares of common stock or 0.10% of the total number of shares of common stock issued in the offering, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Other Member whose subscription remains unfilled in the proportion that the amount of his or her subscription bears to the total amount of subscriptions of all Other Members whose subscriptions remain unfilled.

Expiration Date. The Subscription Offering will expire at 3:00 p.m., Eastern Time, on [expiration date], unless extended by us for up to 45 days or such additional periods with the approval of the Office of Thrift Supervision, if necessary. Subscription rights will expire whether or not each eligible depositor or borrower can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights that have not been exercised prior to the expiration date will become void.

We will not execute orders until we have received orders to purchase at least the minimum number of shares of common stock. If we have not received orders to purchase at least 4,250,000 shares within 45 days after the expiration date and the Office of Thrift Supervision has not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at our current statement savings rate and all deposit account withdrawal authorizations will be canceled. If an extension beyond [extension date] is granted by the Office of Thrift Supervision, we will resolicit subscribers, giving them an opportunity to change or cancel their orders. We will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. If a subscriber does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. Extensions may not go beyond [final date], which is two years after the special meeting of our members to vote on the conversion.

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, our tax-qualified employee benefit plans, Supplemental Eligible Account Holders and Other Members, we may offer shares pursuant to the plan of conversion and reorganization to members of the general public in a community offering. Shares may be offered with a preference to natural persons residing in the Massachusetts counties of Suffolk, Norfolk and Middlesex.

Subscribers in the community offering may purchase up to 25,000 shares of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. We have not established any set criteria for determining whether to accept or reject a purchase order in the community offering, and, accordingly, any determination to accept or reject purchase orders in the community offering will be based on the facts and circumstances known to us at the time.

If we do not have sufficient shares of common stock available to fill the orders of natural persons residing in the Massachusetts counties of Suffolk, Norfolk and Middlesex, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons residing in the Massachusetts counties of Suffolk, Norfolk and Middlesex, whose orders remain unsatisfied on an equal number of shares basis per order. If, after the allocation of shares to natural persons residing in the Massachusetts counties of Suffolk, Norfolk and Middlesex, we do not have sufficient shares of common stock available to fill the orders of other members of the general public, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. In addition, unless otherwise permitted by the Office of Thrift Supervision, orders received for shares in the Community Offering will be filled up to a maximum of two percent (2.0%) of the shares sold in the offering, and thereafter, unallocated shares will be allocated among members of the general public whose orders remain unsatisfied on an equal number of shares basis per order.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within the Massachusetts counties of Suffolk, Norfolk and Middlesex, has a present intent to remain within the community for a period of time and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering may begin at the same time as, during or after the subscription offering. It is currently expected to terminate at the same time as the subscription offering, although it must terminate no more than 45 days following the subscription offering. We may decide to extend the community offering for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond [extension date]. If an extension beyond [extension date] is granted by the Office of Thrift Supervision, we will cancel stock orders accepted in the community offering and return purchase funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. We will then resolicit persons whose orders we accept in the community offering, giving them an opportunity to place a new order. These extensions may not go beyond [final date], which is two years after the special meeting of our members to vote on the conversion.

Syndicated Community Offering

The plan of conversion and reorganization provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Sandler O’Neill & Partners, L.P., acting as our agent. In such capacity, Sandler O’Neill & Partners, L.P. may form a syndicate of other broker-dealers. Neither Sandler O’Neill & Partners, L.P. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Sandler O’Neill & Partners, L.P. has agreed to use its best efforts in the sale of shares in any syndicated community offering. The syndicated community offering would terminate no later than [extension date], unless extended by us, with approval of the Office of Thrift Supervision. See “—Community Offering” above for a discussion of rights of persons who place orders in the syndicated community offering in the event an extension is granted.

The opportunity to order shares of common stock in the syndicated community offering is subject to our right to reject orders, in whole or in part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order. We have not established any set criteria for determining whether to accept or reject a purchase order in the syndicated community offering, and, accordingly, any determination to accept or reject purchase orders in the syndicated community offering will be based on the facts and circumstances known to us at the time.

Purchasers in the syndicated community offering are eligible to purchase up to 25,000 shares of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” We may begin the syndicated community offering at any time following the commencement of the subscription offering.

If we are unable to find purchasers from the general public for all unsubscribed shares, we will make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Office of Thrift Supervision and may provide for purchases by directors, officers, their associates and other persons in excess of the limitations provided in the plan of conversion and reorganization and in excess of the proposed director purchases discussed earlier, although no purchases are currently intended. If other purchase arrangements cannot be made, we may do any of the following: terminate the offering and promptly return all funds; set a new offering range, notify all subscribers and give them the opportunity to confirm, cancel or change their orders; or take such other actions as may be permitted by the Office of Thrift Supervision.

Limitations on Common Stock Purchases

The plan of conversion and reorganization includes the following limitations on the number of shares of common stock that may be purchased in the offering:

•

No person or entity together with any associate or group of persons acting in concert may purchase more than 35,000 shares of common stock in the offering, except that our tax-qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan, may purchase in the aggregate up to 10% of the shares of common stock issued in the offering including shares contributed to the charitable foundation (including shares issued in the event of an increase in the offering range of up to 15%);

•

The maximum number of shares of common stock that may be purchased in all categories of the offering by our executive officers and directors and their associates, in the aggregate, may not exceed 26% of the shares issued in the offering; and

•	The minimum purchase by each person purchasing shares in the offering is 25 shares, to the extent those shares are available.

Depending upon market or financial conditions, our Board of Directors, with the approval of the Office of Thrift Supervision and without further approval of our members, may decrease or increase the purchase limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and, in our sole discretion, some other large subscribers may be, given the opportunity to increase their subscriptions up to the then-applicable limit. The effect of this type of resolicitation would be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions.

In the event of an increase in the offering range of up to 15% of the total number of shares of common stock offered in the offering, shares will be allocated in the following order of priority in accordance with the plan of conversion and reorganization:

(1)	to fill our tax-qualified employee benefit plans’ subscriptions for up to 10% of the total number of shares of common stock issued in the offering;

(2)

in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

(3)	to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons residing in the Massachusetts counties of Suffolk, Norfolk and Middlesex.

The term “associate” of a person means:

(1)

any corporation or organization, other than Peoples Federal MHC, Peoples Federal Bancorp, Inc., Peoples Federal Savings Bank, Peoples Federal Bancshares, Inc. or a majority-owned subsidiary of these entities, of which the person is a senior officer, partner or 10% beneficial stockholder;

(2)

any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a fiduciary capacity, excluding any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a fiduciary capacity; and

(3)	any blood or marriage relative of the person, who either lives in the same home as the person or who is a director or officer of Peoples Federal Savings Bank or Peoples Federal Bancshares, Inc.

The term “acting in concert” means:

(1)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(2)

a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

Our directors are not treated as associates of each other solely because of their membership on the Board of Directors. We have the right to determine whether prospective purchasers are associates or acting in concert. Shares of common stock purchased in the offering will be freely transferable except for shares purchased by our executive officers and directors and except as described below. Any purchases made by any associate of Peoples Federal Savings Bank or Peoples Federal Bancshares, Inc. for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under the guidelines of the Financial Industry Regulatory Authority (“FINRA”), members of FINRA and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of shares of our common stock at the time of conversion and thereafter, see “—Certain Restrictions on Purchase or Transfer of Our Shares After Conversion” and “Restrictions on Acquisition of Peoples Federal Bancshares, Inc.”

Marketing and Distribution; Compensation

Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our Conversion Center.

We have engaged Sandler O’Neill & Partners, L.P., a broker-dealer registered with the Financial Industry Regulatory Authority, as a financial advisor in connection with the offering of our common stock. In its role as financial advisor, Sandler O’Neill & Partners, L.P., will:

•	provide advice on the financial and securities market implications of the plan of conversion and reorganization and related corporate documents, including our business plan;

•	assist in structuring our stock offering, including developing and assisting in implementing a market strategy for the stock offering;

•	review all offering documents, including this prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

•	assist us in preparing for and scheduling meetings with potential investors and broker-dealers, as necessary;

•	assist us in analyzing proposals from outside vendors retained in connection with the stock offering, including printers, transfer agents and appraisal firms;

•	assist us in the drafting and distribution of press releases as required or appropriate in connection with the stock offering;

•	meet with the board of directors and management to discuss any of these services; and

•	provide such other financial advisory and investment banking services in connection with the stock offering as may be agreed upon by Sandler O’Neill & Partners, L.P. and us.

For these services, Sandler O’Neill & Partners, L.P. will receive a fee of 1.0% of the aggregate dollar amount of the common stock sold in the subscription offering and community offering, in each case only if the conversion is consummated, excluding shares purchased by our directors, officers and employees and members of their immediate families, our employee stock ownership plan or other tax-qualified plans (except individual retirement accounts) and excluding shares contributed to our charitable foundation, of which $25,000 has been paid as of the date of this prospectus.

The plan of conversion and reorganization provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Sandler O’Neill & Partners, L.P. In such capacity, Sandler O’Neill & Partners, L.P. may form a syndicate of other broker-dealers. Neither Sandler O’Neill & Partners, L.P. nor any registered broker-dealer will have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Sandler O’Neill & Partners, L.P. has agreed to use its best efforts in the sale of shares in any syndicated community offering. If there is a syndicated community offering, the total fees paid to Sandler O’Neill & Partners, L.P. will and other FINRA member firms will not exceed 6.00% of the aggregate dollar amount of the common stock sold in the syndicated community offering. This fee will be in addition to the fee earned by Sandler O’Neill & Partners, L.P. in connection with the subscription and community offerings set forth above. Of this amount, Sandler O’Neill & Partners, L.P. will pass on to selected broker-dealers, who assist in the syndicated community offering, an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment.

We also will reimburse Sandler O’Neill & Partners, L.P. for its reasonable out-of-pocket expenses associated with its marketing efforts, not to exceed $170,000 (including legal fees to its counsel). If the plan of conversion and reorganization is terminated or if Sandler O’Neill & Partners, L.P.’s engagement is terminated in accordance with the provisions of the agreement, Sandler O’Neill & Partners, L.P. will only receive reimbursement of its reasonable out-of-pocket expenses, including legal fees to its counsel. We will indemnify Sandler O’Neill & Partners, L.P. against liabilities and expenses (including legal fees) related to or arising out of Sandler O’Neill & Partners, L.P.’s engagement as our financial advisor and performance of services as our financial advisor.

We have also engaged Sandler O’Neill & Partners, L.P. to act as our conversion agent in connection with the stock offering. In its role as conversion agent, Sandler O’Neill & Partners, L.P. will, among other things:

•	consolidate accounts and develop a central file;

•	prepare proxy forms and proxy materials;

•	tabulate proxies and ballots;

•	act as inspector of election at the special meeting of members;

•	assist us in establishing and managing the Conversion Center;

•	assist our financial printer with labeling of stock offering materials;

•	process stock order forms and certification forms and produce daily reports and analysis;

•	assist our transfer agent with the generation and mailing of stock certificates;

•	advise us on interest and refund calculations; and

•	create tax forms for interest reporting.

For these services, Sandler O’Neill & Partners, L.P. will receive a fee of $15,000, of which $5,000 has been paid as of the date of this prospectus. We also will reimburse Sandler O’Neill & Partners, L.P. for its reasonable out-of-pocket expenses associated with its acting as conversion agent. If the plan of conversion and reorganization is terminated or if Sandler O’Neill & Partners, L.P.’s engagement is terminated in accordance with the provisions of the agreement, Sandler O’Neill & Partners, L.P. will be entitled to the advance payment and also receive reimbursement of its reasonable out-of-pocket expenses, which are estimated not to exceed $50,000. We will indemnify Sandler O’Neill & Partners, L.P. against liabilities and expenses (including legal fees) related to or arising out of Sandler O’Neill & Partners, L.P.’s engagement as our conversion agent and performance of services as our conversion agent.

Our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other trained employees of Peoples Federal Savings Bank or its affiliates may assist in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. No offers or sales may be made by tellers or at the teller counters. All sales activity will be conducted in a segregated or separately identifiable area of our main office facility apart from the area accessible to the general public. Other questions of prospective purchasers will be directed to executive officers or registered representatives of Sandler O’Neill & Partners, L.P. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock.

The offering will comply with the requirements of Rule 10b-9 under the Securities Exchange Act of 1934.

Procedure for Purchasing Shares

Expiration Date. The offering will expire at 3:00 p.m., Eastern Time, on [expiration date], unless we extend it for up to 45 days. This extension may be approved by us, in our sole discretion, without further approval or additional notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond [extension date] would require the Office of Thrift Supervision’s approval. If an extension beyond [extension date] is granted by the Office of Thrift Supervision, we will cancel all stock orders and return subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. We will then resolicit subscribers/persons who place orders, giving them an opportunity to place new orders. We will notify these persons of the extension of time and of the rights to place a new stock order for a specified period of time. If we have not received orders to purchase the minimum number of shares offered in the offering by the expiration date or any extension thereof, we may terminate the offering and promptly refund all funds received for shares of common stock. If the number of shares offered is reduced below the minimum of the offering range, or increased above the adjusted maximum of the offering range, subscribers may be resolicited with the approval of the Office of Thrift Supervision.

To ensure that each purchaser receives a prospectus at least 48 hours before [expiration date], the expiration date of the offering, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. Subscription funds will be maintained in a segregated account at Peoples Federal Savings Bank or at another insured depository institution and will earn interest at our current statement savings rate from the date of receipt.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds delivered to us, with interest at our current statement savings rate from the date of receipt.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion and reorganization.

Use of Order Forms. In order to purchase shares of common stock in the subscription offering and community offering, you must complete an order form and remit full payment. We will not be required to accept incomplete order forms, unsigned order forms, orders submitted on photocopied or facsimiled order forms. We must receive all order forms prior to 3:00 p.m., Eastern Time, on [expiration date]. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions. A postmark prior to [expiration date] will not entitle you to purchase shares of common stock unless we receive the envelope by [expiration date]. We are not required to notify subscribers of incomplete or improperly executed order forms. We have the right to permit the correction of incomplete or improperly executed order forms or waive immaterial irregularities. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your order form and payment by mail using the return envelope provided, by bringing your order form to our Conversion Center or by overnight delivery to the indicated address on the order form. We will not accept stock order forms at our branch offices. Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and reorganization and of the acceptability of the order forms will be final, subject to the authority of the Office of Thrift Supervision.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Peoples Federal Savings Bank, Peoples Federal Bancshares, Inc., the Federal Deposit Insurance Corporation or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

(1)	personal check, bank check or money order, payable to Peoples Federal Bancshares, Inc.; or

(2)	authorization of withdrawal from Peoples Federal Savings Bank deposit accounts designated on the order form.

Appropriate means for designating withdrawals from deposit accounts at Peoples Federal Savings Bank are provided in the order forms. The funds designated for withdrawal from a Peoples Federal Savings Bank deposit account must be available in the account(s) at the time the order form is received. A hold will be placed on these designated deposit account funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will be transferred to a savings account and earn interest at our current statement savings rate subsequent to the withdrawal. In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated account at Peoples Federal Savings Bank and/or another insured depository institution and will earn interest at our current statement savings rate from the date payment is received until the offering is completed or terminated.

You may not use a check drawn on a Peoples Federal Savings Bank line of credit, and we will not accept third-party checks (a check written by someone other than you) payable to you and endorsed over to Peoples Federal Bancshares, Inc. If you request that we place a hold on your checking account for the subscription amount, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

If you are interested in using your individual retirement account funds to purchase shares of common stock, you must do so through a self-directed individual retirement account such as a brokerage firm individual retirement account. By regulation, Peoples Federal Savings Bank’s individual retirement accounts are not self-directed, so they cannot be invested in shares of our common stock. Therefore, if you wish to use your funds that are currently in a Peoples Federal Savings Bank individual retirement account, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account. It may take several weeks to transfer your Peoples Federal Savings Bank individual retirement account to an independent trustee, so please allow sufficient time to take this action. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Depositors interested in using funds in an individual retirement account or any other retirement account to purchase shares of common stock should contact our Conversion Center as soon as possible, preferably at least two weeks prior to the end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

We will have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the syndicated community offering at any time prior to the completion of the offering. This payment may be made by wire transfer.

Our employee stock ownership plan will not be required to pay for any shares purchased in the offering until consummation of the offering, provided there is a loan commitment from an unrelated financial institution or Peoples Federal Bancshares, Inc. (or a subsidiary of Peoples Federal Bancshares, Inc.) to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Regulations prohibit Peoples Federal Savings Bank from knowingly lending funds or extending credit to any persons to purchase shares of common stock in the offering.

Delivery of Stock Certificates. Certificates representing shares of common stock issued in the offering and Peoples Federal Savings Bank checks representing any applicable refund and/or interest paid on subscriptions made by check or money order will be mailed to the persons entitled thereto at the certificate registration address noted on the order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. Any certificates returned as undeliverable will be held by the transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading.

Other Restrictions. Notwithstanding any other provision of the plan of conversion and reorganization, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country.

Restrictions on Transfer of Subscription Rights and Shares

Office of Thrift Supervision regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion and reorganization or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

With the exception of IRA stock purchases, the subscription rights of a qualifying account may not be transferred to an account that is in a different form of ownership. Adding or deleting a name or otherwise altering the form of beneficial ownership of a qualifying account will result in the loss of your subscription rights.

Conversion Center

If you have any questions regarding the offering, please visit call our Conversion Center, toll free, at [stock info #], Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time, or visit the Conversion Center located at 435 Market Street, Brighton, Massachusetts, Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time. The Conversion Center will be closed weekends and bank holidays.

Liquidation Rights

Liquidation prior to the conversion. In the unlikely event that Peoples Federal MHC is liquidated prior to the conversion, all claims of creditors of Peoples Federal MHC would be paid first. Thereafter, if there were any assets of Peoples Federal MHC remaining, these assets would first be distributed to certain depositors of Peoples Federal Savings Bank under such depositors’ liquidation rights. The amount received by such depositors would be equal to their pro rata interest in the remaining value of Peoples Federal MHC, after the claims of creditors, based on the relative size of their deposit accounts.

Liquidation following the conversion. The plan of conversion provides for the establishment, upon the completion of the conversion, of a liquidation account by Peoples Federal Bancshares, Inc. for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to (i) Peoples Federal MHC’s ownership interest in Peoples Federal Bancorp, Inc.’s total stockholder’s equity as of the date of the latest statement of financial condition used in this prospectus, plus (ii) the value of the net assets of Peoples Federal MHC as of the date of the latest statement of financial condition of Peoples Federal MHC prior to consummation of the conversion (excluding its ownership of Peoples Federal Bancorp, Inc.). The plan of conversion also provides for the establishment of a parallel bank liquidation account in Peoples Federal Savings Bank to support the Peoples Federal Bancshares, Inc. liquidation account.

In the unlikely event that Peoples Federal Bancshares, Inc. and Peoples Federal Savings Bank were to liquidate after the conversion, all claims of creditors, including those of Peoples Federal Savings Bank depositors, would be paid first. However, except with respect to the liquidation account established by Peoples Federal Bancshares, Inc., a depositor’s claim would be solely for the principal amount of his or her deposit accounts plus accrued interest. Depositors generally would not have an interest in the value of the assets of Peoples Federal Savings Bank or Peoples Federal Bancshares, Inc. above that amount.

The liquidation account established by Peoples Federal Bancshares, Inc. is designed to provide payments to depositors of their liquidation interest (exchanged for the liquidation rights such persons had in Peoples Federal MHC) in the event of a liquidation of Peoples Federal Bancshares, Inc. and Peoples Federal Savings Bank or of Peoples Federal Savings Bank by itself. Specifically, in the unlikely event that Peoples Federal Bancshares, Inc. and Peoples Federal Savings Bank were to completely liquidate after the conversion, all claims of creditors, including those of Peoples Federal Savings Bank depositors, would be paid first, followed by distribution to Eligible Account Holders and Supplemental Eligible Account Holders of their interests in the liquidation account maintained by Peoples Federal Bancshares, Inc. In a complete liquidation of both entities, or of Peoples Federal Savings Bank by itself, when Peoples Federal Bancshares, Inc. has insufficient assets to fund the distribution due to Eligible Account Holders and Supplemental Eligible Account Holders and Peoples Federal Savings Bank has positive net worth, Peoples Federal Savings Bank shall make a distribution to fund Peoples Federal Bancshares, Inc.’s remaining obligations under the liquidation account. If Peoples Federal Bancshares, Inc. is sold or liquidated apart from a sale or liquidation of Peoples Federal Savings Bank, then of the Peoples Federal Bancshares, Inc. liquidation account will cease to exist and Eligible Account Holders and Supplemental Eligible Account Holders will receive an equivalent interest in the bank liquidation account, subject to the same rights and terms as the liquidation account at Peoples Federal Bancshares, Inc.

Pursuant to the plan of conversion, after two years from the date of conversion and upon the written request of the OTS, Peoples Federal Bancshares, Inc. will transfer the liquidation account (and the depositors’ interests in such account) to Peoples Federal Savings Bank and the liquidation account shall thereupon become the liquidation account of Peoples Federal Savings Bank. Also, under the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, or similar combination or transaction with another depository institution in which Peoples Federal Bancshares, Inc. or Peoples Federal Savings Bank is not the surviving institution would not be considered a liquidation. In such a transaction, the liquidation account would be assumed by the surviving institution.

Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial pro rata interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in Peoples Federal Savings Bank on December 31, 2008 or March 31, 2010 equal to the proportion that the balance of each Eligible Account Holder and Supplemental Account Holder deposit accounts on December 31, 2008 and March 31, 2010, respectively, bears to the balance of all Eligible Account Holder and Supplemental Account Holder deposit accounts in Peoples Federal Savings Bank on such date.

If, however, on any September 30 annual liquidation account closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on December 31, 2008 or March 31, 2010, respectively, or any other September 30 annual liquidation account closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be available for distribution to stockholders.

Material Income Tax Consequences

Completion of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and Massachusetts tax consequences of the conversion to Peoples Federal MHC, Peoples Federal Bancorp, Inc., Peoples Federal Savings Bank, Peoples Federal Bancshares, Inc., Eligible Account Holders and Supplemental Eligible Account Holders. We have received an opinion of counsel Luse Gorman Pomerenk & Schick, P.C. as to the federal tax consequences of the conversion and have received an opinion of Shatswell, MacLeod & Company, P.C. as to the income tax consequences under Massachusetts law. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Peoples Federal Bancshares, Inc. or Peoples Federal Savings Bank would prevail in a judicial proceeding.

Luse Gorman Pomerenk & Schick, P.C., has issued an opinion to Peoples Federal MHC, Peoples Federal Bancorp, Inc., Peoples Federal Savings Bank and Peoples Federal Bancshares, Inc. that for federal income tax purposes:

1.	The merger of Peoples Federal MHC with and into Peoples Federal Bancorp, Inc. will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

2.

The constructive exchange of Eligible Account Holders’ and Supplemental Eligible Account Holders’ liquidation interests in Peoples Federal MHC for liquidation interests in Peoples Federal Bancorp, Inc. will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

3.

None of Peoples Federal MHC, Peoples Federal Savings Bank, Eligible Account Holders nor Supplemental Eligible Account Holders, will recognize any gain or loss on the transfer of the assets of Peoples Federal MHC to Peoples Federal Bancorp, Inc. in constructive exchange for a liquidation interest established in Peoples Federal Bancorp, Inc. for the benefit of such persons who remain depositors of Peoples Federal Savings Bank.

4.

The basis of the assets of Peoples Federal MHC and the holding period of such assets to be received by Peoples Federal Bancorp, Inc. will be the same as the basis and holding period of such assets in Peoples Federal MHC immediately before the exchange.

5.

The merger of Peoples Federal Bancorp, Inc. with and into Peoples Federal Bancshares, Inc. will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Code and therefore will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code. Neither Peoples Federal Bancorp, Inc. nor Peoples Federal Bancshares, Inc. will recognize gain or loss as a result of such merger.

6.

The basis of the assets of Peoples Federal Bancorp, Inc. and the holding period of such assets to be received by Peoples Federal Bancshares, Inc. will be the same as the basis and holding period of such assets in Peoples Federal Bancorp, Inc. immediately before the exchange.

7.

Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss upon the constructive exchange of their liquidation interests in Peoples Federal Bancorp, Inc. for interests in the liquidation account in Peoples Federal Bancshares, Inc.

8.

The constructive exchange of the Eligible Account Holders and Supplemental Eligible Account Holders liquidation interests in Peoples Federal Bancorp, Inc. for interests in the liquidation account established in Peoples Federal Bancshares, Inc. will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

9.

It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Peoples Federal Bancshares, Inc. common stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Peoples Federal Bancshares, Inc. common stock. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights.

10.

It is more likely than not that the fair market value of the benefit provided by the liquidation account of Peoples Federal Savings Bank supporting the payment of the Peoples Federal Bancshares, Inc. liquidation account in the event Peoples Federal Bancshares, Inc. lacks sufficient net assets is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon the constructive distribution to them of such rights in the Peoples Federal Savings Bank liquidation account as of the effective date of the merger of Peoples Federal Bancorp, Inc. with and into Peoples Federal Bancshares, Inc.

11.

It is more likely than not that the basis of the shares of Peoples Federal Bancshares, Inc. common stock purchased in the offering by the exercise of nontransferable subscription rights will be the purchase price. The holding period of the Peoples Federal Bancshares, Inc. common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

12.	No gain or loss will be recognized by Peoples Federal Bancshares, Inc. on the receipt of money in exchange for Peoples Federal Bancshares, Inc. common stock sold in the offering.

We believe that the tax opinions summarized above address all material federal income tax consequences that are generally applicable to Peoples Federal MHC, Peoples Federal Bancorp, Inc., Peoples Federal Savings Bank, Peoples Federal Bancshares, Inc. and persons receiving subscription rights and shareholders of Peoples Federal Bancorp, Inc. The tax opinion as to items 7 and 9 above is based on the position that subscription rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members do not have any economic value at the time of distribution or the time the subscription rights are exercised. In this regard, Luse Gorman Pomerenk & Schick, P.C. noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Luse Gorman Pomerenk & Schick, P.C. believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on a distribution. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

We also have received a letter from RP Financial, LC, stating its belief that the subscription rights do not have any ascertainable fair market value and that the price at which the subscription rights are exercisable will not be more or less than the fair market value of the shares on the date of the exercise. This position is based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at the same price as will be paid by members of the general public in any community offering.

The tax opinion as to item 10 above is based on the position that the benefit provided by the Peoples Federal Savings Bank liquidation account supporting the payment of the liquidation account in the event Peoples Federal Bancshares, Inc. lacks sufficient net assets has a fair market value of zero. We understand that: (i) no holder of an interest in a liquidation account has ever received a payment attributable to a liquidation account; (ii) the interests in the liquidation accounts are not transferable; (iii) the amounts due under the liquidation account with respect to each Eligible Account Holder and Supplemental Eligible Account Holder will be reduced as their deposits in Peoples Federal Savings Bank are reduced; and (iv) the Peoples Federal Savings Bank liquidation account payment obligation arises only if Peoples Federal Bancshares, Inc. lacks sufficient assets to fund the liquidation account.

In addition, we have received a letter from RP Financial, LC stating its belief that the benefit provided by the Peoples Federal Savings Bank liquidation account supporting the payment of the liquidation account in the event Peoples Federal Bancshares, Inc. lacks sufficient net assets does not have any economic value at the time of the conversion. Based on the foregoing, Luse Gorman Pomerenk & Schick, P.C. believes it is more likely than not that such rights in the Peoples Federal Savings Bank liquidation account have no value. If such rights are subsequently found to have an economic value, income may be recognized by each Eligible Account Holder and Supplemental Eligible Account Holder in the amount of such fair market value as of the date of the conversion.

We do not plan to apply for a private letter ruling from the Internal Revenue Service concerning the transactions described herein. Unlike private letter rulings issued by the Internal Revenue Service, opinions of counsel are not binding on the Internal Revenue Service or any state tax authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to Peoples Federal Bancshares, Inc.’s registration statement. An opinion regarding the Massachusetts state income tax consequences consistent with the federal tax opinion has also been filed as an exhibit to Peoples Federal Bancshares, Inc.’s registration statement.

Restrictions on Purchase or Transfer of Our Shares after Conversion

The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. All shares of common stock purchased in the offering by a director or an officer of Peoples Federal Savings Bank generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of Peoples Federal Bancshares, Inc. also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock, to purchases of our common stock to fund stock options by one or more stock-based benefit plans or to any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any stock-based benefit plans.

Office of Thrift Supervision regulations prohibit Peoples Federal Bancshares, Inc. from repurchasing its shares of common stock during the first year following conversion unless compelling business reasons exist for such repurchases. After one year, the Office of Thrift Supervision does not impose any repurchase restrictions.

PEOPLES FEDERAL SAVINGS BANK CHARITABLE FOUNDATION

General

In 2005, reflecting our belief that the success of our bank is enhanced by our maintaining close ties to our community, we formed the Peoples Federal Savings Bank Foundation. At December 31, 2009, the Peoples Federal Savings Bank Foundation had total assets of $434,000. In furtherance of our commitment to our local community, the plan of conversion and reorganization provides that we will establish a new charitable foundation, Peoples Federal Savings Bank Charitable Foundation, as a non-

stock, nonprofit Delaware corporation in connection with the stock offering. The new charitable foundation will be funded with shares of our common stock, as further described below. We will form a new foundation rather than making this contribution to Peoples Federal Savings Bank Foundation based on certain Internal Revenue Service regulations that may limit our ability to make a contribution of Peoples Federal Bancshares, Inc. common stock to an existing foundation.

By further enhancing our visibility and reputation in our local community, we believe that the new charitable foundation will enhance the long-term value of Peoples Federal Savings Bank’s community banking franchise. The stock offering presents us with a unique opportunity to provide a substantial and continuing benefit to our communities through the Peoples Federal Savings Bank Charitable Foundation.

Purpose of the Charitable Foundation

In connection with the closing of the stock offering, we intend to contribute a number of shares equal to 8.0% of our shares of common stock sold in the offering to Peoples Federal Savings Bank Charitable Foundation, which, at the adjusted maximum of the offering range, would be a contribution of 529,000 shares of common stock, and at the minimum of the offering range would be a contribution of 340,000 shares of common stock. The purpose of the charitable foundation is to provide financial support to charitable organizations in the communities in which we operate and to enable our communities to share in our long-term growth. Peoples Federal Savings Bank Charitable Foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not presently available to us. Peoples Federal Savings Bank Charitable Foundation will also support our ongoing obligations to the community under the Community Reinvestment Act. Peoples Federal Savings Bank received an “outstanding” rating in its most recent Community Reinvestment Act examination by the OTS.

Funding Peoples Federal Savings Bank Charitable Foundation with shares of our common stock is also intended to allow our communities to share in our potential growth and success after the stock offering is completed because Peoples Federal Savings Bank Charitable Foundation will benefit directly from any increases in the value of our shares of common stock. In addition, Peoples Federal Savings Bank Charitable Foundation will maintain close ties with Peoples Federal Savings Bank, thereby forming a partnership within the communities in which Peoples Federal Savings Bank operates.

Structure of the Charitable Foundation

Peoples Federal Savings Bank Charitable Foundation will be incorporated under Delaware law as a non-stock, nonprofit corporation. The certificate of incorporation of Peoples Federal Savings Bank Charitable Foundation will provide that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. Peoples Federal Savings Bank Charitable Foundation’s certificate of incorporation will further provide that no part of the net earnings of the charitable foundation will inure to the benefit of, or be distributable to, its members, directors or officers or to private individuals.

The charitable foundation will be governed by a board of directors, initially consisting of Maurice H. Sullivan, Jr., our Chairman and Chief Executive Officer, Thomas J. Leetch, Jr., our President, Chief Operating Officer and director, James J. Gavin, our Executive Vice President, Christopher Lake, our Chief Financial Officer and one individual who is not affiliated with us. Office of Thrift Supervision regulations require that we select one person to serve on the initial board of directors who is not one of our officers or directors and who has experience with local charitable organizations and grant making, and we have selected Andrea M. Howard as a director to satisfy these requirements. While there are no plans to change the size of the initial board of directors during the year following the completion of the stock offering, following the first anniversary of the stock offering, the charitable foundation may alter the size and composition of its board of directors. For five years after the stock offering, one seat on the charitable foundation’s board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and at least one seat on the charitable foundation’s board of directors will be reserved for one of Peoples Federal Savings Bank’s directors. Except as described below in “—Regulatory Requirements Imposed on the Charitable Foundation,” on an annual basis, directors of the charitable foundation elect one third of the board to serve for three-year terms.

The business experience of our current directors and executive officers who will serve as board members of the charitable foundation is described in “Management.” Andrea M. Howard is the executive director of the West End House Boys and Girls Clubs of Allston-Brighton, Massachusetts. Ms. Howard has extensive experience with charitable and community development organizations, particularly in the Boston metropolitan area.

The board of directors of Peoples Federal Savings Bank Charitable Foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of Peoples Federal Savings Bank Charitable Foundation will at all times be bound by their fiduciary duty to advance the charitable foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the charitable foundation is established. The directors of Peoples Federal Savings Bank Charitable Foundation also will be responsible for directing the activities of the charitable foundation, including the management and voting of the shares of our common stock held by the charitable foundation. However, as required by Office of Thrift Supervision regulations, all shares of our common stock held by Peoples Federal Savings Bank Charitable Foundation must be voted in the same ratio as all other shares of our common stock on all proposals considered by our stockholders.

Peoples Federal Savings Bank Charitable Foundation’s initial place of business will be located at our corporate headquarters. The board of directors of Peoples Federal Savings Bank Charitable Foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the Office of Thrift Supervision regulations governing transactions between Peoples Federal Savings Bank and the charitable foundation.

Peoples Federal Savings Bank has an existing foundation that it will merge in to Peoples Federal Savings Bank Charitable Foundation, which will receive working capital from the cash received from the existing foundation of approximately $434,000. Additional capital for the charitable foundation will come from:

(1)	any dividends that may be paid on our shares of common stock in the future;

(2)	within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; or

(3)	the proceeds of the sale of any of the shares of common stock in the open market from time to time.

As a private foundation under Section 501(c)(3) of the Internal Revenue Code, Peoples Federal Savings Bank Charitable Foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of shares of common stock is that the amount of shares of common stock that may be sold by Peoples Federal Savings Bank Charitable Foundation in any one year may not exceed 5% of the average market value of the assets held by Peoples Federal Savings Bank Charitable Foundation, except where the board of directors of the charitable foundation determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of its assets and/or would otherwise jeopardize its capacity to carry out its charitable purposes.

Tax Considerations

We believe that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation. Peoples Federal Savings Bank Charitable Foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as Peoples Federal Savings Bank Charitable Foundation files its application for tax-exempt status within 27 months of the last day of the month in which it was organized, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. We have not received a tax opinion as to whether Peoples Federal Savings Bank Charitable Foundation’s tax exempt status will be affected by the regulatory requirement that all shares of our common stock held by Peoples Federal Savings Bank Charitable Foundation must be voted in the same ratio as all other outstanding shares of our common stock on all proposals considered by our stockholders.

Peoples Federal Bancshares, Inc. and Peoples Federal Savings Bank are authorized by federal law to make charitable contributions. We believe that the stock offering presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact to our stockholders of the contribution of shares of common stock to Peoples Federal Savings Bank Charitable Foundation. We believe that the contribution to Peoples Federal Savings Bank Charitable Foundation of an amount of common stock that may be in excess of the 10% annual limitation on charitable deductions described below is justified given Peoples Federal Savings Bank’s capital position and its earnings, the substantial additional capital being raised in the stock offering and the potential benefits of Peoples Federal Savings Bank Charitable Foundation to our community. See “Capitalization,” “Regulatory Capital Compliance,” and “Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation.”

We believe that our contribution of shares of our common stock to Peoples Federal Savings Bank Charitable Foundation should not constitute an act of self-dealing and that we should be entitled to a federal tax deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal amount (par value) that Peoples Federal Savings Bank Charitable Foundation is required to pay us for such stock. We are permitted to deduct for charitable purposes only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to Peoples Federal Savings Bank Charitable Foundation. We estimate that if stock is sold up to the maximum of the offering range, substantially all of the contribution should be deductible for federal tax purposes over the six-year period (i.e., the year in which the contribution is made and the succeeding five-year period), and if stock is sold at the adjusted maximum of the offering range, all but approximately 16% of the contribution is estimated to be deductable for federal tax purposes over the six-year period. However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the charitable foundation. In such event, our contribution to Peoples Federal Savings Bank Charitable Foundation would be expensed without a tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. Any such decision to continue to make additional contributions to Peoples Federal Savings Bank Charitable Foundation in the future would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the foundation.

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2%. Peoples Federal Savings Bank Charitable Foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. Peoples Federal Savings Bank Charitable Foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Requirements Imposed on the Charitable Foundation

Office of Thrift Supervision regulations require that, before our board of directors adopted the plan of conversion and reorganization, the board of directors had to identify its members that will serve on the charitable foundation’s board, and these directors could not participate in our board’s discussions concerning contributions to the charitable foundation, and could not vote on the matter. Our board of directors complied with this regulation in adopting the plan of stock issuance.

Office of Thrift Supervision regulations provide that the Office of Thrift Supervision will generally not object if a well-capitalized savings bank contributes to a charitable foundation an aggregate amount of 8% or less of the shares or proceeds issued in a stock offering. Peoples Federal Savings Bank qualifies as a well-capitalized savings bank for purposes of this limitation, and the contribution to the charitable foundation will not exceed this limitation.

Office of Thrift Supervision regulations impose the following additional requirements on the establishment of the charitable foundation:

•	the Office of Thrift Supervision may examine the charitable foundation at the foundation’s expense;

•	the charitable foundation must comply with all supervisory directives imposed by the Office of Thrift Supervision;

•	the charitable foundation must provide annually to the Office of Thrift Supervision a copy of the annual report that the charitable foundation submits to the Internal Revenue Service;

•	the charitable foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

•	the charitable foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

•	the charitable foundation must vote its shares of our common stock in the same ratio as all of the other shares voted on each proposal considered by our stockholders.

Within six months of completing the stock offering, Peoples Federal Savings Bank Charitable Foundation must submit to the Office of Thrift Supervision a three-year operating plan.

RESTRICTIONS ON ACQUISITION OF PEOPLES FEDERAL BANCSHARES, INC.

Although the Board of Directors of Peoples Federal Bancshares, Inc. is not aware of any effort that might be made to obtain control of Peoples Federal Bancshares, Inc. after the conversion, the Board of Directors believes that it is appropriate to include certain provisions as part of Peoples Federal Bancshares, Inc.’s articles of incorporation to protect the interests of Peoples Federal Bancshares, Inc. and its stockholders from takeovers which our Board of Directors might conclude are not in the best interests of Peoples Federal Savings Bank, Peoples Federal Bancshares, Inc. or Peoples Federal Bancshares, Inc.’s stockholders.

The following discussion is a general summary of the material provisions of Peoples Federal Bancshares, Inc.’s articles of incorporation and bylaws, Peoples Federal Savings Bank’s charter and bylaws, Maryland corporate law and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Peoples Federal Bancshares, Inc.’s articles of incorporation and bylaws and Peoples Federal Savings Bank’s stock charter and bylaws, reference should be made in each case to the document in question, each of which is part of Peoples Federal Savings Bank’s application for conversion with the Office of Thrift Supervision and Peoples Federal Bancshares, Inc.’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Peoples Federal Bancshares, Inc.’s Articles of Incorporation and Bylaws

Peoples Federal Bancshares, Inc.’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of Peoples Federal Bancshares, Inc. more difficult.

Director and Director Qualifications. The Board of Directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of our directors.

The current bylaws of Peoples Federal MHC and Peoples Federal Savings Bank establish qualifications for board members, including residency requirements for all board members and restrictions based upon prior legal or regulatory violations. The current bylaws of Peoples Federal Bancshares, Inc. contain similar provisions but only require that a majority of the Board meet such residency requirements. Subsequent to the Conversion, the Board expects to review and amend the bylaws of Peoples Federal Bancshares, Inc. to impose additional or revised director requirements. Such requirements are expected to include provisions which would: 1) require that Board members meet a residency requirement whereby such individual must reside within a city or county in which the Company or any of its subsidiaries maintains an office, or a contiguous county, 2) require that members may not have been named as having violated any banking or securities law or regulation, or have been a party to any past regulatory order or sanction, and 3) require that members may not serve on the board or be an officer of or own a material interest in a competing financial institution. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Evaluation of Offers. The articles of incorporation of Peoples Federal Bancshares, Inc. provide that its Board of Directors, when evaluating a transaction that would or may involve a change in control of Peoples Federal Bancshares, Inc. (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Peoples Federal Bancshares, Inc. and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

•	the economic effect, both immediate and long-term, upon Peoples Federal Bancshares, Inc.’s stockholders, including stockholders, if any, who do not participate in the transaction;

•

the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Peoples Federal Bancshares, Inc. and its subsidiaries and on the communities in which Peoples Federal Bancshares, Inc. and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of Peoples Federal Bancshares, Inc.;

•	whether a more favorable price could be obtained for Peoples Federal Bancshares, Inc.’s stock or other securities in the future;

•

the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of Peoples Federal Bancshares, Inc. and its subsidiaries;

•	the future value of the stock or any other securities of Peoples Federal Bancshares, Inc. or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•

the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•

the ability of Peoples Federal Bancshares, Inc. to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the Board of Directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Restrictions on Call of Special Meetings. The bylaws provide that, unless approved by unaffiliated directors, special meetings of stockholders can be called by only the Chairman of the Board, a majority of the total number of directors that Peoples Federal Bancshares, Inc. would have if there were no vacancies on the Board of Directors (the “whole board”), or the Secretary upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit; provided that such 10% limit shall not apply if a majority of the unaffiliated directors approve the acquisition of shares in excess of the 10% limit prior to such acquisition.

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of a majority of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”), voting together as a single class.

Authorized but Unissued Shares. After the conversion, Peoples Federal Bancshares, Inc. will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock.” The articles of incorporation authorize 50,000,000 shares of serial preferred stock. Peoples Federal Bancshares, Inc. is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares. In addition, the articles of incorporation provide that a majority of the whole board may, without action by the stockholders, amend the articles of incorporation to increase or decrease the aggregate number of shares of stock of any class or series that Peoples Federal Bancshares, Inc. has the authority to issue. In the event of a proposed merger, tender offer or other attempt to gain control of Peoples Federal Bancshares, Inc. that the board of directors does not approve, it would be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Peoples Federal Bancshares, Inc. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Except as provided under “— Authorized but Unissued Shares,” above, regarding the amendment of the articles of incorporation by the Board of Directors to increase or decrease the number of shares authorized for issuance, or as otherwise allowed by law, any amendment to the articles of incorporation must be approved by our Board of Directors and also by a majority of the outstanding shares of our voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	The division of the board of directors into three staggered classes;

(iii)	The ability of the board of directors to fill vacancies on the board;

(iv)	The requirement that at least a majority of stockholders must vote to remove directors, and can only remove directors for cause;

(v)	The ability of the board of directors to amend and repeal the bylaws;

(vi)	The ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Peoples Federal Bancshares, Inc.;

(vii)	The authority of the board of directors to provide for the issuance of preferred stock;

(viii)	The validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(ix)	The number of stockholders constituting a quorum or required for stockholder consent;

(x)	The indemnification of current and former directors and officers, as well as employees and other agents, by Peoples Federal Bancshares, Inc.;

(xi)	The limitation of liability of officers and directors to Peoples Federal Bancshares, Inc. for money damages; and

(xii)

The provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation provided in (i) through (xi) of this list.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of our directors or by the stockholders by the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders. Any amendment of this supermajority requirement for amendment of the bylaws would also require the approval of 80% of the outstanding voting stock.

Maryland Corporate Law

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of a corporation’s voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of the corporation at any time after the date on which the corporation had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Conversion Regulations

Office of Thrift Supervision regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the Office of Thrift Supervision, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Office of Thrift Supervision has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Peoples Federal Savings Bank’s Federal Stock Charter

The federal stock charter of Peoples Federal Savings Bank will provide that for a period of five years from the closing of the conversion, no person other than Peoples Federal Bancshares, Inc. may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of Peoples Federal Savings Bank. This provision does not apply to any tax-qualified employee benefit plan of Peoples Federal Savings Bank or Peoples Federal Bancshares, Inc. or to underwriters in connection with a public offering. In addition, during this five-year period, all shares owned over the 10% limit may not be voted on any matter submitted to stockholders for a vote.

Change in Control Regulations

Under the Change in Bank Control Act, no person may acquire control of an insured federal savings bank or its parent holding company unless the Office of Thrift Supervision has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. In addition,

Office of Thrift Supervision regulations provide that no company may acquire control of a savings bank without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Office of Thrift Supervision.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the Office of Thrift Supervision that the acquirer has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings bank’s voting stock, if the acquirer is also subject to any one of eight “control factors,” constitutes a rebuttable determination of control under the regulations. Such control factors include the acquirer being one of the two largest stockholders. The determination of control may be rebutted by submission to the Office of Thrift Supervision, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies that acquire beneficial ownership exceeding 10% or more of any class of a savings bank’s stock who do not intend to participate in or seek to exercise control over a savings bank’s management or policies may qualify for a safe harbor by filing with the Office of Thrift Supervision a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Office of Thrift Supervision, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group “acting in concert” exists, including presumed action in concert among members of an “immediate family.”

The Office of Thrift Supervision may prohibit an acquisition of control if it finds, among other things, that:

•	the acquisition would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution;

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person; or

•	the acquisition would have an adverse effect on the Deposit Insurance Fund.

DESCRIPTION OF CAPITAL STOCK

General

At the effective date, Peoples Federal Bancshares, Inc. will be authorized to issue 100,000,000 shares of common stock, par value of $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. Peoples Federal Bancshares, Inc. currently expects to issue in the offering up to 7,141,500 shares of common stock. Peoples Federal Bancshares, Inc. will not issue shares of preferred stock in the conversion. Each share of Peoples Federal Bancshares, Inc. common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion and reorganization, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

The shares of common stock of Peoples Federal Bancshares, Inc. will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

Dividends. Peoples Federal Bancshares, Inc. can pay dividends on its common stock if, after giving effect to the distribution, it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and its total assets exceed the sum of its liabilities and the amount needed, if Peoples Federal Bancshares, Inc. were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution. The holders of common stock of Peoples Federal Bancshares, Inc. will be entitled to receive and share equally in dividends as may be declared by our Board of Directors out of funds legally available therefor. If Peoples Federal Bancshares, Inc. issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon consummation of the conversion, the holders of common stock of Peoples Federal Bancshares, Inc. will have exclusive voting rights in Peoples Federal Bancshares, Inc. They will elect Peoples Federal Bancshares, Inc.’s Board of Directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the Board of Directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of Peoples Federal Bancshares, Inc.’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If Peoples Federal Bancshares, Inc. issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote.

As a federal stock savings bank, corporate powers and control of Peoples Federal Savings Bank are vested in its Board of Directors, who elect the officers of Peoples Federal Savings Bank and who fill any vacancies on the Board of Directors. Voting rights of Peoples Federal Savings Bank are vested exclusively in the owners of the shares of capital stock of Peoples Federal Savings Bank, which will be Peoples Federal Bancshares, Inc., and voted at the direction of Peoples Federal Bancshares, Inc.’s Board of Directors. Consequently, the holders of the common stock of Peoples Federal Bancshares, Inc. will not have direct control of Peoples Federal Savings Bank.

Liquidation. In the event of any liquidation, dissolution or winding up of Peoples Federal Savings Bank, Peoples Federal Bancshares, Inc., as the holder of 100% of Peoples Federal Savings Bank’s capital stock, would be entitled to receive all assets of Peoples Federal Savings Bank available for distribution, after payment or provision for payment of all debts and liabilities of Peoples Federal Savings Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of Peoples Federal Bancshares, Inc., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Peoples Federal Bancshares, Inc. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of Peoples Federal Bancshares, Inc. will not be entitled to preemptive rights with respect to any shares that may be issued, unless such preemptive rights are approved by the Board of Directors. The common stock is not subject to redemption.

Preferred Stock

None of the shares of Peoples Federal Bancshares, Inc.’s authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our Board of Directors may from time to time determine. Our Board of Directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

The transfer agent and registrar for Peoples Federal Bancshares, Inc.’s common stock is Registrar and Transfer Company, Cranford, New Jersey.

EXPERTS

The consolidated financial statements of Peoples Federal MHC and subsidiary as of September 30, 2009 and 2008 and for each of the years in the two-year period ended September 30, 2009 included in this Prospectus and in the registration statement have been so included in reliance upon the report of Shatswell, MacLeod & Company, P.C., an independent registered public accounting firm, appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting.

RP Financial, LC. has consented to the publication herein of the summary of its report to Peoples Federal Bancshares, Inc. setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letters with respect to subscription rights and liquidation accounts.

LEGAL MATTERS

Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to Peoples Federal Bancshares, Inc. and Peoples Federal Savings Bank, will issue to Peoples Federal Bancshares, Inc. its opinions regarding the legality of the common stock and the federal income tax consequences of the conversion. Luse Gorman Pomerenk & Schick, P.C. has consented to the references in this prospectus to its opinions. Shatswell, MacLeod & Company, P.C. will issue to Peoples Federal MHC, Peoples Federal Bancorp, Inc., Peoples Federal Bancshares, Inc. and Peoples Federal Savings Bank its opinion regarding the Massachusetts income tax consequences of the conversion. Shatswell, MacLeod & Company, P.C. has consented to the reference in this prospectus to its opinion. Certain legal matters will be passed upon for Sandler O’Neill & Partners, L.P. by Bingham McCutchen, LLP, Boston, Massachusetts.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Peoples Federal Bancshares, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Peoples Federal Bancshares, Inc. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

Peoples Federal Savings Bank has filed with the Office of Thrift Supervision an Application on Form AC with respect to the conversion. This prospectus omits certain information contained in the application. The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the Northeast Regional Office of the Office of Thrift Supervision, located at Harborside Financial Center, Plaza Five, Suite 1600, Jersey City, New Jersey 07311. Our plan of conversion and reorganization is available, upon request, at each of our branch offices.

In connection with the offering, Peoples Federal Bancshares, Inc. will register its common stock under Section 12(b) of the Securities Exchange Act of 1934 and, upon such registration, Peoples Federal Bancshares, Inc. and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion and reorganization, Peoples Federal Bancshares, Inc. has undertaken that it will not terminate such registration for a period of at least three years following the offering.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF

PEOPLES FEDERAL MHC

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets at December 31, 2009 (unaudited) and at September 30, 2009 and 2008	F-3

Consolidated Statements of Income for the three months ended December 31, 2009 and 2008 (unaudited) and for the fiscal years ended September 30, 2009 and 2008	F-4

Consolidated Statements of Changes in Equity for the three months ended December 31, 2009 (unaudited) and the fiscal years ended September 30, 2009 and 2008	F-5

Consolidated Statements of Cash Flows for the three months ended December 31, 2009 and 2008 (unaudited) and for the fiscal years ended September 30, 2009 and 2008	F-6

Notes to Consolidated Financial Statements	F-8

***

Separate financial statements for Peoples Federal Bancshares, Inc. have not been included in this prospectus because Peoples Federal Bancshares, Inc. has not engaged in any significant activities, has no significant assets, and has not contingent liabilities, revenue or expenses.

All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

All financial information as of and for the three months ended December 31, 2009 and 2008 is unaudited.

The Board of Directors

Peoples Federal MHC

Brighton, Massachusetts

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheets of Peoples Federal MHC and Subsidiary as of September 30, 2009 and 2008 and the related consolidated statements of income, changes in equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Peoples Federal MHC and Subsidiary as of September 30, 2009 and 2008, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts

November 20, 2009

PEOPLES FEDERAL MHC AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31, 2009	September 30,
		2009	2008
	(In Thousands)
	(unaudited)
ASSETS
Cash and due from banks	$23,464	$9,491	$7,744
Interest-bearing demand deposits with other banks and money market mutual funds	21,282	13,954	2,171
Federal funds sold	370	14,980	2,416
Federal Home Loan Bank—overnight deposit	35,071	50,209	5,008

Total cash and cash equivalents	80,187	88,634	17,339
Investments in available-for-sale securities (at fair value)	955	6,328	22,149
Federal Home Loan Bank stock, at cost	4,339	4,339	4,339
Loans, net of allowance for loan losses of $3,150 as of December 31, 2009 (unaudited), $3,204 as of September 30, 2009 and $3,208 as of September 30, 2008	374,172	362,667	373,309
Premises and equipment	3,438	3,473	3,578
Accrued interest receivable	1,545	1,544	1,735
Cash surrender value of life insurance policies	11,349	11,249	10,858
Deferred income tax asset, net	3,420	3,394	3,294
Other assets	3,353	1,200	1,022

Total assets	$482,758	$482,828	$437,623

LIABILITIES AND EQUITY
Deposits:
Noninterest-bearing	$29,267	$30,489	$33,052
Interest-bearing	341,241	335,975	269,902

Total deposits	370,508	366,464	302,954
Federal Home Loan Bank advances	54,000	58,000	80,060
Other liabilities	6,598	7,421	6,335

Total liabilities	431,106	431,885	389,349

Commitments and contingencies (Note 10)
Equity:
Retained earnings	51,628	50,770	48,366
Accumulated other comprehensive income (loss)	24	173	(92)

Total equity	51,652	50,943	48,274

Total liabilities and equity	$482,758	$482,828	$437,623

The accompanying notes are an integral part of these consolidated financial statements.

PEOPLES FEDERAL MHC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Years Ended September 30,
	2009	2008	2009	2008
	(In Thousands)
	(unaudited)
Interest and dividend income:
Interest and fees on loans	$5,131	$5,721	$21,962	$20,060
Interest on debt securities:
Taxable	59	230	599	1,114
Tax-exempt	—	—	—	7
Other interest	17	7	30	780
Dividends on Federal Home Loan Bank stock	—	23	23	135

Total interest and dividend income	5,207	5,981	22,614	22,096

Interest expense:
Interest on deposits	1,320	1,679	6,200	7,622
Interest on Federal Home Loan Bank advances	473	675	2,487	1,650

Total interest expense	1,793	2,354	8,687	9,272

Net interest and dividend income	3,414	3,627	13,927	12,824
Provision for loan losses	—	—	127	—

Net interest and dividend income after provision for loan losses	3,414	3,627	13,800	12,824

Noninterest income:
Customer service fees	209	215	813	796
Loan servicing fees	26	15	28	31
Net gain on sales of mortgage loans	73	1	307	24
Net gain on sales of available-for-sale securities	210	—	208	43
Income on cash surrender value of life insurance	100	102	391	419
Other income	33	21	69	96

Total noninterest income	651	354	1,816	1,409

Noninterest expense:
Salaries and employee benefits	1,746	1,607	7,079	6,843
Occupancy expense	192	173	766	828
Equipment expense	105	106	400	434
Professional fees	125	103	465	408
Advertising expense	42	76	185	257
Data processing expense	118	156	832	843
Deposit insurance expense	115	46	587	155
Other expense	208	178	949	1,098

Total noninterest expense	2,651	2,445	11,263	10,866

Income before income taxes	1,414	1,536	4,353	3,367
Income taxes	556	602	1,681	1,294

Net income	$858	$934	$2,672	$2,073

The accompanying notes are an integral part of these consolidated financial statements.

PEOPLES FEDERAL MHC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

For the Three Months Ended December 31, 2009 (unaudited) and the Years Ended September 30, 2009 and 2008

(In Thousands)

	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, September 30, 2007	$46,293	$12	$46,305
Comprehensive income:
Net income	2,073	—	—
Net change in unrealized holding gain on available-for-sale securities, net of tax effect	—	(104)	—
Comprehensive income	—	—	1,969

Balance, September 30, 2008	48,366	(92)	48,274
Comprehensive income:
Net income	2,672	—	—
Net change in unrealized holding loss on available-for-sale securities, net of tax effect	—	265	—
Comprehensive income	—	—	2,937
Cumulative effect of a change in accounting principle—initial application of ASC 715-60	(268)	—	(268)

Balance, September 30, 2009	50,770	173	50,943
Comprehensive income:
Net income	858	—	—
Net change in unrealized holding gain on available-for-sale securities, net of tax effect	—	(149)	—
Comprehensive income	—	—	709

Balance, December 31, 2009 (unaudited)	$51,628	$24	$51,652

Reclassification disclosure:

	Three Months Ended December 31,		Years Ended September 30,
	2009	2008	2009	2008
		(In Thousands)
	(unaudited)
Net unrealized (losses) gains on available-for-sale securities	$(40)	$541	$653	$(131)
Reclassification adjustment for realized gains in net income	(210)	—	(208)	(43)

Other comprehensive (loss) income before income tax effect	(250)	541	445	(174)
Income tax benefit (expense)	101	(219)	(180)	70

Other comprehensive (loss) income, net of tax	$(149)	$322	$265	$(104)

Accumulated other comprehensive income (loss) as of December 31, 2009 (unaudited), September 30, 2009 and 2008 consists of net unrealized holding gains (losses) on available-for-sale securities, net of taxes.

The accompanying notes are an integral part of these consolidated financial statements.

PEOPLES FEDERAL MHC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended December 31,		Years Ended September 30,
	2009	2008	2009	2008
	(In Thousands)
	(unaudited)
Cash flows from operating activities:
Net income	$858	$934	$2,672	$2,073
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Amortization (accretion) of securities, net	1	(4)	11	14
Net gain on sales of available-for-sale securities	(210)	—	(208)	(43)
Provision for loan losses	—	—	127	—
Change in net deferred loan fees	(234)	(19)	110	(675)
Depreciation and amortization	99	101	392	476
Gain on sale of other real estate owned	—	—	(33)	—
(Increase) decrease in accrued interest receivable	(1)	90	191	30
Income on cash surrender value of life insurance	(100)	(102)	(391)	(419)
Increase in other assets	(2,237)	(335)	(94)	(63)
(Decrease) increase in accrued expenses and other liabilities	(1,027)	299	977	1,009
Decrease (increase) in prepaid income taxes	84	—	(84)	354
Increase (decrease) in taxes payable	204	522	(159)	159
Deferred income tax expense (benefit)	75	(22)	(280)	(64)

Net cash (used in) provided by operating activities	(2,488)	1,464	3,231	2,851

Cash flows from investing activities:
Purchases of available-for-sale securities	—	—	—	(21,025)
Proceeds from sales of available-for-sale securities	4,839	—	8,490	8,243
Proceeds from maturities, payments and calls of available-for-sale securities	493	2,830	7,973	21,812
Purchases of held-to-maturity securities	—	—	—	(7,722)
Proceeds from maturities, payments and calls of held-to-maturity securities	—	—	—	2,352
Purchases of Federal Home Loan Bank stock	—	—	—	(1,579)
Loan originations and principal collections, net	9,316	8,648	10,413	(9,761)
Loans purchased	(20,587)	—	—	(78,034)
Recoveries of loans previously charged off	—	—	5	67
Capital expenditures	(64)	(183)	(287)	(170)
Proceeds from sale of other real estate owned	—	—	20	—

Net cash (used in) provided by investing activities	(6,003)	11,295	26,614	(85,817)

PEOPLES FEDERAL MHC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(continued)

	Three Months Ended December 31,		Years Ended September 30,
	2009	2008	2009	2008
	(In Thousands)
	(unaudited)
Cash flows from financing activities:
Net increase in demand deposits, NOW and savings accounts	7,104	910	89,791	18,921
Net (decrease) increase in time deposits	(3,060)	(1,473)	(26,281)	1,960
Proceeds from Federal Home Loan Bank advances	2,000	6,000	12,000	60,000
Repayment of Federal Home Loan Bank advances	(6,000)	(4,021)	(28,060)	(14,579)
Net change in short-term advances	—	(6,000)	(6,000)	6,000

Net cash provided by (used in) financing activities	44	(4,584)	41,450	72,302

Net (decrease) increase in cash and cash equivalents	(8,447)	8,175	71,295	(10,664)
Cash and cash equivalents at beginning of period	88,634	17,339	17,339	28,003

Cash and cash equivalents at end of period	$80,187	$25,514	$88,634	$17,339

Supplemental disclosures:
Interest paid	$1,823	$2,325	$8,748	$9,321
Income taxes paid	193	102	2,204	845
Transfers of securities from held-to-maturity to available-for-sale	—	—	—	10,641
Supplemental schedule of non cash investing activities:
Transfers from loans to other real estate owned	—	—	367	—
Loan originated from sale of other real estate owned	—	—	380	—

The accompanying notes are an integral part of these consolidated financial statements.

PEOPLES FEDERAL MHC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended December 31, 2009 and 2008 (unaudited) and

Years Ended September 30, 2009 and 2008

NOTE 1—NATURE OF OPERATIONS

Peoples Federal MHC (the Company), a federally chartered mutual holding company, and its wholly-owned subsidiary, Peoples Federal Bancorp, Inc. (the Bancorp), a federally chartered holding company, were formed on May 17, 2005. The Bancorp owns 100 percent of Peoples Federal Savings Bank (the Bank).

The Bank is a federally chartered bank which was incorporated in 1888 and is headquartered in Brighton, Massachusetts. The Bank operates its business from six banking offices located in Brighton, Allston, West Roxbury, Jamaica Plain, Brookline and Norwood. The Bank is engaged principally in the business of providing a variety of financial services to individuals and small businesses primarily in the form of various deposit products and residential and commercial mortgage lending products.

NOTE 2—ACCOUNTING POLICIES

The accounting and reporting policies of the Company and its subsidiary conform to accounting principles generally accepted in the United States of America and predominant practices within the banking industry. The consolidated financial statements were prepared using the accrual basis of accounting. The significant accounting policies are summarized below to assist the reader in better understanding the consolidated financial statements and other data contained herein.

USE OF ESTIMATES:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

BASIS OF PRESENTATION:

The consolidated financial statements include the accounts of Peoples Federal MHC and its wholly-owned subsidiary, Peoples Federal Bancorp, Inc. and its wholly-owned subsidiary, Peoples Federal Savings Bank. All significant intercompany accounts and transactions have been eliminated in the consolidation.

The information at and for the three months ended December 31, 2009 and 2008 is unaudited. However, in the opinion of management of the Company, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the three months ended December 31, 2009, are not necessarily indicative of the results that may be expected for the year ending September 30, 2010 or for future periods.

CASH AND CASH EQUIVALENTS:

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash items, due from banks, interest-bearing demand deposits with other banks, money market mutual funds, federal funds sold and Federal Home Loan Bank—overnight deposit.

Cash and due from banks as of December 31, 2009 and September 30, 2009 and 2008 includes $2,304,000 (unaudited), $3,017,000 and $1,437,000, respectively, which is subject to withdrawals and usage restrictions to satisfy the reserve requirements of the Federal Reserve Bank.

As of December 31, 2009, the Company has $35,463,000 (unaudited) on deposit with the Federal Home Loan Bank of Boston, representing 68.66 percent of total equity of the Company.

As of September 30, 2009, the Company has $50,877,000 on deposit with the Federal Home Loan Bank of Boston, representing approximately 100 percent of total equity of the Company.

SECURITIES:

Investments in debt securities are adjusted for amortization of premiums and accretion of discounts computed utilizing the interest method. Gains or losses on sales of investment securities are computed on a specific identification basis.

The Company classifies debt and equity securities into one of three categories: held-to-maturity, available-for-sale, or trading. These security classifications may be modified after acquisition only under certain specified conditions. In general, securities may be classified as held-to-maturity only if the Company has the positive intent and ability to hold them to maturity. Trading securities are defined as those bought and held principally for the purpose of selling them in the near term. All other securities must be classified as available-for-sale.

—

Held-to-maturity securities are measured at amortized cost in the consolidated balance sheets. Unrealized holding gains and losses are not included in earnings or in a separate component of equity. They are merely disclosed in the notes to the consolidated financial statements.

—

Available-for-sale securities are carried at fair value on the consolidated balance sheets. Unrealized holding gains and losses are not included in earnings, but are reported as a net amount (less expected tax) in a separate component of equity until realized.

—

Trading securities are carried at fair value on the consolidated balance sheets. Unrealized holding gains and losses for trading securities are included in earnings. Interest and dividends are included in net interest and dividend income.

For any debt security with a fair value less than its amortized cost basis, the Company will determine whether it has the intent to sell the debt security or whether it is more likely than not it will be required to sell the debt security before the recovery of its amortized cost basis. If either condition is met, the Company will recognize a full impairment charge to earnings. For all other debt securities that are considered other-than-temporarily impaired and do not meet either condition, the credit loss portion of impairment will be recognized in earnings as realized losses. The temporary impairment related to all other factors will be recorded in other comprehensive income.

Declines in marketable equity securities below their cost that are deemed other than temporary are reflected in earnings as realized losses.

On December 8, 2008, the Federal Home Loan Bank of Boston announced a moratorium on the repurchase of excess stock held by its members. The moratorium will remain in effect indefinitely.

LOANS HELD-FOR-SALE:

Loans held-for-sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses are provided for in a valuation allowance by charges to operations.

LOANS:

Loans receivable that management has the intent and ability to hold until maturity or payoff are reported at their outstanding principal balances adjusted for amounts due to borrowers on unadvanced loans, any charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

Interest on loans is recognized on a simple interest basis.

Loan origination and commitment fees and certain direct origination costs are deferred, and the net amount amortized as an adjustment of the related loan's yield. The Company is amortizing these amounts over the contractual lives of the related loans.

Residential real estate loans are generally placed on nonaccrual when reaching 90 days past due or in process of foreclosure. All closed-end consumer loans 90 days or more past due and any equity line reaching 90 days past due or in the process of foreclosure are placed on nonaccrual status. Secured consumer loans are written down to realizable value and unsecured consumer loans are charged off upon reaching 120 or 180 days past due depending on the type of loan. Commercial real estate loans and commercial business loans and leases which are 90 days or more past due are generally placed on nonaccrual status, unless secured by sufficient cash or other assets immediately convertible to cash. When a loan has been placed on nonaccrual status, previously accrued and uncollected interest is reversed against interest on loans. A loan can be returned to accrual status when collectibility of principal is reasonably assured and the loan has performed for a period of time, generally six months.

Cash receipts of interest income on impaired loans are credited to principal to the extent necessary to eliminate doubt as to the collectibility of the net carrying amount of the loan. Some or all of the cash receipts of interest income on impaired loans is recognized as interest income if the remaining net carrying amount of the loan is deemed to be fully collectible. When recognition of interest income on an impaired loan on a cash basis is appropriate, the amount of income that is recognized is limited to that which would have been accrued on the net carrying amount of the loan at the contractual interest rate. Any cash interest payments received in excess of the limit and not applied to reduce the net carrying amount of the loan are recorded as recoveries of charge-offs until the charge-offs are fully recovered.

ALLOWANCE FOR LOAN LOSSES:

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

SERVICING:

Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Generally, purchased servicing rights are capitalized at the cost to acquire the rights. For sales of mortgage loans, a portion of the cost of originating the loan is allocated to the servicing right based on relative fair value. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. Capitalized servicing rights are reported in other assets and are amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets.

Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights into tranches based on predominant risk characteristics, such as interest rate, loan type and investor type. Impairment is recognized through a valuation allowance for an individual tranche, to the extent that fair value is less than the capitalized amount for the tranche. If the Company later determines that all or a portion of the impairment no longer exits for a particular tranche, a reduction of the allowance may be recorded as an increase to income.

Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal, or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income.

PREMISES AND EQUIPMENT:

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Cost and related allowances for depreciation and amortization of premises and equipment retired or otherwise disposed of are removed from the respective accounts with any gain or loss included in income or expense. Depreciation and amortization are calculated principally on the straight-line method over the estimated useful lives of the asset. Useful lives are 3 to 42 years for bank buildings and land improvements and 1 to 10 years for furniture and equipment.

OTHER REAL ESTATE OWNED AND IN-SUBSTANCE FORECLOSURES:

Other real estate owned includes properties acquired through foreclosure, properties purchased by the Company but not currently used in operating its business and properties classified as in-substance foreclosures in accordance with ASC 310-40, “Receivables-Troubled Debt Restructurings by Creditors." These properties are carried at the lower of cost or estimated fair value less estimated costs to sell. Any writedown from cost to estimated fair value required at the time of foreclosure or classification as in-substance foreclosure is charged to the allowance for loan losses. Expenses incurred in connection with maintaining these assets, subsequent writedowns and gains or losses recognized upon sale are included in other expense.

In accordance with ASC 310-10-35, “Receivables-Overall-Subsequent Measurement,” the Company classifies loans as in-substance repossessed or foreclosed if the Company receives physical possession of the debtor’s assets regardless of whether formal foreclosure proceedings take place.

BANK OWNED LIFE INSURANCE:

The Company invests in bank owned life insurance (BOLI) as a source of funding for employee benefit expenses. BOLI involves the purchasing of life insurance by the Company on a chosen group of employees. The Company is the owner and beneficiary of the life insurance policies, and as such, the investment is carried at the cash surrender value of the underlying policies. Income from the increase in cash surrender value of the policies is included in noninterest income in the statements of income.

ADVERTISING:

The Company directly expenses costs associated with advertising as they are incurred.

INCOME TAXES:

The Company recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled.

FAIR VALUES OF FINANCIAL INSTRUMENTS:

ASC 825, “Financial Instruments,” requires that the Company disclose estimated fair value for its financial instruments. Fair value methods and assumptions used by the Company in estimating its fair value disclosures are as follows:

Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets’ fair values.

Securities (including mortgage-backed securities): Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Accrued interest receivable: The carrying amount of accrued interest receivable approximates its fair value.

Deposit liabilities: The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Federal Home Loan Bank Advances: Fair values for Federal Home Loan Bank of Boston advances are estimated using a discounted cash flow technique that applies interest rates currently being offered on advances to a schedule of aggregated expected monthly maturities on Federal Home Loan Bank of Boston advances.

Off-balance sheet instruments: The fair value of commitments to originate loans is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments and the unadvanced portion of loans, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligation with the counterparties at the reporting date.

RECENT ACCOUNTING PRONOUNCEMENTS:

In June 2009, the Financial Accounting Standards Board (“FASB”) issued an update to Accounting Standard Codification 105-10, “Generally Accepted Accounting Principles.” This standard establishes the FASB Accounting Standard Codification (“Codification” or “ASC”) as the source of authoritative U.S. GAAP recognized by the FASB for nongovernmental entities. The Codification is effective for interim and annual periods ending after September 15, 2009. The Codification is a reorganization of existing U.S. GAAP and does not change existing U.S. GAAP. The Company adopted this standard during the third quarter of 2009. The adoption had no impact on the Company’s financial position or results of operations.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets”, and SFAS No. 167, “Amendments to FASB Interpretation No. 46(R).” These standards are effective for the first interim reporting period of 2010. SFAS No. 166 amends the guidance in ASC 860 to eliminate the concept of a qualifying special-purpose entity (“QSPE”) and changes some of the requirements for derecognizing financial assets. SFAS No. 167 amends the consolidation guidance in ASC 810-10. Specifically, the amendments will (a) eliminate the exemption for QSPEs from the new guidance, (b) shift the determination of which enterprise should consolidate a variable interest entity (“VIE”) to a current control approach, such that an entity that has both the power to make decisions and right to receive benefits or absorb losses that could potentially be significant, will consolidate a VIE, and (c) change when it is necessary to reassess who should consolidate a VIE. The Company is evaluating the impact that these standards will have on its financial statements.

In August 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-05, “Measuring Liabilities at Fair Value”, which updates ASC 820-10, “Fair Value Measurements and Disclosures.” The updated guidance clarifies that the fair value of a liability can be measured in relation to the quoted price of the liability when it trades as an asset in an active market, without adjusting the price for restrictions that prevent the sale of the liability. This guidance is effective beginning October 1, 2009. The adoption of this guidance did not change the Company’s valuation techniques for measuring liabilities at fair value.

In May 2009, the FASB updated ASC 855, “Subsequent Events.” ASC 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The Company adopted this guidance during 2009. In accordance with the update, the Company evaluates subsequent events through the date its financial statements are issued. The adoption of this guidance did not have an impact on the Company’s financial position or results of operations.

In April 2009, the FASB updated ASC 320-10, “Investments—Debt and Equity Securities.” The guidance amends the other-than-temporary impairment (“OTTI”) guidance for debt securities. If the fair value of a debt security is less than its amortized cost basis at the measurement date, the updated guidance requires the Company to determine whether it has the intent to sell the debt security or whether it is more likely than not it will be required to sell the debt security before the recovery of its amortized cost basis. If either condition is met, an entity must recognize full impairment. For all other debt securities that are considered other-than-temporarily impaired and do not meet either condition, the guidance requires that the credit loss portion of impairment be recognized in earnings and the total impairment related to all other factors be recorded in other comprehensive income. In addition, the guidance requires additional disclosures regarding impairments on debt and equity securities. The Company adopted this guidance effective April 1, 2009. The adoption of this guidance did not have an impact on the Company’s financial position or results of operations.

In April 2009, the FASB updated ASC 820-10, “Fair Value Measurements and Disclosures” to provide guidance on determining fair value when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly. This issuance provides guidance on estimating fair value when there has been a significant decrease in the volume and level of activity for the asset or liability and for identifying transactions that may not be orderly. The guidance requires entities to disclose the inputs and valuation techniques used to measure fair value and to discuss changes in valuation techniques and related inputs, if any, in both interim and annual periods. The Company adopted this guidance during 2009 and the adoption did not have a material impact on the Company’s financial position and results of operations. The enhanced disclosures related to this guidance are included in Note 11, “Fair Value Measurements,” to the Consolidated Financial Statements.

In April 2009, the FASB updated ASC 825-10 “Financial Instruments.” This update amends the fair value disclosure guidance in ASC 825-10-50 and requires an entity to disclose the fair value of its financial instruments in interim reporting periods as well as in annual financial statements. The methods and significant assumptions used to estimate the fair value of financial instruments and any changes in methods and assumptions used during the reporting period are also required to be disclosed both on an interim and annual basis. The Company adopted this guidance during 2009. The required disclosures have been included in Note 11, “Fair Value Measurements,” to the Consolidated Financial Statements.

In March 2008, the FASB updated ASC 815, “Derivatives and Hedging.” This guidance changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under ASC 815 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The guidance in ASC 815 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This guidance encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The adoption of this guidance did not have a material impact on the Company's financial condition and results of operations.

In February 2008, the FASB updated ASC 860, “Transfers and Servicing.” This guidance clarifies how the transferor and transferee should separately account for a transfer of a financial asset and a related repurchase financing if certain criteria are met. This guidance will be effective October 1, 2009. The adoption of this guidance did not have a material effect on the Company’s results of operations or financial position.

In December 2007, the FASB updated ASC 805, “Business Combinations.” The updated guidance will significantly change the accounting for business combinations. Under ASC 805, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. It also amends the accounting treatment for certain specific items including acquisition costs and non controlling minority interests and includes a substantial number of new disclosure requirements. ASC 805 applies prospectively to business combinations for which the acquisition date is on or after October 1, 2009. The adoption of this statement did not have a material impact on the Company’s financial condition and results of operations.

NOTE 3—INVESTMENTS IN AVAILABLE-FOR-SALE SECURITIES

Debt and equity securities have been classified in the consolidated balance sheets according to management’s intent. The amortized cost of investment securities and their approximate fair values are as follows:

	Amortized Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
December 31, 2009 (unaudited):
Mortgage-backed securities	$914	$41	$—	$955

	$914	$41	$—	$955

September 30, 2009:
Mortgage-backed securities	$6,037	$291	$—	$6,328

	$6,037	$291	$—	$6,328

September 30, 2008:
Debt securities issued by the U.S. Treasury and other U.S. government corporations and agencies	$6,000	$—	$44	$5,956
Mortgage-backed securities	16,303	26	136	16,193

	$22,303	$26	$180	$22,149

As of December 31, 2009 (unaudited), September 30, 2009 and 2008, all mortgage-backed securities held by the Company were issued by the FHLMC, GNMA or FNMA.

The scheduled maturities of debt securities were as follows as of December 31, 2009 (unaudited) and September 30, 2009. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2009 Fair Value	September 30, 2009 Fair Value
	(In Thousands)
	(Unaudited)
Within one year	$348	$416
Over one through five years	80	1,054
After five through ten years	—	2,206
Over ten years	527	2,652

	$955	$6,328

For the three months ended December 31, 2009 (unaudited), proceeds from sales of securities available-for-sale amounted to $4,839,000. Gross realized gains on those sales amounted to $210,000 with no gross realized losses (unaudited). There were no sales during the three months ended December 31, 2008. For the year ended September 30, 2009, proceeds from sales of securities available-for-sale amounted to $8,490,000. Gross realized gains on those sales amounted to $208,000 with no gross realized losses. For the year ended September 30, 2008, proceeds from sales of securities available-for-sale amounted to $8,243,000. Gross realized gains on those sales amounted to $47,000 and gross realized losses amounted to $4,000. The tax expense applicable to these net realized gains for the three months ended December 31, 2009 (unaudited) amounted to $86,000 and for the years ended September 30, 2009 and 2008 amounted to $85,000 and $18,000, respectively.

There were no securities of issuers with an amortized cost basis or fair value which exceeded 10% of equity as of December 31, 2009 (unaudited), September 30, 2009 and 2008.

As of December 31, 2009 (unaudited), September 30, 2009 and 2008, securities with carrying amounts totaling $955,000, $6,328,000 and $22,149,000, respectively, were pledged to secure FHLB borrowings.

The Company does not have any impaired investments as of December 31, 2009 (unaudited) and September 30, 2009.

The aggregate fair value and unrealized losses of securities that have been in a continuous unrealized loss position for less than twelve months and for twelve months or more, and are not other than temporarily impaired, are as follows:

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
September 30, 2008:
Debt securities issued by the U.S. Treasury and other U.S. government corporations and agencies	$5,956	$44	$—	$—	$5,956	$44
Mortgage-backed securities	12,337	133	800	3	13,137	136

Total temporarily impaired securities	$18,293	$177	$800	$3	$19,093	$180

NOTE 4—LOANS

Loans consisted of the following:

	December 31, 2009	September 30,
		2009	2008
		(In Thousands)
	(unaudited)
Mortgage loans:
Residential loans:
One-to-four family	$249,114	$237,429	$249,833
Multi-family	40,018	40,966	46,659
Commercial real estate	63,850	63,861	54,062
Construction loans	17,312	16,536	18,890

Total mortgage loans	370,294	358,792	369,444
Consumer loans	2,532	2,523	2,239
Commercial loans	4,536	4,830	4,998

	377,362	366,145	376,681
Deferred loan origination fees, net	(40)	(274)	(164)
Allowance for loan losses	(3,150)	(3,204)	(3,208)

Loans, net	$374,172	$362,667	$373,309

Certain directors and executive officers of the Company and companies in which they have significant ownership interest were customers of the Bank during the three months ended December 31, 2009. Total loans to such persons and their companies amounted to $2,138,000 as of December 31, 2009 (unaudited). During the three months ended December 31, 2009 (unaudited), $8,000 of principal advances were made and principal payments totaled $29,000.

Certain directors and executive officers of the Company and companies in which they have significant ownership interest were customers of the Bank during the year ended September 30, 2009. Total loans to such persons and their companies amounted to $2,159,000 as of September 30, 2009. During the year ended September 30, 2009, $909,000 of principal advances were made and principal payments totaled $947,000.

Changes in the allowance for loan losses were as follows:

	Three Months Ended December 31,		Years Ended September 30,
	2009	2008	2009	2008
	(In Thousands)
	(unaudited)
Balance at beginning of period	$3,204	$3,208	$3,208	$3,314
Loans charged off	(54)	—	(136)	(173)
Recoveries of loans previously charged off	—	—	5	67
Provision for loan losses	—	—	127	—

Balance at end of period	$3,150	$3,208	$3,204	$3,208

The following table sets forth information regarding nonaccrual loans and accruing loans 90 days or more overdue:

	December 31, 2009	September 30,
		2009	2008
	(In Thousands)
	(unaudited)
Nonaccrual loans	$5,237	$5,341	$3,556

Accruing loans which are 90 days or more overdue	$—	$384	$—

Information about loans that meet the definition of an impaired loan in ASC 310-10-35, “Receivables—Loans and Debt Securities Acquired with Deteriorated Credit Quality—Subsequent Measurement,” is as follows:

	December 31,		September 30,
	2009		2009		2008
	Recorded Investment In Impaired Loans	Related Allowance For Credit Losses	Recorded Investment In Impaired Loans	Related Allowance For Credit Losses	Recorded Investment In Impaired Loans	Related Allowance For Credit Losses
	(unaudited)
	(In Thousands)
Loans for which there is a related allowance for credit losses	$1,540	$40	$1,540	$40	$—	$0
Loans for which there is no related allowance for credit loss	4,942	—	4,958	—	1,986	—

Totals	$6,482	$40	$6,498	$40	$1,986	$0

Average recorded investment in impaired loans during the three months ended December 31, 2009, and the years ended September 30, 2009 and 2008	$6,490		$3,354		$938

Related amount of interest income recognized during the time, in the three months ended December 31, 2009 and in the years ended September 30, that the loans were impaired
Total recognized	$38		$91		$12

Amount recognized using a cash-basis method of accounting	$38		$80		$12

Restructured loans included in total impaired loans above amounted to $2,067,000 and $2,076,000 as of December 31, 2009 (unaudited) and September 30, 2009, respectively. The Company has no commitments to lend additional funds to borrowers whose loans are impaired.

As of December 31, 2009 and 2008 (unaudited), September 30, 2009 and 2008, the Company serviced loans for others with unpaid principal balances of $56,100,000, $51,730,000, $55,743,000 and $52,655,000, respectively.

In the three months ended December 31, 2009 (unaudited), the Company capitalized mortgage servicing rights totaling $41,000 and amortized $15,000. In the three months ended December 31, 2008 (unaudited), the Company capitalized mortgage servicing rights totaling $7,000 and amortized $17,000. In the year ended September 30, 2009, the Company capitalized mortgage servicing rights totaling $162,000 and amortized $89,000. In the year ended September 30, 2008, the Company capitalized mortgage servicing rights totaling $17,000 and amortized $93,000. The balance of capitalized mortgage servicing rights included in other assets at December 31, 2009 (unaudited), September 30, 2009 and 2008 was $160,000, $136,000 and $68,000, respectively. The fair value of those rights was $196,000, $166,000 and $161,000 as of December 31, 2009 (unaudited), September 30, 2009 and 2008, respectively.

Following is an analysis of the aggregate changes in the valuation allowance for mortgage servicing rights:

	Three Months Ended December 31,		Years Ended September 30,
	2009	2008	2009	2008
	(In Thousands)
	(unaudited)
Balance, beginning of period	$6	$1	$1	$—
Additions	2	21	23	4
Reductions	—	—	(18)	(3)

Balance, end of period	$8	$22	$6	$1

NOTE 5—PREMISES AND EQUIPMENT

The following is a summary of premises and equipment:

	December 31, 2009	September 30,
		2009	2008
	(In Thousands)
	(unaudited)
Land	$566	$566	$566
Buildings and building improvements	5,928	5,928	5,858
Furniture and equipment	2,290	2,226	2,251
Leasehold improvements	320	320	577

	9,104	9,040	9,252
Accumulated depreciation and amortization	(5,666)	(5,567)	(5,674)

	$3,438	$3,473	$3,578

NOTE 6—DEPOSITS

Deposits consisted of the following:

	December 31, 2009	September 30,
		2009	2008
	(In Thousands)
	(unaudited)
Non-interest bearing deposits:
Demand accounts	$29,267	$30,489	$33,052

Interest-bearing deposits:
NOW accounts	30,887	30,735	30,816
Savings accounts	45,268	44,625	43,352
Money market deposit accounts	155,800	148,269	57,107
Time deposits	109,286	112,346	138,627

Total interest-bearing deposits	341,241	335,975	269,902

Total deposits	$370,508	$366,464	$302,954

The aggregate amount of time deposit accounts in denominations of $100,000 or more as of December 31, 2009 (unaudited), September 30, 2009 and 2008 was $37,530,000, $37,549,000 and $50,352,000, respectively. Generally, deposits in excess of $250,000 are not federally insured.

For time deposits as of December 31, 2009, the scheduled maturities for each of the following years ended December 31 are as follows:

(In Thousands) (unaudited)
2010	$89,206
2011	13,448
2012	3,701
2013	2,931

Total	$109,286

For time deposits as of September 30, 2009, the scheduled maturities for each of the following years ended September 30 are as follows:

(In Thousands)
2010	$93,472
2011	13,140
2012	3,077
2013	2,657

Total	$112,346

Deposits from related parties held by the Company as of December 31, 2009 (unaudited), September 30, 2009 and 2008 amounted to $3,088,000, $2,948,000 and $3,356,000, respectively.

Interest expense by major category of interest-bearing deposits is summarized as follows:

	Three Months Ended December 31,		Years Ended September 30,
	2009	2008	2009	2008
	(In Thousands)
	(unaudited)
NOW accounts	$14	$15	$69	$74
Savings accounts	113	114	459	462
Money market deposit accounts	603	380	2,060	677
Time deposits	590	1,170	3,612	6,409

	$1,320	$1,679	$6,200	$7,622

NOTE 7—FEDERAL HOME LOAN BANK ADVANCES

Advances consist of funds borrowed from the Federal Home Loan Bank of Boston (FHLB).

Maturities of advances from the FHLB for the years ending after December 31, 2009 are summarized as follows:

(In Thousands)
(unaudited)
2010	$38,000
2011	7,000
2012	4,000
2013	5,000

$54,000

Maturities of advances from the FHLB for the years ending after September 30, 2009 are summarized as follows:

(In Thousands)
2010	$35,000
2011	15,000
2012	3,000
2013	1,000
2014	4,000

$58,000

As of December 31, 2009, the following advance from the FHLB was redeemable at par at the option of the FHLB:

MATURITY DATE	OPTIONAL REDEMPTION DATE	AMOUNT
		(In Thousands)
		(unaudited)
August 19, 2013	February 19, 2010 and quarterly thereafter	$1,000

As of September 30, 2009, the following advance from the FHLB was redeemable at par at the option of the FHLB:

MATURITY DATE	OPTIONAL REDEMPTION DATE	AMOUNT
		(In Thousands)
August 19, 2013	November 19, 2009 and quarterly thereafter	$1,000

At December 31, 2009 (unaudited), the interest rates on FHLB advances ranged from 1.99% to 5.49%. At December 31, 2009 (unaudited), the weighted average interest rate on FHLB advances was 3.36%. At September 30, 2009, the interest rates on FHLB advances ranged from 2.16% to 5.49%. At September 30, 2009, the weighted average interest rate on FHLB advances was 3.43%.

Amortizing advances are being repaid in equal monthly payments and are being amortized from the date of the advance to the maturity date on a direct reduction basis.

Borrowings from the FHLB are secured by a blanket lien on qualified collateral, consisting primarily of loans with first mortgages secured by one to four family properties and other qualified assets.

NOTE 8—LEASE COMMITMENTS

As of December 31, 2009 (unaudited) and September 30, 2009, the Bank was obligated under a non-cancelable operating lease for bank premises expiring in February 2011. The lease is reported under the operating method of accounting for leases, whereby the lease payments are expensed as incurred under the terms of the agreement. Lease expense, excluding applicable real estate taxes and operating cost charges, was approximately $15,000 for the three months ended December 31, 2009 and 2008 (unaudited), and $60,000 and $93,000 during fiscal years 2009 and 2008, respectively.

The required future minimum rental payments under the terms of the lease are as follows at December 31, 2009:

Years Ending December 31,	(In Thousands) (unaudited)
2010	$60
2011	10

$70

The required future minimum rental payments under the terms of the lease are as follows at September 30, 2009:

Years Ending September 30,	(In Thousands)
2010	$60
2011	25

$85

NOTE 9—INCOME TAXES

The components of income tax expense are as follows:

	Three Months Ended December 31,		Years Ended September 30,
	2009	2008	2009	2008
	(In Thousands)
	(unaudited)
Current:
Federal	$341	$450	$1,394	$978
State	140	174	567	380

	481	624	1,961	1,358

Deferred:
Federal	57	(19)	(330)	(70)
State	18	(3)	50	6

	75	(22)	(280)	(64)

Total	$556	$602	$1,681	$1,294

The reasons for the differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:

	Three Months Ended December 31,		Years Ended September 30,
	2009	2008	2009	2008
	% of Income	% of Income	% of Income	% of Income
	(In Thousands)
	(unaudited)
Federal income tax at statutory rate	34.0%	34.0%	34.0%	34.0%
State tax, net of federal tax benefit	7.4	7.4	9.4	7.6
Cash surrender value of life insurance	(2.4)	(2.2)	(3.1)	(4.2)
Other	0.3	—	(1.7)	1.0

Effective tax rates	39.3%	39.2%	38.6%	38.4%

The Company had gross deferred tax assets and gross deferred tax liabilities as follows:

	December 31,	September 30,
	2009	2009	2008
	(In Thousands)
	(unaudited)
Deferred tax assets:
Accumulated depreciation	$439	$441	$496
Allowance for loan losses	1,258	1,280	1,313
Deferred loan fees	16	125	83
Director and executive retirement agreements and deferred compensation plan	1,527	1,493	1,245
Other	261	227	123
Net unrealized holding loss on available-for-sale securities	—	—	62

Gross deferred tax assets	3,501	3,566	3,322

Deferred tax liabilities:
Mortgage servicing rights	(64)	(54)	(28)
Net unrealized holding gain on available-for-sale securities	(17)	(118)	—

Gross deferred tax liabilities	(81)	(172)	(28)

Net deferred tax asset	$3,420	$3,394	$3,294

Deferred tax assets as of December 31, 2009 (unaudited), September 30, 2009 and 2008 have not been reduced by a valuation allowance because management believes that it is more likely than not that the full amount of deferred tax assets will be realized.

The federal income tax reserve for loan losses at the Company’s base year is approximately $3,444,000. If any portion of the reserve is used for purposes other than to absorb loan losses, approximately 150% of the amount actually used, limited to the amount of the reserve, would be subject to taxation in the fiscal year in which used. As the Bank intends to use the reserve to absorb only loan losses, a deferred tax liability of approximately $1,376,000 has not been provided.

NOTE 10—OFF-BALANCE SHEET ACTIVITIES

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate loans, standby letters of credit and unadvanced funds on loans. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to originate loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but may include secured interests in mortgages, accounts receivable, inventory, property, plant and equipment and income-producing properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. As of December 31, 2009 (unaudited), September 30, 2009 and 2008 there were no financial and standby letters of credit outstanding.

Notional amounts of financial instrument liabilities with off-balance sheet credit risk are as follows:

	December 31, 2009	September 30,
		2009	2008
	(In Thousands)
	(unaudited)
Commitments to originate loans	$2,717	$1,184	$1,787
Unadvanced portions of loans:
Construction loans	6,569	9,170	11,436
Commercial real estate lines of credit	4,135	4,296	4,678
Home equity lines of credit	21,453	20,275	20,709
Consumer loans	617	600	655
Commercial loans	3,111	2,933	3,000
Other	—	—	11

	$38,602	$38,458	$42,276

At December 31, 2009 (unaudited) the Company had $139,000 of fixed-rate loan commitments with interest rates ranging from 4.875% to 7.0%.

There is no material difference between the notional amount and the estimated fair value of the off-balance sheet liabilities.

NOTE 11—FAIR VALUE MEASUREMENTS

During 2008, the Company adopted ASC 820-10, “Fair Value Measurements and Disclosures,” which provides a framework for measuring fair value under generally accepted accounting principles. This guidance also allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities on a contract-by-contract basis. The Company did not elect fair value treatment for any financial assets or liabilities upon adoption.

In accordance with ASC 820-10, the Company groups its financial assets and financial liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1—Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. Level 1 also includes U.S. Treasury, other U.S. Government and agency mortgage-backed securities that are traded by dealers or brokers in active markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2—Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third party pricing services for identical or comparable assets or liabilities.

Level 3—Valuations for assets and liabilities that are derived from other methodologies, including option pricing models, discounted cash flow models and similar techniques, and are not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets and liabilities.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below. These valuation methodologies were applied to all of the Company’s financial assets and financial liabilities carried at fair value for December 31, 2009 (unaudited) and September 30, 2009.

The Company’s cash instruments are generally classified within level 1 or level 2 of the fair value hierarchy because they are valued using quoted market prices, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency.

The Company’s investment in mortgage-backed securities available-for-sale is generally classified within level 2 of the fair value hierarchy. For these securities, we obtain fair value measurements from independent pricing services. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. treasury yield curve, trading levels, market consensus prepayment speeds, credit information and the instrument’s terms and conditions.

Level 3 is for positions that are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments are generally based on available market evidence. In the absence of such evidence, management’s best estimate is used. Subsequent to inception, management only changes level 3 inputs and assumptions when corroborated by evidence such as transactions in similar instruments, completed or pending third-party transactions in the underlying investment or comparable entities, subsequent rounds of financing, recapitalization and other transactions across the capital structure, offerings in the equity or debt markets, and changes in financial ratios or cash flows.

The Company’s impaired loans are reported at the fair value of the underlying collateral if repayment is expected solely from the collateral. Collateral values are estimated using level 2 inputs based upon appraisals of similar properties obtained from a third party.

The following summarizes assets measured at fair value for the period ending December 31, 2009 (unaudited) and September 30, 2009.

ASSETS MEASURED AT FAIR VALUE ON A RECURRING BASIS

	Fair Value Measurements at Reporting Date Using:
	December 31, 2009	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
(In Thousands)
(unaudited)
Trading securities	$658	$658	$—	$—
Securities available-for-sale	955	—	955	—

Totals	$1,613	$658	$955	$—

	Fair Value Measurements at Reporting Date Using:
	September 30, 2009	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
(In Thousands)
Securities available-for-sale	$6,328	$—	$6,328	$—

Totals	$6,328	$—	$6,328	$—

ASSETS MEASURED AT FAIR VALUE ON A NONRECURRING BASIS

Under certain circumstances we make adjustments to fair value for our assets and liabilities although they are not measured at fair value on an ongoing basis. The following table presents the financial instruments carried on the consolidated balance sheet by caption and by level in the fair value hierarchy at December 31, 2009 (unaudited) and September 30, 2009, for which a nonrecurring change in fair value has been recorded:

	Fair Value Measurements at Reporting Date Using:
	December 31, 2009	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
(In Thousands)
(unaudited)
Impaired loans	$1,500	$—	$1,500	$—

Totals	$1,500	$—	$1,500	$—

	Fair Value Measurements at Reporting Date Using:
	September 30, 2009	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
(In Thousands)
Impaired loans	$1,500	$—	$1,500	—

Totals	$1,500	$—	$1,500	$—

The estimated fair values, and related carrying amounts, of the Company's financial instruments are as follows:

			September 30,
	December 31, 2009		2009		2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In Thousands)
	(unaudited)
Financial assets:
Cash and cash equivalents	$80,187	$80,187	$88,634	$88,634	$17,339	$17,339
Trading securities	658	658	637	637	553	553
Available-for-sale securities	955	955	6,328	6,328	22,149	22,149
Federal Home Loan Bank stock	4,339	4,339	4,339	4,339	4,339	4,339
Loans, net	374,172	378,333	362,667	358,003	373,309	371,013
Accrued interest receivable	1,545	1,545	1,544	1,544	1,735	1,735

Financial liabilities:
Deposits	370,508	371,252	366,464	367,209	302,954	303,460
Federal Home Loan Bank advances	54,000	54,896	58,000	59,354	80,060	80,127

The carrying amounts of financial instruments shown in the above table are included in the consolidated balance sheets under the indicated captions, except for trading securities which are included in other assets. Accounting policies related to financial instruments are described in Note 2.

NOTE 12—SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Most of the Company's business activity is with customers located within the Commonwealth of Massachusetts. There are no concentrations of credit to borrowers that have similar economic characteristics. The majority of the Bank's loan portfolio is comprised of loans collateralized by real estate located in the Commonwealth of Massachusetts.

NOTE 13—REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier capital (as defined in the regulations) to risk-weighted assets (as defined), of Core capital (as defined) to adjusted total assets (as defined) and Tangible capital (as defined) to adjusted tangible assets (as defined). Management believes, as of December 31, 2009 (unaudited), September 30, 2009 and 2008, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2009 (unaudited) and September 30, 2009, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and core capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank’s actual capital amounts and ratios are also presented in the table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollar amounts in thousands)
As of December 31, 2009 (unaudited):
Total Capital (to Risk Weighted Assets)	$54,570	17.27%	$25,285	>8.00%	$31,606	>10.00%
Tier 1 Capital (to Risk Weighted Assets)	51,510	16.30	12,642	>4.00	18,964	>6.00
Core Capital (to Adjusted Total Assets)	51,510	10.68	14,474	>3.00	24,123	>5.00
Tangible Capital (to Adjusted Tangible Assets)	51,510	10.68	7,237	>1.50	N/A	N/A

As of September 30, 2009:
Total Capital (to Risk Weighted Assets)	53,676	16.93	25,359	>8.00	31,699	>10.00
Tier 1 Capital (to Risk Weighted Assets)	50,573	15.95	12,680	>4.00	19,019	>6.00
Core Capital (to Adjusted Total Assets)	50,573	10.48	14,478	>3.00	24,130	>5.00
Tangible Capital (to Adjusted Tangible Assets)	50,573	10.48	7,239	>1.50	N/A	N/A

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollar amounts in thousands)
As of September 30, 2008:
Total Capital (to Risk Weighted Assets)	$50,864	16.13%	$25,229	>8.00%	$31,537	>10.00%
Tier 1 Capital (to Risk Weighted Assets)	47,656	15.11	12,615	>4.00	18,922	>6.00
Core Capital (to Adjusted Total Assets)	47,656	10.89	13,124	>3.00	21,874	>5.00
Tangible Capital (to Adjusted Tangible Assets)	47,656	10.89	6,562	>1.50	N/A	N/A

The following table shows the reconciliation of the Bank’s total equity as of December 31, 2009 (unaudited) to the regulatory capital ratios disclosed in the table above:

	Total Capital	Tier 1 Capital
	(In Thousands)
Total Bank equity at December 31, 2009	$51,551	$51,551
Accumulated other comprehensive income	(24)	(24)
Allowable allowance for loan losses	3,060	—
Mortgage servicing asset disallowed	(17)	(17)

	$54,570	$51,510

The following table shows the reconciliation of the Bank’s total equity as of September 30, 2009 to the regulatory capital ratios disclosed in the table above:

	Total Capital	Tier 1 Capital
	(In Thousands)
Total Bank equity at September 30, 2009	$50,759	$50,759
Accumulated other comprehensive income	(173)	(173)
Allowable allowance for loan losses	3,103	—
Mortgage servicing asset disallowed	(13)	(13)

	$53,676	$50,573

NOTE 14—EMPLOYEE BENEFIT PLANS

The Company provides pension benefits for its employees through participation in the Financial Institutions Retirement Fund, a non-contributory multi-employer defined benefit plan (Plan). The Plan covers all salaried employees who are at least twenty-one years of age with at least one year of employment with the Company. The Plan is funded by contributions based on actuarial calculations, using the projected unit credit method and the one-year term cost method. As is the case with multi-employer plans, separate actuarial valuations are not made with respect to each employer. The actuarial cost method used to value all benefits, except pre-retirement death and disability benefits, is the projected unit credit method. For the pre-retirement death and disability benefits, the one-year term cost method is used.

The Company’s pension cost under the Plan was $97,000 and $52,000 for the three months ended December 31, 2009 and 2008, respectively (unaudited), and $473,000 and $397,000 for the years ended September 30, 2009 and 2008, respectively.

In addition, the Company offers a 401(k) savings plan through the Financial Institutions Thrift Plan. This plan allows an employee to contribute a percentage of his or her wages to the plan on a tax-deferred basis subject to federal limitations. The Company matches the employee’s contribution at an amount equal to 50% of the contribution for the first 6% of the employee’s compensation.

The Company’s cost under the 401(k) plan was $20,000 and $18,000 for the three months ended December 31, 2009 and 2008, respectively, (unaudited) and $77,000 and $79,000 for the years ended September 30, 2009 and 2008, respectively.

The Company provides a nonqualified deferred compensation plan to a select group of management and directors providing an opportunity to defer a specified amount of their cash compensation. The Company’s obligations under this plan are non-funded for tax purposes and for purposes of Title I of ERISA, and they are unsecured general obligations of the Company to pay in the future the value of the deferred compensation adjusted to reflect the performance, whether positive or negative, of selected investment options chosen by each participant during the deferral period.

The Company has an investment in a Rabbi Trust in connection with the deferred compensation plan. The assets in the Rabbi Trust have been included in the Company’s consolidated balance sheets in other assets as of December 31, 2009 (unaudited), September 30, 2009 and 2008 and are available to the general creditors of the Company in the event of the Company’s insolvency. The assets of the Rabbi Trust are mutual funds classified as trading securities, and totaled $658,000, $637,000 and $553,000 as of December 31, 2009 (unaudited), September 30, 2009 and 2008, respectively. The Company contributed $21,000 and $32,000 to the Rabbi Trust for the three months ended December 31, 2009 and 2008, respectively (unaudited) and $78,000 and $57,000 to the Rabbi Trust for the years ended September 30, 2009 and 2008, respectively.

The Company entered into Director Retirement Agreements and Salary Continuation Agreements with certain directors and senior executives. The agreements require the payment of specified benefits upon retirement over periods of ten or twenty years as described in each agreement. The total liability for the Director Retirement Agreements and the Salary Continuation Agreements included in other liabilities was $2,634,000, $2,478,000 and $1,812,000 at December 31, 2009 (unaudited), September 30, 2009 and September 30, 2008, respectively, and expenses under these agreements were $156,000 and $162,000 in the three months ended December 31, 2009 and 2008, respectively (unaudited), and $666,000 in fiscal year 2009 and $627,000 in fiscal year 2008. There were no benefit payments made to beneficiaries under these agreements during the three months ended December 31, 2009 and 2008 (unaudited) and fiscal 2009 and 2008.

The Company has a supplemental retirement plan with a former executive whereby the amounts paid under this plan commenced upon the executive’s retirement and continue for his lifetime. The Company has purchased life insurance contracts in connection with this agreement. The charge to employee benefits expense in connection with this plan amounted to $8,000 and $12,000 for the three months ended December 31, 2009 and 2008, respectively (unaudited), and $35,000 and $23,000 for the years ended September 30, 2009 and 2008, respectively. The liability for this supplemental retirement plan was $648,000, $704,000 and $729,000 at December 31, 2009 (unaudited), September 30, 2009 and 2008, respectively.

The Company provided postretirement medical benefits for executives, one retired, effective December 31, 2009, under separate individual agreements. The total liability as of December 31, 2009 (unaudited) and September 30, 2009 amounted to $85,000. The related expense was $0 for the three months ended December 31, 2009 (unaudited) and $85,000 for the year ended September 30, 2009.

In 2009, the Company adopted ASC 715-60, “Compensation—Retirement Benefits—Defined Benefit Plans—Other Postretirement,” and recognized a liability for the Company’s future postretirement benefit obligations under the endorsement split-dollar life insurance arrangements. The Company recognized this change in accounting principle as a cumulative effect adjustment to retained earnings in the amount of $268,000. The total liability for the arrangements included in other liabilities was $286,000 at December 31, 2009 (unaudited) and September 30, 2009. Expense under this arrangement was $0 for the three months ended December 31, 2009 (unaudited) and $18,000 for the year ending September 30, 2009.

NOTE 15—CHANGE IN CONTROL AGREEMENTS

The Company entered into employment agreements (“Agreements”) with five executive officers. Under the terms of the Agreements, upon the occurrence of a change in control, as defined in the Agreements, followed by executive termination of employment, the Company shall pay the executive, as severance pay or liquidated damages, or both, the greater of (1) the executive’s base salary and incentive compensation that would have been paid to executive for the remaining term of the Agreement plus the value of all employee benefits that would have been provided to executive for the remaining term of the Agreement, or (2) three times the executive’s average annual compensation over the five most recently completed calendar years ending with the year immediately preceding the effective date of the change in control.

NOTE 16—RECLASSIFICATION

Certain amounts in the prior year have been reclassified to be consistent with the current year's statement presentation.

NOTE 17—PLAN OF CONVERSION AND REORGANIZATION

On February 16, 2010, the Board of Directors of the Company approved a plan of conversion and reorganization (the “Plan”) under which the Company would convert from a mutual holding company to a stock holding company. The Plan was subsequently amended on March 11, 2010 and May 3, 2010. The conversion to a stock holding company is subject to approval of the depositors and borrower members of the Bank and of the Office of Thrift Supervision (OTS) and includes the filing of a registration statement with the U.S. Securities and Exchange Commission by Peoples Federal Bancshares, Inc. (the “New Holding Company”). If such approvals are obtained, the Bank will become the wholly owned subsidiary of the New Holding Company and the New Holding Company will issue and sell shares of its capital stock to eligible depositors and borrower members of the Bank and the public pursuant to an independent valuation appraisal of the Bank and the New Holding Company on a converted basis that has been conducted by an independent appraisal firm that is experienced in appraising financial institutions in connection with mutual to stock conversions.

The cost of conversion and issuing the capital stock will be deferred and deducted from the proceeds of the offering. In the event the conversion and offering are not completed, any deferred costs will be charged to operations. Through December 31, 2009, the Company had incurred approximately $57,000 (unaudited) in conversion costs, which are included in prepaid expenses and other assets on the consolidated balance sheet.

In connection with the Plan, the New Holding Company plans to establish the Peoples Federal Savings Bank Charitable Foundation (the “Foundation”). The Foundation will be funded with up to 8.0% of the New Holding Company’s stock that is outstanding upon completion of the conversion.

In accordance with OTS regulations, at the time of the conversion from a mutual holding company to a stock holding company, the New Holding Company will substantially restrict retained earnings by establishing a liquidation account and the Bank will establish a parallel liquidation account. The liquidation account will be maintained for the benefit of eligible holders who continue to maintain their accounts at the Bank after conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder’s interest in the liquidation account. In the event of a complete liquidation of the Bank, and only in such event, each account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the adjusted qualifying account balances then held. The Bank may not pay dividends if those dividends would reduce equity capital below the required liquidation account amount.

You should rely only on the information contained in this document or that to which we have referred you. No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Peoples Federal Bancshares, Inc. or Peoples Federal Savings Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Peoples Federal Bancshares, Inc. or Peoples Federal Savings Bank since any of the dates as of which information is furnished herein or since the date hereof.

PEOPLES FEDERAL BANCSHARES, INC.

(Proposed Holding Company for

Peoples Federal Savings Bank)

Up to 5,750,000 Shares of

Common Stock

Par value $0.01 per share

(Subject to Increase to up to 6,612,500 Shares)

PROSPECTUS

Sandler O’Neill & Partners, L.P.

[prospectus date]

Until [expiration date] or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver the prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

		Amount(1)
*	Registrant’s Legal Fees and Expenses	$600,000
*	Registrant’s Accounting Fees and Expenses	150,000
*	Conversion Agent and Data Processing Fees	15,000
*	Marketing Agent Fees(1)	685,000
*	Marketing Agent Expenses (Including Legal Fees and Expenses)	170,000
*	Appraisal Fees and Expenses	55,000
*	Printing, Postage, Mailing and EDGAR Fees	100,000
*	Filing Fees (OTS, Nasdaq, FINRA and SEC)	74,800
*	Transfer Fees and Expenses	15,000
*	Stock Certificate Printer Fees and Expenses	7,500
*	Business Plan Fees and Expenses	40,000
*	Other	47,700

*	Total	$1,800,000

*	Estimated
(1)

Peoples Federal Bancshares, Inc. has retained Sandler O’Neill & Partners, L.P. to assist in the sale of common stock on a best efforts basis in the offerings. Fees are estimated at the adjusted maximum of the offering range.

Item 14.	Indemnification of Directors and Officers

Articles 10 and 11 of the Articles of Incorporation of Peoples Federal Bancshares, Inc. (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

ARTICLE 10. Indemnification, etc. of Directors and Officers.

A. Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. Procedure. If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise shall be on the Corporation.

C. Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D. Insurance. The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E. Miscellaneous. The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

Any repeal or modification of this Article 10 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

ARTICLE 11. Limitation of Liability. An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

Item 15.	Recent Sales of Unregistered Securities

Not Applicable.

Item 16.	Exhibits and Financial Statement Schedules:

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

(a)	List of Exhibits

1.1	Engagement Letter between Peoples Federal MHC, Peoples Federal Bancorp, Inc., Peoples Federal Savings Bank and Sandler O’Neill & Partners, L.P.*

1.2	Form of Agency Agreement between Peoples Federal MHC, Peoples Federal Bancorp, Inc., Peoples Federal Savings Bank and Peoples Federal Bancshares, Inc., and Sandler O’Neill & Partners, L.P.

2	Plan of Conversion and Reorganization, as amended

3.1	Articles of Incorporation of Peoples Federal Bancshares, Inc., as amended

3.2	Bylaws of Peoples Federal Bancshares, Inc.*

4	Form of Common Stock Certificate of Peoples Federal Bancshares, Inc.*

5	Opinion of Luse Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered*

8.1	Federal Tax Opinion of Luse Gorman Pomerenk & Schick, P.C.

8.2	State Tax Opinion of Shatswell, MacLeod & Company, P.C.

10.1	Amended and Restated Employment Agreement with Maurice H. Sullivan, Jr.*

10.2	Amended and Restated Employment Agreement with Thomas J. Leetch, Jr.*

10.3	Amended and Restated Employment Agreement with James J. Gavin*

10.4	Proposed Employment Agreement*

10.5	Salary Continuation Agreement for Maurice H. Sullivan, Jr., as amended*

10.6	Salary Continuation Agreement for Thomas J. Leetch, Jr., as amended*

10.7	Salary Continuation Agreement for James J. Gavin, as amended*

10.8	Voluntary Deferred Compensation Plan for Executives, as amended*

10.9	Proposed Amended and Restated Voluntary Deferred Compensation and Supplemental Employee Stock Ownership Plan*

10.10	Voluntary Deferred Compensation Plan for Directors, as amended*

10.11	Director Retirement Agreement for Maurice H. Sullivan, Jr., as amended*

10.12	Director Retirement Agreement for Vincent Mannering, as amended*

10.13	Director Retirement Agreement for John Reen, as amended*

10.14	Director Retirement Agreement for Maurice H. Sullivan, III, as amended*

10.15	Split Dollar Insurance Agreement, as amended*

21	Subsidiaries of Registrant*

23.1	Consent of Luse Gorman Pomerenk & Schick, P.C. (contained in Opinions included as Exhibits 5 and 8)

23.2	Consent of Shatswell, MacLeod & Company, P.C.

23.3	Consent of RP Financial, LC.*

24	Power of Attorney (set forth on signature page)

99.1	Appraisal Agreement between Peoples Federal Savings Bank and RP Financial, LC.*

99.2	Letter of RP Financial, LC. with respect to Subscription Rights*

99.3	Appraisal Report of RP Financial, LC.*,**

99.4	Marketing Materials*

99.5	Stock Order and Certification Form*

99.6	Business Plan Agreement with FinPro, Inc.*

99.7	Conversion Agent Agreement between Sandler O’Neill & Partners, L.P. and Peoples Federal MHC*

99.8	Letter of RP Financial, LC. with respect to Liquidation Account*

*	Previously filed
**	Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T. Available for inspection during business hours at the principal offices of the SEC in Washington, D.C.

(b)	Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

(6) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Brighton, Commonwealth of Massachusetts on May 4, 2010.

PEOPLES FEDERAL BANCSHARES, INC.

By:	/s/ MAURICE H. SULLIVAN, JR.
Maurice H. Sullivan, Jr.
Chairman of the Board and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Peoples Federal Bancshares, Inc. (the “Company”) hereby severally constitute and appoint Maurice H. Sullivan, Jr. as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Maurice H. Sullivan, Jr. may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company’s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Maurice H. Sullivan, Jr. shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ MAURICE H. SULLIVAN, JR. Maurice H. Sullivan, Jr.	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 4, 2010

/s/ THOMAS J. LEETCH, JR. Thomas J. Leetch, Jr.	President and Director	May 4, 2010

/s/ CHRISTOPHER LAKE Christopher Lake	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer	May 4, 2010

D. RANDOLPH BERRY D. Randolph Berry	Director	May 4, 2010

/s/ MYRON FOX Myron Fox	Director	May 4, 2010

/s/ HUGH GALLAGHER Hugh Gallagher	Director	May 4, 2010

/s/ WILLIAM GIUDICE William Giudice	Director	May 4, 2010

/s/ VINCENT MANNERING Vincent Mannering	Director	May 4, 2010

/s/ NORMAN POSNER Norman Posner	Director	May 4, 2010

/s/ JOHN F. REEN, JR. John F. Reen, Jr.	Director	May 4, 2010

/s/ FREDERICK TAW Frederick Taw	Director	May 4, 2010

/s/ MAURICE H. SULLIVAN, III Maurice H. Sullivan, III	Director	May 4, 2010

EXHIBIT INDEX

1.1	Engagement Letter between Peoples Federal MHC, Peoples Federal Bancorp, Inc., Peoples Federal Savings Bank and Sandler O’Neill & Partners, L.P.*

1.2	Form of Agency Agreement between Peoples Federal MHC, Peoples Federal Bancorp, Inc., Peoples Federal Savings Bank and Peoples Federal Bancshares, Inc., and Sandler O’Neill & Partners, L.P.

2	Plan of Conversion and Reorganization, as amended

3.1	Articles of Incorporation of Peoples Federal Bancshares, Inc., as amended

3.2	Bylaws of Peoples Federal Bancshares, Inc.*

4	Form of Common Stock Certificate of Peoples Federal Bancshares, Inc.*

5	Opinion of Luse Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered*

8.1	Federal Tax Opinion of Luse Gorman Pomerenk & Schick, P.C.

8.2	State Tax Opinion of Shatswell, MacLeod & Company, P.C.

10.1	Amended and Restated Employment Agreement with Maurice H. Sullivan, Jr.*

10.2	Amended and Restated Employment Agreement with Thomas J. Leetch, Jr.*

10.3	Amended and Restated Employment Agreement with James J. Gavin*

10.4	Proposed Employment Agreement*

10.5	Salary Continuation Agreement for Maurice H. Sullivan, Jr., as amended*

10.6	Salary Continuation Agreement for Thomas J. Leetch, Jr., as amended*

10.7	Salary Continuation Agreement for James J. Gavin, as amended*

10.8	Voluntary Deferred Compensation Plan for Executives, as amended*

10.9	Proposed Amended and Restated Voluntary Deferred Compensation and Supplemental Employee Stock Ownership Plan*

10.10	Voluntary Deferred Compensation Plan for Directors, as amended*

10.11	Director Retirement Agreement for Maurice H. Sullivan, Jr., as amended*

10.12	Director Retirement Agreement for Vincent Mannering, as amended*

10.13	Director Retirement Agreement for John Reen, as amended*

10.14	Director Retirement Agreement for Maurice H. Sullivan, III, as amended*

10.15	Split Dollar Insurance Agreement, as amended*

21	Subsidiaries of Registrant*

23.1	Consent of Luse Gorman Pomerenk & Schick, P.C. (contained in Opinions included as Exhibits 5 and 8)

23.2	Consent of Shatswell, MacLeod & Company, P.C.

23.3	Consent of RP Financial, LC.*

24	Power of Attorney (set forth on signature page)

99.1	Appraisal Agreement between Peoples Federal Savings Bank and RP Financial, LC.*

99.2	Letter of RP Financial, LC. with respect to Subscription Rights*

99.3	Appraisal Report of RP Financial, LC.*,**

99.4	Marketing Materials*

99.5	Stock Order and Certification Form*

99.6	Business Plan Agreement with FinPro, Inc.*

99.7	Conversion Agent Agreement between Sandler O’Neill & Partners, L.P. and Peoples Federal MHC*

99.8	Letter of RP Financial, LC. with respect to Liquidation Account*

*	Previously filed
**	Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T. Available for inspection during business hours at the principal offices of the SEC in Washington, D.C.